     As Filed with the Securities and Exchange Commission on July 15, 1999
                                                 Registration No. 333-
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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                --------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                           DEVON DELAWARE CORPORATION
                   (to be renamed "Devon Energy Corporation")
             (Exact Name of Registrant as Specified in Its Charter)

        DELAWARE                      1311                   73-1567067
    (State or Other            (Primary Standard          (I.R.S. Employer
    Jurisdiction of                Industrial          Identification Number)
    Incorporation or          Classification Code
     Organization)                  Number)

                         20 North Broadway, Suite 1500
                       Oklahoma City, Oklahoma 73102-8260
                                 (405) 235-3611
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                                J. Larry Nichols
                     President and Chief Executive Officer
                           Devon Delaware Corporation
                         20 North Broadway, Suite 1500
                       Oklahoma City, Oklahoma 73102-8260
                                 (405) 235-3611
 (Name, Address, Including Zip Code, and Telephone Number,Including Area Code,
                             of Agent For Service)
                                   Copies to:
           Jerry A. Warren                     Moulton Goodrum, Jr.
    McAfee & Taft A Professional               Baker & Botts, L.L.P.
             Corporation                          One Shell Plaza
  10th Floor, Two Leadership Square                910 Louisiana
         211 North Robinson                  Houston, Texas 77002-4995
    Oklahoma City, Oklahoma 73102

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and at the effective time of the merger as described in the Amended and Restated Agreement and Plan of Merger dated as of May 19, 1999.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE
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
                                                               Proposed maximum
 Title of each class of                   Proposed maximum        aggregate      Amount of
       securities        Amount to be      offering price          offering     registration
    to be registered     registered(1)      per share(2)           price(3)        fee(4)
--------------------------------------------------------------------------------
Common Stock, par value
 $0.10 per share(5).....  70,306,238   $16.15625 and $36.71875  $2,568,341,210    $713,998

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(1) This Registration Statement relates to Common Stock, par value $0.10 per share ("Company Common Stock"), of Devon Delaware Corporation (the "Company") issuable to (i) holders of Common Stock, par value $0.83 1/3 per share ("PennzEnergy Common Stock"), of PennzEnergy Company ("PennzEnergy") in the proposed merger (the "PennzEnergy Merger") of PennzEnergy into the Company and (ii) holders of Common Stock, par value $0.10 per share ("Devon Common Stock") of Devon Energy Corporation ("Devon") in the proposed merger (the "Devon Merger") of Devon Oklahoma Corporation, a wholly owned subsidiary of the Company, into Devon. The number of shares of Company Common Stock to be registered is equal to the sum of the exchange ratio in the Devon Merger (one share of Company Common Stock for each share of Devon Common Stock) multiplied by 48,830,782, the maximum number of shares of Devon Common Stock convertible in the Devon Merger (the "Maximum Number of Devon Common Shares"), plus the exchange ratio in the PennzEnergy Merger (0.4475 shares of Company Common Stock for each share of PennzEnergy Common Stock) multiplied by 47,989,845, the maximum number of shares of
    PennzEnergy Common Stock convertible in the PennzEnergy Merger (the
    "Maximum Number of PennzEnergy Common Shares").
(2) These prices are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act at 1933, as amended (the "Exchange Act"). The $16.15625 figure is based on the average of the high and low prices of PennzEnergy Common Stock on July 8, 1999, on the New York Stock Exchange, Inc. Composite Transaction Tape (the "July 8, 1999 PennzEnergy Price"). The $36.71875 figure is based on the average of the high and low prices of Devon Common Stock on July 8, 1999, on the American Stock Exchange Composite Transaction Tape (the "July 8,
    1999 Devon Price").
(3) This amount is equal to the sum of the Maximum Number of PennzEnergy Common Shares multiplied by the July 8, 1999 PennzEnergy Price, plus the Maximum Number of Devon Common Shares multiplied by the July 8, 1999 Devon Price.
(4) A fee of $507,808 was previously paid pursuant to Rules 14a-6 and 0-11 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in connection with the filing of a Joint Proxy Statement/Prospectus by
    Devon and PennzEnergy on July 21, 1999. Pursuant to Rule 457(b) under the Securities Act and Rule 0-11(c) (2) under the Exchange Act, such fee is being credited against the registration fee and, accordingly, an additional $206,190 is being paid in connection with this Registration Statement.
(5) Includes the Company's preferred stock purchase rights (the "Rights").
    Prior to the occurrence of certain events, the Rights will not be exercisable or evidenced separately from Company Common Stock. No additional consideration will be received for the Rights.
                                --------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the securities act of 1933 or until the Registration Statement shall become effective on such date as the commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
Questions and Answers.....................................................   1
Summary...................................................................   3
  Summary Unaudited Pro Forma Financial and Other Information.............   8
  Devon's Summary Selected Financial Data.................................  11
  PennzEnergy's Summary Selected Financial Data...........................  12
Risk Factors..............................................................  13
  Risks Relating to the Merger............................................  13
  Risks Relating to an Investment in New Devon............................  14
New Devon After the Merger................................................  17
Comparative Per Share Data................................................  18
Comparative Market Price Data.............................................  19
Unaudited Pro Forma Financial Information.................................  20
Notes to Unaudited Pro Forma Financial Information........................  24
The Stockholder Meetings and Proxy Solicitations..........................  29
  Devon...................................................................  29
  PennzEnergy.............................................................  31
The Merger................................................................  34
  Background of the Merger................................................  34
  Reasons for the Merger..................................................  35
  Opinions of Financial Advisors..........................................  38
   Opinion of PaineWebber Incorporated....................................  38
   Opinion of J. P. Morgan Securities Inc.................................  43
  Interests of Certain Persons in the Merger..............................  48
The Merger Agreement......................................................  49
  General.................................................................  49
  Closing of the Merger; Effective Time of the Merger; Surviving
   Corporations...........................................................  49
  Consideration to be Received in the Merger..............................  49
  Exchange of Shares; Fractional Shares...................................  50
  Conditions to the Merger................................................  51
  Representations and Warranties..........................................  52
  Certain Covenants.......................................................  53
  Indemnification and Insurance...........................................  55
  Other Acquisition Proposals.............................................  55
  Termination.............................................................  56
  Termination Fees and Expenses...........................................  56
  Merger Costs............................................................  57
  Other Expenses..........................................................  57
  Amendment; Extension and Waiver.........................................  58
  Stock Exchange Listing..................................................  58
The Stock Option Agreements...............................................  59
  General.................................................................  59
  Terms of the Options....................................................  59
  Repurchase at the Option of the Grantee.................................  59
  Registration Rights.....................................................  60
  Limitation of Profit....................................................  60
  Effect of Stock Option Agreements.......................................  60
Properties of New Devon...................................................  62
  Primary Operating Areas-North America...................................  62
  Primary Operating Areas-International...................................  64
  Developed and Undeveloped Acreage.......................................  65
Directors and Executive Officers of New Devon.............................  66
New Devon Capital Stock...................................................  68
  General.................................................................  68
  Common Stock............................................................  68
  Trust Convertible Preferred Securities..................................  68
  Preferred Stock.........................................................  68

                                                                           Page
                                                                           ----
  Special Voting Stock...................................................   69
  Antitakeover and Other Provisions......................................   69
Material United States Federal Income Tax Considerations.................   70
  General................................................................   70
  Opinions of Counsel....................................................   70
  Tax Consequences of the Merger.........................................   70
  Information Reporting and Backup Withholding...........................   72
Comparison of the Rights of Holders of Devon and PennzEnergy Common Stock
 to Those of New Devon Common Stock......................................   73
  Authorized Capital Stock...............................................   73
  Vote Required for Extraordinary Transactions...........................   73
  Amendment to Governing Documents.......................................   75
  Dissenters' Rights.....................................................   75
  Classified Board of Directors..........................................   76
  Number of Directors....................................................   77
  Removal of Directors; Filling Vacancies................................   77
  Stockholder Action by Written Consent; Special Meetings................   78
  Fiduciary Duties of Directors..........................................   79
  Indemnification of Officers and Directors..............................   80
  Director Liability.....................................................   81
  Antitakeover Provisions and Interested Stockholder Transactions........   81
  Stockholder Rights Plan................................................   83
  Voting of the Special Voting Stock.....................................   84
  Notice of Stockholder Proposals and Director Nominations...............   84
Proposed Stock Option Plan Amendment.....................................   85
  General................................................................   85
  Background.............................................................   85
  Administration.........................................................   85
  Eligibility for Participation..........................................   85
  Types of Awards........................................................   85
  Other Components of the Devon Stock Option Plan........................   86
  Stock Option Awards to Employees.......................................   86
  Stock Option Awards to Nonemployee Directors...........................   86
  Adjustments............................................................   86
  Change of Control......................................................   86
  Termination and Amendment..............................................   86
  Federal Tax Treatment..................................................   87
  Withholding Taxes......................................................   87
Auditors, Transfer Agent and Registrar...................................   87
Legal Matters............................................................   87
Experts..................................................................   88
Future Stockholder Proposals.............................................   88
Where You Can Find More Information......................................   89
Cautionary Statement Concerning Forward-Looking Statements...............   91
Commonly Used Oil and Gas Terms..........................................   92
Annex A--Amended and Restated Agreement and Plan of Merger...............  A-1
Annex B--Opinion of PaineWebber Incorporated.............................  B-1
Annex C--Opinion of J. P. Morgan Securities Inc..........................  C-1
Annex D--Amended and Restated Stock Option Agreement between Devon and
 PennzEnergy.............................................................  D-1
Annex E--Amended and Restated Stock Option Agreement between PennzEnergy and Devon...............................................................  E-1

                             QUESTIONS AND ANSWERS

Q: What is being proposed?
A: Devon and PennzEnergy are proposing to merge the two companies. The resulting publicly traded company will be called Devon Energy Corporation.

Q. What is New Devon?
A. In this joint proxy statement/prospectus, we refer to the publicly traded company resulting from the merger involving Devon and PennzEnergy as "New Devon." Current stockholders of Devon and PennzEnergy will become stockholders of New Devon.

Q. Why are the companies merging?
A. The boards of directors of Devon and PennzEnergy believe that the merger is in the best interest of stockholders. New Devon should benefit from:

    . a larger and more diversified asset base;

    . increased financial strength and flexibility;

    . an estimated $50 to $60 million in annual cost savings;

    . improved capital efficiencies; and

    . greater human and technological resources.

   See pages 35 through 38 for a more complete discussion of the reasons for the merger.

Q. What will I receive as a result of the merger?
A. Devon common stockholders will receive one share of New Devon common stock for each share of Devon common stock they own. PennzEnergy common stockholders will receive 0.4475 shares of New Devon common stock for each share of PennzEnergy common stock that they own.

Q. What happens to my future dividends?
A. Devon pays a regular quarterly dividend of $0.05 per share on its common stock. Declaration of dividends by New Devon will be at the sole discretion of the New Devon board of directors. However, we expect that New Devon will pay the same regular quarterly dividend per share after the merger as Devon currently pays, subject to approval and declaration by New Devon's board of directors. PennzEnergy currently pays a regular quarterly dividend of $0.0625 per share. For comparison purposes, since PennzEnergy shareholders will receive 0.4475 shares of New Devon common stock for each share of PennzEnergy common stock that they own, the equivalent quarterly dividend rate per PennzEnergy share would be $0.0224.

Q. What do the boards of directors recommend?
A. The boards of directors of Devon and PennzEnergy recommend that stockholders vote FOR approval of the merger.

Q. What do I need to do now?
A. After carefully considering the enclosed information, please indicate how you want to vote and sign and return your proxy card or voting instruction card in the enclosed envelope as soon as possible. Your shares will then be voted at the special meeting in accordance with your instructions.

Q. If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A. No. You must instruct your broker how to vote your shares or else your broker will not vote your shares.

Q. What happens if I don't vote my shares?
A. The failure to vote at the special meeting will have the same effect as voting against the merger.

Q. Should I send in my certificates now?
A. No. After the merger is approved, you will receive instructions on how to exchange your stock certificates for stock certificates of New Devon.

Q. When do you expect the merger to be completed?
A. We expect the merger to be completed within one or two business days after receiving stockholder approvals at the special meetings.

Q. Who can help answer additional questions that I may have?
A. Devon Energy Corporation:
   Investor Relations
   (405) 552-4570
   whitev@dvn.com

   PennzEnergy Company:
   Investor Relations
   (713) 546-6648
   jeannebuchanan@pennzenergy.com

                     [THIS PAGE INTENTIONALLY LEFT BLANK.]

                                    SUMMARY

  This summary highlights selected information from this document. It may not contain all of the information that is important to you. To better understand the merger and related transactions and for a more complete description of the legal terms, you should carefully read this entire document and the documents to which we have referred you. See "Where You Can Find More Information" on page 89.

                                 The Companies

Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
(405) 235-3611

  Devon is an independent energy company that engages primarily in oil and gas exploration, development and production, and in the acquisition of producing properties. Devon's oil and gas properties are concentrated in six operating areas in the United States and Canada. Devon is one of the top 15 public independent oil and gas companies in both the United States and Canada, as measured by oil and gas reserves. Its U.S. operations are primarily conducted in the Permian Basin, the San Juan Basin, the Rocky Mountains and the Mid-continent. Its Canadian operations are primarily in the province of Alberta. Devon's common stock is traded on the American Stock Exchange under the symbol "DVN." In addition, a class of exchangeable shares is traded on The Toronto Stock Exchange under the symbol "NSX." These shares, issued by Devon's subsidiary, Northstar Energy Corporation, are exchangeable at any time, on a one-for-one basis, for Devon common stock.

PennzEnergy Company
P.O. Box 4616
Houston, Texas 77210-4616
(713) 546-6000

  PennzEnergy is an independent oil and gas company engaged in the acquisition, exploration, exploitation and development of prospective and proved oil and gas properties, and the production and sale of crude oil, condensate, natural gas and natural gas liquids. PennzEnergy's domestic operations are currently focused in the Gulf of Mexico, onshore Gulf Coast, east and west Texas, and New Mexico. Its international operations are currently located in Australia, Azerbaijan, Brazil, Egypt, Qatar and Venezuela. PennzEnergy's common stock is primarily traded on the New York Stock Exchange under the symbol "PZE."

Devon Delaware Corporation (to be renamed "Devon Energy Corporation") 20 North Broadway, Suite 1500
Oklahoma City, Oklahoma 73102-8260
(405) 235-3611

  Devon Delaware Corporation, which we refer to as New Devon, is a newly formed Delaware corporation that has not conducted any activities other than those related to the merger. As a result of the merger, (1) Devon will become a wholly owned subsidiary of New Devon and (2) PennzEnergy will merge with and into New Devon. Current stockholders of Devon and PennzEnergy will become stockholders of New Devon.

                                   The Merger

What Devon stockholders will receive in the merger (see page 49)

  Devon common stockholders will receive one share of New Devon common stock for each share of Devon common stock that they own. The exchangeable shares will become exchangeable for New Devon common stock on the same one-for-one basis. Current holders of Devon common stock and exchangeable shares will own approximately 69% of New Devon's stock. This percentage will be reduced if New Devon completes a planned public offering of new shares of common stock as described on page 7.

What PennzEnergy stockholders will receive in the merger (see page 49)

  PennzEnergy common stockholders will receive 0.4475 shares of New Devon common stock for each share of PennzEnergy common stock that they own. Current PennzEnergy stockholders will own approximately 31% of the common stock of New Devon. The percentage will be reduced if New Devon completes a planned public offering of new shares of common stock as described on page 7. PennzEnergy stockholders will not receive fractional shares. Instead, PennzEnergy stockholders will receive cash for the market value of any fractional shares. Each holder of PennzEnergy's 6.49% cumulative preferred stock, series A will receive an equal number of shares of New Devon's 6.49% cumulative preferred stock, series A.

Directors and senior management of New Devon following the merger (see page 66 through 67)

  The board of directors of New Devon will consist of fourteen directors: seven members designated by Devon and seven designated by PennzEnergy.

  J. Larry Nichols, the President, Chief Executive Officer and a director of Devon, will be President, Chief Executive Officer and a director of New Devon. James L. Pate, the Chairman of the Board of PennzEnergy, will be Chairman of the Board of New Devon. Devon's executive staff will continue in their current capacities with New Devon. New Devon may select members of PennzEnergy's executive staff to augment New Devon's management team.

                                     Voting

Votes required (see pages 29 and 31)

  The affirmative vote of the holders of a majority of the outstanding shares of Devon common stock and exchangeable shares, voting together, is required to approve the merger agreement at the Devon meeting. The affirmative vote of the holders of a majority of the votes cast at the meeting is required to approve the Devon stock option plan amendment. The affirmative vote of the holders of a majority of the outstanding shares of PennzEnergy common stock is required for approval of the merger agreement at the PennzEnergy meeting.

Voting the exchangeable shares

  Each exchangeable share is entitled to one vote at the Devon meeting through a voting agreement. Under the voting agreement, the trustee exercises voting rights on behalf of holders of the exchangeable shares. The trustee holds one share of special voting stock of Devon. The special voting share is entitled to one vote for each outstanding exchangeable share held by persons other than Devon. The trustee will vote only as instructed by the holders of exchangeable shares.

                      Our Recommendations to Stockholders

Devon (see page 29)

  Devon's board of directors recommends that Devon stockholders vote FOR the approval of the merger agreement and FOR the stock option plan amendment.

PennzEnergy (see page 31)

  PennzEnergy's board of directors recommends that PennzEnergy stockholders vote FOR the approval of the merger agreement.

Opinions of financial advisors (see pages 38 through 48)

  In deciding to approve the merger, the board of directors of Devon considered the opinion of PaineWebber Incorporated, its financial advisor, that, as of the date of its opinion, the effective exchange ratio was fair, from a financial point of view, to Devon's stockholders.

  In deciding to approve the merger, the board of directors of PennzEnergy considered the opinion of J.P. Morgan Securities Inc., its financial advisor, that, as of the date of its opinion, the consideration to be received by PennzEnergy's stockholders in the merger was fair to them from a financial point of view.

  These opinions are attached as Annexes B and C to this joint proxy statement/prospectus. We encourage you to read these opinions carefully, as well as the descriptions of the analyses and assumptions on which the opinions were based found on pages 38 through 48.

Interests of officers and directors in the merger that differ from your interests (see page 48)

  Some of the officers and directors of Devon and PennzEnergy have agreements, stock options and other benefit plans that may provide them with interests in the merger that are different from yours. The boards of both companies were aware of these interests and considered them in approving the merger.

                              The Merger Agreement

  The merger agreement is attached as Annex A to this document. We encourage you to read the merger agreement because it is the legal document that governs the merger. It contains information that may not be included elsewhere in this document.

Conditions to the merger (see pages 51 through 52)

  In order to complete the merger, a number of customary conditions must be satisfied, including the following:

  .  the approval by both the Devon and the PennzEnergy stockholders;

  . the absence of any law or court order prohibiting the merger and the expiration of applicable regulatory waiting periods;

  . the approval for listing on either the New York Stock Exchange or the American Stock Exchange of the New Devon shares to be issued in the merger;

  . the continued accuracy of each company's representations and warranties, and the compliance by each company with its agreements contained in the merger agreement; and

  . the receipt of legal opinions from counsel for each company as to the tax-free qualification of the merger.

  The board of directors of either Devon or PennzEnergy may choose to complete the merger even though a condition to that company's obligation has not been satisfied if a majority of the stockholders of both companies have approved the merger and the law allows the boards to do so.

Termination of the merger agreement (see page 56)

  Devon and PennzEnergy can jointly agree to terminate the merger agreement without completing the merger, even after stockholder approval. In addition, either company can terminate the merger agreement on its own without completing the merger if any of the following occurs:

  . the merger is not completed by December 31, 1999, other than due to a breach of the merger agreement by the terminating party;

  . the stockholders of either Devon or PennzEnergy fail to give the required approvals;

  . a court or other governmental authority permanently prohibits the merger;

  . prior to receipt of Devon and PennzEnergy stockholder approval, the board of directors of the terminating company determines that proceeding with the merger would be inconsistent with its fiduciary obligations because of a superior offer from a third party, after providing the other party prior notice and considering changes to the terms of the merger agreement proposed by the other party;

  . the other party has breached the merger agreement or any of its representations and warranties in the merger agreement have become untrue; or

  . the board of directors of the other party withdraws or materially changes its recommendation of the merger to its stockholders, or recommends an alternative transaction to its stockholders.

Termination fees and expenses (see pages 56 through 57)

  If the merger agreement is terminated by either party under specific circumstances involving a proposed business transaction with a third party, the party that would enter into the other transaction will be required to pay the other party to the merger agreement a termination fee of up to $22 million plus expenses.

No solicitation

  Devon and PennzEnergy have each generally agreed not to initiate any discussions with another party regarding a business combination while the merger is pending or to engage in any such discussions unless required by fiduciary obligations.

                          The Stock Option Agreements

Terms of options (see pages 59 through 61)

  In connection with the merger agreement, Devon and PennzEnergy each granted the other an option to purchase 14.9% of its common stock. The per share exercise price for the option granted by Devon to PennzEnergy is $32.375. The per share exercise price for the option granted by PennzEnergy to Devon is $14.488. These exercise prices were based on the closing market price of Devon common stock and 0.4475 times the closing price of Devon common stock on May 18, 1999, the day prior to the approval of the stock option agreements by the Devon and PennzEnergy boards of directors. The options are exercisable under the circumstances described on page 59. The total profit under either stock option agreement may not exceed $23 million, which includes amounts received on repurchase or sale of option shares and any termination fees paid.

Options could have the effect of deterring competing bidders

  The stock option agreements were intended to increase the likelihood that Devon and PennzEnergy will complete the merger. The stock option agreements have the effect of making an acquisition of either company by a third party more costly and likely preventing a competing acquirer for either company from accounting for the acquisition by using the pooling-of-interests accounting method. Accordingly, the stock option agreements, together with the termination fees, may have the effect of discouraging a third party from proposing a competing transaction, including one that might be more favorable to stockholders than the merger.

                               Other Information

Accounting treatment

  The merger will be accounted for as a purchase of PennzEnergy by Devon under the "purchase" method of accounting.

Antitrust approval required to complete the merger

  The merger is subject to antitrust laws. We are making the required filings with the Department of Justice and the Federal Trade Commission. We are not permitted to complete the merger until the applicable waiting periods have expired or terminated. We expect that the applicable waiting periods will expire on or about August 15, 1999.

Comparative per share market price information (see page 19)

  Devon's common stock is listed on the American Stock Exchange, and the primary stock exchange listing for PennzEnergy common stock is the New York Stock Exchange. On May 19, 1999, the last full trading day on the exchanges prior to the public announcement of the proposed merger, Devon common stock closed at $31.50 per share and PennzEnergy common stock closed at $14.625 per share. On July 14, 1999, Devon common stock closed at $38.1875 per share and PennzEnergy common stock closed at $17.3125 per share.

Material federal income tax considerations (see pages 70 through 72)

  We have structured the merger so that, in general, you will not recognize any gain or loss for federal income tax purposes as a result of the merger, except for taxes payable by PennzEnergy stockholders as a result of receiving cash instead of fractional shares.

  Tax matters are complicated, and the tax consequences of the merger to you will depend on the facts of your own situation. You should seek tax advice for a full understanding of the particular tax consequences of the merger to you.

Listing of New Devon's common stock

  New Devon has approval, subject to notice of issuance, to list its shares on the American Stock Exchange.

New Devon plans a public offering of additional common stock

  New Devon plans to raise between $300 and $500 million through a public offering of newly issued shares of New Devon common stock shortly after the merger is completed. However, depending upon market conditions and other factors, Devon may make the offering prior to the merger. If the offering is made prior to the merger, Devon plans to raise between $300 and $350 million. It is also possible that Devon or New Devon may offer equity securities other than common stock. Neither Devon nor New Devon can provide assurances that they will successfully complete a public offering. The public offering is not a condition to the merger. If Devon completes the public offering before the merger, then each newly issued Devon share would be converted into one share of New Devon in the merger. All further references in this document to this proposed offering of securities will be made assuming it will occur after the merger is completed.

  This document does not constitute an offer to sell or a solicitation of an offer to buy these newly issued shares. The new shares will be offered only through a separate prospectus.

  For definitions of oil and gas terms used in this document, see "Commonly Used Oil and Gas Terms" on page 92.

          Summary Unaudited Pro Forma Financial and Other Information

  The following unaudited pro forma financial information has been prepared to assist in your analysis of the financial effects of the merger. This pro forma information is based on the historical financial statements of Devon and PennzEnergy.

  The information was prepared based on the following:

  . New Devon will utilize the full cost method of accounting for its oil and gas activities.

  .  The merger will be accounted for as a purchase of PennzEnergy by New
     Devon.

  . New Devon plans to raise between $300 and $500 million in a public offering of additional shares of New Devon common stock. The proceeds from the planned offering would be used to fund capital expenditures and repay long-term debt. The pro forma financial statements do not reflect any effects of the planned offering.

  . Expected annual cost savings of $50 to $60 million have not been reflected as an adjustment to the historical data. These cost savings are expected to result from the consolidation of the corporate headquarters of Devon and PennzEnergy and the elimination of duplicate staff and expenses.

  . The unaudited pro forma statements of operations do not include the effects of a reduction of the carrying value of oil and gas properties because the reduction is directly related to the merger. As of March 31, 1999, the pro forma reduction would have been $657.0 million ($407.4 million after tax). The unaudited pro forma balance sheet does include the effect of this reduction.

    The March 31, 1999, pro forma reduction was based on a posted West Texas Intermediate oil price of $15.25 per barrel and a Texas Gulf Coast index gas price of $1.80 per Mcf. As of June 30, 1999, both West Texas Intermediate oil and Texas Gulf Coast index gas prices had increased to $16.50 per barrel and $2.14 per Mcf, respectively. Using these prices, the pro forma reduction of the carrying value of oil and gas properties would be reduced to less than $200 million (less than $150 million after tax). The actual reduction, if any, that will be recorded by New Devon will depend on the oil and gas prices in effect at the end of the quarter in which the merger is actually closed.

  No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon or PennzEnergy, as applicable, and should be considered when making period-to-period comparisons:

  . In 1998, PennzEnergy realized pretax gains on the sale and exchange of Chevron Corporation common stock of $230.1 million. The summary unaudited pro forma operations data does not include the related $207.0 million after-tax extraordinary loss resulting from the early extinguishment of debt.

  . In 1998, PennzEnergy incurred $24.3 million of nonrecurring general and administrative expenses in connection with the spin-off of Pennzoil-Quaker State Company on December 30, 1998.

  . In 1998, Devon incurred $13.1 million of nonrecurring expenses related to the merger with Northstar.

  . In 1998, Devon reduced the carrying value of its oil and gas properties by $126.9 million ($88.0 million after-tax) due to the full cost ceiling limitation.

  The unaudited pro forma information is presented for illustrative purposes only. If the merger had occurred in the past, New Devon's financial position or operating results might have been different from those presented in the unaudited pro forma information. You should not rely on the unaudited pro forma information as an indication of the financial position or operating results that New Devon would have achieved if the merger had occurred on March 31, 1999, or January 1, 1998. You also should not rely on the unaudited pro forma information as an indication of the future results that New Devon will achieve after the merger.

                                                                 New Devon Pro
                                                                  Forma as of
                                                                 March 31, 1999
                                                                 --------------
                                                                 (In Thousands,
                                                                   Except Per
                                                                  Share Data)
Balance Sheet Data:
  Investment in common stock of Chevron Corporation (see note 3
   on page 26)..................................................   $  629,453
  Total assets..................................................    4,092,118
  Debentures exchangeable into shares of Chevron Corporation
   common stock (see note 3 on page 26).........................      757,721
  Other long-term debt..........................................    1,422,793
  Convertible preferred securities of subsidiary trust..........      149,500
  Stockholders' equity..........................................      997,750
  Book value per share..........................................        14.27


                                                          New Devon Pro Forma
                                                       -------------------------
                                                           Year     Three Months
                                                          Ended        Ended
                                                       December 31,  March 31,
                                                           1998         1999
                                                       ------------ ------------
                                                            (In Thousands,
                                                        Except Per Share Data)
Operations Data:
 Operating Results
   Oil sales.........................................   $  302,918   $  64,914
   Gas sales.........................................      553,938     122,979
   NGL sales.........................................       63,703      12,813
   Other revenue.....................................      295,803       9,390
                                                        ----------   ---------
     Total revenue...................................    1,216,362     210,096
                                                        ----------   ---------
   Lease operating expenses..........................      294,739      66,336
   Production taxes..................................       28,148       5,937
   Depreciation, depletion and amortization..........      444,650      97,752
   General and administrative expenses...............      139,378      28,291
   Northstar combination expenses....................       13,149          --
   Interest expense..................................      176,659      36,545
   Deferred effect of changes in foreign currency
    exchange rate on subsidiary's long-term debt.....       16,104      (3,161)
   Distributions on preferred securities of
    subsidiary trust.................................        9,717       2,429
   Reduction of carrying value of oil and gas
    properties.......................................      126,900          --
                                                        ----------   ---------
     Total costs and expenses........................    1,249,444     234,129
                                                        ----------   ---------
   Loss before income taxes..........................      (33,082)    (24,033)
   Income tax expense (benefit):
     Current.........................................       10,324       1,914
     Deferred........................................       (3,340)    (11,032)
                                                        ----------   ---------
      Total income tax expense.......................        6,984      (9,118)
                                                        ----------   ---------
   Net loss..........................................      (40,066)    (14,915)
   Preferred stock dividends.........................        5,625       2,434
                                                        ----------   ---------
   Net loss applicable to common shareholders........   $  (45,691)  $ (17,349)
                                                        ==========   =========
   Net loss per share--basic and diluted.............        (0.66)      (0.25)
   Cash dividends per share..........................         0.17        0.05
   Weighted average common shares outstanding........       69,729      69,900
 Cash Flow Data
   Net cash provided by operating activities.........   $  388,992   $  67,088
   Net cash used in investing activities.............     (222,959)   (136,895)
   Net cash provided (used) by financing activities..     (143,300)     60,472
   Modified EBITDA...................................      740,948     109,532
   Cash margin.......................................      544,248      68,644

                                                     New Devon Pro Forma
                                               --------------------------------
                                                                  Three Months
                                                  Year Ended         Ended
                                               December 31, 1998 March 31, 1999
                                               ----------------- --------------
Production, Price and Other Data
 Production:
   Oil (MBbls)................................       26,128           6,168
   Gas (MMcf).................................      303,693          76,502
   NGL (MBbls)................................        7,128           1,690
   MBoe ......................................       83,872          20,609
 Average prices:
   Oil (per Bbl)..............................      $ 11.59          $10.52
   Gas (per Mcf)..............................         1.82            1.61
   NGL (per Bbl)..............................         8.94            7.58
   Per Boe....................................        10.98            9.74
 Costs per Boe:
   Operating costs............................         3.85            3.51
   Depreciation, depletion and amortization of
    oil and gas properties....................         5.24            4.68
   General and administrative expenses........         1.66            1.37

                                                                  New Devon
                                                                  Pro Forma
                                                                    as of
                                                              December 31, 1998
                                                              -----------------
Property Data
 Proved reserves:
   Oil (MBbls)...............................................       272,688
   Gas (MMcf)................................................     2,050,528
   NGL (MBbls)...............................................        45,654
   Total (MBoe)..............................................       660,096
   SEC 10% present value (thousands).........................    $2,087,666
   Standardized measure of discounted future net cash flows
    (thousands)..............................................     1,816,542

                    DEVON'S SUMMARY SELECTED FINANCIAL DATA

                                                                Three Months
                             Year Ended December 31,           Ended March 31,
                         ---------------------------------  ---------------------
                            1996       1997        1998        1998       1999
                         ---------- ----------  ----------  ---------- ----------
                                                                 (Unaudited)
                                 (In Thousands, Except Per Share Data)
Operating Results
  Oil, gas and NGL
   revenues............. $  256,765 $  452,104  $  369,660  $   98,308 $   85,393
  Other revenues........     34,570     47,555      17,848       2,129      1,873
                         ---------- ----------  ----------  ---------- ----------
      Total revenues....    291,335    499,659     387,508     100,437     87,266

  Net earnings (loss)...     67,603   (299,991)    (60,285)     14,225      5,980
  Net earnings (loss)
   per share:
    Basic...............       2.06      (6.38)      (1.25)       0.29       0.12
    Diluted.............       1.99      (6.38)      (1.25)       0.29       0.12
  Cash dividends per
   common share.........       0.15       0.14        0.15        0.03       0.05
                                   December 31,                   March 31,
                         ---------------------------------  ---------------------
                            1996       1997        1998        1998       1999
                         ---------- ----------  ----------  ---------- ----------
                                                                 (Unaudited)
                                             (In Thousands)
Balance Sheet Data
  Total assets.......... $1,183,290 $1,248,986  $1,226,356  $1,329,626 $1,267,505
  Long-term debt........     83,000    305,337     405,271     312,420    422,293
  Convertible preferred
   securities of
   subsidiary trust.....    149,500    149,500     149,500     149,500    149,500
  Stockholders' equity..    678,772    596,546     522,963     610,423    529,798

                 PENNZENERGY'S SUMMARY SELECTED FINANCIAL DATA

                                                               Three Months
                                 Year Ended December 31,      Ended March 31,
                                ---------------------------  -----------------
                                  1996     1997      1998      1998     1999
                                -------- --------  --------  -------- --------
                                                                (Unaudited)
                                   (In Thousands, Except Per Share Data)
Operating Results
  Oil, gas and NGL revenues.... $745,462 $865,512  $550,899  $153,880 $115,313
  Other revenues...............  115,417  112,045   286,468    18,484   11,163
                                -------- --------  --------  -------- --------
      Total revenues from
       continuing operations...  860,879  977,557   837,367   172,364  126,476
  Income (loss) from:
    Continuing operations......  110,248  145,892   (45,466)      348  (28,745)
    Discontinued operations....   23,650   34,363    (3,246)    9,311      --
    Extraordinary items........      --    (5,188) (206,963)      --       --
    Preferred stock dividends..      --       --     (5,625)      --    (2,434)
                                -------- --------  --------  -------- --------
      Total....................  133,898  175,067  (261,300)    9,659  (31,179)
  Basic earnings (loss) per
   share:
    Continuing operations......     2.37     3.10     (1.07)     0.01    (0.65)
    Discontinued operations....     0.51     0.73     (0.07)     0.19      --
    Extraordinary items........      --     (0.11)    (4.34)      --       --
                                -------- --------  --------  -------- --------
      Total....................     2.88     3.72     (5.48)     0.20    (0.65)
  Diluted earnings (loss) per
   share:
    Continuing operations......     2.35     3.04     (1.07)     0.01    (0.65)
    Discontinued operations....     0.51     0.72     (0.07)     0.19      --
    Extraordinary items........      --     (0.11)    (4.34)      --       --
                                -------- --------  --------  -------- --------
      Total....................     2.86     3.65     (5.48)     0.20    (0.65)
  Dividends per common share...     1.00     1.00      1.00      0.25   0.0625

                                    December 31,                March 31,
                           ------------------------------- --------------------
                              1996       1997      1998       1998      1999
                           ---------- ---------- --------- ---------- ---------
                                                               (Unaudited)
                                              (In Thousands)
Balance Sheet Data
  Net assets of
   discontinued
   operations............. $  902,767 $1,076,942 $     --  $1,102,768 $     --
  Total assets............  3,656,522  3,983,206 2,417,086  4,000,450 2,431,148
  Debt:
    Exchangeable
     debentures...........    900,397    889,027   739,258    888,858   739,810
    Other long-term debt
     including current
     maturities...........  1,268,246  1,258,722   797,951  1,378,012   852,353
                           ---------- ---------- --------- ---------- ---------
  Total debt..............  2,168,643  2,147,749 1,537,209  2,266,870 1,592,163
  Total shareholders'
   equity.................    969,075  1,138,539   391,089  1,141,736   384,812

                                  RISK FACTORS

  In deciding whether to approve the merger, you should consider the following risks related to the merger and to your investment in New Devon following the merger. You should carefully consider these risks along with the other information contained in this document and the documents to which we have referred you.

                          Risks Relating to the Merger

We may not successfully integrate the operations of Devon and PennzEnergy or achieve the benefits we are seeking

  The success of the merger will partially depend upon the integration of the current management and operations of Devon and PennzEnergy. The management team of New Devon will not have experience with the combined businesses of Devon and PennzEnergy. New Devon may not be able to integrate the operations of Devon and PennzEnergy without the loss of key employees, customers or suppliers; loss of revenues; increases in operating or other costs; or other difficulties. In addition, New Devon may not be able to realize the operating efficiencies and other benefits sought from the merger.

The value of consideration to stockholders in the merger could decrease, depending on the trading price of Devon common stock

  The number of shares of New Devon common stock that the Devon and PennzEnergy stockholders will receive in the merger is fixed. The value of these shares will depend on the trading price of Devon common stock. No public market currently exists for New Devon common stock. For historical and current market prices of Devon and PennzEnergy common stock, see "Comparative Market Price Data" on page 19.

Significant charges and expenses will be incurred as a result of the merger

  Devon and PennzEnergy expect to incur approximately $71.5 million of costs related to the merger. These expenses will include investment banking expenses, severance, legal and accounting fees, financial printing expenses and other related charges. In addition, New Devon expects to incur an estimated $20 to $30 million in costs to combine the two companies. New Devon may incur additional unanticipated expenses in connection with the merger.

  New Devon also may incur a noncash after-tax charge to earnings related to a full cost ceiling limitation. Under the full cost method of accounting followed by Devon and to be followed by New Devon, the net book value of oil and gas properties, less related deferred income taxes, may not exceed a calculated "ceiling." The ceiling is the estimated after-tax future net revenues from proved oil and gas properties, discounted at 10% per year. The ceiling limitation is applied separately by country. In calculating future net revenues, prices and costs in effect at the time of the calculation are held constant indefinitely, except for changes that are fixed and determinable by existing contracts. The net book value, less deferred tax liabilities, is compared to the ceiling on a quarterly basis. Any excess of the net book value, less deferred taxes, is written off as an expense. An expense recorded in one period may not be reversed in a subsequent period even though higher oil and gas prices may have increased the ceiling applicable to the subsequent period.

  As of March 31, 1999, New Devon's pro forma after-tax charge would have been $407.4 million. This pro forma amount was based on a posted West Texas Intermediate oil price of $15.25 per barrel and a Texas Gulf Coast index gas price of $1.80 per Mcf. As of June 30, 1999, both West Texas Intermediate oil and Texas Gulf Coast index gas prices had increased to $16.50 per barrel and $2.14 per Mcf, respectively. Using these prices, the pro forma after-tax charge to earnings would be reduced to less than $150 million. The actual charge, if any, that will be recorded by New Devon will depend on the oil and gas prices in effect at the end of the quarter in which the merger is actually closed.

Devon and PennzEnergy stockholders' percentage ownership of New Devon could be reduced by New Devon's proposed sale of additional shares of common stock after completing the merger

  New Devon plans to raise between $300 and $500 million in a public offering of newly issued shares of New Devon common stock. New Devon would use the proceeds of that offering to fund capital expenditures and repay long-term debt of New Devon. The offering would reduce the percentage of New Devon stock owned by the current Devon and PennzEnergy stockholders.

New Devon may incur a tax liability for a prior PennzEnergy transaction as a result of the merger

  If PennzEnergy's distribution to its stockholders of the stock of Pennzoil-Quaker State Company in December 1998 were to be considered part of a plan or series of related transactions that includes the merger, New Devon would recognize gain under Section 355(e) of the Internal Revenue Code. PennzEnergy and Devon believe the distribution and the merger should not be considered part of such a plan or series of related transactions because, among other things, prior to the distribution neither party contemplated a business combination with the other and until April 1999 the parties had no discussions regarding a business combination. However, any transaction within a four-year period beginning two years before the distribution is presumed to be part of such a plan. We cannot assure you that PennzEnergy will be able to overcome this presumption. PennzEnergy currently estimates New Devon's potential tax liability upon such a transaction at $16 million in additional tax for 1998 and the elimination of approximately $183 million in net operating loss carryovers through 1998.

                  Risks Relating to an Investment in New Devon

New Devon's business will expose Devon and PennzEnergy stockholders to different risks than they currently have alone

  All of Devon's properties are located onshore in the United States and Canada, and its reserves and production are more weighted towards gas than PennzEnergy's. Therefore, the PennzEnergy stockholders will be exposed to more risks associated with gas prices and the concentration of properties in the United States and Canada than they were prior to the merger. Some of PennzEnergy's assets are outside of North America and a significant portion of its production and reserves are located offshore in the Gulf of Mexico. Additionally its reserves and production are more weighted towards oil than Devon's. Therefore, the assets of New Devon will expose the former Devon stockholders to more risks associated with oil prices and offshore Gulf of Mexico and international operations than they were exposed to prior to the merger. Production in the Gulf of Mexico generally declines at faster rates than onshore production in North America.

  In addition, offshore operations in the Gulf of Mexico are subject to tropical weather disturbances. Some of these disturbances can be severe enough to cause substantial damage to facilities and possibly interrupt production. In accordance with customary industry practices, New Devon will maintain insurance against some, but not all, of these risks. Losses could occur for uninsurable or uninsured risks or in amounts in excess of existing insurance coverage. We cannot assure you that New Devon will be able to maintain adequate insurance in the future at rates it considers reasonable or that any particular types of coverage will be available. An event that is not fully covered by insurance could have a material adverse effect on New Devon's financial position and results of operations.

New Devon will be subject to other uncertainties of foreign operations

  New Devon will have international operations in Australia, Azerbaijan, Brazil, Canada, Egypt, Qatar and Venezuela. Local political, economic and other uncertainties may adversely affect these operations. These uncertainties include:

  . the risk of war, general strikes, civil unrest, expropriation, forced renegotiation or modification of existing contracts, and import, export and transportation regulations and tariffs;

  . taxation policies, including royalty and tax increases and retroactive tax claims;

  . exchange controls, currency fluctuations, devaluation or other activities that limit or disrupt markets and restrict payments or the movement of funds, and other uncertainties arising out of foreign government sovereignty over international operations;

  . laws and policies of the United States affecting foreign trade, taxation and investment;

  . the possibility of being subject to the exclusive jurisdiction of foreign courts in connection with legal disputes and the possible inability to subject foreign persons to the jurisdiction of courts in the United States; and

  . difficulties in enforcing New Devon's rights against a governmental agency because of the doctrine of sovereign immunity.

New Devon will have a higher debt level than Devon, which may result in a lower debt rating and require a substantial portion of operating cash flow to pay interest and principal

  New Devon will have higher levels of debt and interest expense than Devon on a stand-alone basis. The increase in total indebtedness and leverage of New Devon after the merger may have a negative impact on New Devon's ability to realize the expected benefits of the merger, including a possible downgrade in the credit rating of New Devon from that currently maintained by Devon. Standard & Poor's has announced that, because of the higher leverage of New Devon, it may assign a debt rating to New Devon that is lower than Devon's current senior debt rating of "BBB+". The increased debt level will also require New Devon to use a substantial portion of its operating cash flow to pay interest and principal on its debt instead of for other corporate purposes.

  New Devon plans to raise between $300 and $500 million in a public offering of additional shares of New Devon common stock and intends to use the net proceeds from the offering to fund capital expenditures and repay indebtedness. There can be no assurances that the proposed public offering will be completed and, consequently, there can be no assurance that the total indebtedness of New Devon will be reduced from the proceeds of an offering.

The interest of Devon's largest stockholder may conflict with the interests of New Devon's other stockholders

  Kerr-McGee Corporation currently owns 9,954,000 shares, or 20.4%, of the outstanding Devon common stock. After completion of the merger, Kerr-McGee would own up to 14.2% of the outstanding shares of New Devon's common stock. This percentage will be reduced further if New Devon completes its planned offering of new shares of common stock. Sales by Kerr-McGee of substantial amounts of Devon or New Devon common stock in the public or private market, or the perception that such sales may occur, could cause the prices of those shares to decline. Kerr-McGee has requested that Devon register with the SEC Devon common stock held by Kerr-McGee in connection with a public offering of Kerr-McGee debt securities. These debt securities would be mandatorily exchangeable for Devon common stock or, at Kerr-McGee's option, the cash equivalent.

  As a substantial stockholder, Kerr-McGee may have the power to influence the outcome of matters submitted to a vote of the New Devon stockholders, and Kerr-McGee's interests may not reflect the interests of other stockholders. Devon and Kerr-McGee have not implemented any specific procedures to deal with conflicts that may arise in the future between Kerr-McGee's interests and those of other New Devon stockholders. In the event a conflict arises, New Devon will implement procedures it deems appropriate to deal with the specific situation.

  Under an agreement between Devon and Kerr-McGee dated December 31, 1996, Devon is obligated to nominate a specified number of persons designated by Kerr-McGee for election to Devon's board. The exact number would generally be set so that Kerr-McGee's representation on the Devon board approximates the percentage of Devon's common stock that Kerr-McGee owns. The December 31, 1996, agreement also restricts Kerr-McGee's ability to acquire or dispose of Devon common stock and grants Kerr-McGee preemptive rights in connection with offerings of Devon convertible securities.

  The Kerr-McGee designees to Devon's board resigned their positions on May 19, 1999, and Devon and Kerr-McGee have agreed that the December 31, 1996, agreement will terminate when the merger occurs.

New Devon will have charter and other provisions that may make it difficult to cause a change of control

  Some provisions of New Devon's certificate of incorporation and by-laws and of the Delaware General Corporation Law, as well as New Devon's stockholder rights plan, may make it difficult for stockholders to cause a change in control of New Devon and replace incumbent management. These provisions include:

  . a classified board, the members of which serve staggered three-year terms and may be removed by stockholders only for cause;

  . a prohibition on stockholders calling special meetings and acting by written consent; and

  . rights issued under its rights plan, which would "flip in" if a hostile bidder acquired 15% of New Devon's common stock.

                           NEW DEVON AFTER THE MERGER

  We believe New Devon will rank solidly in the top ten of all United States-based independent oil and gas producers in terms of market capitalization, total proved reserves and annual production. We expect the merger to provide New Devon with the following advantages:

  Larger and More Diversified Asset Base. At the end of 1998, Devon and PennzEnergy combined had aggregate proved reserves of approximately 660 million barrels of oil equivalent. On an energy equivalent basis, about 52% of these reserves were natural gas and 48% were oil and natural gas liquids. Approximately 64% of the proved reserves, or 423 million equivalent barrels, were located in the United States. These reserves were concentrated in four primary operating areas: the Permian Basin, the Rocky Mountain Region, the Gulf Coast/East Texas Region and the Offshore Gulf of Mexico. Approximately 22% of the combined reserves, or 144 million equivalent barrels, were located in the Western Canadian Sedimentary Basin. The balance of proved reserves, approximately 94 million equivalent barrels, was located outside North America, primarily in Azerbaijan. In addition to the proved oil and gas properties, the combined companies had a substantial inventory of exploration acreage totaling approximately 15 million net acres.

  New Devon should also realize substantial oil and natural gas production. Assuming the merger was effective as of January 1, 1999, New Devon's estimated 1999 production would be between 28 and 31 million barrels of oil and natural gas liquids and between 275 and 300 billion cubic feet of natural gas.

  Increased Financial Strength and Flexibility. New Devon's equity market capitalization is expected to be approximately $2.9 billion as a result of the merger (not including New Devon's planned common stock offering). As a result of this size and market capitalization, New Devon should have greater access to capital than either Devon or PennzEnergy currently has alone. In addition, we believe that New Devon should have an enhanced ability to pursue acquisitions and to participate in further consolidation among independent exploration and production companies.

  Cost Savings. New Devon is expecting $50 to $60 million in annual cost savings from reduced operating and general and administrative expenses. New Devon plans to consolidate the corporate headquarters and selected field offices of Devon and PennzEnergy, eliminate duplicative staff and expenses, achieve purchasing synergies and implement other cost saving measures.

  Improved Capital Efficiencies. New Devon plans to pursue the best exploration opportunities available to the combined company and to focus on exploitation projects with the highest rates of return. In addition, due to its greater financial strength, New Devon will be better able to pursue and accelerate the development, exploitation and exploration of PennzEnergy's oil and gas assets. As a result, New Devon believes it has the potential for greater returns on capital than Devon or PennzEnergy could achieve alone.

  Greater Human and Technological Resources. New Devon will have significant expertise with regard to various oilfield technologies, including coal bed methane, enhanced oil recovery, deep onshore natural gas drilling, shallow and deep water offshore drilling and other exploration, production and processing technologies. New Devon will also have significant international operations and experience in Canada and outside North America. As a result, New Devon will have an enhanced ability to acquire, explore for, develop and exploit oil and natural gas reserves domestically both onshore and offshore, as well as internationally.

                           COMPARATIVE PER SHARE DATA

  The following table presents historical per share data for Devon and PennzEnergy and pro forma per share data giving effect to the merger. You should read this table in conjunction with the historical consolidated financial statements of Devon and PennzEnergy which are filed with the SEC and incorporated by reference in this document. You should not rely on the pro forma per share data as being necessarily indicative of actual results had the merger occurred on the dates assumed, or of future results.

                                                            PennzEnergy
                                                     -------------------------
                             Devon      New Devon                 Equivalent
                           Historical Pro Forma(/1/) Historical Pro Forma(/2/)
                           ---------- -------------- ---------- --------------
Net earnings (loss) per
 share from continuing
 operations--basic and
 diluted:
  Year ended December 31,
   1998...................   $(1.25)      $(0.66)      $(1.07)      $(0.30)
  Three months ended March
   31, 1999...............     0.12        (0.25)       (0.65)       (0.11)
Cash dividends per share:
  Year ended December 31,
   1998...................     0.15         0.17         1.00         0.08
  Three months ended March
   31, 1999...............     0.05         0.05         0.06         0.02
Book value per share:
  As of December 31,
   1998...................    10.80        14.17         8.17         6.34
  As of March 31, 1999....    10.93        14.27         8.03         6.39

--------
(/1/) New Devon's pro forma data include the effect of the merger on the basis described in the notes to the pro forma combined financial statements included elsewhere in this document.

(/2/) PennzEnergy's equivalent pro forma amounts have been calculated by multiplying New Devon's pro forma net earnings (loss), cash dividends and book value per share amounts by the exchange ratio of 0.4475 shares of New Devon common stock for each share of PennzEnergy common stock, so that the PennzEnergy equivalent pro forma per share amounts are comparable to the respective values of one share of PennzEnergy common stock.

  New Devon intends to continue paying a regular quarterly dividend of $0.05 per share after the merger, subject to approval and declaration by New Devon's board of directors.

                         COMPARATIVE MARKET PRICE DATA

  The following table sets forth the high and low sales prices and trading volumes of the shares of Devon common stock, traded under the symbol "DVN" on the American Stock Exchange, and of the PennzEnergy common stock, traded under the symbol "PZE" on the New York Stock Exchange, for the calendar quarters and months indicated. The sales prices and trading volumes are as reported in published financial sources. Sales prices and trading volumes for 1997 and 1998 can be found in Devon's and PennzEnergy's most recent Forms 10-K. See "Where You Can Find More Information" on page 89.

                                    Devon                     PennzEnergy
                         ---------------------------- ----------------------------
                          High   Low       Volume      High   Low       Volume
                         ------ ------ -------------- ------ ------ --------------
                                       (In Thousands)               (In Thousands)
Quarter ended:
  March 31, 1999........ $31.75 $20.13     14,271     $16.75 $ 8.94     22,256
  June 30, 1999......... $37.44 $25.94     14,221     $16.69 $ 9.25     21,251
  September 30, 1999
   (through July 14).... $38.50 $36.00      1,511     $17.31 $15.81      1,817

  On May 19, 1999, the last full trading day prior to the joint public announcement by Devon and PennzEnergy of the proposed merger, the last reported sales price on the American Stock Exchange of shares of Devon common stock was $31.50. The last reported sales price of PennzEnergy common stock on the New York Stock Exchange on the same day was $14.625. Devon and PennzEnergy stockholders are urged to obtain current quotations before deciding how to vote.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following unaudited pro forma financial information has been prepared to assist in the analysis of the financial effects of the merger. This pro forma information is based on the historical financial statements of Devon and PennzEnergy.

  The information was prepared based on the following:

  . New Devon will utilize the full cost method of accounting for its oil and gas activities.

  .  The merger will be accounted for as a purchase of PennzEnergy by New
     Devon.

  . New Devon plans to raise between $300 and $500 million in a public offering of additional shares of New Devon common stock. The proceeds from the planned offering would be used to fund capital expenditures and repay long-term debt. The pro forma financial statements do not reflect any effects of the planned offering.

  . The unaudited pro forma balance sheet has been prepared as if the merger occurred on March 31, 1999. The unaudited pro forma statements of operations have been prepared as if the merger occurred on January 1, 1998.

  . Expected annual cost savings of $50 to $60 million have not been reflected as an adjustment to the historical data. These cost savings are expected to result from the consolidation of the corporate headquarters of Devon and PennzEnergy and the elimination of duplicate staff and expenses.

  . The unaudited pro forma statements of operations do not include the effects of a reduction of the carrying value of oil and gas properties because the reduction is directly related to the merger. As of March 31, 1999, the pro forma reduction would have been $657.0 million ($407.4 million after tax). The unaudited pro forma balance sheet does include the effect of this reduction.

    The March 31, 1999, pro forma reduction was based on a posted West Texas Intermediate oil price of $15.25 per barrel and a Texas Gulf Coast index gas price of $1.80 per Mcf. As of June 30, 1999, both West Texas Intermediate oil and Texas Gulf Coast index gas prices had increased to $16.50 per barrel and $2.14 per Mcf, respectively. Using these prices, the pro forma reduction of the carrying value of oil and gas properties would be reduced to less than $200 million (less than $150 million after tax). The actual reduction, if any, that will be recorded by New Devon will depend on the oil and gas prices in effect at the end of the quarter in which the merger is actually closed.

  No pro forma adjustments have been made with respect to the following unusual items. These items are reflected in the historical results of Devon or PennzEnergy, as applicable, and should be considered when making period-to-period comparisons:

  . In 1998, PennzEnergy realized pretax gains on the sale and exchange of Chevron Corporation common stock of $230.1 million. The unaudited pro forma statement of operations does not include the related $207.0 million after-tax extraordinary loss resulting from the early extinguishment of debt.

  . In 1998, PennzEnergy incurred $24.3 million of nonrecurring general and administrative expenses in connection with the spin-off of Pennzoil-Quaker State Company on December 30, 1998.

  . In 1998, Devon incurred $13.1 million of nonrecurring expenses related to the merger with Northstar.

  . In 1998, Devon reduced the carrying value of its oil and gas properties by $126.9 million ($88.0 million after-tax) due to the full cost ceiling limitation.

  The unaudited pro forma financial statements and related notes are presented for illustrative purposes only. If the merger had occurred in the past, New Devon's financial position or operating results might have been different from those presented in the unaudited pro forma information. The unaudited pro forma information should not be relied upon as an indication of the financial position or operating results that New Devon would have achieved if the merger had occurred as of March 31, 1999, or January 1, 1998. You also should not rely on the unaudited pro forma information as an indication of the future results that New Devon will achieve after the merger.

                       Unaudited Pro Forma Balance Sheet

                                 March 31, 1999
                                 (In Thousands)

                                         PennzEnergy      Pro
                                          Historical     Forma
                                         Reclassified Adjustments    New Devon
                               Devon       (Note 5)    (Note 2)      Pro Forma
                             ----------  ------------ -----------    ----------
Assets:
  Current assets............ $  101,067   $  124,264   $(10,300)(a)  $  225,331
                                                         10,300 (c)
  Oil and gas properties,
   net......................  1,128,388    1,640,894    413,455 (a)   3,078,591
                                                        552,884 (c)
                                                       (657,030)(d)
  Other properties, net.....     23,674          --       5,000 (a)      28,674
  Investment in common stock
   of Chevron Corporation
   (Note 3).................        --       629,453        --          629,453
  Other assets..............     14,376       36,537     79,156 (a)     130,069
                             ----------   ----------   --------      ----------
    Total assets............ $1,267,505   $2,431,148   $393,465      $4,092,118
                             ==========   ==========   ========      ==========
Liabilities:
  Current liabilities....... $   95,152   $  161,564   $ (5,374)(a)  $  251,342
  Debentures exchangeable
   into shares of Chevron
   Corporation common stock
   (Note 3).................        --       739,810     17,911 (a)     757,721
  Other long-term debt......    422,293      852,353     76,602 (a)   1,422,793
                                                         71,545 (a)
  Other long-term
   liabilities..............     34,590      131,327     (2,590)(a)     163,327
  Deferred income taxes.....     36,172      161,282   (161,282)(a)     349,685
                                                        563,184 (c)
                                                       (249,671)(d)
  Company-obligated
   mandatorily redeemable
   convertible preferred
   securities of subsidiary
   trust holding solely 6.5%
   convertible junior
   subordinated debentures
   of Devon Energy
   Corporation..............    149,500          --                     149,500
Stockholders' equity:
  Preferred stock...........        --         1,500                      1,500
  Common stock..............      4,849       43,507      2,145 (a)       6,994
                                                        (43,507)(b)
  Additional paid-in
   capital..................    798,640      356,351    709,166 (a)   1,670,306
                                                         14,000 (a)
                                                        148,500 (a)
                                                       (356,351)(b)
  Accumulated deficit.......   (239,353)     (34,172)    34,172 (b)    (646,712)
                                                       (407,359)(d)
  Accumulated other
   comprehensive earnings
   (loss)...................    (34,338)     247,223   (247,223)(b)     (34,338)
  Treasury stock............        --      (229,597)   229,597 (b)         --
                             ----------   ----------   --------      ----------
    Total stockholders'
     equity.................    529,798      384,812     83,140         997,750
                             ----------   ----------   --------      ----------
    Total liabilities and
     stockholders' equity... $1,267,505   $2,431,148   $393,465      $4,092,118
                             ==========   ==========   ========      ==========

                  Unaudited Pro Forma Statement of Operations

                          Year Ended December 31, 1998
                     (In Thousands, Except Per Share Data)

                                         PennzEnergy      Pro
                                          Historical     Forma
                                         Reclassified Adjustments    New Devon
                                Devon      (Note 5)    (Note 2)      Pro Forma
                               --------  ------------ -----------    ----------
Revenues:
  Oil sales..................  $143,624    $159,294                  $  302,918
  Gas sales..................   209,344     344,594                     553,938
  NGL sales..................    16,692      47,011                      63,703
  Other......................    17,848     286,468       (8,513)(h)    295,803
                               --------    --------    ---------     ----------
    Total revenues...........   387,508     837,367       (8,513)     1,216,362
                               --------    --------    ---------     ----------
Costs and expenses:
  Lease operating expenses...   113,484     181,255                     294,739
  Production taxes...........    13,916      14,232                      28,148
  Depreciation, depletion and
   amortization..............   123,844     208,009      112,797 (e)    444,650
  General and administrative
   expenses..................    23,554     126,124      (10,300)(h)    139,378
  Northstar combination
   expenses..................    13,149         --                       13,149
  Interest expense...........    22,632     156,272        4,114 (f)    176,659
                                                          (6,359)(g)
  Exploration expenses.......       --      139,970     (139,970)(h)        --
  Deferred effect of changes
   in foreign currency
   exchange rate on
   subsidiary's long-term
   debt......................    16,104         --                       16,104
  Distributions on preferred
   securities of subsidiary
   trust.....................     9,717         --                        9,717
  Reduction of carrying value
   of oil and gas
   properties................   126,900      74,739      (74,739)(h)    126,900
                               --------    --------    ---------     ----------
    Total costs and
     expenses................   463,300     900,601     (114,457)     1,249,444
                               --------    --------    ---------     ----------
Earnings (loss) before income
 tax expense (benefit).......   (75,792)    (63,234)     105,944        (33,082)
Income tax expense (benefit):
  Current....................     7,687       2,637          --          10,324
  Deferred...................   (23,194)    (20,405)      40,259 (i)     (3,340)
                               --------    --------    ---------     ----------
    Total income tax expense
     (benefit)...............   (15,507)    (17,768)      40,259          6,984
                               --------    --------    ---------     ----------
Net earnings (loss)..........   (60,285)    (45,466)      65,685        (40,066)
Preferred stock dividends....       --        5,625          --           5,625
                               --------    --------    ---------     ----------
Net earnings (loss)
 applicable to common
 shareholders................  $(60,285)   $(51,091)   $  65,685     $  (45,691)
                               ========    ========    =========     ==========
Net loss per average common
 share outstanding--basic and
 diluted.....................  $  (1.25)   $  (1.07)                 $    (0.66)
                               ========    ========                  ==========
Weighted average common
 shares outstanding--basic
 (Note 4)....................    48,376      47,716                      69,729
                               ========    ========                  ==========

                  Unaudited Pro Forma Statement of Operations

                       Three Months Ended March 31, 1999
                     (In Thousands, Except Per Share Data)

                                           PennzEnergy      Pro
                                            Historical     Forma
                                           Reclassified Adjustments     New Devon
                                   Devon     (Note 5)    (Note 2)       Pro Forma
                                  -------  ------------ -----------     ---------
Revenues:
  Oil sales.....................  $27,913    $ 37,001                   $ 64,914
  Gas sales.....................   53,551      69,428                    122,979
  NGL sales.....................    3,929       8,884                     12,813
  Other.........................    1,873      11,163      (3,646) (h)     9,390
                                  -------    --------    --------       --------
    Total revenues..............   87,266     126,476      (3,646)       210,096
                                  -------    --------    --------       --------
Costs and expenses:
  Lease operating expenses......   27,420      38,916                     66,336
  Production taxes..............    2,969       2,968                      5,937
  Depreciation, depletion and
   amortization.................   33,558      68,141      (3,947) (e)    97,752
  General and administrative
   expenses.....................    6,223      24,643      (2,575) (h)    28,291
  Interest expense..............    6,664      30,560       1,028  (f)    36,545
                                                           (1,707) (g)
  Exploration expenses                --        9,107      (9,107) (h)       --
  Deferred effect of changes in
   foreign currency exchange
   rate on subsidiary's long-
   term debt....................   (3,161)        --                      (3,161)
  Distributions on preferred
   securities of subsidiary
   trust........................    2,429         --                       2,429
                                  -------    --------    --------       --------
    Total costs and expenses....   76,102     174,335     (16,308)       234,129
                                  -------    --------    --------       --------
Earnings (loss) before income
 tax expense (benefit)..........   11,164     (47,859)     12,662        (24,033)
Income tax expense (benefit):
  Current.......................    1,903          11         --           1,914
  Deferred......................    3,281     (19,125)      4,812  (i)   (11,032)
                                  -------    --------    --------       --------
    Total income tax expense
     (benefit)..................    5,184     (19,114)      4,812         (9,118)
                                  -------    --------    --------       --------
Net earnings (loss).............    5,980     (28,745)      7,850        (14,915)
Preferred stock dividends.......      --        2,434         --           2,434
                                  -------    --------    --------       --------
Net earnings (loss) applicable
 to common shareholders.........  $ 5,980    $(31,179)   $  7,850       $(17,349)
                                  =======    ========    ========       ========
Net earnings (loss) per average
 common share outstanding--basic
 and diluted....................  $  0.12    $  (0.65)                  $  (0.25)
                                  =======    ========                   ========
Weighted average common shares
 outstanding--basic (Note 4)....   48,470      47,888                     69,900
                                  =======    ========                   ========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

                      December 31, 1998 and March 31, 1999

1. Method of Accounting for the Merger

  New Devon will account for the merger using the purchase method of accounting for business combinations. Accordingly, PennzEnergy's assets acquired and liabilities assumed by New Devon will be revalued and recorded at their estimated "fair values." In the merger, New Devon will issue 0.4475 shares of New Devon common stock for each outstanding share of PennzEnergy common stock. This will result in New Devon issuing approximately 21.4 million shares of its common stock to PennzEnergy stockholders.

  The purchase price of PennzEnergy's net assets acquired will be based on the value of the New Devon common stock issued to the PennzEnergy stockholders. The value of the New Devon common stock issued is based on the average trading price of Devon's common stock for a period of three days before and after the public announcement of the merger. This average trading price equaled $33.40 per share.

2. Pro Forma Adjustments Related to the Merger

  The unaudited pro forma balance sheet includes the following adjustments:

    (a) This entry adjusts the historical book values of PennzEnergy's assets and liabilities to their estimated fair values as of March 31, 1999. The calculation of the total purchase price and the preliminary allocation to assets and liabilities are shown below.

                                                                 (In Thousands,
                                                                     Except
                                                                  Share Price)
                                                                 --------------
   Calculation and preliminary allocation of purchase price:
     Shares of New Devon common stock to be issued to
      PennzEnergy stockholders.................................        21,446
     Average Devon stock price.................................    $    33.40
                                                                   ----------
     Fair value of common stock to be issued...................       716,296
     Plus preferred stock to be assumed by New Devon...........       150,000
     Plus estimated merger costs to be incurred................        71,545
     Plus fair value of PennzEnergy employee stock options to
      be assumed by New Devon..................................        14,000
     Less estimated stock registration and issuance costs to be
      incurred.................................................        (4,985)
                                                                   ----------
   Total purchase price........................................       946,856
   Plus fair value of liabilities to be assumed by New Devon:
     Current liabilities.......................................       156,190
     Debentures exchangeable into Chevron Corporation common
      stock....................................................       757,721
     Other long-term debt......................................       928,955
     Other long-term liabilities...............................       128,737
                                                                   ----------
                                                                    2,918,459
                                                                   ----------
   Less fair value of non oil and gas assets to be acquired by
    New Devon:
     Current assets............................................       113,964
     Non oil and gas properties................................         5,000
     Investment in common stock of Chevron Corporation.........       629,453
     Other assets..............................................       115,693
                                                                   ----------
                                                                      864,110
                                                                   ----------
   Fair value allocated to oil and gas properties, including
    $111 million of undeveloped leasehold......................    $2,054,349
                                                                   ==========

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The total purchase price includes the value of the New Devon common stock to be issued, net of $5.0 million of estimated registration and issuance costs. The purchase price also includes:

     . $150 million of New Devon preferred stock to be issued in exchange for the same amount of PennzEnergy preferred stock. The unaudited pro forma balance sheet includes $1.5 million of PennzEnergy's historical aggregate par value of the preferred stock, plus $148.5 million of additional paid-in capital.

     . $71.5 million of estimated merger costs. These costs include advisory fees, severance and other merger-related costs. These costs are added to long-term debt in the unaudited pro forma balance sheet.

     . $14 million of New Devon employee stock options to be issued in exchange for existing vested PennzEnergy employee stock options. The value of these options is added to additional paid-in capital in the unaudited pro forma balance sheet.

    (b) This adjustment includes a $43.5 million reduction to par value, a $356.4 million reduction of additional paid-in capital, a $34.2 million reduction of accumulated deficit, a $247.2 million reduction of accumulated other comprehensive earnings and a $229.6 million reduction of treasury stock. These adjustments eliminate PennzEnergy's historical book values of those accounts.

    (c) This adjustment increases the value of PennzEnergy's oil and gas properties acquired by $552.9 million, and increases current assets by $10.3 million, both for related deferred income taxes. This adjustment equals the deferred income tax effect of the difference between the fair values assigned to PennzEnergy's assets and liabilities and their bases for income tax purposes. Due to the tax-free nature of the merger, New Devon's tax basis in those assets and liabilities will be the same as PennzEnergy's tax basis.

    (d) This adjustment reduces the value of proved oil and gas properties by $657.0 million pursuant to the "ceiling test" required under the full cost method of accounting. As of March 31, 1999, the pro forma carrying value of New Devon's oil and gas properties, less deferred income taxes, would have exceeded the pro forma full cost ceiling by approximately $407.4 million. Accordingly, the unaudited pro forma balance sheet reflects a reduction of $657.0 million to oil and gas properties, partially offset by a $249.6 million deferred income tax benefit, resulting in an after-tax charge of $407.4 million taken against retained earnings.

    This adjustment reflects the estimated full cost ceiling reduction that would have been required had the merger occurred on March 31, 1999, based on a posted West Texas Intermediate oil price of $15.25 per barrel and a Texas Gulf Coast index gas price of $1.80 per Mcf. As of June 30, 1999, both West Texas Intermediate oil and Texas Gulf Coast index gas prices had increased to $16.50 per barrel and $2.14 per Mcf, respectively. Using these prices, the pro forma reduction of the carrying value of oil and gas properties would be reduced to less than $200 million (less than $150 million after tax). The actual reduction, if any, that will be recorded by New Devon will depend on the oil and gas prices in effect at the end of the quarter in which the merger is actually closed.

  The unaudited pro forma statements of operations include the following adjustments:

    (e) This adjustment reflects the pro forma depreciation, depletion and amortization expense using the full cost method of accounting based on the allocation of the purchase price. This adjustment assumes an estimated $657.0 million ($407.4 million after tax) reduction of the carrying value of oil and gas properties under the full cost ceiling test, as of January 1, 1998. See pro forma adjustment (d) above for

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION further information on this estimated noncash charge. This pro forma reduction is directly related to the merger and therefore is not reflected in the accompanying unaudited pro forma statements of operations.

    (f) This adjustment increases interest expense due to the $71.5 million of merger costs assumed to be funded with borrowings from credit facilities.

    (g) This adjustment reduces interest expense for the year 1998 and the first quarter of 1999 by $6.4 million and $1.7 million, respectively. These amounts represent the amortization of the pro forma premium recorded in long-term debt as of January 1, 1998, as part of pro forma adjustment (a) to record PennzEnergy's assets and liabilities at their estimated fair values.

    (h) This adjustment eliminates historical amounts recorded by PennzEnergy under the successful efforts accounting method for gains on property sales, general and administrative expenses, exploration expenses and asset impairments to conform to the full cost method of accounting followed by Devon. Under the full cost method, proceeds from the sale of oil and gas properties are generally recorded as an adjustment of the carrying value of the properties, with no gain or loss recognized. Also, general and administrative expenses incurred for property acquisition, exploration and development activities are capitalized under the full cost method. In addition, exploration expenses, which include items such as dry hole costs and lease expirations or impairment expenses, are capitalized under the full cost method. The $74.7 million reduction of oil and gas properties recorded by PennzEnergy in the year 1998 was calculated under the successful efforts method and therefore has been eliminated in the pro forma statement of operations for 1998.

    (i) This adjustment records the net tax effect of all pro forma adjustments at an effective income tax rate of 38%.

3. Investment in Chevron Common Stock and Related Exchangeable Debentures

  As of March 31, 1999, and December 31, 1998, PennzEnergy beneficially owned approximately 7.1 million shares of Chevron Corporation common stock. These shares have been deposited with an exchange agent for possible exchange for $761.2 million principal amount of exchangeable debentures of PennzEnergy. Each $1,000 principal amount of the exchangeable debentures is exchangeable into
9.3283 shares of Chevron common stock, an exchange rate equivalent to $107 7/32 per share of Chevron common stock.

  The exchangeable debentures consist of $443.8 million of 4.90% debentures and $317.4 million of 4.95% debentures. The exchangeable debentures were issued on August 3, 1998, and mature August 15, 2008. The exchangeable debentures are callable beginning on August 15, 2000. The exchangeable debentures are exchangeable at the option of the holders at any time prior to maturity for shares of Chevron common stock. In lieu of delivering Chevron common stock, PennzEnergy may, at its option, pay to any holder an amount in cash equal to the market value of the Chevron common stock to satisfy the exchange request.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

4. Common Shares Outstanding

  Net earnings (loss) per average share outstanding have been calculated based upon the pro forma weighted average number of shares outstanding as follows:

                                                                  Three Months
                                                      Year Ended     Ended
                                                     December 31,  March 31,
                                                         1998         1999
                                                     ------------ ------------
                                                          (In Thousands)
     Devon's weighted average common shares
      outstanding...................................    48,376       48,470
     New Devon shares to be issued in exchange for
      all outstanding shares of PennzEnergy ........    21,353       21,430
                                                        ------       ------
     Pro forma weighted average New Devon shares
      outstanding...................................    69,729       69,900
                                                        ======       ======

  Pro forma common shares outstanding at March 31, 1999, assuming the merger occurred on that date, are as follows:

                                                                 (In Thousands)
                                                                 --------------
     Devon's common shares outstanding..........................     48,492
     New Devon shares to be issued in exchange for all
      outstanding shares of
      PennzEnergy ..............................................     21,446
                                                                     ------
     Pro forma New Devon common shares outstanding..............     69,938
                                                                     ======

5. PennzEnergy Historical and Reclassified Balances

  Devon and PennzEnergy record certain revenues and expenses differently in their respective consolidated financial statements. To make the unaudited pro forma financial information consistent, we have reclassified certain of PennzEnergy's balances to conform to Devon's financial presentation. The following tables present PennzEnergy's balances as presented in its historical financial statements and the reclassified balances which are included in the accompanying unaudited pro forma statements of operations.

  Securities and Exchange Commission rules regarding pro forma presentation require that the pro forma statements of operations disclose income or loss from continuing operations. As shown in the tables below, PennzEnergy's historical results for the year 1998 included a loss from discontinued operations and extraordinary items that are not included in the reclassified balances presented in the accompanying unaudited pro forma statement of operations for 1998.

               NOTES TO UNAUDITED PRO FORMA FINANCIAL INFORMATION

  In addition to the reclassifications shown below for the unaudited pro forma statements of operations, a reclassification has been made to PennzEnergy's historical balance sheet for the accompanying unaudited pro forma balance sheet as of March 31, 1999. PennzEnergy had $40.9 million classified as minority interest in its March 31, 1999, historical consolidated balance sheet. To conform to Devon's presentation, this amount is included as other long-term liabilities in the accompanying unaudited pro forma balance sheet.

                                Year Ended December 31, 1998            Three Months Ended March 31, 1999
                         ------------------------------------------ ------------------------------------------
                                                       PennzEnergy                                PennzEnergy
                         PennzEnergy                    Historical  PennzEnergy                    Historical
                         Historical  Reclassifications Reclassified Historical  Reclassifications Reclassified
                         ----------- ----------------- ------------ ----------- ----------------- ------------
                                                              (Unaudited)
                                                            (In Thousands)
Revenues:
 Net sales..............  $ 550,899      $(550,899)      $     --    $115,313       $(115,313)      $     --
 Oil sales..............         --        159,294        159,294          --          37,001         37,001
 Gas sales..............         --        344,594        344,594          --          69,428         69,428
 NGL sales..............         --         47,011         47,011          --           8,884          8,884
 Investment and other
  income................    286,468             --        286,468      11,163              --         11,163
                          ---------      ---------       --------    --------       ---------       --------
   Total revenues.......    837,367             --        837,367     126,476              --        126,476
                          ---------      ---------       --------    --------       ---------       --------
Costs and expenses:
  Lease operating
   expenses.............    217,194        (35,939)       181,255      46,643          (7,727)        38,916
  Production taxes......         --         14,232         14,232          --           2,968          2,968
  General and
   administrative
   expenses.............     52,228         73,896        126,124       8,972          15,671         24,643
  Depreciation,
   depletion and
   amortization.........    208,009             --        208,009      68,141              --         68,141
  Impairment of long-
   lived assets.........     74,739             --         74,739          --              --             --
  Exploration expenses..    161,615        (21,645)       139,970      13,118          (4,011)         9,107
  Taxes, other than
   income...............     30,544        (30,544)            --       6,901          (6,901)            --
  Interest charges,
   net..................    156,272             --        156,272      30,560              --         30,560
                          ---------      ---------       --------    --------       ---------       --------
   Total costs and
    expenses............    900,601             --        900,601     174,335              --        174,335
                          ---------      ---------       --------    --------       ---------       --------
Loss from continuing
 operations before
 income tax.............    (63,234)            --        (63,234)    (47,859)             --        (47,859)
Income tax benefit......    (17,768)            --        (17,768)    (19,114)             --        (19,114)
                          ---------      ---------       --------    --------       ---------       --------
Loss from continuing
 operations.............  $ (45,466)     $      --       $(45,466)   $(28,745)      $      --       $(28,745)
                                         =========       ========                   =========       ========
Loss from discontinued
 operations.............     (3,246)                                       --
                          ---------                                  --------
Loss before
 extraordinary items....    (48,712)                                  (28,745)
Extraordinary items.....   (206,963)                                       --
                          ---------                                  --------
Net loss................   (255,675)                                  (28,745)
Preferred stock
 dividends..............      5,625                                     2,434
                          ---------                                  --------
Net loss available to
 common shareholders....  $(261,300)                                 $(31,179)
                          =========                                  ========

                THE STOCKHOLDER MEETINGS AND PROXY SOLICITATIONS

DEVON

Time, Place and Date

  The meeting of Devon stockholders will be held on August 17, 1999, at 10:00 a.m.,Oklahoma City time in the Green Country Room on the second floor of the Westin Hotel, One North Broadway, Oklahoma City, Oklahoma.

Purpose

  The purpose of the Devon meeting is to consider and vote upon a proposal to approve the merger agreement, a proposal to approve the Devon 1997 stock option plan amendment, and any other business that may be presented at the meeting.

  We know of no other matters to be brought before the meeting.

Quorum

  The presence, in person or by proxy, of stockholders holding a majority of the voting shares entitled to vote at the meeting will constitute a quorum.

Record Date

  Only stockholders of record at the close of business on July 6, 1999, as shown in Devon's records, are entitled to vote, or to grant proxies to vote, at the Devon meeting.

Recommendation of the Board of Directors

  The Devon board of directors believes that the merger agreement and the merger are in the best interests of the stockholders and recommends that they vote FOR approval of the merger agreement and the merger. The Devon board also recommends that the stockholders vote FOR the stock option plan amendment.

Votes Required

  The affirmative vote of the holders of a majority of the outstanding shares of Devon common stock and the exchangeable shares, voting as a single class, is required to approve the merger agreement. The affirmative vote of the holders of a majority of the votes cast at the Devon meeting on the proposal is required to approve the Devon 1997 stock option plan amendment. However, if the merger is not approved, the stock option plan amendment will not be implemented. Devon will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

  As of the record date, there were 48,830,782 Devon shares outstanding and entitled to vote at the meeting, of which 43,773,581 were shares of common stock and 5,057,201 were exchangeable shares.

  If you hold your Devon shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares or when granting or revoking a proxy.

  Neither the corporate law of Oklahoma, the state in which Devon is incorporated, nor Devon's certificate of incorporation or by-laws have any provisions regarding the treatment of abstentions and broker nonvotes. "Broker nonvotes" are shares which are present at the meeting and for which a broker or nominee has received no instruction by the beneficial owner as to how that owner wishes the shares to be voted. It is Devon's policy (a) to count abstentions and broker nonvotes for purposes of determining the presence of a quorum at the meeting; (b) to treat abstentions as votes not cast but as shares represented at the meeting for determining results on actions requiring a majority vote; (c) not to consider broker nonvotes for determining actions requiring a majority vote; and (d) not to consider abstentions or broker nonvotes in determining results of plurality votes. Abstentions, broker nonvotes and failures to vote will have the effect of votes cast against the merger agreement and the Devon merger. Abstentions have the effect of a negative vote on the stock option plan amendment and broker nonvotes do not affect the outcome of the vote on the stock option plan amendment.

Voting Procedures and Proxies

 Voting by Holders of Common Stock

  Each share of Devon common stock is entitled to one vote at the meeting. The enclosed proxy card is a means by which a stockholder may authorize the voting of his or her shares of Devon common stock at the meeting. Each proxy that is properly signed, dated and returned to Devon in time for the meeting, and not revoked, will be voted in accordance with the instructions contained in that proxy. A proxy may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated proxy to the corporate secretary of Devon. In addition, a stockholder present at the meeting may revoke his or her proxy and vote in person.

 Voting by Holders of Exchangeable Shares

  Each exchangeable share is also entitled to one vote at the meeting through a voting and exchange trust agreement. Under the voting agreement, CIBC Mellon Trust Company, the trustee, is entitled to exercise voting rights on behalf of holders of the exchangeable shares. The trustee holds one share of special voting stock of Devon. The share of special voting stock is entitled to a number of votes equal to the number of exchangeable shares outstanding that are held by persons other than Devon. Each holder of exchangeable shares, other than Devon, is entitled to give the trustee voting instructions for a number of votes equal to the number of that holder's exchangeable shares. A voting direction card is a means by which a holder of exchangeable shares may authorize the voting of his or her voting rights at the meeting. The trustee will exercise each vote only as directed by the relevant holders on the voting direction card. In the absence of instructions from a holder as to voting, the trustee will not exercise those votes. A holder may also instruct the trustee to give him or her a proxy entitling him or her to vote personally the relevant number of votes or to grant to Devon's management a proxy to vote those votes. The voting direction may be revoked at any time prior to its exercise by delivering a written notice of revocation or a later dated voting direction card to the trustee. In addition, a holder of exchangeable shares present at the meeting may revoke his or her voting direction card and vote in person.

 General Matters

  If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal to approve the merger will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies. Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

 Validity

  The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxy cards. Their determination will be final and binding. The board of directors of Devon has the right to waive any irregularities or conditions as to the manner of voting. Devon may accept your proxy by any form of communication permitted by Oklahoma law so long as Devon is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

  The accompanying proxy is being solicited on behalf of the board of directors of Devon. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by Devon.

  Innisfree M&A Incorporated has been retained by Devon to aid in the solicitation of proxies, for a fee of $6,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of Devon, who will not receive additional compensation for performing that service. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of proxy materials to the beneficial owners of Devon shares held by those persons, and Devon will reimburse them for reasonable expenses they incur.

Auditors

  KPMG LLP, independent auditors, have served as the independent auditors of Devon since 1980. Representatives of KPMG LLP plan to attend the Devon meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

PENNZENERGY

Time, Place and Date

  The meeting of PennzEnergy stockholders will be held at 10:00 a.m., Houston time, on August 17, 1999, at the Crystal Ballroom at The Rice, 909 Texas Avenue, Houston, Texas.

Purpose

  The purpose of the PennzEnergy meeting is to consider and vote upon a proposal to approve the merger agreement and any other business that may be presented at the meeting.

  We know of no other matters to be brought before the meeting.

Quorum

  The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of PennzEnergy common stock entitled to vote at the meeting will constitute a quorum.

Record Date

  Only stockholders of record at the close of business on July 6, 1999, as shown in PennzEnergy's records, are entitled to vote, or to grant proxies to vote, at the PennzEnergy meeting.

Recommendation of the Board of Directors

  The PennzEnergy board of directors believes that the merger is in the best interests of PennzEnergy and its stockholders and recommends that the PennzEnergy stockholders vote FOR approval of the merger agreement and the merger.

Votes Required

  Approval of the merger requires the affirmative vote of the holders of a majority of the outstanding shares of PennzEnergy common stock. Because of this vote requirement, abstentions will have the same effect as votes against the merger agreement and the merger. The failure of a stockholder to return a proxy card will also have the effect of a vote against the merger agreement and the merger. Under the rules of the New York Stock Exchange, brokers who hold shares in street name for customers have the authority to vote on certain "routine" proposals when they have not received instructions from beneficial owners. Under these rules, such brokers are precluded from exercising their voting discretion with respect to proposals for nonroutine matters such as the merger agreement and the merger. Thus, absent specific instructions from you, your broker is not empowered to vote your shares with respect to the approval and adoption of the merger agreement and the merger (i.e., "broker nonvotes"). Since the affirmative vote of a majority of the outstanding PennzEnergy shares is required for approval of the merger agreement and the merger, a broker nonvote will have the same effect as a vote against the merger agreement and the merger.

  As of the record date, there were 47,989,845 shares of PennzEnergy common stock outstanding and entitled to vote.

Voting Procedures and Proxies

 General Matters

  A proxy card was sent to each PennzEnergy stockholder as of the record date. If you properly received a proxy card, you may grant a proxy to vote on the proposal to approve the merger agreement by marking your proxy card appropriately, executing it in the space provided, and returning it to PennzEnergy. If you hold your PennzEnergy shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee when voting your shares.

  If you have timely submitted a properly executed proxy card, clearly indicated your votes, and have not revoked your proxy, your shares will be voted as indicated. If you have timely submitted a properly executed proxy card and have not clearly indicated your votes, your shares will be voted FOR the proposal to approve the merger agreement.

  If any other matters are properly presented at the meeting for consideration, the persons named in the proxy card will have the discretion to vote on these matters in accordance with their best judgment. Proxies voted against the proposal to approve the merger agreement will not be voted in favor of any adjournment of the meeting for the purpose of soliciting additional proxies.

 Revocation

  You may revoke your proxy card at any time prior to its exercise by:

  . giving written notice of such revocation to the secretary of PennzEnergy;

  .  appearing and voting in person at the meeting; or

  . properly completing and executing a later dated proxy and delivering it to the secretary of PennzEnergy at or before the meeting.

  Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes previously taken.

 Validity

  The inspectors of election will determine all questions as to the validity, form, eligibility (including time of receipt) and acceptance of proxy cards. Their determination will be final and binding. The board of directors of PennzEnergy has the right to waive any irregularities or conditions as to the manner of voting. PennzEnergy may accept your proxy by any form of communication permitted by Delaware law so long as PennzEnergy is reasonably assured that the communication is authorized by you.

Solicitation of Proxies

  The accompanying proxy is being solicited on behalf of the board of directors of PennzEnergy. The expenses of preparing, printing and mailing the proxy and the materials used in the solicitation will be borne by PennzEnergy.

  Morrow & Co., Inc., New York, New York has been retained by PennzEnergy to aid in the solicitation of proxies, for a fee of $15,000 and the reimbursement of out-of-pocket expenses. Proxies may also be solicited by personal interview, telephone and telegram by directors, officers and employees of PennzEnergy, who will not receive additional compensation for performing that service. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of PennzEnergy shares held by such persons, and PennzEnergy will reimburse them for reasonable expenses they incur.

Auditors

  Arthur Andersen LLP serves as the independent public accountants of PennzEnergy. Representatives of Arthur Andersen plan to attend the PennzEnergy meeting and will be available to answer appropriate questions. Its representatives will also have an opportunity to make a statement at the meeting if they so desire, although it is not expected that any statement will be made.

                                   THE MERGER

  This section of the joint proxy statement/prospectus describes the proposed merger. While we believe that the description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should read this entire document and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of Devon and PennzEnergy into this joint proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 89 of this joint proxy statement/prospectus.

Background of the Merger

  In March and early April 1999, in the course of Devon's discussions with investment bankers about possible strategic alliances, Morgan Stanley suggested PennzEnergy as an attractive merger partner and Devon indicated a strong interest in exploring a transaction with PennzEnergy. On April 7, 1999, Morgan Stanley approached James L. Pate, PennzEnergy's chairman, to determine his willingness to talk with Devon. Morgan Stanley described Devon and the possible merits of a strategic combination to the PennzEnergy stockholders. Mr. Pate expressed his willingness to engage in exploratory discussions with Devon.

  On April 13, 1999, Mr. Pate and Devon's chief executive officer, J. Larry Nichols, met to discuss the possibility of a strategic combination. Both agreed that the idea was worth pursuing. The two executives agreed to conduct a preliminary review of the other company's oil and gas reserve data before proceeding further. On April 15, 1999, Devon and PennzEnergy executed a mutual confidentiality and standstill agreement. At about this time, both Devon and PennzEnergy engaged Morgan Stanley to act as financial advisor in connection with the transaction. On April 18, 1999, Mr. Pate and a representative from Morgan Stanley met with Mr. Nichols to discuss due diligence matters, governance issues and potential benefits of a merger between the two companies. On April 20, 1999, Mr. Pate and Mr. Nichols met to further discuss terms of a potential transaction. On April 26, 1999, representatives from Morgan Stanley met with PennzEnergy's legal advisors to discuss issues relating to the merger, including certain tax considerations.

  During the weeks of April 26 and May 3, 1999, several members of Devon's technical staff and independent reserve engineers, LaRoche Petroleum Consultants, met with representatives of PennzEnergy's independent reserve engineering firm, Ryder Scott, to review PennzEnergy's proved oil and gas reserve data. At PennzEnergy's request, representatives of Ryder Scott met with LaRoche to review Devon's United States proved oil and gas reserves. A representative of Morgan Stanley was present at these meetings. At PennzEnergy's request, representatives of Ryder Scott also met with Paddock Lindstrom and AMH Petroleum Consultants to review Devon's Canadian proved oil and gas reserves.

  During this period, at the request of Messrs. Nichols and Pate, representatives of Morgan Stanley compiled and prepared materials for their discussion, including basic information about each company and its operations, valuation analyses, comparative summaries and pro forma analyses. At the conclusion of this process, Messrs. Pate and Nichols determined that further merger discussions were warranted.

  Messrs. Nichols' and Pate's discussions were predicated on a "merger of equals" format, with the combined company having a board of directors composed initially of an equal number of Devon and PennzEnergy designees. Messrs. Nichols and Pate tentatively agreed upon locating the headquarters of the combined company in Oklahoma City and maintaining an office in Houston primarily for Gulf of Mexico operations. They also discussed the possible roles of Mr. Nichols as president and chief executive officer and Mr. Pate as chairman of the board of directors, as well as the possible composition of senior management to be drawn primarily from Devon's executive officers and augmented with selected PennzEnergy officers.

  On April 30, 1999, Mr. Pate engaged J.P. Morgan to act as PennzEnergy's financial advisor in negotiations with Devon and requested that J.P. Morgan representatives review the material prepared by Morgan Stanley.

  On May 7, 1999, Mr. Pate met with PennzEnergy's outside directors to review PennzEnergy's strategic alternatives and to determine their interest in Mr. Pate's proceeding to engage in substantive merger negotiations with Devon. A representative of J.P. Morgan attended the meeting and expressed preliminary views respecting a possible transaction with Devon. After that meeting, Mr. Pate called Mr. Nichols to report that PennzEnergy's outside directors were interested in continuing discussions with Devon. Mr. Pate requested that the parties determine an exchange ratio prior to conducting final due diligence and negotiating definitive merger documents. On that same day Devon engaged PaineWebber to act as Devon's financial advisor in the negotiations with PennzEnergy and to render an opinion to the Devon board of directors if the transaction were to proceed.

  On May 10, 1999, Mr. Nichols and other representatives of Devon met with representatives of Morgan Stanley, J.P. Morgan and PaineWebber to discuss a proposed exchange ratio and other outstanding merger issues. The parties reviewed the two companies' historical trading ratios, relative values of reserves, cash flow, production, relative debts and liabilities and potential future projects and prospects. At the end of this session, the two companies' representatives concurred that the exchange ratio of 0.4475 shares of Devon for each share of PennzEnergy was an appropriate exchange ratio on which to base further discussions.

  Concurrent with the meeting to discuss the exchange ratio, the two companies directed their attorneys to begin negotiating definitive agreements. The two companies and their legal and financial advisors continued discussions of merger terms and the drafting of a merger agreement and option agreements for the remainder of the week of May 10, 1999.

  On May 17 and 18, 1999, representatives of Devon and PennzEnergy met to discuss reserves, operations, pending projects and other due diligence issues. At the same time, representatives of the companies and legal advisors continued to work on documentation for the proposed merger and related transactions.

  On May 19, 1999, the PennzEnergy board of directors met to discuss the proposed transaction, received the fairness opinion of J.P. Morgan and approved (with Stephen D. Chesebro' dissenting) the merger agreement, the stock option agreements and the merger, subject to PennzEnergy stockholder approval. On May 19, 1999, the Devon board of directors met separately to discuss the proposed transaction. Prior to the commencement of the board meeting, Devon received the written resignations of three of its board members, all of whom were representatives of Kerr-McGee Corporation. Kerr-McGee had previously advised Devon that the Kerr-McGee representatives would resign in order for Kerr-McGee to increase its flexibility in dealing with its investment in Devon. At the Devon board meeting, the remaining eight board members discussed the proposed transaction, received the fairness opinion of PaineWebber and unanimously approved the merger agreement, the option agreements and the merger, subject to Devon stockholder approval.

  The merger agreement and stock option agreements were signed after the close of trading on May 19, 1999, and announced in a joint press release the following morning before the stock markets opened.

Reasons for the Merger

  Devon's Reasons for the Merger. The Devon board of directors considered various factors, including the following, in unanimously approving the merger:

    1. A Broader and More Diversified Portfolio of Opportunities -- Devon currently has operations exclusively onshore in North America. The combination of PennzEnergy's assets with Devon's assets strengthens Devon's position in two of its established core areas: the Permian Basin and the Rocky Mountain Region. It also adds two new core areas: the Gulf Coast/East Texas Region and the offshore Gulf of Mexico. Exposure to a greater number of established core operating and exploration areas reduces the property concentration for Devon's stockholders. Exposure to a greater number of established United States and international core areas also provides Devon with a broader range of drilling and acquisition opportunities.

    2. Improved Efficiency and Cost Savings -- Many duplicative administrative and operating functions of the two companies can be eliminated as a result of the merger. Devon stockholders will benefit from a much larger asset base without the incremental administrative costs.

    3. Expanded Stockholder Base and Stock Liquidity -- Devon currently has an estimated 10,000 stockholders and approximately 49 million shares outstanding. After the merger, New Devon will have approximately 60,000 stockholders and approximately 70 million shares outstanding (excluding approximately 8 to 10 million shares which may be issued in connection with the proposed public offering of New Devon common stock). This should result in increased stock trading and improved liquidity for Devon's stockholders.

    4. Improved Access to Capital -- New Devon's equity market capitalization is expected to be approximately $2.9 billion (excluding any new equity issuance). This compares with Devon's pre-merger equity market capitalization of $1.7 billion. The larger size of New Devon should provide it with more stability and better access to capital.

    5. Tax Consequences of the Merger -- The merger is structured to be tax-free to Devon, PennzEnergy and their respective stockholders, except for the cash PennzEnergy stockholders will receive in lieu of fractional shares of New Devon common stock and the potential for tax liability to New Devon discussed under "Material United States Federal Income Tax Considerations-- Possible Effect upon Taxation of Pennzoil-Quaker State Spinoff."

    6. Management -- New Devon will benefit from the leadership of Devon's senior management. This team, led by J. Larry Nichols, has a track record of successfully developing and managing a rapidly growing, profitable oil and gas company.

    7. PaineWebber Opinion -- The Devon board also considered the presentation and opinion of PaineWebber described below to the effect that, based upon its review and assumptions and subject to specific matters stated in the opinion, the effective exchange ratio was fair, from a financial point of view, to Devon's stockholders.

  Based on these factors, and other factors the members of the Devon board deemed relevant, the Devon board unanimously approved the merger agreement and the merger.

  The Devon board believes that the merger agreement is in the best interests of the Devon stockholders (including the holders of exchangeable shares) and recommends that the Devon stockholders (including the holders of exchangeable shares) approve the merger agreement and the merger.

  The above discussion of the information and factors considered and given weight by the Devon board is not intended to be exhaustive. However, the discussion is believed to include all material factors considered by the Devon board. In reaching the decision to approve and recommend approval to Devon stockholders of the merger agreement and the merger, the Devon board did not assign any relative or specific weights to the factors considered. In addition, individual directors may have given differing weights to different factors.

  The Devon board realizes that there are risks associated with the merger. These risks include the prospect that some of the potential benefits set forth above may not be realized or that there may be high costs associated with realizing those benefits. These factors are discussed more fully in this joint proxy statement/prospectus under "Risk Factors." However, the Devon board believes that the positive factors should outweigh any negative factors, although we can give no assurances in this regard.

 PennzEnergy's Reasons for the Merger.

  PennzEnergy's board of directors has determined that the merger is advisable and in the best interests of its stockholders. At a meeting held on May 19, 1999, the PennzEnergy board of directors approved the merger agreement and resolved to recommend that the stockholders of PennzEnergy vote for adoption of the merger agreement and approval of the merger.

  In determining to recommend approval of the merger agreement and the merger, the PennzEnergy board considered how combining with Devon would achieve a number of PennzEnergy's business objectives and strategies. The board considered these matters in the context of an industry environment in which economic factors were producing strong competitive motivations for consolidation as evidenced by recent business combination transactions occurring among major companies as well as independent and smaller companies. The PennzEnergy board considered the extent to which the company's objective of increasing production volumes and cash flow will be met through the addition of Devon's high-quality producing properties and exploitation opportunities in the United States and Canada. The PennzEnergy board believes that the combination of the two companies will provide superior growth opportunities in the long term. In connection with PennzEnergy's strategy for reducing financial leverage, the PennzEnergy board considered Devon's substantially lower debt-to-equity level and the better access to capital New Devon would have, including the ability to raise equity capital on acceptable terms. It also considered the current capital structure of both PennzEnergy and Devon, the expected capital structure of New Devon and that New Devon would be expected to have a higher debt rating than PennzEnergy. PennzEnergy's board also considered the extent to which the objectives of reducing costs and improving efficiencies would be significantly advanced by the combination of the two companies.

  The PennzEnergy board also considered additional factors, including the following:

  . the expected strategic position of New Devon, with oil and natural gas properties and interests onshore in the United States and Canada, on the United States Gulf Coast both onshore and offshore, and internationally in key areas such as Azerbaijan, Egypt, Qatar, Venezuela, Brazil and Australia, and the greater average reserve life of New Devon's oil and gas properties when compared to those of PennzEnergy;

  . the potential for appreciation of the value of New Devon common stock, and the ability of PennzEnergy stockholders to participate in any such appreciation through their initial ownership of approximately 31% of the common stock of New Devon;

  . the expected strength and experience of the proposed management team for New Devon;

  . the relative historical trading values for both PennzEnergy and Devon common stock, including Devon's relatively higher trading multiples and the expected higher trading multiples to be experienced by New Devon;

  . the expected accounting treatment of the merger as a purchase by Devon;

  . the financial performance and condition, business operations and future prospects of each of PennzEnergy and Devon;

  . the other strategic alternatives available to PennzEnergy;

  . the structure of the transaction and the terms and conditions of the merger agreement and the stock option agreements and their impact on the accounting treatment of possible alternative business combinations; and the terms and conditions of the merger agreement that permit PennzEnergy's board of directors, in the exercise of its fiduciary duties, to engage in negotiations with or furnish information to third parties in response to any unsolicited acquisition proposal that is more favorable to PennzEnergy stockholders than the merger and to terminate the merger agreement in order to enter into a definitive agreement relating to such alternative proposal upon payment of a $22 million termination fee;

  . the challenges and potential costs of combining the businesses of two major companies, and the attendant risks of not achieving the expected operational efficiencies, other synergies or improvements in cash flow and earnings;

  . the oral opinion, followed later by delivery of a written opinion, received by the PennzEnergy board of directors from J.P. Morgan to the effect that, as of May 19, 1999, the consideration was fair from a financial point of view to PennzEnergy stockholders, as described under "Opinions of Financial Advisors--Opinion of J.P. Morgan Securities Inc."; and

  . the treatment of the merger as two "reorganizations" for federal income tax purposes.

  Based on this analysis, the PennzEnergy board of directors determined that the merger is advisable and in the best interests of PennzEnergy stockholders. In making its determination, the PennzEnergy board of directors considered the factors above as a whole and did not assign specific or relative weights to those factors. In addition, individual members of the PennzEnergy board of directors may have given different weights to different factors. Moreover, the foregoing discussion of the factors considered by the PennzEnergy board of directors is not intended to be exhaustive. Finally, the PennzEnergy board of directors believes that the merger is an opportunity for PennzEnergy stockholders to participate in a combined enterprise that has significantly greater business and financial resources than PennzEnergy would have, on a stand-alone basis, absent the merger.

Opinions of Financial Advisors

 Opinion of PaineWebber Incorporated

  PaineWebber was retained as Devon's financial advisor in connection with the merger. Devon instructed PaineWebber, in its role as a financial advisor, to evaluate the fairness, from a financial point of view, of the effective exchange ratio in which each share of PennzEnergy's common stock will be converted into 0.4475 shares of New Devon common stock and each share of Devon's common stock will be converted into one share of New Devon common stock.

  The full text of the PaineWebber opinion, dated May 19, 1999, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex B to this joint proxy statement/prospectus. You should read the PaineWebber opinion carefully and in its entirety. The summary of the PaineWebber opinion included in this document is qualified in its entirety by reference to the full text of the PaineWebber opinion.

  On May 19, 1999, PaineWebber delivered its oral and written opinion to the Devon board, to the effect that, as of that date and based upon its review and assumptions and subject to the limitations summarized in its opinion, the effective exchange ratio was fair, from a financial point of view, to Devon's stockholders. In arriving at its opinion, PaineWebber did not ascribe a specific range of values to Devon or PennzEnergy but made its determination as to the fairness of the effective exchange ratio on the basis of the financial and comparative analyses described below. PaineWebber's opinion was directed to and prepared at the request and for the information of the Devon board and did not constitute a recommendation to any Devon stockholder as to how any stockholder should vote with respect to the merger. PaineWebber was not requested to opine as to, and its opinion did not address, the relative merits of the merger and any other transactions or business strategies discussed by the Devon board as alternatives to the merger or Devon's underlying business decision to proceed with the merger. In addition, PaineWebber's opinion did not address the prices at which shares of New Devon common stock may trade following the merger.

  In arriving at its opinion, PaineWebber, among other things:

  . reviewed a draft of the merger agreement dated May 17, 1999;

  . reviewed such publicly available information concerning Devon and PennzEnergy that PaineWebber believed to be relevant to its analysis;

  . discussed with the senior management of Devon and PennzEnergy their respective businesses, operations, financial conditions, assets, reserves, production profiles, exploration programs and prospects and discussed with the senior management of Devon the cost savings, operating synergies and strategic benefits expected to result from a combination of the businesses of Devon and PennzEnergy;

  . reviewed financial and operating information with respect to the businesses, operations and prospects of Devon and PennzEnergy, including financial projections furnished to PaineWebber by Devon based on:

    (1) certain estimates of proved and non-proved reserves,

    (2) projected annual production of such reserves in certain domestic and international areas, and

    (3) the amounts and timing of the cost savings and operating synergies expected to result from a combination of the businesses of Devon and PennzEnergy;

  . reviewed the trading histories of Devon's common stock and PennzEnergy's common stock from December 31, 1998, to the present and compared those trading histories with those of other companies that PaineWebber deemed relevant;

  . compared the historical financial results and present financial condition of Devon and PennzEnergy with those of other companies that PaineWebber deemed relevant;

  . compared the financial terms of the merger with the financial terms of certain other business combination transactions that PaineWebber deemed relevant;

  . reviewed and analyzed the potential pro forma impact of the merger on Devon, including the cost savings and operating synergies expected by the management of Devon to result from a combination of the businesses of Devon and PennzEnergy; and

  . undertook other financial studies and performed other analyses and investigations as PaineWebber deemed appropriate.

  In preparing its opinion, PaineWebber assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to PaineWebber by Devon and PennzEnergy, without assuming any responsibility to independently verify that information. PaineWebber assumed that the financial projections for Devon and New Devon furnished to PaineWebber by Devon had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Devon as to the future financial performance of Devon and New Devon. PaineWebber also relied upon the assurances of the managements of Devon and PennzEnergy that they were not aware of any facts or circumstances that would make the information provided to PaineWebber incomplete or misleading. In arriving at its opinion, PaineWebber did not make any independent evaluation or appraisal of the assets or liabilities, contingent or otherwise, of Devon or PennzEnergy nor was PaineWebber furnished with any such evaluations or appraisals. Upon the advice of Devon and its legal and accounting advisors, PaineWebber assumed that the merger will be accounted for under the purchase method of accounting and will qualify as a tax-free reorganization for U.S. federal income tax purposes. PaineWebber also assumed with the consent of Devon that any material liabilities, contingent or otherwise, known or unknown, of Devon and PennzEnergy were as set forth in the consolidated financial statements of Devon and PennzEnergy, respectively. PaineWebber's opinion was based upon economic, monetary and market conditions as they existed on the date of its opinion.

  The following paragraphs summarize the material analyses performed by PaineWebber and reviewed with the Devon board at its meeting on May 19, 1999, in connection with PaineWebber's delivery of its opinion to the Devon board at that same meeting.

  Summary Valuation Analyses. In connection with rendering its opinion, PaineWebber performed certain financial analyses as described below. The various valuation methodologies and the implied exchange ratios derived from those methodologies are included in the following table. This table should be read together with the more detailed descriptions set forth below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative methods of financial analyses and the application of those methods to the particular circumstances. As a result, fairness opinions are not readily susceptible to partial analysis or summary description. Accordingly, PaineWebber believes that its analyses must be considered as a whole and that considering any portion of its analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In performing its analyses, PaineWebber made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Devon or PennzEnergy. Any estimates contained in the analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth in those analyses. In addition, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold. Accordingly, any estimates are inherently subject to substantial uncertainty and neither Devon nor PaineWebber assumes responsibility for their accuracy.

                                                                    Implied
                                                                 Exchange Ratio
       Valuation Methodology            Summary Description          Range
 ---------------------------------- --------------------------   --------------
 Net Asset Value Analysis           Net present value, using       0.37-0.45
                                    selected hydrocarbon
                                    pricing scenarios and
                                    discount rates, of the
                                    future pre-tax cash flows
                                    that both companies could
                                    be expected to generate
                                    from their proved
                                    reserves, adjusted for
                                    certain other assets and
                                    liabilities
 Comparable Public Company Analysis Market valuation benchmark     0.38-0.63
                                    based on the common stock
                                    trading multiples of
                                    selected comparable
                                    companies
 Comparable Transactions Analysis   Market valuation benchmark     0.34-0.49
                                    based on consideration
                                    paid in selected
                                    comparable transactions
 Premiums Paid Analysis             Analysis of premiums paid      0.42-0.50
                                    in historical business
                                    combination transactions
 Historical Exchange Ratio Analysis Analysis of the relative       0.39-0.43
                                    daily historical closing
                                    prices of each company
                                    over selected time periods
 The Effective Exchange Ratio in                                     0.4475
  the Merger

  Net Asset Value Analysis. PaineWebber estimated, at a range of discount rates and hydrocarbon pricing scenarios, the present value of the future pre-tax cash flows that Devon and PennzEnergy could be expected to generate from their respective proved reserves as of December 31, 1998. In the analysis, PaineWebber assumed three alternative cases for future oil and natural gas prices. The first scenario, known as the PaineWebber Price Forecast, was calculated using commodity prices as estimated by PaineWebber. The second scenario, known as the Futures Price Forecast, was generated using the average futures prices listed on the New York Mercantile Exchange on May 17, 1999. The third scenario, known as the Devon Price Forecast, was calculated using prices as estimated by Devon's management. PaineWebber added to those estimated values for proved reserves assessments of the value of certain other assets and liabilities of Devon and PennzEnergy, including, but not limited to, other land and acreage, working capital and the book value of debt. These assessments of the value of certain other assets and liabilities were made by PaineWebber based on information and assumptions provided by Devon's and PennzEnergy's managements and on various industry benchmarks. The net asset value analysis resulted in an implied exchange ratio range of 0.37 to 0.45.

  Comparable Public Company Analysis. With respect to Devon, PaineWebber reviewed the public stock market trading multiples for selected publicly traded United States and international independent exploration and production companies with financial and operating characteristics which PaineWebber deemed to be similar to those of Devon, including:

  Apache Corporation
  Barrett Resources Corporation
  Burlington Resources Inc.
  Noble Affiliates, Inc.
  Pioneer Natural Resources Company
  Santa Fe Snyder Corporation (pro forma for the merger of Snyder Oil and Santa Fe Energy)
  Tom Brown, Inc.
  Vintage Petroleum, Inc.

  With respect to PennzEnergy, PaineWebber reviewed the public stock market trading multiples for selected publicly traded United States and international independent exploration and production companies, with financial and operating characteristics which PaineWebber deemed to be similar to those of PennzEnergy including:

  Anadarko Petroleum Corporation
  Apache Corporation
  Burlington Resources Inc.
  Enron Oil & Gas Company
  HS Resources, Inc.
  Noble Affiliates, Inc.
  Ocean Energy Inc. (pro forma for the merger of Seagull Energy and Ocean
  Energy)
  Pioneer Natural Resources Company
  Santa Fe Snyder Corporation (pro forma for the merger of Snyder Oil and Santa Fe Energy)
  Union Pacific Resources Group Inc.

  Using publicly available information, PaineWebber calculated and analyzed the common equity market value multiples of both historical cash flow from operations from the previous twelve months and projected cash flow from operations based upon published analyst estimates obtained from First Call Research. PaineWebber also calculated and analyzed the adjusted capitalization multiples of certain historical financial and reserve criteria such as EBITDA, proved reserves of oil and gas and pre-tax SEC PV-10%. The adjusted capitalization of each company was obtained by summing the book value of total debt, the market value of common equity, the book value of its preferred stock and the book value of other long-term liabilities.

  The comparable public company analysis resulted in an implied exchange ratio range of 0.38 to 0.63. However, because of the inherent differences between the businesses, operations and prospects of Devon and PennzEnergy and the companies included in the comparable company groups, PaineWebber believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, PaineWebber also made qualitative judgments concerning differences between the financial and operating characteristics of Devon and PennzEnergy and companies in the comparable company groups that would affect the public trading values of Devon and PennzEnergy and the comparable companies.

  Comparable Transactions Analysis. With respect to PennzEnergy, PaineWebber reviewed certain publicly available information on selected United States and international exploration and production company transactions which were announced from March 1997 to January 1999. The selected transactions PaineWebber analyzed included:

  Santa Fe Energy Resources Inc./Snyder Oil Corporation
  Seagull Energy Corporation/Ocean Energy Inc.
  Kerr-McGee Corporation/Oryx Energy Company
  Devon Energy Corporation/Northstar Energy Corporation
  Lomak Petroleum Inc./Domain Energy Corporation
  Atlantic Richfield Co./Union Texas Petroleum Holdings, Inc. Union Pacific Resources Group Inc./Norcen Energy Resources Ltd. Ocean Energy Inc./United Meridian Corp.
  Sonat Inc./Zilkha Energy Co.
  Chesapeake Energy Corp./Hugoton Energy Corp.
  Belco Oil & Gas Corp./Coda Energy Inc.
  Burlington Resources Inc./Louisiana Land and Exploration Co. The Meridian Resource Corporation/Cairn Energy USA Inc.
  Louis Dreyfus Natural Gas Corp./American Exploration Company Parker & Parsley Petroleum Co./Mesa Inc.
  Texas Pacific Group/Belden & Blake Corp.

  For each transaction, PaineWebber calculated an enterprise transaction value multiple based on different statistics of the target company, including:

  . earnings before interest, taxes, depreciation, depletion and amortization ("EBITDA") during the latest twelve month period prior to announcement of the transaction;

  . proved oil and gas reserves; and

  . pre-tax SEC PV-10%.

  The enterprise transaction value multiples for each of the above-mentioned statistics were applied to the respective PennzEnergy data points and adjusted for the book value of total debt and preferred securities and other long-term liabilities to calculate an implied equity value range for PennzEnergy. In addition, PaineWebber calculated for each transaction an equity transaction value multiple based on the target company's cash flow from operations during the latest twelve-month period prior to announcement of the transaction. The multiples were applied to PennzEnergy's cash flow from operations for the twelve months ended March 31, 1999, to calculate an implied equity value range. This range of equity values was then compared to the closing stock price of Devon common stock as of May 17, 1999.

  The comparable transactions analysis resulted in an implied exchange ratio range of 0.34 to 0.49. However, because the market conditions, rationale and circumstances surrounding each of the transactions analyzed were specific to each transaction and because of the inherent differences between the businesses, operations and prospects of Devon and PennzEnergy and the companies involved in the comparable transactions analyzed, PaineWebber believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of this analysis. Accordingly, PaineWebber also made qualitative judgments concerning differences between the characteristics of these transactions and the merger that would affect the equity values of Devon and PennzEnergy and those other companies.

  Premiums Paid Analysis. PaineWebber, using a sample of 353 domestic business combination transactions announced between January 1, 1997 and May 17, 1999, with disclosed transaction values of $500 million to $3 billion, reviewed the premiums paid to the price of the target company one day, one week and four weeks prior to the announcement of the transaction. Using this information, PaineWebber determined the mean and median premiums paid one day prior to announcement of the transaction to be 25.3% and 19.7%, respectively, the mean and median premiums paid one week prior to announcement of the transaction to be 29.8% and 24.3%, respectively, and the mean and median premiums paid four weeks prior to the announcement of the transaction to be 34.4% and 30.2%, respectively. PaineWebber applied these premiums to PennzEnergy's common stock price one day, one week and four weeks prior to May 17, 1999, and compared these values to the closing price of Devon's common stock as of May 17, 1999. Further, PaineWebber, using a sample of 23 domestic business combination transactions recognized as mergers of equals announced between January 1, 1997, and May 17, 1999, reviewed the premiums paid to the price of the target company one day, one week and four weeks prior to the announcement of the transaction. Using this information, PaineWebber determined the mean and median premiums paid one day prior to announcement of the transaction to be 14.1% and 10.7%, respectively, the mean and median premiums paid one week prior to announcement of the transaction to be 18.1% and 14.2%, respectively and the mean and median premiums paid four weeks prior to the announcement of the transaction to be 17.4% and 18.5%, respectively. PaineWebber applied these premiums to PennzEnergy's common stock price one day, one week and one month prior to May 17, 1999, and compared these values to the closing price of Devon's common stock as of May 17, 1999. The premiums paid analysis resulted in an implied exchange ratio range of 0.42 to 0.50.

  Historical Exchange Ratio Analysis. PaineWebber reviewed the daily historical closing prices of both Devon's and PennzEnergy's common stock for the period from December 31, 1998, to May 17, 1999. PaineWebber analyzed the ratio of the May 17, 1999, closing price for Devon's common stock to the corresponding closing price of PennzEnergy's common stock. In addition, PaineWebber reviewed the ratio of the closing prices for Devon and PennzEnergy based on 30-, 60- and 90-trading day averages ending May 17,

1999, and the ratio of the average closing prices between December 31, 1998, and May 17, 1999. The historical exchange ratio analysis resulted in an implied exchange ratio range of 0.39 to 0.43.

  Pro Forma Merger Consequences Analysis. PaineWebber analyzed the pro forma consequences that could result from the merger. In connection with these analyses, PaineWebber reviewed projections of Devon and New Devon provided by the management of Devon for the years 1999 through 2003. PaineWebber then developed its own analysis of the pro forma effects of the merger, after considering information that PaineWebber deemed to be relevant. The analysis indicated the merger will be accretive to Devon's cash flow from operations per share in the years 1999 through 2003.

  PaineWebber is a prominent investment banking and financial advisory firm with experience in, among other things, the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The Devon board selected PaineWebber because of its expertise, reputation and familiarity with Devon in particular and the oil and gas industry in general and because its investment banking professionals have substantial experience in transactions comparable to the merger.

  Pursuant to the terms of an engagement letter between PaineWebber and Devon, dated May 18, 1999, Devon paid PaineWebber a fee of $1.0 million upon delivery of its opinion and has agreed to pay an additional fee of $1.5 million upon the public filing of this document. PaineWebber's compensation for services in rendering the opinion was not contingent upon the results of the opinion. In addition, Devon agreed to reimburse PaineWebber for certain of its related expenses incurred in connection with its engagement. Devon also agreed, under a separate agreement, to indemnify PaineWebber, its affiliates and each of its directors, officers, agents and employees and each person, if any, controlling PaineWebber or any of its affiliates against certain liabilities, including liabilities under federal securities laws.

  In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to Devon and to PennzEnergy and have received fees for rendering these services.

  In the ordinary course of its business, PaineWebber actively trades in the debt and equity securities of Devon and PennzEnergy for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

 Opinion of J.P. Morgan Securities Inc.

  Pursuant to an engagement letter dated May 17, 1999, PennzEnergy retained J.P. Morgan as its financial advisor and to deliver a fairness opinion in connection with the proposed merger.

  At the meeting of the PennzEnergy board on May 19, 1999, J.P. Morgan rendered its oral opinion that, as of that date, the consideration to be received by PennzEnergy's stockholders in the proposed merger was fair to them from a financial point of view. J.P. Morgan confirmed its oral opinion by delivering its written opinion to the PennzEnergy board, dated May 19, 1999, to the same effect.

  The full text of J.P. Morgan's written opinion, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this document by reference. PennzEnergy's stockholders are urged to read the opinion in its entirety. J.P. Morgan's opinion is addressed to the PennzEnergy board, is directed only to the consideration to be received in the proposed merger and does not constitute a recommendation to any stockholder of PennzEnergy as to how that stockholder should vote at the PennzEnergy meeting. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of that opinion.

  In arriving at its opinion, J.P. Morgan reviewed, among other things:

  .  the merger agreement;

  . the audited financial statements of PennzEnergy and Devon for the fiscal year ended December 31, 1998, and the unaudited financial statements of PennzEnergy and Devon for the period ended March 31, 1999;

  . current and historical market prices of PennzEnergy's and Devon's common stock;

  . publicly available information concerning the business of PennzEnergy and Devon and of other companies engaged in businesses comparable to those of PennzEnergy and Devon, and the reported market prices for other companies' securities deemed comparable;

  . publicly available terms of transactions involving companies comparable to PennzEnergy and Devon and the consideration received for those companies;

  .  the terms of other business combinations deemed relevant by J.P. Morgan;
     and

  . certain internal tax information provided by representatives of PennzEnergy and Devon and information provided by independent reserve engineers in the case of PennzEnergy and by management and independent reserve engineers in the case of Devon, including estimates of proved oil and natural gas reserves and projected annual production volumes of those reserves in certain domestic and international areas.

  J.P. Morgan also held discussions with representatives of PennzEnergy and Devon with respect to aspects of the merger, the past and current business operations of PennzEnergy and Devon, the financial condition and future prospects and operations of PennzEnergy and Devon, the effects of the merger on the financial condition and future prospects of PennzEnergy and Devon, and other matters believed necessary or appropriate to J.P. Morgan's inquiry. In addition, J.P. Morgan conducted summary level due diligence with management of PennzEnergy and considered other information as it deemed appropriate for the purposes of its opinion.

  J.P. Morgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by PennzEnergy and Devon or otherwise reviewed by J.P. Morgan. J.P. Morgan has not assumed any responsibility or liability for any of that information. J.P. Morgan has not conducted any valuation or appraisal of any assets or liabilities, nor have any valuations or appraisals been provided to J.P. Morgan. In relying on financial information provided to J.P. Morgan, J.P. Morgan has assumed that it has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of PennzEnergy and Devon to which such information relates. J.P. Morgan has also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to, J.P. Morgan and that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement.

  The tax information furnished to J.P. Morgan was prepared by representatives of PennzEnergy and Devon. Estimates of proved oil and natural gas reserves and projected annual production volumes of these reserves in certain domestic and international areas were furnished to J.P. Morgan by independent reserve engineers in the case of PennzEnergy and by Devon management and independent reserve engineers in the case of Devon. Neither PennzEnergy nor Devon publicly discloses internal financial information of the type provided to J.P. Morgan in connection with J.P. Morgan's analysis of the merger, and this information was not prepared with a view toward public disclosure. This information was based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in this information.

  J.P. Morgan's opinion was based on economic, market and other conditions as in effect and information made available to J.P. Morgan as of the date of its opinion. Subsequent developments may affect the J.P. Morgan opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan expressed no opinion as to the price at which New Devon's common stock will trade at any future time. J.P. Morgan's opinion related only to the fairness, from a financial point of view, to PennzEnergy's stockholders of the consideration to be received by them in the proposed merger, and J.P. Morgan did not express any opinion as to any other alternative transactions that may have been considered or available to the management or board of directors of PennzEnergy.

  In accordance with customary investment banking practices, J.P. Morgan employed generally accepted valuation methods in reaching its opinion. The following table summarizes some of the material financial analyses utilized by J.P. Morgan in conjunction with providing its opinion. These and other financial analyses performed by J.P. Morgan are described below. This table should be read with the more detailed descriptions set forth below.

                                                                  PennzEnergy
      Valuation Methodology                                      Contribution
      ---------------------                                      -------------
      Net Asset Value Analysis.................................. 24.6% - 29.6%
      Historical Exchange Ratio Analysis........................ 27.9% - 29.9%
      Selected Transactions Analysis............................ 23.2% - 35.1%
      Selected Comparable Company Analysis...................... 27.4% - 34.2%
      PennzEnergy's Stockholders Approximate Continuing
       Ownership Position in New Devon..........................     30.7%

  Net Asset Value Analysis. J.P. Morgan conducted a discounted cash flow analysis of the proved reserves for the purpose of determining the fully diluted equity value per share for PennzEnergy's and Devon's common stock. J.P. Morgan calculated the unlevered free cash flows that PennzEnergy and Devon are expected to generate during fiscal years 1999 through 2013 and the remaining reserves projected at 2013 based upon publicly available financial information and internal tax information provided by representatives of PennzEnergy and Devon, and engineering projections prepared by independent reserve engineers in the case of PennzEnergy and by Devon management and independent reserve engineers in the case of Devon, through the year ended 2013. The unlevered free cash flows were then discounted to present values using a range of discount rates from 9% to 11% for PennzEnergy and from 8% to 10% for Devon, which were judged to be appropriate by J.P. Morgan after calculating an estimate of the weighted average cost of capital of PennzEnergy and Devon, respectively. The present value of the unlevered free cash flows and the range of terminal asset values were then adjusted for PennzEnergy's and Devon's other assets and liabilities, including working capital and 1999 fiscal first quarter excess cash and total debt.

  The net asset value analysis resulted in an implied contribution to New Devon by PennzEnergy of between 24.6% and 29.6%, which J.P. Morgan compared favorably to the approximately 30.7% continuing ownership stake that PennzEnergy's stockholders would have in New Devon following the merger.

  Historical Exchange Ratio Analysis. J.P. Morgan reviewed and analyzed the relative historical contribution of PennzEnergy and Devon to New Devon based on historical comparative stock price performance. The following historical periods were reviewed: market capitalizations on May 14, 1999, and (1) the average for the 30-day period prior to May 14, 1999; (2) the average for the 60-day period prior to May 14, 1999; and (3) the average for the 135-day period prior to May 14, 1999, which was the entire trading history period since the inception of PennzEnergy. J.P. Morgan observed that the relative contribution of PennzEnergy to the combined pro forma entity in these reviewed historical periods would have been between 27.9% and 29.9% depending on the measure used, which J.P. Morgan compared favorably to the approximately 30.7% continuing ownership stake that PennzEnergy's stockholders would have in New Devon following the merger.

  Selected Transactions Analysis. J.P. Morgan reviewed and compared financial information relating to PennzEnergy to information relating to the following selected transactions in the exploration and production industry since 1997:

  Dominion Resources Inc./Remington Energy Ltd.
  Seagull Energy Corporation/Ocean Energy Inc.

  Kerr-McGee Corporation/Oryx Energy Company
  Union Pacific Resources Group Inc./Norcen Energy Resources Ltd.
  Parker & Parsley Petroleum Company/Mesa Inc.

  Relevant transaction multiples were analyzed including (1) the firm value (equity purchase price plus assumed net debt) divided by latest twelve-month ("LTM") earnings before interest, tax, depreciation and exploration ("EBITDAX") prior to the transaction; and (2) the equity purchase price divided by LTM operating cash flow ("OCF") prior to the transaction. The appropriate EBITDAX multiple ranges were determined to be 5.5x to 6.5x. The appropriate OCF multiple ranges were determined to be 4.0x to 5.0x.

  J.P. Morgan also reviewed and compared financial information relating to Devon to information relating to selected transactions in the exploration and production industry since 1997:

  BP Amoco p.l.c./Atlantic Richfield Co.
  Santa Fe Energy Resources Inc./Snyder Oil Corporation
  Atlantic Richfield Co./Union Texas Petroleum Holdings, Inc.
  Ocean Energy Inc./United Meridian Corp.
  Texaco Inc./Monterey Resources, Inc.
  Pioneer Natural Resources Company/Chauvco Resources Ltd.
  Gulf Canada Resources Ltd./Stampeder Exploration

  Relevant transaction multiples were analyzed including (1) the firm value (equity purchase price plus assumed net debt) divided by LTM EBITDAX prior to the transaction; and (2) the equity purchase price divided by LTM OCF prior to the transaction. The appropriate EBITDAX multiple ranges were determined to be 10.0x to 11.0x. The appropriate OCF multiple ranges were determined to be 10.0x to 10.5x.

  J.P. Morgan observed that the relative contribution by PennzEnergy to the combined pro forma entity based on the selected transaction analyses would have been between 23.2% and 35.1% depending on the measure used, which J.P. Morgan compared favorably to the approximately 30.7% continuing ownership stake that PennzEnergy's stockholders would have in New Devon following the merger.

  Selected Comparable Company Analysis. J.P. Morgan reviewed and compared financial information relating to PennzEnergy to corresponding financial information, ratios and public market multiples for:

  Pioneer Natural Resources Company
  Louis Dreyfus Natural Gas Corp.
  Forest Oil Corporation
  Ocean Energy Inc.
  HS Resources, Inc.
  Range Resources Corporation

  These companies were chosen because they are publicly traded companies with operations and capital structures that for purposes of analysis may be considered similar to PennzEnergy. J.P. Morgan noted, however, that none of these companies is identical to PennzEnergy. Accordingly, a comparison of these companies to PennzEnergy is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the publicly trading values of the comparable companies.

  Relevant trading multiples for PennzEnergy were analyzed including (1) the firm value (equity purchase price plus assumed net debt) divided by 2000 estimated EBITDAX, using selected research analyst estimates; and (2) market value of common equity divided by 2000 estimated OCF, using First Call estimates. The appropriate EBITDAX multiple ranges were determined to be 5.0x to 6.0x. The appropriate OCF multiple ranges were determined to be 3.0x to 3.5x.

  J.P. Morgan also reviewed and compared financial information relating to Devon to corresponding financial information, ratios and public market multiples for:

  Anadarko Petroleum Corporation
  Burlington Resources Inc.
  Barrett Resources Corporation
  Apache Corporation

  These companies were chosen because they are publicly traded companies with operations and capital structures that for purposes of analysis may be considered similar to those of Devon. J.P. Morgan noted, however, that none of these companies is identical to Devon. Accordingly, a comparison of these companies to Devon is not purely mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and other factors that could affect the publicly trading values of the comparable companies.

  Relevant trading multiples for Devon were analyzed including (1) the firm value (equity purchase price plus assumed net debt) divided by 2000 estimated EBITDAX, using selected research analyst estimates; and (2) market value of common equity divided by 2000 estimated OCF, using First Call estimates. The appropriate EBITDAX multiple ranges were determined to be 9.0x to 10.0x. The appropriate OCF multiple ranges were determined to be 8.5x to 9.5x.

  J.P. Morgan observed that the relative contribution by PennzEnergy to the combined pro forma entity based on this analysis would have been between 27.4% and 34.2% depending on the measure used, which J.P. Morgan compared favorably to the approximately 30.7% continuing ownership stake that PennzEnergy's stockholders would have in New Devon following the merger.

  Pro Forma Merger Analysis. J.P. Morgan analyzed the then-current pro forma New Devon cash flow and EBITDAX per share forecasts for 1999 and 2000 based on First Call estimates. The analysis showed, assuming $50 to $60 million in annual cost savings, on a per share basis, that the merger would be accretive from 1999 on to New Devon's shareholders, excluding nonrecurring integration-related costs.

  The summary set forth above is not a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions of them, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. J.P. Morgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which J.P. Morgan based its analyses are set forth above under the description of each such analysis. J.P. Morgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, J.P. Morgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

  As a part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with combinations and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. J.P. Morgan was selected to advise PennzEnergy and to deliver a fairness opinion with respect to the merger on the basis of this experience and its familiarity with PennzEnergy.

  For services rendered in connection with the merger and the delivery of its opinion, PennzEnergy has agreed to pay J.P. Morgan a fee of $4 million, $2 million of which was payable upon public announcement of the merger and $2 million of which is payable upon closing of the merger. In addition, if the merger agreement is terminated under circumstances pursuant to which a termination fee is paid to PennzEnergy, PennzEnergy has agreed to pay J.P. Morgan a fee of 18% of the termination fee for its services. In addition, PennzEnergy has agreed to reimburse J.P. Morgan for its expenses incurred in connection with its services, including the fees and disbursements of counsel, and will indemnify J.P. Morgan against certain liabilities.

  J.P. Morgan and its affiliates maintain banking and other business relationships with PennzEnergy, for which it receives customary fees. In the past two years, J.P. Morgan and its affiliates have provided financial advisory and commercial banking services to, and have entered into commodities and foreign exchange trades with, PennzEnergy. In the ordinary course of their businesses, affiliates of J.P. Morgan may actively trade the debt and equity securities of PennzEnergy or Devon for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in these securities.

Interests of Certain Persons in the Merger

  Board of Directors. Thomas F. Ferguson, David M. Gavrin, Michael E. Gellert, John A. Hagg, Michael M. Kanovsky, J. Larry Nichols, and H.R. Sanders, Jr., current members of the Devon board, will be appointed to the New Devon board. Henry R. Hamman, Robert A. Mosbacher, Jr., James L. Pate, Terry L. Savage, Brent Scowcroft, and Robert B. Weaver, current members of the PennzEnergy board, will be appointed to the New Devon board. One additional New Devon director, mutually approved by the chairman of the board of PennzEnergy and the president of Devon, will be designated by the PennzEnergy board.

  Indemnification of Devon and PennzEnergy Officers and Directors. New Devon has agreed to maintain all rights to indemnification with respect to matters occurring through the closing of the merger in favor of the directors and officers of Devon and PennzEnergy and their subsidiaries in accordance with the charter documents and by-laws and any indemnification agreement and to the fullest extent permitted under applicable law. New Devon has also agreed to continue in effect director and officer liability insurance for these persons for seven years after the merger.

  Devon and PennzEnergy Employee Stock Options. New Devon will assume the employee stock option plans and arrangements of Devon and PennzEnergy. Each outstanding Devon or PennzEnergy stock option will be converted into an option to purchase shares of New Devon common stock. Each outstanding PennzEnergy stock option will become immediately exercisable as a result of the merger. Each outstanding Devon option granted since December 10, 1998 will also become immediately exercisable as a result of the merger. See "The Merger Agreement-- Consideration to be Received in the Merger" on page 49.

  Other Matters. After the merger, James L. Pate will receive an annual salary of $200,000, plus normal business expenses, for serving as the chairman of the board of New Devon. Mr. Pate will also receive 15,000 restricted shares of the New Devon common stock effective upon completion of the merger. One-third of this stock will become unrestricted on each of the first, second and third anniversaries of the merger or earlier in the event of Mr. Pate's death, disability or removal as chairman of the board of New Devon.

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

                              THE MERGER AGREEMENT

  This section of the joint proxy statement/prospectus describes various material provisions of the merger agreement. Because the description of the merger agreement contained in this joint proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copy of the amended and restated merger agreement attached as Annex A to this joint proxy statement/prospectus before you decide how to vote.

General

  In the merger two things will happen:

  . First, Devon Oklahoma Corporation, a newly formed, wholly owned Oklahoma subsidiary of New Devon, will be merged into Devon. Devon will continue as the surviving corporation and will become a wholly owned subsidiary of New Devon.

  . Second, immediately afterward, PennzEnergy will be merged into New Devon, with New Devon continuing as the surviving corporation.

Closing of the Merger; Effective Time of the Merger; Surviving Corporations

  Closing of the Merger. Unless Devon and PennzEnergy agree otherwise, the closing of the merger will occur on the first business day after the date on which all closing conditions have been satisfied or waived. The closing of the merger is expected to take place after the approval of the stockholders of both companies at the special meetings.

  Effective Time of the Merger. At the closing of the merger, Devon will file a certificate of merger with the Oklahoma Secretary of State. Immediately thereafter, on the same day, New Devon will file a certificate of merger with the Delaware Secretary of State. Unless Devon and PennzEnergy agree otherwise, each of the mergers will become effective at the times the certificates are duly filed with the Delaware and Oklahoma Secretaries of State.

  Surviving Corporations. New Devon will be the surviving corporation in the merger of PennzEnergy into New Devon, and New Devon's name will be changed to "Devon Energy Corporation." Devon will become a wholly owned subsidiary of New Devon and will change its name. In the merger, the certificate of incorporation and by-laws of New Devon in effect immediately prior to the effective time of the merger will be the certificate of incorporation and by-laws of the surviving corporation. See "Comparison of the Rights of Holders of Devon and PennzEnergy Common Stock to Those of New Devon Common Stock" on page 73. The initial directors and senior executive officers of New Devon following the merger will be as described in "Directors and Executive Officers of New Devon" on page 66.

Consideration to be Received in the Merger

  In the merger, without any action on the part of the Devon and PennzEnergy stockholders, the issued and outstanding shares of Devon and PennzEnergy capital stock will be treated as follows:

    (a) each outstanding share of Devon common stock will be converted into one share of New Devon common stock;

    (b) each share of Devon common stock owned or held by Devon or PennzEnergy, or their wholly owned subsidiaries, including treasury stock will be canceled and retired;

    (c) each outstanding share of PennzEnergy common stock will be converted into 0.4475 shares of New Devon common stock;

    (d) each share of PennzEnergy common stock owned or held by Devon or PennzEnergy or their wholly owned subsidiaries, including treasury stock will be canceled and retired;

    (e) each outstanding share of PennzEnergy 6.49% cumulative preferred stock, series A, will be converted into one share of 6.49% cumulative preferred stock, series A, of New Devon;

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

    (f) the one outstanding share of Devon special voting stock will be converted into one share of special voting stock of New Devon;

    (g) each outstanding share exchangeable for one share of Devon common stock immediately prior to the merger will become exchangeable for one share of New Devon common stock;

    (h) each outstanding trust convertible preferred security of Devon Financing Trust convertible into 1.6393 shares of Devon common stock will become convertible into 1.6393 shares of New Devon common stock;

    (i) each share of New Devon common stock held in treasury or owned or held by Devon or PennzEnergy or their wholly-owned subsidiaries will be canceled and retired;

    (j) each outstanding and unexercised option to purchase a share of Devon common stock issued under Devon's employee benefit plans will be converted into an option to purchase one share of New Devon common stock; and

    (k) each outstanding and unexercised option to purchase a share of PennzEnergy common stock issued under PennzEnergy's employee benefit plans will be converted into an option to purchase 0.4475 shares of New Devon common stock at an exercise price equal to the quotient of dividing the exercise price immediately prior to the merger by 0.4475 (rounded to the nearest cent), will have the same terms and conditions that were applicable to the PennzEnergy stock options and will become immediately exercisable as a result of the merger.

Exchange of Shares; Fractional Shares

  Exchange Agent. Prior to the merger, New Devon will appoint BankBoston, N.A. or another exchange agent reasonably acceptable to Devon and PennzEnergy to effect the exchange of certificates representing shares of Devon common stock and PennzEnergy common stock for certificates representing shares of New Devon common stock and cash to be paid in lieu of fractional shares of PennzEnergy common stock. From time to time as needed, New Devon will deposit, for the benefit of holders of Devon common stock and PennzEnergy common stock, certificates representing New Devon common stock with the exchange agent for conversion of shares as described under "--Consideration to be Received in the Merger" on page 49.

  Exchange of Shares. Promptly after the merger, the exchange agent will mail to each holder of certificates of Devon common stock and PennzEnergy common stock a letter of transmittal and instructions explaining how to surrender those certificates to the exchange agent.

  Devon stockholders and PennzEnergy stockholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed letter of transmittal and any other documents required by the instructions to the letter of transmittal, will receive New Devon common stock certificates representing the number of shares that each holder is entitled in accordance with the applicable exchange ratio, with a check representing the amount of cash being paid in lieu of fractional shares of New Devon common stock. Holders of unexchanged Devon stock certificates or PennzEnergy stock certificates will not receive any dividends or other distributions made by New Devon after the merger until their stock certificates are surrendered. Upon surrender, however, subject to applicable laws, those holders will receive all dividends and distributions made on the related shares of New Devon common stock subsequent to the merger, less the amount of any withholding taxes, together with a check representing the amount of cash in lieu of fractional shares of New Devon common stock, in each case without interest. Any shares of New Devon common stock to be issued in the merger or funds set aside by New Devon to pay cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on shares of New Devon common stock to be issued in the merger that are not claimed one year after the merger will be delivered to New Devon. Thereafter, New Devon shall act as the exchange agent and former stockholders of Devon or PennzEnergy may look only to New Devon for payment of their shares of New Devon common stock, cash in lieu of fractional shares and unpaid dividends and distributions. None of New Devon, the exchange agent or any other person will be liable to any former holder of Devon common stock or PennzEnergy common stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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

  Devon stock certificates and PennzEnergy stock certificates should not be returned with the enclosed proxy card and should not be forwarded to the exchange agent except with a signed letter of transmittal and any other documents that may be required by the exchange agent. A letter of transmittal and accompanying instructions will be provided to Devon and PennzEnergy stockholders following the merger.

  Fractional Shares. No fractional shares of New Devon common stock will be issued to holders of PennzEnergy common stock. In lieu of fractional shares, each holder of shares of PennzEnergy common stock will receive by cash, check or other form of payment an amount representing that holder's proportionate interest in the net proceeds from the sale by the exchange agent on the principal securities exchange on which the New Devon common stock is traded of the aggregate of the fractions of shares of New Devon common stock which would otherwise be issued. Until the net proceeds of the sale or sales have been distributed to the holders of PennzEnergy common stock, the exchange agent will hold the proceeds in trust for the holders of PennzEnergy common stock. The exchange agent will determine the portion of the net proceeds each holder of PennzEnergy common stock is entitled to receive by multiplying the amount of the aggregate net proceeds by a fraction:

    (1) the numerator of which is the amount of the fractional part of a share of New Devon common stock to which the holder is entitled; and

    (2) the denominator of which is the aggregate amount of fractional share interests to which all holders of PennzEnergy common stock are entitled.

  No interest will be paid in connection with the exchange of fractional shares.

  Preferred Stock. Promptly after the merger, New Devon will take all steps necessary to issue a new single global stock certificate registered in the name of Cede & Co., as nominee of The Depository Trust Company, representing shares of New Devon preferred stock into which shares of PennzEnergy preferred stock are converted, and to fully effect the conversion of PennzEnergy preferred stock into New Devon preferred stock in the Depository Trust Company system for all purposes, including with respect to payments of dividends and transfers of beneficial ownership. Dividends declared or made after the merger with respect to PennzEnergy preferred stock or New Devon preferred stock will be paid to Cede & Co., as nominee of The Depository Trust Company, for crediting to accounts of holders of New Devon preferred stock.

Conditions to the Merger

  Conditions to Each Company's Obligation to Effect the Merger. The obligations of Devon and PennzEnergy to effect the merger are subject to a number of conditions, including the following, unless waived by both companies:

  . the approval of the merger agreement by the Devon stockholders and by the PennzEnergy stockholders;

  . the expiration or early termination of the waiting period under (a) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and (b) any material applicable foreign competition or antitrust law or regulation;

  . no law, decree, order or injunction prohibiting the consummation of the merger, provided the parties have agreed to use their commercially reasonable best efforts to have any applicable decree, order or injunction lifted;

  . the effectiveness of the registration statement of which this joint proxy statement/prospectus is a part and the SEC not issuing a stop order suspending the effectiveness; and

  . the approval of the shares of New Devon common stock to be issued in the merger for listing on the New York Stock Exchange or the American Stock Exchange, subject to official notice of issuance.

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

  Additional Conditions to Each Company's Obligations. The obligation of Devon and PennzEnergy to effect the merger is further subject to the following additional conditions, unless waived by the other:

  . material compliance with its agreements and covenants under the merger agreement;

  . its representations and warranties set forth in the merger agreement and documents delivered in connection with the merger agreement being true and correct in all material respects;

  . its receipt of a written opinion of Baker & Botts, L.L.P., in the case of PennzEnergy, and McAfee & Taft A Professional Corporation, in the case of Devon, that:

    (1) the merger will be treated for federal income tax purposes as two reorganizations within the meaning of Section 368(a) of the Internal Revenue Code; and

    (2) no gain or loss will be recognized by such company or its stockholders who exchange all of their common stock for New Devon common stock, except for cash in lieu of fractional shares; and

  . the absence of any material event or occurrence since the date of the merger agreement.

Representations and Warranties

  The merger agreement contains representations and warranties by Devon and PennzEnergy as to themselves and their subsidiaries concerning, among other things:

    .  organization, standing and authority;

    . corporate authorization to enter into the merger and related transactions;

    .  capital structure;

    .  significant subsidiaries;

    .  the absence of defaults caused by execution of the merger agreement;

    .  compliance with agreements, court orders and laws;

    .  accuracy of financial statements and reports filed with the SEC;

    .  the absence of material litigation;

    .  the absence of certain changes or events;

    .  tax matters;

    .  employee benefits and labor matters;

    .  the absence of violations or liabilities under environmental laws;

    .  the ownership and rights to use intellectual property;

    .  good title to properties;

    .  insurance matters;

    .  broker's and finder's fees;

    .  receipt of financial advisors' opinions;

    .  the absence of ownership of the other company's capital stock;

    . qualification of the merger as a reorganization for federal income tax purposes;

    .  required board and stockholder approvals;

    . amendments of the companies' rights agreements to permit the merger and related transactions; and

    . the absence of noncompetition and material asset sale or purchase contracts.

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

Certain Covenants

  Operating Covenants. Prior to the merger, each of Devon and PennzEnergy will conduct its operations in the ordinary course in substantially the same manner as previously conducted, and will use its commercially reasonable best efforts to preserve intact its business organization and goodwill and keep available the services of its respective officers and maintain satisfactory relationships with those persons with whom it is having business relationships. With certain exceptions, the merger agreement places specific restrictions on the ability of each of Devon and PennzEnergy to, among other things:

  .  amend its certificate of incorporation or by-laws;

  . fail to promptly notify the other of any material change in its condition or business or any material litigation or material governmental complaints, investigations or hearings (including those contemplated and delivered in writing) or the material breach of any representation or warranty contained in the merger agreement;

  . fail to promptly deliver to the other any SEC filings made subsequent to the date of the merger agreement;

  . issue its capital stock, effect any change in its capitalization, grant any right to acquire capital stock (other than to new employees consistent with past practice or pursuant to existing contractual commitments), increase any compensation or benefits or adopt any employee benefit plan;

  . declare, set aside or pay dividends or redeem, purchase or otherwise acquire any shares of its capital stock, except that PennzEnergy may continue to pay dividends on shares of PennzEnergy common stock and the PennzEnergy preferred stock at a rate not greater than $0.0625 per share and $1.6225 per share, respectively, in any quarter and Devon may continue to pay dividends on the shares of Devon common stock and exchangeable shares at a rate not greater than $0.05 per share;

  .  dispose of material assets outside the ordinary course of business;

  . acquire businesses or entities for an aggregate consideration in excess of $3 million or for which a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 is required without the consent of the other party;

  . except as may be required by a change in law or in generally accepted accounting practices, change any of its accounting principles or practices;

  .  fail to use reasonable efforts to maintain its insurance;

  . make or rescind any material tax election, settle or compromise any material tax liability, or materially change its methods of reporting income or deductions for federal income tax purposes, except as may be required by applicable law;

  . (1) incur any indebtedness for borrowed money (except under existing credit lines, refinancing of existing debt and other immaterial borrowings that in each case permit prepayment without material penalty), (2) guarantee any indebtedness or issue any debt securities (or warrants or rights to acquire any debt securities), or guarantee any debt securities of others, (3) except in the ordinary course of business, enter into any material leases or create any material mortgages, liens, security interests or other encumbrances on its property in connection with any indebtedness or (4) make or commit to make any capital expenditures in excess of $3 million over the fiscal 1999 capital expenditures budget;

  .  purchase any shares of Devon common stock or PennzEnergy common stock;

  .  agree to do any of the above actions;

  . take any action that is likely to materially delay or adversely affect the ability of Devon or PennzEnergy to obtain any consent or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to complete the merger;

  . terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it is a party or fail to enforce to the fullest extent permitted under applicable law the provisions of those agreements;

  . enter into or amend any agreement with any holder of shares of Devon common stock or PennzEnergy common stock with respect to the holding, voting or disposing of shares; and

  . cause by resolution of its board of directors the acceleration of rights, benefits or payments under its employment benefits plans.

  The merger agreement contains additional agreements relating to, among other things:

  . the preparation, filing and distribution of this document and New Devon's filing of the registration statement on Form S-4 of which this document is a part;

  . the recommendation of the merger by each company's board of directors to their respective stockholders;

  . convening and holding the Devon stockholders meeting and the PennzEnergy stockholders meeting;

  . access to information and cooperation regarding filings with governmental and other agencies and organizations;

  .  public announcements;

  .  mutual notification of specified matters;

  . the delivery of the comfort letters from each company's independent accountants;

  .  agreements as to certain employee benefits matters;

  . absence of actions or omissions that would result in the merger not qualifying as two reorganizations under Section 368(a) of the Internal Revenue Code;

  . actions preventing the merger or the transactions contemplated by the merger agreement from causing the rights issued pursuant to the Devon and PennzEnergy rights agreements to be exercised; and

  . termination of agreements involving sharing of costs with affiliates or former affiliates of PennzEnergy.

  Affiliate Agreements. Devon and PennzEnergy have agreed to use their reasonable best efforts to cause their affiliates (as defined by Rule 145 under the Securities Act) to enter into written agreements prior to the merger not to sell, pledge, transfer or otherwise dispose of any shares of New Devon issued to them in connection with the merger, except in compliance with Rule 145 under the Securities Act or unless the shares have been registered under the Securities Act or there is an available exemption from the registration requirements. An affiliate would include any person that controls, is controlled by, or is under common control with Devon or PennzEnergy and may include some of their officers and directors and principal stockholders.

  New Devon intends to register under the Securities Act the shares of New Devon common stock issuable upon exercise of Devon stock options and PennzEnergy stock options that are assumed by New Devon, whereupon New Devon common stock issuable upon exercise of the Devon stock options or PennzEnergy stock options may be sold without restrictions by Devon optionholders and PennzEnergy optionholders who are not affiliates of Devon or PennzEnergy. Devon optionholders and PennzEnergy optionholders who are affiliates of Devon or PennzEnergy must comply with the volume, current public information and manner of sale limitations of Rule 144 under the Securities Act.

  Listing of the New Devon Common Stock. Devon and PennzEnergy have agreed to use their reasonable best efforts to cause the shares of New Devon common stock to be issued in the merger to be approved for listing on the New York Stock Exchange prior to the merger. If they cannot obtain that approval, they will use reasonable best efforts to cause the New Devon common stock to be approved for listing on the American Stock Exchange.

Indemnification and Insurance

  Following the merger, and for a period of seven years, New Devon will indemnify and hold harmless to the fullest extent permitted under applicable law each past or present officer or director of Devon or PennzEnergy, and each person who served at the request of Devon or PennzEnergy as a director, officer, trustee or fiduciary of another entity or enterprise. Those persons will be indemnified for actions taken by them, or failures to act, while serving in those capacities, whether claimed before or after the merger.

  Following the merger, New Devon will cause directors' and officers' liability insurance to be maintained for a period of seven years. The insurance will cover persons who are or were covered by Devon's or PennzEnergy's existing directors' and officers' liability insurance policies. The terms of the insurance will be substantially no less advantageous to such persons than the existing insurance with respect to acts or omissions prior to the merger. However, New Devon will not be required to pay annual premiums in excess of 250% of the last annual premium paid by Devon or PennzEnergy, but will purchase as much coverage as reasonably practicable for such amount.

Other Acquisition Proposals

  In the merger agreement each of Devon and PennzEnergy has agreed that it and its subsidiaries will:

  . not knowingly permit any of its officers, directors, employees, agents or representatives to solicit, initiate or knowingly encourage any inquiry, proposal or offer for a third-party tender offer, combination, consolidation, business combination or similar transaction involving any assets or class of its capital stock, or participate in any discussions or negotiations concerning such an acquisition proposal; and

  . immediately cease any existing negotiations with any third parties with respect to any of the above; except that PennzEnergy or Devon, or their boards of directors, may respond publicly to a third-party tender offer as required by the federal securities laws or provide information on a confidential basis to any person, or have discussions with any person, who makes an unsolicited bona fide acquisition proposal with respect to all of the outstanding common stock or substantially all of the company assets, as long as:

    (1) the company involved, whether Devon or PennzEnergy, provides immediate notice to the other that it has received the unsolicited request for information or an acquisition proposal, and continues to provide timely updates as to material developments;

    (2) in the good faith judgment of its board of directors, after consultation with its financial and outside legal advisors and taking into account the likelihood of consummation, the acquisition proposal is superior to the merger and the failure to respond to the information request or to engage in discussions would be inconsistent with its fiduciary obligations; and

    (3) it does not enter into any agreement with respect to an acquisition proposal prior to the termination of the merger agreement.

  The Devon board or the PennzEnergy board may withdraw or change its original recommendation to stockholders to vote for the merger agreement, or recommend that stockholders vote instead for a superior acquisition proposal, but only if the board determines, after consultation with its counsel, that the failure to do so would be inconsistent with its fiduciary obligations. As described further in the next two sections of this joint proxy statement/prospectus, each of Devon and PennzEnergy has the right to terminate the merger agreement in order to accept a superior acquisition proposal, subject to the payment of a termination fee and expenses. See "-- Termination Fees and Expenses" on page 56.

Termination

  Prior to the merger, the merger agreement may be terminated:

  .  by mutual written consent of Devon and PennzEnergy;

  .  by either Devon or PennzEnergy if:

      (1) the merger is not consummated by December 31, 1999, so long as the party seeking to terminate did not prevent consummation by failing to fulfill any of its obligations under the merger agreement;

      (2) either of their stockholders fail to approve the merger; or

      (3) there is a legal prohibition to closing the merger so long as the party seeking termination has used its commercially reasonable best efforts to remove such action.

  .  by Devon if:

      (1) the Devon board determines that proceeding with the merger would be inconsistent with its fiduciary obligations due to a superior proposal, but only if Devon provides PennzEnergy with one week's notice of its intent to terminate and during such week, Devon considers any adjustments in the terms and conditions of the merger agreement that PennzEnergy may propose, and Devon pays to PennzEnergy a termination fee of up to $22 million;

      (2) PennzEnergy breaches any of its agreements in the merger agreement or if any representation or warranty of PennzEnergy becomes untrue, where the conditions to the merger agreement would not be satisfied, and the breach is not cured within 30 days and Devon is not in material breach of the merger agreement; or

      (3) the PennzEnergy board withdraws, or materially modifies, its approval or recommendation of the merger, or recommends an acquisition proposal.

  .  by PennzEnergy if:

    (1) the PennzEnergy board determines that proceeding with the merger would be inconsistent with its fiduciary obligations due to a superior proposal, but only if PennzEnergy provides Devon with one week's notice of its intent to terminate and during such week, PennzEnergy considers any adjustments in the terms and conditions of the merger agreement that Devon may propose, and PennzEnergy pays to Devon a termination fee of up to $22 million;

    (2) Devon or New Devon breaches any of its agreements in the merger agreement or if any representation or warranty of Devon or New Devon becomes untrue, where the conditions to the merger agreement would not be satisfied, and the breach is not cured within 30 days and PennzEnergy is not in material breach of the merger agreement; or

    (3) the Devon board withdraws, or materially modifies, its approval or recommendation of the merger, or recommends an acquisition proposal.

Termination Fees and Expenses

  Termination Fees Payable by Devon. Devon has agreed to pay PennzEnergy a cash termination fee of up to $22 million at the time of termination of the merger agreement if one of the following circumstances occurs:

  . Devon terminates the merger agreement because of a superior acquisition proposal;

  . after the public announcement that Devon has received an acquisition proposal, Devon or PennzEnergy terminates the merger agreement because the Devon stockholders vote against the merger; or

  . after the public announcement or receipt by Devon of an acquisition proposal, PennzEnergy terminates the merger agreement because the Devon board has withdrawn or materially modified its approval or recommendation of the merger, or the Devon board has recommended to Devon stockholders the acquisition proposal.

If the circumstances specified in the first or third preceding clause occur, the termination fee will be $22 million. If the circumstances specified in the second preceding clause occur, the termination fee will be $10 million, plus an additional $12 million if, within twelve months of terminating the merger agreement, Devon accepts an acquisition proposal to sell at least a majority of its common stock or assets to a third party.

  Termination Fees Payable by PennzEnergy. PennzEnergy has agreed to pay Devon a cash termination fee of up to $22 million at the time of termination of the merger agreement if one of the following circumstances occurs:

  . PennzEnergy terminates the merger agreement because of a superior acquisition proposal;

  . after the public announcement that PennzEnergy has received an acquisition proposal, PennzEnergy or Devon terminates the merger agreement because the PennzEnergy stockholders vote against the merger; or

  . after the public announcement or receipt by PennzEnergy of an acquisition proposal, Devon terminates the merger agreement because the PennzEnergy board has withdrawn or materially modified its approval or recommendation of the merger, or the PennzEnergy board has recommended to PennzEnergy stockholders the acquisition proposal.

If the circumstances specified in the first or third preceding clause occur, the termination fee will be $22 million. If the circumstances specified in the second preceding clause occur, the termination fee will be $10 million, plus an additional $12 million if, within twelve months of terminating the merger agreement, PennzEnergy accepts an acquisition proposal to sell at least a majority of its common stock or assets to a third party.

  If the board of directors of PennzEnergy or Devon recommends that its stockholders accept a third-party tender or exchange offer for its common stock, it will be treated for purposes of determining termination fees as though an acquisition agreement for PennzEnergy or Devon has been executed and delivered.

  If either company fails to promptly pay any termination amount due, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the party owing the termination amount, the party owing the termination amount will pay to the other party its costs and expenses in connection with such suit, together with interest on the termination amount from each date for payment until the date of such payment at the published prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus two percent.

Merger Costs

  Devon and PennzEnergy expect to incur approximately $71.5 million of nonrecurring business combination costs, primarily related to investment banking expenses, severance, legal and accounting fees, financial printing expenses and other related charges.

Other Expenses

  All costs and expenses incurred in connection with the merger agreement and related transactions will be paid by the party incurring them, except that termination fees and expenses will be paid as provided above in "-- Termination Fees and Expenses" on page 56.

Amendment; Extension and Waiver

  Amendment. Subject to the next sentence, the merger agreement may be amended at any time with the consent of the Devon board and the PennzEnergy board. If the merger agreement has been approved by the Devon stockholders and the PennzEnergy stockholders, then it cannot be amended subsequently without obtaining any further stockholder approval required by law.

  Extension and Waiver. At any time prior to the completion of the merger, each of Devon and PennzEnergy may, to the extent permitted by law, grant the other party additional time to perform its obligations under the merger agreement, and may waive compliance with any agreements or conditions for the benefit of that party.

Stock Exchange Listing

  The American Stock Exchange has conditionally approved, subject to stockholder approval, the listing, on a "when issued" basis, of the shares of New Devon common stock to be issued in the merger and upon future exercise of the exchangeable shares, conversion of the trust convertible preferred securities and upon future exercise of Devon and PennzEnergy stock options.

                          THE STOCK OPTION AGREEMENTS

  Because the description of the stock option agreements contained in this joint proxy statement/prospectus is a summary, it does not contain all the information that may be important to you. You should read carefully the entire copies of the stock option agreements attached as Annexes D and E to this joint proxy statement/prospectus before you decide how to vote.

General

  As an inducement and condition to entering into the merger agreement, Devon and PennzEnergy granted to each other options to purchase shares of their common stock equal to approximately 14.9% of their currently outstanding shares in substantially identical stock option agreements.

Terms of the Options

  Number of Shares and Exercise Price. Under the Devon stock option agreement, Devon has granted to PennzEnergy an option to purchase up to 6,429,066 shares of Devon common stock at a price per share of $32.375, the closing price for Devon common stock on the American Stock Exchange on the day immediately prior to the execution of the stock option agreement. Under the PennzEnergy stock option agreement, PennzEnergy has granted to Devon an option to purchase up to 7,145,912 shares of PennzEnergy common stock at a price per share equal to $14.488, which is 0.4475 times the closing price for Devon common stock on the American Stock Exchange on the day immediately prior to execution of the stock option agreement.

  Each option has customary adjustment provisions to change the number of shares issuable under that option and the exercise price in the event of a stock dividend, a stock split, a merger, an exchange of shares, an extraordinary or liquidating dividend, or similar kinds of events in order to fully preserve the economic benefits provided under the option. The number of shares issuable under each option will also be adjusted in the event the party granting the option issues additional shares of common stock in order to ensure that the option remains exercisable for an aggregate of 14.9% of that party's outstanding common stock.

  Exercise Rights. Either Devon or PennzEnergy may exercise its option in the event that the merger agreement is terminated under circumstances which entitle it to receive a termination fee, as described above in "The Merger Agreement -- Termination" and "Termination Fee and Expenses" on page 56. These circumstances generally involve:

    . an adverse change in, or failure to reconfirm, the recommendation of a party's board of directors to such party's stockholders to approve the merger after an acquisition proposal has been received or publicly announced;

    . the approval or recommendation by a party's board of directors of a superior proposal; or

    . the failure of a party's stockholders to approve the merger after an acquisition proposal has been publicly announced.

  Expiration. To the extent an option has not been exercised, it will expire upon the earliest of:

    .  completion of the merger;

    . twelve months after the first event after which the option can be exercised; and

    . the termination of the merger agreement prior to the later of (a) an event after which the option can be exercised, and (b) an event giving rise to the payment of the $12 million fee associated with the termination.

Repurchase at the Option of the Grantee

  Each of Devon and PennzEnergy has the right to require the other to repurchase the option and any shares of its common stock purchased and held by the optionholder under the option after the occurrence of an event after which the option can be exercised, and prior to 120 days after the expiration of the option term.

  Repurchase Price. The price per share the issuer of the option will pay upon that event is equal to the sum of:

    . the aggregate exercise price paid for the exercised option shares being repurchased;

    . the excess of the applicable price over the exercise price, multiplied by the number of exercised option shares being repurchased; and

    . the excess of the applicable price over the exercise price, multiplied by the number of unexercised option shares being repurchased.

  The applicable price for a share of common stock issued under either the Devon stock option or the PennzEnergy stock option is equal to the higher of:

    . the then current market price, based on the average closing price during the ten preceding trading days, or

    . the highest purchase price per share to be paid by a third party in connection with a tender or exchange offer or a business combination transaction involving the common stock.

Registration Rights

  Devon and PennzEnergy have granted each other customary rights to register the shares of common stock issuable upon exercise of their options. Each has the right to require the other to file up to two registration statements under the Securities Act to register the shares for resale. In addition, each has agreed that if it files its own registration statement to register shares of its common stock unrelated to the options, it will allow the other to participate in that registration statement in order to register shares issuable under its option, subject to certain volume limitations. In connection with any registration described above, the issuer and optionholder will provide to each other and any underwriter of the offering customary representations, warranties and covenants, including covenants of indemnification and contribution.

Limitation of Profit

  Each of Devon's and PennzEnergy's total profit under its stock option agreement may not exceed $23 million. The total profit under each stock option agreement is the sum of:

    . the amounts received by the grantee in the repurchase of all or part of the unexercised portion of the option;

    . the amounts received by the grantee in the sale of option shares, less the grantee's purchase price for the option shares; and

    . all termination fees and expenses received or payable under the merger agreement;

less, any payments made to the grantor to reduce grantee's total profit.

  Any excess amount received by Devon or PennzEnergy above $23 million must be returned to the other party, either by delivering for cancellation shares of common stock previously issued to it, by making a cash payment, by reducing the amount of the termination fee otherwise payable to it under the merger agreement, or by any combination of those methods.

Effect of Stock Option Agreements

  The stock option agreements are intended to increase the likelihood that the merger will be completed in accordance with the terms of the merger agreement. The stock option agreements have the effect of making an acquisition or other combination of either company by or with a third party more costly because of the need to acquire or otherwise provide for the shares issuable under the option. Moreover, after consulting with their independent accountants, Devon and PennzEnergy believe that, if either option becomes exercisable, it is likely for two years to prohibit any other acquiror of the company which issued such option from accounting for the acquisition by using the pooling-of-interests accounting method. Accordingly, the stock option agreements may discourage a third party from proposing a competing transaction, including one that might be more favorable to stockholders than the merger.

                            PROPERTIES OF NEW DEVON

  The following table shows the total proved reserves of New Devon on a pro forma basis as of December 31, 1998:

                                   Proved Reserves as of December 31, 1998
                         ------------------------------------------------------------
                                                                                10%
                                                                10% Present   Present
Primary Operating Areas    Devon   PennzEnergy New Devon MBoe%     Value      Value %
-----------------------  --------- ----------- --------- ----- -------------- -------
                                                               (In Thousands)
North America--MBoe
 Western Canadian
  Sedimentary Basin.....   143,908        --     143,908  22%    $  462,921     22%
 Permian Basin..........    53,375    61,351     114,726  17%       292,951     14%
 Rocky Mountain
  Region................    78,973    23,677     102,650  16%       355,902     17%
 Gulf Coast/East Texas
  Region................     1,800    86,927      88,727  13%       390,560     19%
 Offshore Gulf of
  Mexico................        --    78,674      78,674  12%       339,995     16%
 Other U.S..............    21,295    16,477      37,772   6%       107,583      5%
                         ---------   -------   --------- ----    ----------    ----
Total--North America....   299,351   267,106     566,457  86%     1,949,912     93%
                         ---------   -------   --------- ----    ----------    ----
International--MBoe
 Azerbaijan.............        --    76,082      76,082  11%       135,867      7%
 Other International....        --    17,557      17,557   3%         1,887      0%
                         ---------   -------   --------- ----    ----------    ----
Total International.....        --    93,639      93,639  14%       137,754      7%
                         ---------   -------   --------- ----    ----------    ----
Total North America and
 International..........   299,351   360,745     660,096 100%    $2,087,666    100%
                         =========   =======   ========= ====    ==========    ====
Oil--MBbls
 U.S....................    44,451    95,969     140,420  21%
 Western Canadian
  Sedimentary Basin.....    39,006        --      39,006   6%
 Azerbaijan.............        --    76,082      76,082  11%
 Other International....        --    17,180      17,180   3%
                         ---------   -------   --------- ----
   Total................    83,457   189,231     272,688  41%
                         =========   =======   ========= ====
Gas--MMcf
 U.S....................   596,987   849,368   1,446,355  37%
 Western Canadian
  Sedimentary Basin.....   601,907        --     601,907  15%
 Other International....        --     2,266       2,266   0%
                         ---------   -------   --------- ----
   Total................ 1,198,894   851,634   2,050,528  52%
                         =========   =======   ========= ====
NGLs--MBbls
 U.S....................    11,494    29,575      41,069   6%
 Western Canadian
  Sedimentary Basin.....     4,585        --       4,585   1%
                         ---------   -------   --------- ----
   Total................    16,079    29,575      45,654   7%
                         =========   =======   ========= ====
Total--MBoe.............   299,351   360,745     660,096 100%
                         =========   =======   ========= ====

Primary Operating Areas -- North America

  New Devon's North American property base will be concentrated in five primary operating areas: the Western Canadian Sedimentary Basin, which encompasses portions of British Columbia, Alberta, Saskatchewan and Manitoba; the Permian Basin of southeastern New Mexico and west Texas; the Rocky Mountain Region, which spans from northeast Wyoming to northwest New Mexico; the offshore Gulf of Mexico; and the Gulf Coast/East Texas Region in portions of Texas and Louisiana.

Western Canadian Sedimentary Basin

  New Devon's single largest reserve position will be in the Western Canadian Sedimentary Basin with proved reserves of 143.9 million barrels of oil equivalent, or 22% of the total company on a pro forma basis as of December 31, 1998. This basin is a large geologic feature encompassing portions of British Columbia, Alberta, Saskatchewan and Manitoba. This basin feature forms a wedge-shaped depression that tapers from a maximum thickness of 17,000 feet on the western and southern margins to a zero edge along the northeast.

New Devon's properties in this basin will range from shallow oil and natural gas production in Northern Alberta to deep, long-lived gas reservoirs in the Foothills area near the Alberta/British Columbia border. In addition, approximately 2.2 million net acres of undeveloped leasehold in the Western Canadian Sedimentary Basin should continue to provide New Devon with numerous exploration and development opportunities.

Permian Basin

  This region encompasses approximately 66,000 square miles in southeastern New Mexico and West Texas and contains more than 500 major oil and gas fields. Since 1987, several significant acquisitions of properties by Devon in the Permian Basin have established prospective acreage in areas in which leasehold positions could not otherwise be obtained. The Permian Basin will represent one of New Devon's largest reserve positions with total reserves of 114.7 million barrels of oil equivalent, or 17% of the total company on a pro forma basis as of December 31, 1998. In addition, several hundred thousand acres of undeveloped leasehold should continue to provide New Devon with numerous exploration and development opportunities in the Permian Basin.

Rocky Mountain Region

  The Rocky Mountain Region includes oil and gas producing basins that are grouped together because of their geographic location rather than their geological characteristics. The region generally encompasses all or portions of the states of Colorado, Montana, New Mexico, North Dakota, Utah and Wyoming. New Devon's properties will be primarily located in the San Juan Basin in northwest New Mexico, the Raton Basin in northeast New Mexico and southeast Colorado, and the Big Horn and Powder River basins in northeast Wyoming. The Rocky Mountain Region will represent one of New Devon's largest reserve areas with 102.7 million barrels of oil equivalent, or 16% of the total company on a pro forma basis as of December 31, 1998. New Devon will also have over one million acres of net undeveloped leasehold in the Rocky Mountain Region.

  New Devon's largest natural gas reserve position in the Rocky Mountain Region will relate to its interests in two federal units in the San Juan Basin. The San Juan Basin is a densely drilled area covering 3,700 square miles. It has been historically considered the second largest gas producing basin in the United States. Prior to 1990, the basin's gas production primarily came from conventional sandstone formations at a depth of about 5,500 feet. However, in the early 1980's, development of the shallower Fruitland coal formation began. Coal seam gas production has increased total production so significantly that the San Juan Basin could be considered the largest gas producing basin in the United States.

  New Devon's coal seam expertise will also play an important role in both the Powder River and Raton basins. These basins, which are less developed than the San Juan Basin, have become two of the more active domestic onshore exploration areas in the United States. During the next five years, New Devon plans to drill several thousand coalbed methane wells in the Powder River and Raton Basins which could, in aggregate, add proved natural gas reserves in excess of two trillion cubic feet. Peak production for the Powder River Basin is anticipated for 2003, while peak production in the Raton Basin is estimated for 2004 to 2006. Additionally, New Devon anticipates initial operation of a 126-mile gas gathering system servicing the Powder River Basin in the fourth quarter of 1999. When it is fully developed in 2001, this system will have an estimated capacity of 450 million cubic feet of gas per day and will have access to multiple interstate pipelines.

Gulf Coast/East Texas Region

  New Devon's interest in the Gulf Coast/East Texas Region consists of over 465,000 net acres in portions of the states of Texas and Louisiana and includes both oil and gas producing zones. On a pro forma basis as of December 31, 1998, New Devon's Gulf Coast/East Texas reserves were 88.7 million barrels of oil equivalent, or 13% of the total company. In south Texas, where exploration by the oil and gas industry is accelerating, 3-D seismic data covers New Devon's major acreage positions underlain by Charco Lobo, the Middle Wilcox and the Frio-Vicksburg formations.

Offshore Gulf of Mexico

  New Devon will be one of the ten largest producers on the shelf in the Offshore Gulf of Mexico with operations on 75 blocks. On a pro forma basis as of December 31, 1998, proved reserves in the Gulf totaled 78.7 million barrels of oil equivalent, or 12% of the total company. New Devon will operate more than 40 fields and 80 platforms on the central and western shelf. New Devon also will hold interests in another 98 exploratory blocks, 39 of which are deepwater. Of the 39 deepwater blocks, two blocks are in production and two blocks are undergoing development. New Devon will conduct both shallow and deepwater exploration and development drilling in the Gulf of Mexico.

Primary Operating Areas -- International

  New Devon's property base outside North America will include approximately 94 million barrels of oil equivalent reserves or 14% of the total company on a pro forma basis as of December 31, 1998. New Devon will also have 10.5 million net undeveloped acres outside of North America. While New Devon's international operations will be focused primarily in Azerbaijan, New Devon will also have interests in Venezuela, Brazil, Egypt, Qatar and Australia.

Azerbaijan

  Most of New Devon's proved reserves that lie outside North America will be in Azerbaijan. On a pro forma basis as of December 31, 1998, proved reserves in Azerbaijan totaled 76.1 million barrels of oil equivalent, or 11% of the total company. New Devon's properties in Azerbaijan will be located in the Caspian Basin, which is considered home to some of the world's last known major undeveloped hydrocarbon reserves. New Devon will hold a 4.8% carried interest in the Azeri-Chirag-Gunashli joint development area, which is estimated to contain five billion barrels of crude oil. Peak production for Azerbaijan is estimated sometime between 2005 and 2008.

Developed and Undeveloped Acreage

  The following table sets forth New Devon's developed and undeveloped oil and gas lease and mineral acreage on a pro forma basis as of December 31, 1998. Gross acres are the total number of acres in which New Devon will own a working interest. Net refers to gross acres multiplied by New Devon's fractional working interests therein.

                                                        Developed   Undeveloped
                                                       ----------- -------------
                                                       Gross  Net  Gross   Net
                                                       ----- ----- ------ ------
                                                        (In Thousands of Acres)
      United States -- Onshore........................ 2,815 1,583  3,049  1,789
      United States -- Offshore.......................   328   204    532    384
      Canada.......................................... 1,120   584  2,995  2,175
      Australia.......................................    --    --    679    271
      Azerbaijan......................................    10    --    202     39
      Egypt...........................................    --    --  9,111  8,842
      Qatar...........................................    --    --    519    389
      Venezuela.......................................    23    12  1,434  1,004
                                                       ----- ----- ------ ------
        Total......................................... 4,296 2,383 18,521 14,893
                                                       ===== ===== ====== ======

                        DIRECTORS AND EXECUTIVE OFFICERS
                                  OF NEW DEVON

Directors

  The New Devon certificate of incorporation classifies the New Devon board into three classes having staggered terms of three years each. The number of directors will be fixed from time to time by resolution of the New Devon board. The New Devon board is currently set at four members. Upon completion of the merger, we expect the New Devon board will be set at fourteen members, initially consisting of the following:

                                                         Current
                                                          Board    Expiration of
     Name                                          Age Membership   First Term
     ----                                          --- ----------- -------------
     Thomas F. Ferguson(1)........................  63 Devon           2001
     David M. Gavrin(2)...........................  64 Devon           2001
     Michael E. Gellert(3)........................  68 Devon           2002
     John A. Hagg.................................  51 Devon           2000
     Henry R. Hamman..............................  61 PennzEnergy     2000
     William J. Johnson(4)........................  64 --              2002
     Michael M. Kanovsky..........................  50 Devon           2002
     Robert A. Mosbacher, Jr......................  48 PennzEnergy     2002
     J. Larry Nichols.............................  57 Devon           2000
     James L. Pate(5).............................  63 PennzEnergy     2002
     H.R. Sanders, Jr. ...........................  67 Devon           2002
     Terry L. Savage..............................  54 PennzEnergy     2001
     Brent Scowcroft..............................  74 PennzEnergy     2001
     Robert B. Weaver.............................  60 PennzEnergy     2000

--------
(1) Chairman of the Audit Committee. The Audit Committee will also consist of one additional former Devon board member and one former PennzEnergy board member.
(2) Chairman of the Compensation and Stock Option Committee. The Compensation and Stock Option Committee will also consist of one additional former Devon board member and two former PennzEnergy board members.
(3) Chairman of the Nominating Committee. The Nominating Committee will also consist of one additional former Devon board member and two former PennzEnergy board members.
(4) Designated by PennzEnergy and mutually approved by PennzEnergy's chairman of the board and Devon's president. Mr. Johnson is a private consultant for the oil and gas industry and is President and a director of JonLoc Inc., an oil and gas company of which he and his family are the sole shareholders. He also serves as a director of Tesoro Petroleum and J. Ray McDermott, S.A. From 1991 to 1994, Mr. Johnson was President, Chief Operating Officer and a director of Apache Corporation.
(5) Chairman of the Board and Chairman of the Executive Committee. The Executive Committee will consist of Mr. Pate and Mr. Nichols.

  The New Devon certificate provides that until New Devon's annual stockholder meeting in 2000, (1) the initial directors of New Devon designated by Devon and their designated successors will nominate successors to and fill any vacancies in that Devon group of directors and (2) the initial directors of New Devon designated by PennzEnergy and their designated successors will nominate successors to and fill any vacancies in that PennzEnergy group of directors. One member of the PennzEnergy group of directors must be a person mutually agreed to by New Devon's chairman and president. The New Devon certificate provides that at and after the annual stockholder meeting in 2000, a majority of the whole board will nominate successors and fill vacancies.

Executive Officers

  The New Devon board will elect executive officers of New Devon annually to serve in their respective capacities until their successors are duly elected and qualified or until their earlier resignation or removal. The following will initially serve as executive officers of New Devon:

                                                                      Current
                                                                      Company
     Name                 Age         Position in New Devon         Affiliation
     ----                 ---         ---------------------         -----------
     J. Larry Nichols....  57 President and Chief Executive Officer    Devon
     J. Michael Lacey....  53 Vice President-Operations and            Devon
                               Exploration
     Duke R. Ligon.......  58 Vice President-General Counsel           Devon
     Darryl G. Smette....  52 Vice President-Marketing and             Devon
                               Administrative Planning
     H. Allen Turner.....  46 Vice President-Corporate                 Devon
                               Development
     William T. Vaughn...  52 Vice President-Finance                   Devon
     Danny J. Heatly.....  43 Controller                               Devon
     Gary L. McGee.......  50 Treasurer                                Devon
     Marian J. Moon......  49 Secretary                                Devon

                            NEW DEVON CAPITAL STOCK

General

  At the time of the merger, the authorized capital stock of New Devon will consist of:

  .400,000,000 shares of New Devon common stock, par value $0.10 per share,

  .4,500,000 shares of preferred stock, par value $1.00 per share, and

  .one share of special voting stock, par value $0.10 per share.

  There are presently 1,000 shares of New Devon common stock, par value $0.10 per share, issued and outstanding, all of which are owned by Devon. Pursuant to the merger agreement, all of the shares of New Devon common stock owned by Devon will be cancelled upon consummation of the merger. No shares of New Devon preferred stock or special voting stock are presently issued or outstanding.

Common Stock

  Holders of New Devon common stock will be entitled to receive dividends out of legally available funds when and if declared by the New Devon board. Subject to the rights of the holders of any outstanding shares of New Devon preferred stock, holders of shares of New Devon common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. Except pursuant to the rights agreement, the shares of New Devon common stock have no preemptive, conversion or other rights to subscribe for or purchase any securities of New Devon. Upon liquidation or dissolution of New Devon, the holders of shares of New Devon common stock are entitled to share ratably in any of New Devon's assets that remain after payment or provision for payment to creditors and holders of preferred stock. All outstanding shares of New Devon common stock are fully paid and nonassessable, and the shares of New Devon common stock issued in the merger upon conversion of the trust convertible preferred securities and upon exchange of the exchangeable shares will be fully paid and nonassessable.

Trust Convertible Preferred Securities

  On July 3, 1996, Devon Financing Trust, a Delaware business trust sponsored by Devon, issued 2,990,000 trust convertible preferred securities. The trust convertible preferred securities, which prior to completion of the merger are convertible into shares of Devon common stock at the rate of 1.6393 shares of Devon common stock per trust convertible preferred security, will, immediately following the merger, be convertible at the same rate into shares of New Devon common stock. The conversion of the trust convertible preferred securities may have a dilutive effect on the stockholders of New Devon and may affect the market price of the shares of New Devon common stock.

Preferred Stock

  The New Devon preferred stock may be issued in one or more series. The New Devon board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of New Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of New Devon common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series. Upon the merger, holders of PennzEnergy 6.49% cumulative preferred stock, series A, will receive a total of up to 1,500,000 shares of New Devon 6.49% cumulative preferred stock, series A. The New Devon board has designated 1,000,000 shares of preferred stock as series A junior participating preferred stock in connection with New Devon's rights agreement.

Special Voting Stock

  One share of special voting stock, par value $0.10 per share, is authorized for issuance by New Devon and, upon the merger, the holder of the share of Devon special voting stock will receive one share of New Devon special voting stock. Except as otherwise required by law or New Devon's certificate of incorporation, the special voting share will possess a number of votes equal to the number of outstanding exchangeable shares from time to time not owned by New Devon or any entity controlled by New Devon for the election of directors and on all other matters submitted to a vote of New Devon stockholders. The holders of shares of New Devon common stock and the holder of the special voting share will vote together as a single class on all matters. In the event of a New Devon liquidation event, all outstanding exchangeable shares will automatically be exchanged for shares of New Devon common stock, and the holder of the special voting share will not be entitled to receive any assets of New Devon available for distribution to its stockholders. The holder of the special voting share will not be entitled to receive dividends. At such time as the special voting share has no votes attached to it because there are no exchangeable shares outstanding not owned by New Devon or an entity controlled by New Devon, the special voting share will be canceled.

Antitakeover and Other Provisions

  Share Rights Plan. Under the new rights agreement of New Devon, holders of shares of New Devon common stock will have one right for each share of New Devon common stock that they hold. The certificates representing outstanding shares of New Devon common stock will also evidence one right for each share. Initially, the rights will trade with the shares of New Devon common stock. Holders of exchangeable shares will receive one right with each share of New Devon common stock they receive upon exchange of their exchangeable shares. If events generally associated with an unsolicited takeover attempt of New Devon or transactions involving a change of control occur (including an acquisition, or a tender or exchange offer that would result in a bidder acquiring 15% or more of New Devon's voting securities), the rights will be distributed, will become exercisable and will trade separately from the shares of New Devon common stock.

  The rights will have antitakeover effects. They will cause substantial dilution to a person or group that attempts to acquire New Devon in a manner that causes the rights to become exercisable. We believe, however, that the rights should not affect any prospective offeror willing to negotiate with the New Devon board or interfere with any merger or other business combination approved by the New Devon board. The New Devon board may redeem the rights for $0.01 per right. The terms of the rights agreement may be amended by the New Devon board without the consent of the New Devon stockholders or the holders of the rights.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

  The following summary describes the material U.S. federal income tax consequences of the merger to U.S. holders of Devon capital stock and PennzEnergy capital stock. The summary is based upon the Internal Revenue Code, Treasury Regulations, administrative rulings and pronouncements, and judicial precedent in effect on the date of this joint proxy statement/prospectus. These authorities may be repealed, revoked or modified, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below.

  The summary deals only with Devon and PennzEnergy capital stock held by U.S. stockholders as capital assets within the meaning of Section 1221 of the Internal Revenue Code, and does not address all aspects of the U.S. federal income tax consequences that may be relevant to particular U.S. stockholders of Devon or PennzEnergy in light of their particular circumstances, such as U.S. stockholders who (1) are subject to special tax rules, such as dealers in securities or currencies, financial institutions, tax-exempt organizations, life insurance companies, persons holding New Devon, Devon or PennzEnergy capital stock as part of a hedging, conversion or straddle transaction, or U.S. stockholders whose "functional currency" is not the U.S. dollar, or (2) acquired their stock through the exercise or cancellation of employee stock options or as compensation through other means. The summary also does not address any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction.

  For purposes of this summary, "U.S. stockholder" means a beneficial owner of Devon or PennzEnergy capital stock, as applicable, that is a citizen or resident (as that term is defined in the Internal Revenue Code) of the United States, a corporation created or organized in or under the laws of the United States or any state thereof, or the District of Columbia, or a partnership, trust or estate treated for U.S. federal income tax purposes as a domestic partnership, trust or estate.

  Each U.S. stockholder is strongly advised to consult his or her own tax advisor as to the U.S. federal income tax consequences of the merger, including the particular facts and circumstances that may be unique to such U.S. stockholder, and as to any estate, gift, state, local or foreign tax consequences of the merger.

Opinions of Counsel

  The obligation of Devon and PennzEnergy to effect the merger is conditioned upon, among other things, the receipt of an opinion of McAfee & Taft A Professional Corporation, in the case of Devon, and Baker & Botts, L.L.P., in the case of PennzEnergy, each dated as of the date of the merger and based on the facts, representations and assumptions set forth in the opinions, that:

    (a) The merger will be treated for U.S. federal income tax purposes as two reorganizations within the meaning of Section 368(a) of the Internal Revenue Code; and

    (b) No gain or loss will be recognized by such company or its U.S. stockholders who exchange all of their common stock solely for New Devon capital stock in the merger, except with respect to cash received in lieu of fractional shares of New Devon capital stock.

Tax Consequences of the Merger

  Tax Consequences to Devon and its U.S. Stockholders. Assuming that the merger qualifies as two reorganizations as discussed above, in the opinion of McAfee & Taft A Professional Corporation, subject to the assumptions and qualifications set forth above, the following are the material U.S. federal income tax consequences of the merger to Devon and its U.S. stockholders:

    (a) No gain or loss will be recognized by a U.S. stockholder of Devon upon the receipt of shares of New Devon capital stock in exchange for Devon capital stock;

    (b) No gain or loss will be recognized by Devon or New Devon;

    (c) The aggregate adjusted tax basis of the shares of New Devon capital stock received by a U.S. stockholder of Devon in the merger will be equal to the U.S. stockholder's aggregate adjusted tax basis in the Devon capital stock exchanged in the merger; and

    (d) The holding period of shares of New Devon capital stock received by a U.S. stockholder in the merger will include the holding period of the Devon capital stock exchanged for the New Devon capital stock.

  Tax Consequences to PennzEnergy and its U.S. Stockholders. Assuming that the merger qualifies as two reorganizations as discussed above, in the opinion of Baker & Botts, L.L.P., subject to the assumptions and qualifications set forth above, the following are the material U.S. federal income tax consequences of the merger to PennzEnergy and its U.S. stockholders:

    (a) No gain or loss will be recognized by a U.S. stockholder of PennzEnergy upon the receipt of shares of New Devon capital stock in exchange for PennzEnergy capital stock;

    (b) Except as discussed below under "--Possible Effect upon Taxation of Pennzoil-Quaker State Spinoff," no gain or loss will be recognized by PennzEnergy;

    (c) The aggregate adjusted tax basis of the shares of New Devon capital stock received by a U.S. stockholder of PennzEnergy in the merger will be equal to the U.S. stockholder's aggregate adjusted tax basis in the PennzEnergy capital stock exchanged in the merger reduced by the amount of adjusted tax basis properly allocable to a fractional share interest in New Devon capital stock for which cash was received;

    (d) The holding period of shares of New Devon capital stock received by a U.S. stockholder pursuant to the merger will include the holding period of the PennzEnergy capital stock exchanged for New Devon capital stock; and

    (e) A U.S. stockholder of PennzEnergy will generally recognize capital gain or loss upon the receipt of cash in lieu of a fractional share interest in New Devon capital stock based upon the difference between the amount of cash received by the U.S. stockholder and the U.S. stockholder's adjusted tax basis allocable to the fractional share interest as set forth above.

  Gain or loss recognized by a U.S. stockholder upon the receipt of cash in lieu of a fractional share of New Devon will be either long-term or short-term capital gain or loss depending on the U.S. stockholder's holding period for the PennzEnergy capital stock surrendered in the merger at the effective time of the merger. In the case of a noncorporate U.S. stockholder (including an individual), any capital gain will be taxable at a preferential rate if the U.S. stockholder's holding period for the PennzEnergy capital stock exceeds one year. The deductibility of capital losses is subject to limitations. U.S. stockholders should consult their own tax advisors regarding the taxation of capital gains and capital losses recognized upon the receipt of cash in lieu of fractional shares.

  Possible Effect upon Taxation of Pennzoil-Quaker State Spinoff. In December 1998, PennzEnergy, formerly named Pennzoil Company, distributed to its stockholders all of the stock of its wholly owned subsidiary, Pennzoil-Quaker State Company, in a spinoff. PennzEnergy obtained a private letter ruling from the IRS that, based on the factual representations in the ruling request, the spinoff qualified for nonrecognition of gain or loss to PennzEnergy and its shareholders under Section 355 of the Internal Revenue Code.

  Section 355(e) of the Internal Revenue Code will require PennzEnergy to recognize gain on the spinoff, even though the spinoff otherwise qualifies for nonrecognition under Section 355, if the spinoff is part of a plan or series of related transactions that includes the merger. PennzEnergy and Devon believe that the spinoff and the merger should not be treated as part of such a plan or series of related transactions because, among other things, prior to the spinoff neither party contemplated a business combination with the other, and until

April 1999 the parties had no discussions regarding a business combination. However, the merger and spinoff will be presumed to be part of such a plan because the merger will occur during the four-year period beginning two years before the spinoff, and there can be no assurance that the presumption can be overcome. PennzEnergy currently estimates New Devon's potential tax liability with respect to the spinoff to be approximately $16 million in additional tax for 1998 and the elimination of PennzEnergy's approximately $183 million in net operating loss carryovers through 1998.

  Net Operating Losses. As of the effective date of the merger, PennzEnergy estimates it will have a net operating loss available for carryforward of approximately $330 million for regular U.S. federal income tax and approximately $211 million for U.S. federal alternative minimum tax. PennzEnergy's U.S. federal income tax returns for 1996 and 1997 are presently being examined by the IRS. Issues reasonably anticipated to be raised by the IRS in that examination, together with the issues discussed above regarding the spinoff, may result in proposed adjustments to the U.S. federal income tax liability of PennzEnergy for prior years. To the extent any proposed adjustments are sustained, the net operating losses of PennzEnergy available for carryforward at the time of the merger will be reduced or eliminated.

  The ability of the New Devon consolidated group to utilize pre-merger net operating losses of PennzEnergy may be further limited because former Devon stockholders will own more than 50 percent of the capital stock of New Devon after the merger. Accordingly, the merger will result in an "ownership change" of PennzEnergy as that term is defined in Section 382(g) of the Internal Revenue Code and utilization of any net operating losses of PennzEnergy will be subject to the limitations imposed by Section 382 of the Internal Revenue Code. Moreover, the PennzEnergy net operating losses will have been incurred in a "separate return limitation year" and their utilization in subsequent consolidated U.S. federal income tax returns of the affiliated group may be limited.

Information Reporting and Backup Withholding

  Information reporting requirements will generally apply to payments of cash in lieu of fractional shares made pursuant to the merger to U.S. stockholders other than certain exempt recipients (such as corporations). Certain noncorporate U.S. stockholders may be subject to backup withholding at a rate of 31 percent on cash payments received in lieu of fractional shares of New Devon capital stock pursuant to the merger. Backup withholding will not apply, however, to a U.S. stockholder who:

    (a) furnishes a correct taxpayer identification number and certifies that the U.S. stockholder is not subject to backup withholding on the substitute Form W-9 (or successor form) included in the letter of transmittal to be delivered to Devon and PennzEnergy stockholders following consummation of the merger;

    (b) provides a certification of foreign status on Form W-8 (or successor form); or

    (c) is otherwise exempt from backup withholding.

  COMPARISON OF THE RIGHTS OF HOLDERS OF DEVON AND PENNZENERGY COMMON STOCK TO
                        THOSE OF NEW DEVON COMMON STOCK

  The following is a summary comparison of the material differences between (1) the rights of common stockholders of Devon and holders of New Devon common stock under the respective certificates of incorporation and by-laws of the companies and under Oklahoma and Delaware law, and (2) the rights of common stockholders of PennzEnergy and holders of New Devon common stock under their respective certificates of incorporation and by-laws. PennzEnergy and New Devon are both incorporated in Delaware and, accordingly, descriptions of Delaware law under the column "New Devon" also apply to PennzEnergy.

  The following summary is not intended to be complete and is qualified by reference to Delaware law, Oklahoma law, the Devon certificate and by-laws, the PennzEnergy certificate and by-laws and the New Devon certificate and by-laws. For information on how to obtain copies of the certificates of incorporation and by-laws of the companies, see "Where You Can Find More Information" on page 89.

         Devon                   New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                            Authorized Capital Stock

--------------------------------------------------------------------------------
   The authorized           The authorized            The authorized
 capital stock of         capital stock of New      capital stock of
 Devon consists of (1)    Devon consists of (1)     PennzEnergy consists
 400,000,000 shares of    400,000,000 shares of     of (1) 100,000,000
 Devon common stock,      New Devon common          shares of PennzEnergy
 par value $0.10 per      stock, par value          common stock, par
 share, (2) 3,000,000     $0.10 per share, (2)      value $0.83 1/3 per
 shares of Devon          4,500,000 shares of       share, (2) 27,862,924
 preferred stock, par     New Devon preferred       shares of preference
 value $1.00 per          stock, par value          common stock, par
 share, and (3) one       $1.00 per share, and      value $0.83 1/3 per
 share of special         (3) one share of          share and (3)
 voting stock, par        special voting stock,     9,747,720 shares of
 value $0.10 per          par value $0.10 per       preferred stock, par
 share.                   share.                    value $1.00 per
                                                    share.

--------------------------------------------------------------------------------

                  Vote Required for Extraordinary Transactions

--------------------------------------------------------------------------------

   These provisions         Under Delaware law,     The PennzEnergy
 under Oklahoma law       whenever the approval     certificate does not
 are substantially        of the stockholders       require a greater
 similar to the           of a corporation is       percentage vote than
 corresponding            required for a            that required under
 Delaware law             merger, consolidation     Delaware law for
 provisions.              or sale of assets,        these actions unless
                          the merger,               the transaction is
   The Devon              consolidation or sale     with a beneficial
 certificate does not     must be approved by       owner of 5% or more
 require a greater        owners of a majority      of PennzEnergy voting
 percentage vote than     of the outstanding        stock. (See
 that required under      shares entitled to        Antitakeover
 Oklahoma law for         vote. Also, unless        Provisions and
 these actions except     required by a             Interested
 in the case of some      corporation's             Stockholder
 transactions with a      certificate of            Transactions on page
 beneficial owner of      incorporation, no         81.)
 15% or more of the       vote of the
 Devon common stock.      stockholders of a
 (See Antitakeover        corporation surviving
 Provisions and           a merger is necessary
 Interested               to authorize a merger
 Stockholder              if:
 Transactions on page
 81.)                           (1) the
                              certificate of
                              incorporation of
                              the surviving
                              corporation is not
                              amended;

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                                (2) each share of
                              stock of the
                              surviving
                              corporation is to be
                              an identical share
                              of the surviving
                              corporation after
                              the merger; and

                                (3) the number of
                              shares to be issued
                              in the merger does
                              not exceed 20% of
                              the corporation's
                              outstanding common
                              stock immediately
                              prior to the
                              effective date of
                              the merger.

                             Delaware law also
                           provides that a parent
                           corporation that is
                           the record holder of
                           at least 90% of the
                           outstanding shares of
                           each class of stock of
                           a subsidiary may merge
                           that subsidiary into
                           the parent corporation
                           without the approval
                           of the subsidiary's
                           stockholders or board
                           of directors and
                           without the approval
                           of the parent's
                           stockholders.

                             The New Devon
                           certificate does not
                           require a greater
                           percentage vote than
                           that required under
                           Delaware law for these
                           actions.

         Devon                   New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                        Amendment to Governing Documents

--------------------------------------------------------------------------------
                            Under Delaware law,       The PennzEnergy
   These provisions       a corporation's           certificate does not
 under Oklahoma law       certificate of            require a greater vote
 are substantially        incorporation may be      than that required
 similar to the           amended by the            under Delaware law for
 corresponding            affirmative vote of a     amendments to its
 Delaware law             majority of the           certificate except
 provisions.              outstanding stock         that an 80% vote is
                          entitled to vote at a     required to amend
   The Devon              stockholder's meeting     portions of the
 certificate requires     and a majority of the     certificate
 approval of at least     outstanding stock of      restricting certain
 80% of the               each class entitled to    transactions with
 outstanding shares       vote as a class. Also,    beneficial owners of
 entitled to vote to      Delaware law provides     5% or more of
 amend some of the        that a corporation's      PennzEnergy shares. In
 provisions of the        certificate may           cases when the 80%
 Devon certificate. It    require the vote of a     vote is applicable,
 also grants to the       greater number or         the vote of a majority
 Devon board the power    proportion than is        of the PennzEnergy
 to adopt, amend or       required by Delaware      shares excluding any
 repeal the by-laws.      law.                      owned by beneficial
                                                    owners of 5% or more
                            The New Devon           of the PennzEnergy
                          certificate requires      shares is also
                          approval of at least      required.
                          two-thirds of the
                          outstanding shares
                          entitled to vote to
                          amend some of the
                          provisions of the New
                          Devon certificate. It
                          also grants the New
                          Devon board the power
                          to adopt, alter and
                          repeal the New Devon
                          by-laws. In addition,
                          the stockholders of
                          New Devon may amend
                          the by-laws with an
                          affirmative vote of
                          the holders of at
                          least two-thirds of
                          the outstanding
                          shares entitled to
                          vote, voting together
                          as a single class.

--------------------------------------------------------------------------------

                               Dissenters' Rights

--------------------------------------------------------------------------------

                                                      The PennzEnergy
   These provisions         Under Delaware law,     certificate does not
 under Oklahoma law       unless a corporation's    grant appraisal rights
 are substantially        certificate provides      to its stockholders in
 similar to the           otherwise, the rights     addition to those
 corresponding            of the dissenting         provided by Delaware
 Delaware law             stockholders to obtain    law.
 provisions.              the fair value for
                          their stock, also
   The Devon              referred to as
 certificate does not     appraisal rights, may
 grant appraisal          only be available in
 rights to its            connection with a
 stockholders in          statutory merger or
 addition to those        consolidation.
 provided by Oklahoma     Appraisal rights are
 law.                     not available to a
                          corporation's
                          stockholders under
                          Delaware law when the
                          corporation is to be
                          the surviving
                          corporation and no
                          vote of its
                          stockholders is
                          required to approve
                          the merger. In

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                           addition, unless the
                           corporation's
                           certificate provides
                           otherwise, no appraisal
                           rights are available
                           under Delaware law to
                           the holders of shares
                           of any class of stock
                           which is either:

                             (1) listed on a
                           national securities
                           exchange or
                           designated as a
                           national market
                           system security by
                           the NASD; or

                             (2) held of record
                           by more than 2,000
                           stockholders, unless
                           the stockholders are
                           required by the
                           terms of the merger
                           to accept anything
                           other than:

                                (a) shares of
                              stock of the
                              surviving
                              corporation;

                                (b) shares of
                              stock of any
                              other corporation
                              listed on a
                              national
                              securities
                              exchange and/or
                              designated as
                              described above,
                              or held of record
                              by more than
                              2,000 holders;

                                (c) cash in
                              lieu of
                              fractional
                              shares; or

                                (d) any
                              combination of
                              the above three
                              items.

                             The New Devon
                           certificate does not
                           grant appraisal rights
                           to its stockholders in
                           addition to those
                           required by Delaware
                           law.

--------------------------------------------------------------------------------

                         Classified Board of Directors

--------------------------------------------------------------------------------

   Oklahoma law              Delaware law               The PennzEnergy
 provides that a           provides that a            certificate currently
 corporation's board of    corporation's board of     provides for a
 directors may be          directors may be           classified board,
 divided into various      divided into various       divided into three
 classes with staggered    classes with staggered     classes. The PennzEnergy
 terms of office.          terms of office.           certificate also provides
                                                      for cumulative voting
   The Devon                 The New Devon            in the election of
 certificate currently     certificate currently      directors.
 provides for a            provides for a
 classified board,         classified board,
 divided into three        divided into three
 classes.                  classes. The New Devon
                           certificate does not
                           provide for cumulative
                           voting in the election
                           of directors.

         Devon                   New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                              Number of Directors

--------------------------------------------------------------------------------
    The Devon                The New Devon            The PennzEnergy by-
 certificate provides     certificate provides      laws provide that the
 that the fixed number    that the number of        number of directors
 of directors, which      directors shall not       has been fixed by the
 must be not less than    be less than three        PennzEnergy board at
 three nor more than      nor more than twenty,     seven. The
 fifteen, may be          and generally shall       PennzEnergy
 changed by resolution    be fixed from time to     certificate provides
 adopted by two-thirds    time by a resolution      that the number of
 of the entire Devon      adopted by a majority     directors shall not
 board or at an annual    of the entire New         be less than three
 meeting of               Devon board. The          nor more than nine,
 stockholders by the      number of directors       and generally shall
 affirmative vote of      has been fixed by the     be fixed from time to
 holders of two-thirds    New Devon board at        time by the
 of the outstanding       fourteen.                 PennzEnergy by-laws.
 shares entitled to
 vote. The number of
 directors has been
 fixed by the Devon
 board at eight.

--------------------------------------------------------------------------------

                    Removal of Directors; Filling Vacancies

--------------------------------------------------------------------------------

   These provisions         Under Delaware law,       The PennzEnergy
 under Oklahoma law       unless otherwise          certificate provides
 are substantially        provided in the           that directors may be
 similar to the           certificate of            removed only for
 corresponding            incorporation,            cause.
 Delaware law             directors serving on
 provisions.              a classified board          The PennzEnergy
                          may only be removed       certificate generally
   The Devon              by the stockholders       provides that newly
 certificate and by-      for cause.                created directorships
 laws provide that                                  and any vacancies
 vacancies and newly-       The New Devon           shall be filled by
 created directorships    certificate generally     the affirmative vote
 resulting from any       provides that newly       of a majority of the
 increase in the          created directorships     remaining directors
 authorized number of     and any vacancies may     then in office.
 directors shall be       be filled only by the
 filled by a majority     affirmative vote of a
 of the directors then    majority of the
 in office.               remaining directors
                          then in office.

                            The New Devon
                          certificate provides
                          that until New
                          Devon's annual
                          stockholder meeting
                          in 2000 (1) the
                          initial directors of
                          New Devon designated
                          by Devon and their
                          designated successors
                          will nominate
                          successors to and
                          fill any vacancies in
                          that Devon group of
                          directors and (2) the
                          initial directors of
                          New Devon designated
                          by PennzEnergy and
                          their designated
                          successors will

         Devon                   New Devon                 PennzEnergy

--------------------------------------------------------------------------------
                          nominate successors
                          to and fill any
                          vacancies in that
                          PennzEnergy group of
                          directors. One member
                          of the PennzEnergy
                          group of directors
                          must be a person
                          mutually agreed to by
                          New Devon's chairman
                          and president. The
                          New Devon certificate
                          provides that at and
                          after the annual
                          stockholder meeting
                          in 2000, a majority
                          of the whole board
                          will nominate
                          successors and fill
                          vacancies.

--------------------------------------------------------------------------------

            Stockholder Action by Written Consent; Special Meetings

--------------------------------------------------------------------------------
   Under Oklahoma law,      Under Delaware law,       The PennzEnergy
 unless otherwise         unless otherwise          certificate
 provided for in a        provided for in a         specifically
 corporation's            corporation's             prohibits stockholder
 certificate of           certificate of            action by written
 incorporation,           incorporation,            consent.
 stockholders may act     stockholders may act
 by written consent if    by written consent.         The PennzEnergy by-
 the consent is signed                              laws provide that
 by the minimum number      The New Devon           special meetings of
 of votes that would      certificate               stockholders can be
 be necessary to          specifically              called by the
 authorize a              prohibits stockholder     PennzEnergy board,
 particular action at     action by written         the chairman of the
 a meeting. Oklahoma      consent.                  board, the executive
 law also provides                                  committee, the
 that, with respect to      The New Devon           chairman of the
 a corporation (1)        certificate provides      executive committee,
 with a class of          that special meetings     the president, or by
 voting stock,            of stockholders can       stockholders holding
 registered with the      be called only by the     at least 25% of the
 SEC or listed or         New Devon board, and      outstanding shares
 traded on a national     to the extent             entitled to vote.
 securities exchange,     provided for in the
 and (2) which has        by-laws, the chairman
 1,000 or more            of the board or the
 stockholders of          president.
 record, stockholders     Stockholders are not
 taking action by         permitted to call a
 written consent must     special meeting or to
 obtain unanimous
 approval, unless

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------
 otherwise provided in     require that the New
 the corporation's         Devon board call a
 certificate of            special meeting of
 incorporation.            stockholders.

   The Devon
 certificate
 specifically prohibits
 stockholder action by
 written consent.

   The Devon by-laws
 provide that the Devon
 board or president may
 call a special meeting
 of stockholders.

--------------------------------------------------------------------------------

                         Fiduciary Duties of Directors

--------------------------------------------------------------------------------

   Oklahoma law              Delaware law               Fiduciary duties of
 provides that             provides that the          PennzEnergy's
 directors have            business and affairs       directors are governed
 fiduciary obligations     of a corporation be        by Delaware law.
 to the corporation and    managed by or under
 its stockholders. In      the direction of its
 particular, directors     board of directors. In
 must act in accordance    exercising their
 with the so-called        powers, directors are
 duties of "due care"      charged with a
 and "loyalty." Under      fiduciary duty of care
 Oklahoma law, the duty    to protect the
 of care requires that     interests of the
 directors act in an       corporation and a
 informed and              fiduciary duty of
 deliberative manner       loyalty to act in the
 and inform themselves,    best interests of its
 prior to making a         stockholders.
 business decision, of
 all material                Delaware law further
 information reasonably    provides that
 available to them. The    directors are to act
 duty of loyalty is the    in an informed and
 duty to act in good       deliberative manner
 faith and in a manner     and inform themselves,
 which directors           prior to making a
 reasonably believe to     business decision, of
 be in the best            all material
 interests of the          information reasonably
 stockholders. It          available to them.
 requires that there be    This duty of care also
 no conflict between       requires that
 duty and self-            directors exercise
 interest.                 care in overseeing and
                           investigating the
                           conduct of corporate
                           employees. The duty of
                           loyalty may be
                           summarized as the duty
                           to act in good faith,
                           not out of self-
                           interest, and in a
                           manner which the
                           directors reasonably
                           believe to be in the
                           best interests of the
                           stockholders.

         Devon                   New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                   Indemnification of Officers and Directors

--------------------------------------------------------------------------------

   The Devon                Delaware law              PennzEnergy's by-
 certificate provides     provides that a           laws provide that the
 indemnification for      corporation may           corporation shall
 its present and          provide                   provide such
 former directors,        indemnification for       indemnification to
 officers, employees      each person who is        the maximum extent
 and agents against       involved in any           provided by Delaware
 all reasonable           actual or threatened      law as it may exist
 expenses, including      action, suit or           from time to time.
 attorneys' fees, and     proceeding, by reason
 generally against all    of the fact that he
 judgments, fines and     or she is or was a
 amounts paid in          director, officer,
 settlement in actions    employee or agent of
 brought against them.    the corporation so
 To qualify for           long as the potential
 indemnification, a       indemnitee acted in
 potential indemnitee     good faith and in a
 must have acted in       manner he or she
 good faith and in the    reasonably believed
 best interests of the    to be in or not
 corporation and, in      opposed to the best
 the case of a            interests of the
 criminal proceeding,     corporation. In the
 have had no              case of a criminal
 reasonable cause to      proceeding, the
 believe his or her       potential indemnitee
 conduct was unlawful.    must have had no
                          reasonable cause to
                          believe his or her
                          conduct was unlawful.
                          In the case of an
                          action brought by or
                          in the right of the
                          corporation no
                          indemnification is
                          available for any
                          claim or matter as to
                          which the indemnitee
                          has been adjudged
                          liable to the
                          corporation, unless
                          ordered by a court.
                          Delaware law further
                          provides that a
                          corporation may
                          purchase and maintain
                          insurance on behalf
                          of its directors and
                          officers.

                            The New Devon
                          certificate and by-
                          laws provide
                          indemnification for
                          each person who is
                          involved in any
                          actual or threatened
                          action, suit or
                          proceeding, by reason
                          of the fact that he
                          or she is or was a
                          director, officer,
                          employee or agent of
                          New Devon. To qualify
                          for indemnification,
                          a potential
                          indemnitee must have
                          acted in good faith
                          and in a manner he or
                          she reasonably
                          believed to be in or
                          not opposed to the
                          best interests of New
                          Devon. New Devon is
                          authorized to
                          purchase and maintain
                          insurance on behalf
                          of its directors and
                          officers.

         Devon                   New Devon                 PennzEnergy


--------------------------------------------------------------------------------

                               Director Liability

--------------------------------------------------------------------------------

                            Delaware law              The PennzEnergy
   The Devon              permits a corporation     certificate contains
 certificate provides     to include a              such a provision.
 that no director         provision in its
 shall be personally      certificate
 liable to the            eliminating or
 corporation or its       limiting the personal
 stockholders for         liability of a
 damages for breaches     director or officer
 of fiduciary duty,       to the corporation or
 subject to some          its stockholders for
 limitations.             damages for a breach
                          of the director's or
                          the officer's
                          fiduciary duty,
                          subject to some
                          limitations.

   A director would be
 liable under Oklahoma
 law for an unlawful
 payment of a dividend
 or an unlawful stock
 purchase or
 redemption.

                            The New Devon
                          certificate contains
                          such a provision.

--------------------------------------------------------------------------------

        Antitakeover Provisions and Interested Stockholder Transactions

--------------------------------------------------------------------------------

   The Devon                Delaware law              PennzEnergy's
 certificate places       generally provides        certificate requires
 limitations on           that a corporation        for certain
 business                 shall not engage in       transactions with
 combinations,            any business              interested
 including                combination with any      stockholders an
 combinations,            person who becomes        affirmative vote of
 consolidations, sales    the beneficial owner      80% of the
 or other dispositions    of 15% or more of the     outstanding voting
 of assets having an      corporation's stock,      stock, and
 aggregate value in       an interested             additionally, an
 excess of 10% of the     stockholder, for a        affirmative vote of a
 consolidated assets      three-year period         majority of shares
 of Devon or the          following the date        outstanding excluding
 market value of all      that the stockholder      any shares which may
 outstanding stock of     becomes an interested     be owned by the
 Devon, with a            stockholder unless:       interested
 stockholder who is                                 stockholder.
 the beneficial owner
 of 15% or more of the
 Devon common stock or
 an affiliate of the
 owner, which is
 referred to as an
 interested
 stockholder, for a
 period of three years
 from the date a
 person becomes an
 interested
 stockholder, unless:

                                (1) prior to such
                              date, the board of
                              directors of the
                              corporation
                              approved either the
                              business
                              combination or the
                              transaction which
                              resulted in the
                              stockholder
                              becoming an
                              interested
                              stockholder;


     (1) the                    (2) upon
   business                   completion of the
   combination is             transaction, the
   approved by the            interested
   Devon board prior          stockholder owned
   to the date the            at least 85% of the
   interested                 voting stock of the
   stockholder                corporation
   acquired shares;           outstanding at the
                              time the
                              transaction
                              commenced; or

     (2) the
   interested
   stockholder
   acquired at least
   85% of the voting
   stock of Devon in
   the transaction
   in which it
   became an
   interested
   stockholder; or

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------



     (3) the                    (3) upon or after
   business                   completion of the
   combination is             transaction, the
   approved by a              business combination
   majority of the            is approved by the
   Devon board and            board of directors
   by the                     of the corporation
   affirmative vote           and by the
   of two-thirds of           affirmative vote of
   the votes                  at least two-thirds
   entitled to be             of the outstanding
   cast by                    voting stock which
   disinterested              is not owned by the
   stockholders at            interested
   an annual or               stockholder.
   special meeting.


                             New Devon's
   Devon has elected       certificate does not
 not to be governed by     opt out of these
 the provisions of         provisions of the
 Section 1090.3 of         Delaware law.
 Oklahoma law, which
 places limitations on
 business combinations
 similar to those in
 Devon's certificate.

                             Delaware law does
                           not contain a similar
                           control shares
                           statute.

   Devon has also
 elected not to be
 governed by provisions
 of Oklahoma law which
 limit the voting
 rights of a
 stockholder who
 acquires a 20% or
 greater ownership
 interest in a public
 corporation. The
 voting power of all
 shares acquired over
 the 20% threshold, the
 control shares, is
 reduced to zero. The
 voting rights of the
 control shares may be
 restored if a majority
 of non-interested
 stockholders approves
 the return of these
 voting rights. If the
 non-interested
 stockholders do not
 restore voting rights
 to the control shares,
 the control shares
 will remain without
 voting rights for a
 period of three years
 after the vote is
 taken.

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                            Stockholder Rights Plan

--------------------------------------------------------------------------------

   Under the rights          New Devon will have        PennzEnergy has a
 agreement, holders of     a rights agreement         rights agreement
 Devon common stock        similar to Devon's,        similar to the Devon
 have one right with       except that the rights     rights agreement.
 respect to each share     do not become              However, unlike the
 of Devon common stock     exercisable for New        Devon and New Devon
 held. The certificates    Devon common stock as      rights agreement, the
 representing              a result of a stock        rights issued under
 outstanding shares of     acquisition by a           the PennzEnergy
 Devon common stock        tender or exchange         agreements will not be
 also evidence one         offer for all              triggered by an all-
 right for each share.     outstanding shares of      cash offer for all
 Currently, the rights     New Devon common stock     outstanding shares of
 trade with the shares     that is determined by      PennzEnergy common
 of Devon common stock.    the independent            stock which is
 Upon the occurrence of    directors of New Devon     supported by
 events generally          to be fair to, not         sufficient financial
 associated with an        inadequate, and            commitments, would
 unsolicited takeover      otherwise in the best      result in the offeror
 attempt of Devon or       interest of New Devon      owning two-thirds of
 transactions involving    and its stockholders.      the outstanding
 a change of control,                                 PennzEnergy shares
 the rights will be                                   upon consummation of
 distributed, will                                    the offer, offers a
 become exercisable and                               35% premium over a
 will be tradable                                     recent 20-day average
 separately from the                                  trading price, remains
 Devon common stock.                                  open for a specified
                                                      number of days, and
                                                      contains certain post-
                                                      offer commitments.

   If a person or group
 becomes the beneficial
 owner of, or commences
 a tender or exchange
 offer for, 15% or more
 of the voting shares
 of Devon, then each
 right would entitle
 the other holders to
 purchase Devon common
 stock having a market
 value equal to twice
 the applicable
 purchase price.

   The rights have some
 antitakeover effects.
 They will cause
 substantial dilution
 to a person or group
 that attempts to
 acquire Devon in a
 manner which causes
 the rights to become
 exercisable. The
 rights may be redeemed
 by the Devon board for
 $0.01 per right. The
 terms of the rights
 agreement may be
 amended by the Devon
 board without the
 consent of the holders
 of the Devon common
 stock or the rights.

          Devon                    New Devon                 PennzEnergy

--------------------------------------------------------------------------------

                       Voting of the Special Voting Stock

--------------------------------------------------------------------------------
   The Devon                 The New Devon              PennzEnergy has no
 certificate provides      certificate provides       such voting stock.
 that the share of         that the share of
 special voting stock,     special voting stock
 which represents the      is entitled to the
 exchangeable shares,      number of votes equal
 is entitled to the        to the number of
 number of votes           exchangeable shares
 determined in             outstanding from time
 accordance with the       to time that are held
 plan of arrangement       by persons other than
 between Devon and         New Devon or its
 Northstar.                subsidiaries.


--------------------------------------------------------------------------------

            Notice of Stockholder Proposals and Director Nominations

--------------------------------------------------------------------------------

   For an annual             A stockholder must         For an annual
 meeting, a stockholder    give notice, in proper     meeting, a stockholder
 must give notice, in      form, of director          must give notice, in
 proper form, of           nominations or             proper form, of
 director nominations      proposals to the           director nominations
 or proposals to the       secretary for the 2000     or proposals to the
 secretary between 60      annual meeting between     secretary between 90
 and 90 days before the    February 29, 2000 and      and 120 days before
 one-year anniversary      March 20, 2000, and        the one-year
 of the previous annual    for each subsequent        anniversary of the
 meeting. If the date      annual meeting between     previous annual
 of the annual meeting     90 and 120 days before     meeting. If the date
 is moved more than 30     the one-year               of the annual meeting
 days before or after      anniversary of the         is moved more than 30
 the anniversary date,     previous annual            days before or after
 a stockholder notice      meeting. If the date       the anniversary date,
 must be given to the      of the annual meeting      a stockholder notice
 secretary within 10       is moved more than 30      must be given to the
 days after the date       days before or after       secretary within 10
 notice of the meeting     the anniversary date,      days after the public
 was mailed or the         a stockholder notice       announcement of the
 public announcement of    must be given to the       date of the meeting.
 the date of the annual    secretary within 10        At a special meeting
 meeting, whichever        days after the public      of stockholders, only
 occurs first. For a       announcement of the        the matters set forth
 special meeting called    date of the meeting.       in the notice shall be
 to elect directors, a     For a special meeting      considered.
 stockholder must give     called to elect
 notice, in proper         directors, a
 form, of director         stockholder must give
 nominations to the        notice, in proper
 secretary within 10       form, of director
 days after the date       nominations to the
 notice of the meeting     secretary between 90
 was mailed or the         and 120 days before
 public announcement of    the special meeting,
 the date of the           or within 10 days
 special meeting,          after the public
 whichever occurs          announcement of the
 first.                    date of the meeting
                           and the board of
                           directors' proposed
                           nominees, if later.

                      PROPOSED STOCK OPTION PLAN AMENDMENT

General

  After the merger, New Devon will have approximately twice the number of employees of Devon. In order to permit New Devon to have sufficient stock options available for future grants to employees and directors, we are asking the Devon stockholders to approve an amendment to the Devon employee stock option plan to increase the number of shares available for grant from 3 million to 6 million. At the time of the merger, the Devon 1997 stock option plan will be assumed by New Devon and each of the outstanding options under this plan will be converted into options to purchase New Devon common stock. If the stockholders do not approve the merger agreement, the stock option plan amendment will not be implemented.

  The Devon 1997 stock option plan authorizes Devon, through the stock option committee of its board, to grant stock options to employees and directors of Devon and its subsidiaries. The Devon board has reserved 3 million shares of Devon common stock for grant. On June 22, 1999, the Devon board, subject to stockholder approval, reserved an additional 3 million shares of common stock for grant if the merger with PennzEnergy is approved. As of July 6, 1999, a total of 844,150 options to purchase Devon common stock have been granted under the Devon 1997 stock option plan.

  A description of the Devon 1997 stock option plan appears below. Because the description of the Devon stock option plan in this joint proxy statement/prospectus is a summary it does not contain all the information that may be important to you. You should read carefully the entire copy of the Devon stock option plan incorporated by reference in this document.

Background

  The purpose of Devon's stock option plan is to create incentives that will motivate employees and directors of Devon to put forth maximum efforts toward the success and growth of Devon and to enable Devon to attract and retain experienced people who are able to make important contributions to Devon's success.

Administration

  The stock option committee administers Devon's stock option plan. Among the powers granted to the committee are the powers to interpret the plan, establish rules and regulations for its operation, select employees to receive awards and determine the timing, form, amount and other terms and conditions of the awards. The committee may also select nonemployee directors of Devon to receive awards and determine the vesting schedule of such awards. However, such awards may only be made at the times and up to the amounts specified in the Devon stock option plan. See "--Stock Option Awards to Nonemployee Directors" below.

Eligibility for Participation

  Any employee of Devon or its subsidiaries and any nonemployee director of Devon is eligible to participate in Devon's stock option plan. The selection of participants from among employees and directors is within the discretion of the committee.

Types of Awards

  Devon's stock option plan provides for the granting of both stock options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code and nonqualified stock options that do not qualify as incentive stock options. Nonemployee directors may be granted only nonqualified stock options.

Other Components of the Devon Stock Option Plan

  Devon's stock option plan authorizes the committee to grant awards during the period beginning March 26, 1997 and ending March 25, 2007. Shares of Devon common stock reserved for option awards that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of shares will again be available for grant.

Stock Option Awards to Employees

  Under Devon's stock option plan, the committee may grant options to purchase shares of Devon common stock, determine the terms and conditions of such option, the number of shares subject to the option and the manner and time of the option's exercise. The exercise price of an option may not be less than the fair market value of the Devon common stock on the date of grant. A participant may pay for the option in cash, shares of Devon common stock or a combination of both. The maximum option award for an individual may not exceed 50,000 shares in any one year.

Stock Option Awards to Nonemployee Directors

  Devon's stock option plan provides for the grant of options to nonemployee directors. Those directors are eligible to receive stock option grants of up to 3,000 shares immediately after each annual meeting of stockholders at an exercise price equal to the fair market value of Devon's common stock on that date. Any unexercised options will expire ten years after the date of grant.

  The committee may elect to grant awards that are less than 3,000 shares and may determine the vesting schedule for such grants. However, the committee will have no other discretion regarding awards to nonemployee directors.

Adjustments

  The total number of shares of the Devon common stock that may be purchased through options, and the number of shares subject to outstanding options and the related option process will be adjusted in the case of changes in capital structure, resulting from any recapitalization, stock split, stock dividend or similar transaction.

Change of Control

  In the case of a "corporate event," as defined in the Devon stock option plan, all options will become automatically fully vested and immediately exercisable, with such acceleration to occur without the requirement of any further act by Devon or the employee or director. In the case of either a change of control date or an acquisition date, options may become automatically vested and fully exercisable, provided the committee makes such provision in the grant of the award.

Termination and Amendment

  Devon's stock option plan terminates as of midnight, March 25, 2007. Before that date, it may be suspended or terminated by Devon's board. In addition, the Devon board may, from time to time, amend the plan in any manner. However, the amendment must have stockholder approval if the amendment would increase the number of shares available under the plan or decrease the exercise price to less than the fair market value of Devon common stock on the date of grant. Any other amendment to the plan would also require stockholder approval if, in the opinion of counsel to Devon, the approval is required by any federal or state law, rule or regulation.

Federal Tax Treatment

  Under current U.S. federal tax law, the following are the federal tax consequences generally arising with respect to awards under the Devon 1997 stock option plan. A participant who is granted an incentive stock option does not realize regular taxable income at the time of the grant or at the time of exercise, but only at the time of disposition of the shares. The participant does, however, realize alternative minimum taxable income at the time of exercise equal to the difference between the exercise price and the market value of the shares on the date of exercise. Devon is not entitled to any deduction at the time of grant or at the time of exercise. If the participant holds the shares for two years from the date of grant and one year from the date the option is exercised, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under these circumstances, Devon will not be entitled to any deduction for federal income tax purposes. If the participant makes a disposition prior to these times, any gain will be ordinary income up to the excess of the market value of the shares on the date of exercise over the exercise price and short term capital gain as to the balance. Under these circumstances, Devon will be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the disposition.

  A participant who is granted a nonqualified option does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. Devon is entitled to a corresponding deduction for the same amount.

Withholding Taxes

  Devon will have the right to require a participant to remit to Devon, in cash, an amount sufficient to satisfy federal, state and local withholding requirements, if any, prior to the delivery of any certificate for shares of Devon common stock acquired pursuant to the exercise of the options. Notwithstanding the foregoing, a participant may tender to Devon a number of shares of Devon common stock or Devon may withhold a number of shares of Devon common stock the fair market value of which will satisfy the federal and state tax requirements.

                     AUDITORS, TRANSFER AGENT AND REGISTRAR

  The independent auditors of Devon are KPMG LLP. The independent auditors of PennzEnergy are Arthur Andersen LLP. In the event that the merger is completed, the New Devon board will consider the appointment of one independent auditor for New Devon.

  Boston EquiServe, Client Administration, Mail Stop 45-02-62, P.O. Box 1865, Boston, MA 02105-1865, is transfer agent and registrar for the Devon common stock. CIBC Mellon Trust Company is the transfer agent and registrar for the exchangeable shares. CIBC Mellon Trust Company is also the trustee under the voting and exchange trust agreement and Canadian co-registrar for the Devon common stock. The transfer agent for PennzEnergy common stock is PZ Shareowner Services, Inc., P.O. Box 4351, Houston, Texas 77210-4351.

                                 LEGAL MATTERS

  Certain legal matters in connection with the merger will be passed upon, on behalf of PennzEnergy, by Baker & Botts, L.L.P. and, on behalf of Devon, by McAfee & Taft A Professional Corporation, as to matters of U.S. law, and by Burnet, Duckworth & Palmer, as to matters of Canadian law.

                                    EXPERTS

  The consolidated financial statements of Devon as of and for each of the years ended December 31, 1998, 1997 and 1996 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, and Deloitte & Touche LLP and PricewaterhouseCoopers LLP, chartered accountants, incorporated by reference in this document, and upon the authority of said firms as experts in accounting and auditing.

  The audited consolidated financial statements of PennzEnergy and its subsidiaries incorporated by reference in this joint proxy statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and is incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

  Certain information with respect to the oil and gas reserves of Devon derived from the reports of LaRoche Petroleum Consultants, Ltd., AMH Group Ltd., Paddock Lindstrom & Associates Ltd. and John P. Hunter & Associates, Ltd., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

  Certain information with respect to the oil and gas reserves of PennzEnergy derived from the report of Ryder Scott Company, L.P., independent consulting petroleum engineers, has been included and incorporated by reference herein upon the authority of said firm as experts with respect to matters covered by such report and in giving such report.

                          FUTURE STOCKHOLDER PROPOSALS

  If the merger is completed as expected, New Devon will hold an annual stockholders' meeting in 2000. If the merger is not completed, Devon and PennzEnergy will each hold separate annual stockholders' meetings in 2000.

 Future New Devon Annual Meetings

  Any stockholder desiring to present a proposal for inclusion in New Devon's proxy statement for the 2000 annual meeting of stockholders must present the proposal to the New Devon secretary not later than December 11, 1999. Only those proposals that comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be included in New Devon's proxy statement for the 2000 annual meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2000 annual meeting of stockholders (but not included in New Devon's proxy statement) must be received by the New Devon corporate secretary between February 29, 2000 and March 20, 2000 in order to be considered timely, subject to any provisions of New Devon's by-laws. The chairman of the meeting may determine that any proposal for which New Devon did not receive timely notice will not be considered at the meeting. If in the discretion of the chairman any such proposal is to be considered at the meeting, the persons designated in New Devon's proxy statement will be granted discretionary authority with respect to the untimely stockholder proposal.

 Future Devon Annual Meetings

  Any Devon stockholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to Devon's 2000 annual meeting of stockholders is required to submit that proposal to Devon on or before December 11, 1999. Only those proposals that comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934 will be included in Devon's proxy statement for the 2000 annual meeting. Written notice of stockholder proposals submitted outside the process of Rule 14a-8 for consideration at the 2000 annual meeting of stockholders (but not included in Devon's proxy statement) must be received by Devon's corporate secretary between February 19, 2000 and March 20, 2000 in order to be considered timely, and comply with provisions of Devon's by-laws. The chairman of the meeting may determine that any proposal for which Devon did not receive timely notice will not be considered at the meeting. If in the discretion of the chairman any such proposal is to be considered at the meeting, the persons designated in Devon's proxy statement will be granted discretionary authority with respect to the untimely stockholder proposal.

 Future PennzEnergy Annual Meetings

  In order to be included in PennzEnergy's proxy material for its 2000 annual meeting of stockholders, eligible proposals of stockholders intended to be presented at the PennzEnergy annual meeting must be received by the corporate secretary of PennzEnergy on or before November 30, 1999 at the address indicated on the first page of this joint proxy statement/prospectus. The PennzEnergy by-laws require not less than 90 days' nor more than 120 days' advance written notice of stockholder nominations of directors and other stockholder proposals. In order for stockholder nominations of director candidates or other stockholder proposals for PennzEnergy's 2000 annual meeting of stockholders to be timely submitted, they must be received by PennzEnergy on or after January 7, 2000 and on or before February 6, 2000. A copy of the by-laws of PennzEnergy setting forth the requirements for the nomination of director candidates by stockholders and the requirements for proposals by stockholders may be obtained from PennzEnergy's corporate secretary at the address indicated on the notice of meeting.

                      WHERE YOU CAN FIND MORE INFORMATION

  Devon and PennzEnergy file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at "http://www.sec.gov".

  New Devon filed a registration statement on Form S-4 to register with the SEC the New Devon common stock to be issued to Devon stockholders and to PennzEnergy stockholders in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Devon in addition to being a proxy statement of Devon and PennzEnergy for the meetings. As allowed by SEC rules, this joint proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

  The SEC allows us to "incorporate by reference" information into this joint proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in, or incorporated by reference in, this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about our companies and their finances.

      Devon SEC Filings
      (File No. 001-10067)              Period
      --------------------------------  -----------------------------------
      Annual Report on Form 10-K        Year ended December 31, 1998
      Quarterly Report on Form 10-Q     Quarter ended March 31, 1999
      Current Report on Form 8-K/A      Filed on February 2, 1999
      Current Report on Form 8-K        Filed on February 8, 1999
      Current Report on Form 8-K        Filed on February 22, 1999
      Proxy Statement on Schedule 14-A  Filed on April 9, 1999
      Current Report on Form 8-K        Filed on April 28, 1999
      Current Report on Form 8-K        Filed on May 21, 1999
      Current Report on Form 8-K        Filed on June 1, 1999
      PennzEnergy SEC Filings
      (File No. 001-05591)              Period
      --------------------------------  -----------------------------------
      Annual Report on Form 10-K        Fiscal Year ended December 31, 1998
      Proxy Statement on Schedule 14-A  Filed on March 25, 1999
      Quarterly Report on Form 10-Q     Quarter ended March 31, 1999

  We are also incorporating by reference additional documents that we file with the SEC between the date of this joint proxy statement/prospectus and the date of the meetings.

  Devon has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Devon, and PennzEnergy has supplied all such information relating to PennzEnergy.

  If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them by contacting Devon or PennzEnergy directly, or the SEC. Documents incorporated by reference are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing, by e-mail or by telephone from the appropriate party at the following address:

  Devon Energy Corporation           PennzEnergy Company
  20 North Broadway, Suite 1500      P. O. Box 4616
  Oklahoma City, Oklahoma 73102-8260 Houston, Texas 77210-4616
  Attention: Corporate Secretary     Attention: Corporate Secretary
  Tel: (405) 235-3611                Tel: (713) 546-6000
  moonm@dvn.com                      lindameagher@pennzenergy.com

  If you would like to request documents from us, please do so by August 7, 1999, to receive them before the meetings.

  You can also get more information by visiting Devon's web site at "http://www.devonenergy.com" and PennzEnergy's web site at "http://www.pennzenergy.com". Web site materials are not part of this joint proxy statement/prospectus.

  You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated July 15, 1999. You should not assume that the information contained in the joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of New Devon common stock in the merger shall create any implication to the contrary.

                        CAUTIONARY STATEMENT CONCERNING
                           FORWARD-LOOKING STATEMENTS

  Devon, PennzEnergy and New Devon have made forward-looking statements in this document and in the documents referred to in this document which are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our managements and on the information currently available to them.

  Statements and calculations concerning oil and gas reserves and their present value also may be deemed to be forward-looking statements in that they reflect the determination, based on estimates and assumptions, that oil and gas reserves may be profitably exploited in the future. When used or referred to in this document, these forward-looking statements may be preceded by, followed by, or otherwise include the words "believes," "expects," "anticipates," "intends," "plans," "estimates," "projects" or similar expressions, or statements that certain events or conditions "will" or "may" occur.

  Except for their ongoing obligations to disclose material information as required by the federal securities laws, Devon, PennzEnergy and New Devon do not have any intention or obligation to update forward-looking statements after they distribute this document.

                                          By Order of the Board of Directors
                                          of Devon Energy Corporation

                                          Marian J. Moon
                                          Corporate Secretary

July 15, 1999
Oklahoma City, Oklahoma

                                          By Order of the Board of Directors
                                          of PennzEnergy Company

                                          Linda L. Meagher
                                          Corporate Secretary

July 15, 1999
Houston, Texas

                        COMMONLY USED OIL AND GAS TERMS

    "Bbl" means barrel.

    "Bbl/d" means Bbl per day.

    "Bcf" means billion cubic feet.

    "Boe" means equivalent barrels of oil, calculated by converting gas to equivalent Bbls. The U.S. convention for this conversion is six Mcf equals one Boe.

    "Boe/d" means Boe per day.

    "Cash margin" means total revenues less cash expenses. Cash expenses are all expenses other than the non-cash expenses of depreciation, depletion and amortization, deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, reduction of carrying value of oil and gas properties and deferred income tax expense.

    "MBbls" means thousand barrels.

    "MBoe" means thousand Boe.

    "Mcf" means thousand cubic feet.

    "Mcfe" means thousand equivalent cubic feet of gas, calculated by converting oil and NGLs to equivalent Mcf. The U.S. convention for this conversion is one-sixth Bbl equals one Mcfe.

    "MMBbls" means million barrels.

    "MMBoe" means million Boe.

    "MMBtu" means million British thermal units, a measure of heating value.

    "MMcf" means million cubic feet.

    "MMcf/d" means MMcf per day.

    "Modified EBITDA" means earnings before interest (including deferred effect of changes in foreign currency exchange rate on subsidiary's long-term debt, and distributions on preferred securities of subsidiary trust), taxes, depreciation, depletion and amortization and reduction of carrying value of oil and gas properties.

    "NGL" means natural gas liquids.

    "Oil" includes crude oil and condensate.

    "SEC 10% present value" is the pre-tax present value of future net cash flows from proved reserves, discounted at 10% per year. Oil, gas and NGL prices used to calculate future revenues are based on year-end prices held constant, except where fixed and determinable price changes are provided by contractual arrangements. Future development and production costs are also based on year-end costs and assume the continuation of existing economic conditions.

    "Standardized measure of discounted future net cash flows" is the SEC 10% present value defined above, less applicable income taxes.

    "Tcf" means trillion cubic feet.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                                  by and among

                           DEVON ENERGY CORPORATION,

                          DEVON DELAWARE CORPORATION,

                           DEVON OKLAHOMA CORPORATION

                                      and

                              PENNZENERGY COMPANY

                            Dated as of May 19, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
                                   ARTICLE 1
                                   The Merger
 Section 1.1  The Merger................................................    1
 Section 1.2  The Closing...............................................    2
 Section 1.3  Effective Time............................................    2
 Section 1.4  Corporate Headquarters and Names..........................    2
                                   ARTICLE 2
     Certificates of Incorporation and Bylaws of the Surviving Corporations
 Section 2.1  Certificates of Incorporation.............................    2
 Section 2.2  Bylaws....................................................    2
                                   ARTICLE 3
              Directors and Officers of the Surviving Corporations
 Section 3.1  Directors and Officers of the Delaware Surviving
              Corporation...............................................    3
 Section 3.2  Directors and Officers of the Oklahoma Surviving
              Corporation...............................................    3
                                   ARTICLE 4
                     Conversion of DVN Stock and PZE Stock
 Section 4.1  Certain Definitions.......................................    3
 Section 4.2  Conversion of DVN Stock, PZE Stock and Devon Oklahoma
              Stock.....................................................    4
 Section 4.3  Exchange of Certificates Representing DVN Stock and PZE
              Stock.....................................................    5
 Section 4.4  Adjustment of Exchange Ratios.............................    7
 Section 4.5  Rule 16b-3 Approval.......................................    7
                                   ARTICLE 5
                     Representations and Warranties of PZE
 Section 5.1  Existence; Good Standing; Corporate Authority.............    8
 Section 5.2  Authorization, Validity and Effect of Agreements..........    8
 Section 5.3  Capitalization............................................    8
 Section 5.4  Significant Subsidiaries..................................    8
 Section 5.5  No Violation..............................................    9
 Section 5.6  No Conflict...............................................    9
 Section 5.7  SEC Documents.............................................   10
 Section 5.8  Litigation................................................   10
 Section 5.9  Absence of Certain Changes................................   10
 Section 5.10 Taxes.....................................................   11
 Section 5.11 Employee Benefit Plans....................................   11
 Section 5.12 Labor Matters.............................................   12
 Section 5.13 Environmental Matters.....................................   12
 Section 5.14 Intellectual Property.....................................   13
 Section 5.15 Title to Properties.......................................   13
 Section 5.16 Insurance.................................................   14
 Section 5.17 No Brokers................................................   14
 Section 5.18 Opinion of Financial Advisor..............................   14
 Section 5.19 DVN Stock Ownership.......................................   14
 Section 5.20 Reorganization............................................   14
 Section 5.21 Vote Required.............................................   14
 Section 5.22 PZE Rights Agreement......................................   14
 Section 5.23 Certain Approvals.........................................   14
 Section 5.24 Certain Contracts.........................................   15

                                   ARTICLE 6
        Representations and Warranties of DVN, NEWCO and DEVON Oklahoma
 Section 6.1  Existence; Good Standing; Corporate Authority..............   15
 Section 6.2  Authorization, Validity and Effect of Agreements...........   15
 Section 6.3  Capitalization.............................................   15
 Section 6.4  Significant Subsidiaries...................................   16
 Section 6.5  No Violation...............................................   16
 Section 6.6  No Conflict................................................   17
 Section 6.7  SEC Documents..............................................   17
 Section 6.8  Litigation.................................................   18
 Section 6.9  Absence of Certain Changes.................................   18
 Section 6.10 Taxes......................................................   18
 Section 6.11 Employee Benefit Plans.....................................   19
 Section 6.12 Labor Matters..............................................   19
 Section 6.13 Environmental Matters......................................   20
 Section 6.14 Intellectual Property......................................   20
 Section 6.15 Title to Properties........................................   21
 Section 6.16 Insurance..................................................   21
 Section 6.17 No Brokers.................................................   21
 Section 6.18 Opinion of Financial Advisor...............................   21
 Section 6.19 PZE Stock Ownership........................................   21
 Section 6.20 Reorganization.............................................   21
 Section 6.21 Vote Required..............................................   22
 Section 6.22 DVN Rights Agreement.......................................   22
 Section 6.23 Certain Approvals..........................................   22
 Section 6.24 Certain Contracts..........................................   22
                                   ARTICLE 7
                                   Covenants
 Section 7.1  Conduct of Businesses......................................   22
 Section 7.2  No Solicitation by PZE.....................................   24
 Section 7.3  No Solicitation by DVN.....................................   25
 Section 7.4  Meetings of Stockholders...................................   26
 Section 7.5  Filings; Reasonable Best Efforts...........................   26
 Section 7.6  Inspection.................................................   27
 Section 7.7  Publicity..................................................   27
 Section 7.8  Registration Statement.....................................   27
 Section 7.9  Listing Application........................................   28
 Section 7.10 Letters of Accountants.....................................   28
 Section 7.11 Agreements of Rule 145 Affiliates..........................   28
 Section 7.12 Expenses...................................................   28
 Section 7.13 Indemnification and Insurance..............................   29
 Section 7.14 Certain Benefits...........................................   30
 Section 7.15 Reorganization.............................................   30
 Section 7.16 Rights Agreement...........................................   30
 Section 7.17 Transition Agreement Termination...........................   30
                                   ARTICLE 8
                                   Conditions
 Section 8.1  Conditions to Each Party's Obligation to Effect the
              Merger.....................................................   31
 Section 8.2  Conditions to Obligation of PZE to Effect the Merger.......   31
 Section 8.3  Conditions to Obligation of DVN and Newco to Effect the
              Merger.....................................................   32

                               ARTICLE 9
                              Termination
 Section 9.1   Termination by Mutual Consent.........................   32
 Section 9.2   Termination by DVN or PZE.............................   32
 Section 9.3   Termination by PZE....................................   33
 Section 9.4   Termination by DVN....................................   33
 Section 9.5   Effect of Termination.................................   34
 Section 9.6   Extension; Waiver.....................................   35
                              ARTICLE 10
                           General provisions
 Section 10.1  Nonsurvival of Representations, Warranties and
               Agreements............................................   36
 Section 10.2  Notices...............................................   36
 Section 10.3  Assignment; Binding Effect; Benefit...................   36
 Section 10.4  Entire Agreement......................................   37
 Section 10.5  Amendments............................................   37
 Section 10.6  Governing Law.........................................   37
 Section 10.7  Counterparts..........................................   37
 Section 10.8  Headings..............................................   37
 Section 10.9  Interpretation........................................   37
 Section 10.10 Waivers...............................................   38
 Section 10.11 Incorporation of Exhibits.............................   38
 Section 10.12 Severability..........................................   38
 Section 10.13 Enforcement of Agreement..............................   38
 Section 10.14 Obligation of Newco and Devon Oklahoma................   38
 Section 10.15 Subsidiaries..........................................   38

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

  THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 19, 1999, is among Devon Energy Corporation, an Oklahoma corporation ("DVN"), Devon Delaware Corporation, a Delaware corporation and a direct, wholly owned subsidiary of DVN ("Newco"), Devon Oklahoma Corporation, an Oklahoma corporation and a direct, wholly owned subsidiary of Newco ("Devon Oklahoma"), and PennzEnergy Company, a Delaware corporation ("PZE").

                                    RECITALS

  WHEREAS, DVN and PZE have each determined to engage in a strategic business combination with the other;

  WHEREAS, DVN, Newco and PZE entered into an Agreement and Plan of Merger, as amended, dated as of May 19, 1999 (the "Original Merger Agreement");

  WHEREAS, DVN, Newco, PZE and Devon Oklahoma wish to enter into this Agreement and thereby amend and restate the Original Merger Agreement in its entirety;

  WHEREAS, in furtherance thereof, the parties hereto desire that (i) Devon Oklahoma merge with and into DVN, pursuant to which each share of DVN Common Stock (as defined in Section 4.1) will be converted into Newco Common Stock (as defined in Section 4.1) and (ii) PZE merge with and into Newco, pursuant to which each share of PZE Common Stock (as defined in Section 4.1) will be converted into Newco Common Stock and each share of PZE Preferred Stock (as defined in Section 4.1) will be converted into Newco Preferred Stock (as defined in Section 4.1);

  WHEREAS, the respective Boards of Directors of each of DVN, Newco, Devon Oklahoma and PZE have determined the Merger (as defined in Section 1.1), in the manner contemplated herein, to be desirable and in the best interests of their respective corporations and stockholders and to be consistent with, and in furtherance of, their respective business strategies and goals, and, by resolutions duly adopted, have approved and adopted this Agreement;

  WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

  WHEREAS, as an inducement to the willingness of PZE to enter into this Agreement, DVN has granted PZE an option to purchase shares of DVN Common Stock pursuant to a Stock Option Agreement (as defined in Section 4.1); and

  WHEREAS, as an inducement to the willingness of DVN to enter into this Agreement, PZE has granted DVN an option to purchase shares of PZE Common Stock pursuant to a Stock Option Agreement (as defined in Section 4.1);

  NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

  Section 1.1 The Merger. Subject to the terms and conditions of this Agreement, on the date of the Effective Time (as defined in Section 1.3), Devon Oklahoma shall be merged with and into DVN (the

"Oklahoma Merger"), and PZE shall be merged with and into Newco (the "Delaware Merger"), both in accordance with this Agreement, with Devon Oklahoma first merging with and into DVN, followed immediately on the same date by PZE merging with and into Newco. The separate corporate existences of Devon Oklahoma and PZE shall thereupon cease. Newco (sometimes hereinafter referred to as the "Delaware Surviving Corporation") shall be the surviving corporation in the Delaware Merger, and DVN (sometimes herein referred to as the "Oklahoma Surviving Corporation") shall be the surviving corporation of the Oklahoma Merger and a direct, wholly owned subsidiary of Newco. The Delaware Merger shall have the effects specified in the Delaware General Corporation Law ("DGCL"), and the Oklahoma Merger shall have the effects specified in the Oklahoma General Corporation Act ("OGCA"). All references in this Agreement to the "Merger" shall be deemed to include a reference to the two in seriatim mergers provided for in this Agreement.

  Section 1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place (a) at the offices of Baker & Botts, L.L.P., One Shell Plaza, 910 Louisiana, Houston, Texas, at 9:00 a.m., local time, on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith or
(b) at such other time, date or place as DVN and PZE may agree. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

  Section 1.3 Effective Time. If all the conditions to the Merger set forth in
Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, on the Closing Date:

    (a) A certificate of merger, prepared and executed in accordance with the relevant provisions of the OGCA (the "Oklahoma Certificate of Merger"), shall be filed with the Secretary of State of the State of Oklahoma (the "Oklahoma Secretary of State"). The Oklahoma Merger shall become effective at the time that the Oklahoma Certificate of Merger shall be duly filed with the Oklahoma Secretary of State (the "Oklahoma Effective Time").

    (b) As soon as practicable after the Oklahoma Effective Time, a certificate of merger, prepared and executed in accordance with the relevant provisions of the DGCL (the "Delaware Certificate of Merger"), shall be filed with the Secretary of State of the State of Delaware (the "Delaware Secretary of State"). The Delaware Merger shall become effective immediately following the Oklahoma Effective Time and at the time that the Delaware Certificate of Merger shall be duly filed with the Delaware Secretary of State (the "Delaware Effective Time" or the "Effective Time").

  Section 1.4 Corporate Headquarters and Names. After the Closing Date, the corporate headquarters of the Delaware Surviving Corporation and the Oklahoma Surviving Corporation shall be located in Oklahoma City, Oklahoma. The corporate name of the Delaware Surviving Corporation, as reflected in its charter, shall be "Devon Energy Corporation," and the corporate name of the Oklahoma Surviving Corporation shall be changed to "Devon Energy Corporation (Oklahoma)."

                                   ARTICLE 2

                    CERTIFICATES OF INCORPORATION AND BYLAWS
                         OF THE SURVIVING CORPORATIONS

  Section 2.1 Certificates of Incorporation. The charter of the Delaware Surviving Corporation shall be substantially as set forth in Exhibit A with any changes therein approved by DVN and PZE. The certificate of incorporation of DVN in effect immediately prior to the Oklahoma Effective Time shall be the certificate of incorporation of the Oklahoma Surviving Corporation, until duly amended in accordance with applicable law.

  Section 2.2 Bylaws. The bylaws of Newco in effect immediately prior to the Effective Time shall be the bylaws of the Delaware Surviving Corporation, until duly amended in accordance with applicable law. The bylaws of DVN in effect immediately prior to the Oklahoma Effective Time shall be the bylaws of the Oklahoma Surviving Corporation, until duly amended in accordance with applicable law.

                                   ARTICLE 3

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATIONS

  Section 3.1 Directors and Officers of the Delaware Surviving Corporation. At the Delaware Effective Time:

    (a) The principal officers of the Delaware Surviving Corporation shall be those individuals set forth on Schedule 3.1; and

    (b) Consistent with Newco's charter, the Board of Directors of the Delaware Surviving Corporation shall consist of a number of persons equal to the number of directors of DVN on the day preceding the Closing Date, who shall be designated by DVN ("DVN Designees"), plus an equal number of persons designated by PZE, one of whom shall have been mutually approved by the Chairman of PZE and the President of DVN ("PZE Designees"). The DVN Designees and PZE Designees shall have staggered terms consistent with the provisions of Exhibit B hereto.

  Section 3.2 Directors and Officers of the Oklahoma Surviving Corporation. At the Oklahoma Effective Time:

    (a) The principal officers of DVN immediately prior to the Oklahoma Effective Time shall be the principal officers of the Oklahoma Surviving Corporation.

    (b) The directors of DVN immediately prior to the Oklahoma Effective Time shall be the directors of the Oklahoma Surviving Corporation.

                                   ARTICLE 4

                     CONVERSION OF DVN STOCK AND PZE STOCK

  Section 4.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

    (a) "Devon Oklahoma Common Stock" shall mean the common stock, par value $0.10 per share, of Devon Oklahoma.

    (b) "Devon Oklahoma Exchange Ratio" shall equal 1.0.

    (c) "DVN Common Stock" shall mean the common stock, par value $0.10 per share, of DVN.

    (d) "DVN Exchange Ratio" shall equal 1.0.

    (e) "Newco Common Stock" shall mean the common stock, par value $0.10 per share, of Newco.

    (f) "Newco Preferred Stock" shall mean the preferred stock, par value $1.00 per share, of Newco.

    (g) "PZE Common Stock" shall mean the common stock, par value $0.83 1/3 per share, of PZE.

    (h) "PZE Exchange Ratio" shall equal 0.4475.

    (i) "PZE Preferred Stock" shall mean the preferred stock, par value $1.00 per share, of PZE.

    (j) "Stock Option Agreements" shall mean (i) the Amended and Restated Stock Option Agreement dated the date hereof between DVN and PZE pursuant to which DVN has granted to PZE an option to purchase a certain number of shares of DVN Common Stock and (ii) the Amended and Restated Stock Option Agreement dated the date hereof between PZE and DVN pursuant to which PZE has granted to DVN an option to purchase a certain number of shares of PZE Common Stock.

  Section 4.2 Conversion of DVN Stock, PZE Stock and Devon Oklahoma Stock.

  (a) (i) At the Oklahoma Effective Time, each share of DVN Common Stock issued and outstanding immediately prior to the Oklahoma Effective Time (other than shares of DVN Common Stock (x) held in DVN's treasury or (y) owned by PZE, Newco, Devon Oklahoma or any wholly owned Subsidiary (as defined in Section 10.15) of DVN or PZE) shall, by virtue of the Oklahoma Merger and without any action on the part of the holder thereof, be converted into the number of shares of Newco Common Stock equal to the DVN Exchange Ratio, subject to adjustment as provided in Section 4.4.

  (ii) At the Oklahoma Effective Time, each of the 2,900,000 issued and outstanding trust convertible preferred securities of Devon Financing Trust convertible into 1.6393 shares of DVN Common Stock shall, by virtue of the Oklahoma Merger and without any action on the part of the holder thereof, become convertible into 1.6393 shares of Newco Common Stock.

  (iii) At the Oklahoma Effective Time, each share of Devon Oklahoma Common Stock issued and outstanding immediately prior to the Oklahoma Effective Time (other than shares of Devon Oklahoma Common Stock (x) held in Devon Oklahoma's treasury or (y) owned by PZE, DVN or any wholly owned Subsidiary of DVN (other than Newco) or PZE) shall, by virtue of the Oklahoma Merger and without any other action on the part of the holder thereof, be converted into the number of shares of the common stock of the Oklahoma Surviving Corporation equal to the Devon Oklahoma Exchange Ratio.

  (iv) At the Delaware Effective Time, each share of PZE Common Stock issued and outstanding immediately prior to the Delaware Effective Time (other than shares of PZE Common Stock (x) held in PZE's treasury or (y) owned by DVN, Newco, Devon Oklahoma or any wholly owned Subsidiary of DVN or PZE) shall, by virtue of the Delaware Merger and without any action on the part of the holder thereof, be converted into the number of shares of Newco Common Stock equal to PZE Exchange Ratio, subject to adjustment as provided in Section 4.4.

  (v) At the Delaware Effective Time, each of the 1,500,000 shares of PZE Preferred Stock designated as "6.49% Cumulative Preferred Stock, Series A" issued and outstanding immediately prior to the Delaware Effective Time shall, by virtue of the Delaware Merger and without any action on the part of the holder thereof, be converted into one share of Newco Preferred Stock designated as "6.49% Cumulative Preferred Stock, Series A."

  (b) As a result of the Merger and without any action on the part of the holders thereof, (i) each share of DVN Common Stock, PZE Common Stock and Devon Oklahoma Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate (a "Certificate") representing any shares of DVN Common Stock, PZE Common Stock or Devon Oklahoma Common Stock shall thereafter cease to have any rights with respect to such shares of DVN Common Stock, PZE Common Stock or Devon Oklahoma Common Stock, except that such Certificates shall thereafter evidence (x) the number of whole shares of Newco Common Stock or common stock of the Oklahoma Surviving Corporation, as the case may be, into which such shares are converted pursuant to Section 4.2(a) and the right to receive any dividends or distributions with respect thereto and (y), in the case of PZE Common Stock, the right to receive cash for fractional shares of Newco Common Stock in accordance with Sections 4.3(b) and 4.3(e) upon the surrender of such Certificate, and (ii) the one share of Special Voting Stock, par value $.10 per share ("DVN Special Voting Stock"), of DVN shall be converted into one share of Special Voting Stock, par value $.10 per share, of Newco.

  (c) Each share of Newco Common Stock issued and held in Newco's treasury, and each share of Newco Common Stock owned by DVN, PZE, Devon Oklahoma or any other wholly owned Subsidiary of DVN or PZE shall, at the Effective Time and by virtue of the Merger, cease to be outstanding and shall be canceled and retired without payment of any consideration therefor, and no Newco Common Stock or other consideration shall be delivered in exchange therefor.

  (d) (i) At the Effective Time, all options (individually, a "PZE Option" or a "DVN Option" and collectively, the "PZE Options" or the "DVN Options") then outstanding under the stock option plans of DVN and PZE described in the DVN Disclosure Letter (collectively, the "DVN Stock Option Plans") and PZE Disclosure Letter (collectively, the "PZE Stock Option Plans"), respectively, shall remain outstanding following the Effective Time and cease to represent a right to acquire shares of DVN Common Stock and PZE Common Stock and shall be converted automatically into options to purchase shares of Newco Common Stock as provided in this Section 4.2(d). At the Effective Time, the DVN Options and PZE Options shall, by virtue of the Merger and without any further action on the part of DVN or PZE or the holder of any DVN Option or PZE Option, be assumed by Newco in such manner that Newco (i) is a corporation "assuming a stock option in a transaction to which section 424(a) applied" within the meaning of section 424 of the Code or (ii) to the extent that section 424 of the Code does not apply to any DVN Option or PZE Option, would be such a corporation were section 424 of the Code applicable to such option. Each DVN Option and PZE Option assumed by Newco shall be exercisable upon the same terms and conditions as under the applicable DVN Stock Option Plan and PZE Stock Option Plan and the applicable option agreement issued thereunder, except that
(i) each DVN Option and PZE Option shall be exercisable for that whole number of shares of Newco Common Stock (rounded upward to the nearest whole share) into which the number of shares of the DVN Common Stock or PZE Common Stock subject to such DVN Option or PZE Option immediately prior to the Effective Time would be converted under Section 4.2(a), and (ii) the option price per share of Newco Common Stock shall be an amount equal to the option price per share of DVN Common Stock or PZE Common Stock subject to such DVN Option or PZE Option, as the case may be, in effect immediately prior to the Effective Time divided by the DVN Exchange Ratio for DVN Options and the PZE Exchange Ratio for PZE Options, subject to adjustment as provided in Section 4.4 (the price per share, as so determined, being rounded upward to the nearest full cent).

  (ii) Newco shall take all corporate action necessary to reserve for issuance a number of shares of Newco Common Stock equal to the number of shares of Newco Common Stock issuable upon the exercise of the DVN Options and PZE Options assumed by Newco pursuant to this Section 4.2(d). From and after the date of this Agreement, except as provided in Section 7.1(f), no additional options shall be granted by DVN or PZE or their Subsidiaries under the DVN Stock Option Plans or PZE Stock Option Plans or otherwise. At the Effective Time or as soon as practicable, but in no event more than three business days, thereafter, Newco shall file with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-8 covering all shares of Newco Common Stock to be issued upon exercise of DVN Options and PZE Options and shall cause such registration statement to remain effective for as long as there are outstanding any DVN Options or PZE Options.

  (e) Newco shall take such action as may be necessary to provide for (i) succession of Newco for DVN under the Support Agreement dated as of December 10, 1998 between DVN and Northstar Energy Company ("Northstar") and the Voting and Exchange Trust Agreement dated as of December 10, 1998 between DVN and CIBC Mellon Trust Company; (ii) the making of changes to, or in the rights of holders of, exchangeable shares of Northstar economically equivalent to the exchange of Newco Common Stock for DVN Common Stock in the Merger (it being understood that such economic equivalence shall be based solely on the DVN Exchange Ratio) and (iii) the convertibility of Convertible Debentures (as hereinafter defined) into Newco Common Stock, subject to the terms of the Indenture (as hereinafter defined) and the Supplemental Indenture (as hereinafter defined). "Indenture" means the Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New York, and "Supplemental Indenture" means the First Supplemental Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New York. "Convertible Debentures" has the meaning assigned to such term in the Supplemental Indenture.

  Section 4.3 Exchange of Certificates Representing DVN Stock and PZE Stock.

  (a) As of the Effective Time, Newco shall deposit, or shall cause to be deposited, with Bankboston, N.A. or such other party reasonably satisfactory to DVN and PZE (the "Exchange Agent"), for the benefit of the holders of shares of DVN Common Stock and PZE Common Stock, for exchange in accordance with this
Article 4, certificates representing (i) the shares of Newco Common Stock (such certificates for shares of

Newco Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") to be issued pursuant to Section 4.2 in exchange for outstanding shares of DVN Common Stock and PZE Common Stock and (ii) the shares of Excess Stock (as defined in Section 4.3(e)) to be sold pursuant to Section 4.3(e) in lieu of issuing fractional shares of Newco Common Stock.

  (b) Promptly after the Effective Time, Newco shall cause the Exchange Agent to mail to each holder of record of one or more Certificates (other than to holders of DVN Common Stock or PZE Common Stock that, pursuant to Section 4.2(c), are canceled without payment of any consideration therefor): (A) a letter of transmittal (the "Letter of Transmittal") which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as DVN and PZE may reasonably specify and (B) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Newco Common Stock and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Newco Common Stock and (y) a check representing the amount of cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, in respect of the Certificate surrendered pursuant to the provisions of this
Article 4, after giving effect to any required withholding tax, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash in lieu of fractional shares and unpaid dividends and distributions, if any, payable to holders of Certificates. In the event of a transfer of ownership of DVN Common Stock or PZE Common Stock which is not registered in the transfer records of DVN or PZE, a certificate representing the proper number of shares of Newco Common Stock, together with a check for the cash to be paid in lieu of fractional shares, shall be issued to such a transferee if the Certificate representing such DVN Common Stock or PZE Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

  (c) Notwithstanding any other provisions of this Agreement, no dividends or other distributions declared or made after the Effective Time with respect to Newco Common Stock with a record date after the Effective Time shall be paid with respect to the shares represented by any Certificate until such Certificate is surrendered for exchange as provided herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificates representing whole shares of Newco Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Newco Common Stock and not paid, less the amount of any withholding taxes which may be required thereon, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Newco Common Stock, less the amount of any withholding taxes which may be required thereon.

  (d) At or after the Effective Time, there shall be no transfers on the stock transfer books of DVN or PZE of the shares of DVN Common Stock or PZE Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco, the presented Certificates shall be canceled and exchanged for certificates for shares of Newco Common Stock and cash in lieu of fractional shares, if any, deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Article 4.

  (e) No fraction of a share of Newco Common Stock will be issued, but in lieu thereof each holder of PZE Common Stock otherwise entitled to receive a fraction of a share of Newco Common Stock will be entitled to receive in accordance with the provisions of this Section 4.3(e) from the Exchange Agent a cash payment in lieu of such fraction of a share of Newco Common Stock representing such holder's proportionate interest in the net proceeds from the sale by the Exchange Agent on behalf of all such holders of the aggregate of the fractions of shares of Newco Common Stock which would otherwise be issued (the "Excess Stock"). The sale of the Excess Stock by the Exchange Agent shall be executed on the principal national securities exchange on which Newco Common Stock is trading immediately after the Effective Time (the "Principal Exchange") through one or more member firms of the Principal Exchange and shall be executed in round lots to the extent practicable. Until the net proceeds of such sale or sales have been distributed to the holders of PZE Common Stock, the Exchange Agent will hold such proceeds in trust for the holders of PZE Common Stock (the "Common Stock Trust"). Newco shall pay all commissions, transfer taxes and other out-of-pocket transactions costs, including the expenses and compensation, of the Exchange Agent incurred in connection with such sale of the Excess Stock. The Exchange Agent shall determine the portion of the Common Stock Trust to which each holder of PZE Common Stock shall be entitled, if any, by multiplying the amount of the aggregate net proceeds comprising the Common Stock Trust by a fraction the numerator of which is the amount of the fractional Newco Common Stock interest to which such holder of PZE Common Stock is entitled and the denominator of which is the aggregate amount of fractional share interest to which all holders of PZE Common Stock are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of PZE Common Stock in lieu of any fractional Newco Common Stock interests, the Exchange Agent shall make available such amounts to such holders of PZE Common Stock without interest.

  (f) Any portion of the Exchange Fund (including the proceeds of any investments thereof and any shares of Newco Common Stock) and the Common Stock Trust that remains unclaimed by the former stockholders of the DVN or PZE one year after the Effective Time shall be delivered to Newco. Any former stockholders of DVN or PZE who have not theretofore complied with this Article 4 shall thereafter look only to Newco for payment of their shares of Newco Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on the Newco Common Stock deliverable in respect of each Certificate such former stockholder holds as determined pursuant to this Agreement.

  (g) None of Newco, the Exchange Agent or any other person shall be liable to any former holder of shares of DVN Common Stock or PZE Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

  (h) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Newco, the posting by such person of a bond in such reasonable amount as Newco may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Newco Common Stock and cash in lieu of fractional shares, and unpaid dividends and distributions on shares of Newco Common Stock deliverable in respect thereof pursuant to this Agreement.

  (i) Promptly after the Effective Time, Newco shall take all such steps necessary to issue a new single global stock certificate registered in the name of Cede & Co., as nominee of The Depository Trust Company ("DTC"), representing shares of Newco Preferred Stock into which shares of PZE Preferred Stock are converted in the Merger, and to fully effect the conversion of PZE Preferred Stock into Newco Preferred Stock in the DTC system for all purposes, including with respect to payments of dividends and transfers of beneficial ownership. Without limiting the foregoing, dividends declared or made after the Effective Time with respect to PZE Preferred Stock or Newco Preferred Stock shall be paid to Cede & Co., as nominee of DTC, for crediting to accounts of holders of Newco Preferred Stock.

  Section 4.4 Adjustment of Exchange Ratios. In the event that, subsequent to the date of this Agreement but prior to the Effective Time, PZE changes the number of shares of PZE Common Stock, or DVN changes the number of shares of DVN Common Stock, issued and outstanding as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar transaction, the DVN Exchange Ratio or the PZE Exchange Ratio, as the case may be, and other items dependent thereon shall be appropriately adjusted.

  Section 4.5 Rule 16b-3 Approval. Newco agrees that the Newco Board of Directors or the Compensation Committee of the Newco Board of Directors shall at or prior to the Effective Time adopt resolutions specifically approving, for purposes of Rule 16b-3 ("Rule 16b-3") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the receipt, pursuant to Section 4.2, of Newco Common Stock and Newco stock options by officers and directors of the DVN and PZE who will become officers or directors of the Newco subject to Section 16 of the Exchange Act.

                                   ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF PZE

  Except as set forth in the disclosure letter delivered to DVN concurrently with the execution of the Original Merger Agreement (the "PZE Disclosure Letter") or as disclosed with reasonable specificity in PZE Reports (as defined in Section 5.7), PZE represents and warrants to DVN that:

  Section 5.1 Existence; Good Standing; Corporate Authority. PZE is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. PZE is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a PZE Material Adverse Effect (as defined in Section 10.9). PZE has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of PZE's certificate of incorporation and bylaws previously made available to DVN are true and correct and contain all amendments as of the date hereof.

  Section 5.2 Authorization, Validity and Effect of Agreements. PZE has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby. The consummation by PZE of the transactions contemplated hereby and by the Stock Option Agreements has been duly authorized by all requisite corporate action, other than, with respect to the Merger, the approval and adoption of this Agreement by PZE's stockholders. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of PZE, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 5.3 Capitalization. The authorized capital stock of PZE consists of 100,000,000 shares of PZE Common Stock, 27,862,924 shares of preference common stock, par value $0.83 1/3 per share, of PZE ("PZE Preference Stock") and 9,747,720 shares of PZE Preferred Stock. As of May 18, 1999, there were (a) 47,959,145 shares of PZE Common Stock issued and outstanding, (b) 4,796,374 shares of PZE Common Stock reserved for issuance under PZE Stock Option Plans,
(c) no shares of PZE Preference Stock issued and outstanding, (d) 1,500,000 shares of PZE Preferred Stock issued and outstanding and (e) 750,000 unissued shares of PZE Preferred Stock designated as Series A Junior Participating Preferred Stock. All issued and outstanding shares of PZE Common Stock and PZE Preferred Stock (i) are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, (ii) were not issued in violation of the terms of any agreement or other understanding binding upon PZE and (iii) were issued in compliance with all applicable charter documents of PZE and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of PZE (each, a "PZE Right") issued pursuant to a Rights Agreement, dated as of October 28, 1994 (the "PZE Rights Agreement"), as amended, between PZE and The Chase Manhattan Bank, is associated with and attached to each outstanding share of PZE Common Stock. As of the date of this Agreement, except as set forth in this Section
5.3 or in the Stock Option Agreements and except for any shares of PZE Common Stock issued pursuant to plans described in PZE Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate PZE or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of PZE or any of its Subsidiaries. PZE has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of PZE on any matter.

  Section 5.4 Significant Subsidiaries. For purposes of this Agreement, "Significant Subsidiary" shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X of the Exchange Act. Each of PZE's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing

(where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a PZE Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of PZE's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by PZE free and clear of all liens, pledges, security interests, claims, preferential purchase rights or other rights, interests or encumbrances ("Liens"). Schedule 5.4 to PZE Disclosure Letter sets forth for each Significant Subsidiary of PZE, its name and jurisdiction of incorporation or organization.

  Section 5.5 No Violation. Neither PZE nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which PZE or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a PZE Material Adverse Effect. PZE and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "PZE Permits"), except where the failure so to hold would not have, individually or in the aggregate, a PZE Material Adverse Effect. PZE and its Subsidiaries are in compliance with the terms of PZE Permits, except where the failure so to comply would not have, individually or in the aggregate, a PZE Material Adverse Effect. No investigation by any governmental authority with respect to PZE or any of its Subsidiaries is pending or, to the knowledge of PZE, threatened, other than those the outcome of which would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  Section 5.6 No Conflict.

  (a) Neither the execution and delivery by PZE of this Agreement or the Stock Option Agreements nor the consummation by PZE of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the articles of incorporation or bylaws of PZE; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of PZE or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to PZE or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which PZE or any of its Subsidiaries is a party, or by which PZE or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to PZE or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  (b) Neither the execution and delivery by PZE of this Agreement or the Stock Option Agreements nor the consummation by PZE of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than (i) the filings provided for in Article 1 and (ii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act, the Securities Act or applicable state securities and "Blue Sky" laws and applicable foreign competition or antitrust laws ((i) and (ii) collectively, the "Regulatory Filings"), and listing on the New York Stock Exchange ("NYSE") of PZE Common Stock to be issued upon exercise of the option granted to DVN pursuant to the applicable Stock Option Agreement, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent PZE from performing its obligations under this Agreement and would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  (c) Other than as contemplated by Section 5.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of PZE's material contracts or leases or for PZE to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment from PZE or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of PZE or any of its Subsidiaries under any PZE Plan (as defined in Section 5.11) or otherwise; (b) materially increase any benefits otherwise payable under any PZE Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

  Section 5.7 SEC Documents. PZE has made available to DVN each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by PZE with the SEC since January 1, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "PZE Reports"), and PZE has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, PZE Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into PZE Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of PZE and its Subsidiaries as of its date and each of the consolidated statements of income, comprehensive income, cash flows and stockholders' equity included in or incorporated by reference into PZE Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of PZE and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1998, neither PZE nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in PZE Reports or which would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  Section 5.8 Litigation. There are no actions, suits or proceedings pending against PZE or any of its Subsidiaries or, to PZE's knowledge, threatened against PZE or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a PZE Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against PZE or any of its Subsidiaries that are likely to have, individually or in the aggregate, a PZE Material Adverse Effect.

  Section 5.9 Absence of Certain Changes. Since December 31, 1998, there has not been (i) an event that would have a PZE Material Adverse Effect; (ii) any material change by PZE or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of PZE and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of PZE, or any direct or indirect redemption, purchase or any other acquisition by PZE of any such stock (except for, and provided that PZE may continue to pay, dividends upon the shares of PZE Common Stock and PZE Preferred Stock at a rate not greater than $0.0625 per share and $1.6225 per share, respectively, in any quarter); (v) any change in the capital stock or in the number of shares or classes of PZE's authorized or outstanding capital stock (other than as a result of exercises of options to purchase PZE Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to PZE particularly pertaining to and adversely affecting the operations, assets or business of PZE or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a PZE Material Adverse Effect.

  Section 5.10 Taxes.

  (a) Each of PZE, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all tax returns, statements, reports, declarations, estimates and forms ("Returns") required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a PZE Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by PZE or a Subsidiary of PZE and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  (b) (i) The federal income tax returns of PZE and each of its Subsidiaries have been examined by the Internal Revenue Service (the "IRS") (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of PZE and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in PZE Reports; (iii) as of the date hereof, neither PZE nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of PZE or any of its Subsidiaries; (iv) neither PZE nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a PZE Material Adverse Effect; (v) there are no tax liens on any assets of PZE or its Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected, individually or in the aggregate, to result in a PZE Material Adverse Effect; and (vi) neither PZE nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of Section 280G of the Code.

  For purposes of this Agreement, "tax" or "taxes" means all federal, state, county, local, foreign or other net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

  Section 5.11 Employee Benefit Plans. For purposes of this Section 5.11, PZE Subsidiaries shall include any enterprise which, with PZE, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b), (c) or (m) of the Code. All employee benefits plans, programs, arrangements and agreements covering active, former or retired employees of PZE and PZE Subsidiaries which provide material benefits to such employees are listed in PZE Disclosure Letter (the "PZE Plans"). PZE has made available to DVN true, complete and correct copies of each PZE Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each PZE Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each PZE Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, PZE Plans comply, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and any other applicable tax act and other laws, and any PZE Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no PZE Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of PZE Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of PZE Plan activities) has been brought against or with respect to any PZE Plan; (g) all material contributions, reserves or premium payments, required to be made as of the date hereof to PZE Plans have been made or provided for; (h) neither PZE nor any PZE Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by PZE, any PZE Subsidiary or any entity which is considered one employer with PZE under
Section 4001 of ERISA; (i) neither PZE nor any PZE Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of
Section 4001(a)(3) of ERISA; and (j) neither PZE nor any PZE Subsidiary has any material obligations for retiree health and life benefits under any PZE Plan.

  Section 5.12 Labor Matters.

    (a) Neither PZE nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

    (b) Neither PZE nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a PZE Material Adverse Effect.

    (c) To PZE's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of PZE or any of its Subsidiaries except for those the formation of which would not have, individually or in the aggregate, a PZE Material Adverse Effect.

  Section 5.13 Environmental Matters. Except as would not have, individually or in the aggregate, a PZE Material Adverse Effect:

  (a) there are not any present or, to the knowledge of PZE, past conditions or circumstances that interfere with the conduct of the business of PZE and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation related to human health or the environment ("Environmental Law");

  (b) there are not any present or, to the knowledge of PZE, past conditions or circumstances at, or arising out of, any current or, to the knowledge of PZE, former businesses, assets or properties of PZE or any Subsidiary of PZE, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

  (c) neither PZE nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

  (d) PZE and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

  (e) PZE does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of PZE's or its Subsidiaries' assets for their current purposes and uses.

  Section 5.14 Intellectual Property. PZE and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a PZE Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a PZE Material Adverse Effect. Except in the ordinary course of business, neither PZE nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of PZE's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a PZE Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to PZE or any of its Subsidiaries which is likely to have, individually or in the aggregate, a PZE Material Adverse Effect. PZE has initiated a review of the implications of the Year 2000 on its business and processes, including an evaluation of key operating and information systems, field operations and third parties and confirms the public disclosure provided by it in respect thereof.

  Section 5.15 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since December 31, 1998 in the ordinary course of business for fair value, PZE has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1998 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of PZE as of December 31, 1998; (b) Liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a PZE Material Adverse Effect. All leases and other agreements pursuant to which PZE or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by PZE or any of its Subsidiaries which, individually or in the aggregate, would have a PZE Material Adverse Effect and in respect to which PZE or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of PZE and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, PZE's interest in production of hydrocarbons from each well, unit or property described in the report of Ryder Scott PZE Petroleum Engineers dated February 19, 1999 and delivered to DVN (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit on property, and PZE's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. PZE has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and has not taken or received any hydrocarbons under any gas balancing or similar arrangements that permit any person to receive any portion of PZE's interest in such hydrocarbons.

  Section 5.16 Insurance. PZE and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

  Section 5.17 No Brokers. PZE has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Newco, PZE or DVN to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that PZE has retained J. P. Morgan Securities Inc. as its financial advisor, the arrangements with which have been disclosed in writing to DVN prior to the date hereof.

  Section 5.18 Opinion of Financial Advisor. The Board of Directors of PZE has received the opinion of J. P. Morgan Securities Inc. to the effect that, as of the date of this Agreement, the consideration to be received by PZE stockholders in the Merger is fair, from a financial point of view, to such stockholders; it being understood and acknowledged by DVN that such opinion has been rendered for the benefit of the Board of Directors of PZE, and is not intended to, and may not, be relied upon by DVN, its affiliates or their respective Subsidiaries.

  Section 5.19 DVN Stock Ownership. Neither PZE nor any of its Subsidiaries owns any shares of capital stock of DVN or any other securities convertible into or otherwise exercisable to acquire capital stock of DVN.

  Section 5.20 Reorganization. Neither PZE nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Section 5.21 Vote Required. The affirmative vote of holders of a majority of the outstanding shares of PZE Common Stock required by the DGCL is the only vote necessary to approve this Agreement and the transactions contemplated hereby.

  Section 5.22 PZE Rights Agreement. PZE has taken all required action under PZE Rights Agreement so that none of the execution and delivery of this Agreement or the Stock Option Agreements, the conversion of shares of PZE Common Stock into Newco Common Stock in accordance with Article 4 of this Agreement, the issuance of shares of PZE Common Stock upon exercise of the option granted to DVN pursuant to the applicable Stock Option Agreement, and the consummation of the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, will cause (i) PZE Rights to become exercisable under PZE Rights Agreement, (ii) Newco or DVN or any of their Subsidiaries to be deemed an "Acquiring Person" (as defined in PZE Rights Agreement), (iii) any such event to be an event described in Section 11(a)(ii) or 13 of PZE Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in PZE Rights Agreement) to occur upon any such event, and so that PZE Rights will expire immediately prior to the Effective Time. PZE has delivered to DVN a true and complete copy of PZE Rights Agreement, as amended to date.

  Section 5.23 Certain Approvals. PZE's Board of Directors has taken any and all necessary and appropriate action to render inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements the provisions of Section 203 of the DGCL.

  Section 5.24 Certain Contracts. Neither PZE nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of PZE and its Subsidiaries, taken as a whole, or the DVN and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a PZE Material Adverse Effect.

                                   ARTICLE 6

                     REPRESENTATIONS AND WARRANTIES OF DVN,
                            NEWCO AND DEVON OKLAHOMA

  Except as set forth in the disclosure letter delivered to PZE concurrently with the execution of the Original Merger Agreement (the "DVN Disclosure Letter") or as disclosed with reasonable specificity in the DVN Reports (as defined in Section 6.7), DVN, Newco and Devon Oklahoma, jointly and severally, represent and warrant to PZE that:

  Section 6.1 Existence; Good Standing; Corporate Authority. DVN, Newco and Devon Oklahoma are corporations duly incorporated, validly existing and in good standing under the laws of their respective jurisdictions of incorporation. DVN is duly qualified to do business as a foreign corporation and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified would not have, individually or in the aggregate, a DVN Material Adverse Effect (as defined in Section 10.9). DVN has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now conducted. The copies of DVN's certificate of incorporation and bylaws previously made available to PZE are true and correct and contain all amendments as of the date hereof.

  Section 6.2 Authorization, Validity and Effect of Agreements. Each of DVN, Newco and Devon Oklahoma has the requisite corporate power and authority to execute and deliver this Agreement, the Stock Option Agreements and all other agreements and documents contemplated hereby to which it is a party. The consummation by each of DVN, Newco and Devon Oklahoma of the transactions contemplated hereby including the issuance and delivery by Newco of shares of Newco Common Stock pursuant to the Merger, and the consummation by DVN of the transactions contemplated by the Stock Option Agreements, has been duly authorized by all requisite corporate action, other than, with respect to the Merger, approval and adoption of this Agreement by DVN's stockholders. This Agreement and the Stock Option Agreements constitute the valid and legally binding obligations of each of DVN, Newco and Devon Oklahoma to the extent it is a party, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

  Section 6.3 Capitalization. The authorized capital stock of DVN consists of 400,000,000 shares of DVN Common Stock, one share of DVN Special Voting Stock and 3,000,000 shares of preferred stock, par value $1.00 per share, of DVN ("DVN Preferred Stock"). As of April 30, 1999, there were (a) 43,148,097 shares of DVN Common Stock issued and outstanding, (b) one share of DVN Special Voting Stock issued and outstanding, (c) 4,949,708 shares of DVN Common Stock reserved for issuance under DVN Stock Option Plans, (d) 5,495,401 shares reserved for issuance upon exchange of outstanding exchangeable shares ("Northstar Exchangeable Shares") issued by Northstar, (e) 4,901,504 shares of DVN Common Stock reserved for issuance upon conversion of outstanding trust convertible preferred securities issued by DVN's wholly owned affiliate, Devon Financing Trust, (f) no shares of DVN Preferred Stock issued and outstanding and (g) 300,000 unissued shares of DVN Preferred Stock designated as Series A Junior Participating Preferred Stock. All issued and outstanding shares of DVN Common Stock (i) are duly authorized, validly issued, fully paid, nonassessable and, except as set forth in the DVN Disclosure Letter, free of preemptive rights,
(ii) were not
issued in violation of the terms of any agreement or other understanding binding upon DVN and (iii) were issued in compliance with all applicable charter documents of DVN and all applicable federal and state securities laws, rules and regulations. One right to purchase Series A Junior Participating Preferred Stock of DVN (each, a "DVN Right") issued pursuant to a Rights Agreement, dated as of April 17, 1995 (the "DVN Rights Agreement"), as amended, between DVN and The First National Bank of Boston, is associated with and attached to each outstanding share of DVN Common Stock. The shares of Newco Common Stock to be issued in connection with the Merger, when issued in accordance with this Agreement, will be validly issued, fully paid and nonassessable. As of the date of this Agreement, except as set forth in this
Section 6.3 or in the Stock Option Agreements and except for any shares of DVN Common Stock issued pursuant to the plans described in the DVN Disclosure Letter, there are no outstanding shares of capital stock and there are no options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate DVN or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other voting securities of DVN or any of its Subsidiaries. DVN has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of DVN on any matter.

  Section 6.4 Significant Subsidiaries.

  (a) Each of DVN's Significant Subsidiaries is a corporation or partnership duly organized, validly existing and in good standing (where applicable) under the laws of its jurisdiction of incorporation or organization, has the corporate or partnership power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, except for jurisdictions in which such failure to be so qualified or to be in good standing would not have, individually or in the aggregate, a DVN Material Adverse Effect. All of the outstanding shares of capital stock of, or other ownership interests in, each of DVN's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and is owned, directly or indirectly, by DVN free and clear of all Liens. Schedule 6.4 to the DVN Disclosure Letter sets forth for each Significant Subsidiary of DVN its name and jurisdiction of incorporation or organization.

  (b) All of the outstanding shares of capital stock of Newco are owned directly by DVN. Newco was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

  (c) All of the outstanding shares of capital stock of Devon Oklahoma are owned directly by Newco. Devon Oklahoma was formed solely for the purpose of engaging in the transactions contemplated hereby and has not engaged in any activities other than in connection with the transactions contemplated by this Agreement.

  Section 6.5 No Violation. Neither DVN nor any of its Subsidiaries is, or has received notice that it would be with the passage of time, in violation of any term, condition or provision of (a) its charter documents or bylaws, (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument or (c) any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which DVN or any of its Subsidiaries or any of their respective properties or assets is subject, or is delinquent with respect to any report required to be filed with any governmental entity, except, in the case of matters described in clause (b) or (c), as would not have, individually or in the aggregate, a DVN Material Adverse Effect. DVN and its Subsidiaries hold all permits, licenses, variances, exemptions, orders, franchises and approvals of all governmental authorities necessary for the lawful conduct of their respective businesses (the "DVN Permits"), except where the failure so to hold would not have, individually or in the aggregate, a DVN Material Adverse Effect. DVN and its Subsidiaries are in compliance with the terms of the DVN Permits, except where the failure so to comply would not have, individually or in the aggregate, a DVN Material Adverse Effect. No investigation by any governmental authority with respect to DVN or any of its Subsidiaries is pending or, to the knowledge of DVN, threatened, other than those the outcome of which would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  Section 6.6 No Conflict.

  (a) Neither the execution and delivery by DVN, Newco and Devon Oklahoma of this Agreement, the execution and delivery by DVN of the Stock Option Agreements nor the consummation by DVN, Newco and Devon Oklahoma of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will: (i) conflict with or result in a breach of any provisions of the charter documents or bylaws of DVN, Newco or Devon Oklahoma; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of DVN and its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to DVN or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which DVN or any of its Subsidiaries is a party, or by which DVN or any of its Subsidiaries or any of their properties is bound or affected; or (iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to DVN or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  (b) Neither the execution and delivery by DVN, Newco or Devon Oklahoma of this Agreement, the execution and delivery by DVN of the Stock Option Agreements nor the consummation by DVN, Newco or Devon Oklahoma of the transactions contemplated hereby or thereby in accordance with the terms hereof or thereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than Regulatory Filings, and listing of the Newco Common Stock to be issued in the Merger on the Principal Exchange and the listing on the DVN Common Stock upon exercise of the option granted to PZE pursuant to the applicable Stock Option Agreement under the rules of the American Stock Exchange ("AMEX"), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make would not prevent or materially delay the consummation of the Merger or otherwise prevent DVN from performing its obligations under this Agreement and would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  (c) Other than as contemplated by Section 6.6(b), no consents, assignments, waivers, authorizations or other certificates are necessary in connection with the transactions contemplated hereby to provide for the continuation in full force and effect of all of DVN's material contracts or leases or for DVN to consummate the transactions contemplated hereby, except when the failure to receive such consents or other certificates would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  (d) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) result in any payment from DVN or its Subsidiaries (including severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of DVN or any of its Subsidiaries under any DVN Plan (as defined in Section 6.11) or otherwise; (b) materially increase any benefits otherwise payable under any DVN Plan or otherwise; or (c) result in the acceleration of the time of payment or vesting of any such benefits.

  Section 6.7 SEC Documents. DVN has made available to PZE each registration statement, report, proxy statement or information statement (other than preliminary materials) filed by DVN with the SEC since January 1, 1998, each in the form (including exhibits and any amendments thereto) filed with the SEC prior to the date hereof (collectively, the "DVN Reports"), and DVN has filed all forms, reports and documents required to be filed by it with the SEC pursuant to relevant securities statutes, regulations, policies and rules since such time. As of their respective dates, the DVN Reports (i) were prepared in all material respects in accordance with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and complied in all material respects with the then applicable accounting requirements and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been modified by subsequent filings with the SEC prior to the date hereof. Each of the consolidated balance sheets included in or incorporated by reference into the DVN Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of DVN and its Subsidiaries as of its date and each of the consolidated statements of operations, cash flows and shareholders' equity included in or incorporated by reference into the DVN Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, cash flows or changes in stockholders' equity, as the case may be, of DVN and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to such exceptions as may be permitted by Form 10-Q of the SEC), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein. Since December 31, 1998, neither DVN nor any of its Subsidiaries had any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than liabilities or obligations disclosed in the DVN Reports or which would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  Section 6.8 Litigation. There are no actions, suits or proceedings pending against DVN or any of its Subsidiaries or, to DVN's knowledge, threatened against DVN or any of its Subsidiaries, at law or in equity, or before or by any federal, state or foreign commission, board, bureau, agency or instrumentality, that are likely to have, individually or in the aggregate, a DVN Material Adverse Effect. There are no outstanding judgments, decrees, injunctions, awards or orders against DVN or any of its Subsidiaries that are likely to have, individually or in the aggregate, a DVN Material Adverse Effect.

  Section 6.9 Absence of Certain Changes. Since December 31, 1998, there has not been (i) an event that would have a DVN Material Adverse Effect; (ii) any material change by DVN or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections; (iii) any material damage, destruction, or loss to the business or properties of DVN and its Subsidiaries, taken as a whole, not covered by insurance; (iv) any declaration, setting aside or payment of any dividend or other distribution in respect of the capital stock of DVN, or any direct or indirect redemption, purchase or any other acquisition by DVN of any such stock (except for, and provided that DVN may continue to pay or cause to be paid, dividends upon the shares of DVN Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter); (v) any change in the capital stock or in the number of shares or classes of DVN's authorized or outstanding capital stock (other than as a result of exercises of options to purchase DVN Common Stock outstanding or issued as permitted hereunder); (vi) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option, stock purchase or other employee benefit plan, except in the ordinary course of business; or (vii) any other event or condition known to DVN particularly pertaining to and adversely affecting the operations, assets or business of DVN or any of its Subsidiaries (other than events or conditions which are of a general or industry-wide nature and of general public knowledge) which would constitute, individually or in the aggregate, a DVN Material Adverse Effect.

  Section 6.10 Taxes.

  (a) Each of DVN, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member has (i) duly filed (or there has been filed on its behalf) on a timely basis (taking into account any extensions of time to file before the date hereof) with appropriate governmental authorities all Returns required to be filed by or with respect to it, except to the extent that any failure to file would not have, individually or in the aggregate, a DVN Material Adverse Effect, and (ii) duly paid or deposited in full on a timely basis or made adequate provisions in accordance with generally accepted accounting principles (or there has been paid or deposited or adequate provision has been made on its behalf) for the payment of all taxes required to be paid by it other than those being contested in good faith by DVN or a Subsidiary of DVN and except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  (b) (i) The federal income tax returns of DVN and each of its Subsidiaries have been examined by the IRS (or the applicable statutes of limitation for the assessment of federal income taxes for such periods have expired) for all periods; (ii) except to the extent being contested in good faith, all material deficiencies asserted as a result of such examinations and any other examinations of DVN and its Subsidiaries by any taxing authority have been paid fully, settled or adequately provided for in the financial statements contained in the DVN Reports; (iii) as of the date hereof, neither DVN nor any of its Subsidiaries has granted any requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment of any taxes with respect to any Returns of DVN or any of its Subsidiaries; (iv) neither DVN nor any of its Subsidiaries is a party to, is bound by or has any obligation under any tax sharing, allocation or indemnity agreement or any similar agreement or arrangement that would have, individually or in the aggregate, a DVN Material Adverse Effect; (v) there are no tax liens on any assets of DVN or its Subsidiaries except for taxes not yet currently due and those which could not reasonably be expected, individually or in the aggregate, to result in a DVN Material Adverse Effect; and (vi) neither DVN nor any of its Subsidiaries is a party to an agreement that provides for the payment of any amount that would constitute a "parachute payment" within the meaning of
Section 280G of the Code.

  Section 6.11 Employee Benefit Plans. For purposes of this Section 6.11, DVN Subsidiaries shall include any enterprise which, with DVN, forms or formed a controlled group of corporations, a group of trades or business under common control or an affiliated service group, within the meaning of Section 414(b),
(c) or (m) of the Code. All employee benefits plans, programs, arrangements and agreements covering active, former or retired employees of DVN and DVN Subsidiaries which provide material benefits to such employees are listed in the DVN Disclosure Letter (the "DVN Plans"). DVN has made available to PZE true, complete and correct copies of each DVN Plan, any related trust agreement, annuity or insurance contract or other funding vehicle, and: (a) each DVN Plan has been maintained and administered in material compliance with its terms and is, to the extent required by applicable law or contract, fully funded without having any deficit or unfunded actuarial liability or adequate provision has been made therefor; (b) all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof, (c) each DVN Plan that is required or intended to be qualified under applicable law or registered or approved by a governmental agency or authority has been so qualified, registered or approved by the appropriate governmental agency or authority, and nothing has occurred since the date of the last qualification, registration or approval to adversely affect, or cause, the appropriate governmental agency or authority to revoke such qualification, registration or approval; (d) to the extent applicable, the DVN Plans comply, in all material respects, with the requirements of ERISA, the Code and any other applicable tax act and other laws, and any DVN Plan intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified and nothing has occurred to cause the loss of such qualified status; (e) no DVN Plan is covered by Title IV of ERISA or Section 412 of the Code; (f) there are no pending or anticipated material claims against or otherwise involving any of the DVN Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of DVN Plan activities) has been brought against or with respect to any DVN Plan; (g) all material contributions, reserves or premium payments, required to be made as of the date hereof to the DVN Plans have been made or provided for; (h) neither DVN nor any DVN Subsidiary has incurred or reasonably expects to incur any liability under subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by DVN, any DVN Subsidiary or any entity which is considered one employer with DVN under
Section 4001 of ERISA; (i) neither DVN nor any DVN Subsidiary has incurred or reasonably expects to incur any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multi-employer plan," within the meaning of
Section 4001(a)(3) of ERISA; and (j) neither DVN nor any DVN Subsidiary has any material obligations for retiree health and life benefits under any DVN Plan.

  Section 6.12 Labor Matters.

  (a) Neither DVN nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization.

  (b) Neither DVN nor any of its Subsidiaries is subject to a dispute, strike or work stoppage with respect to any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization to which it is a party or by which it is bound which would have, individually or in the aggregate, a DVN Material Adverse Effect.

  (c) To DVN's knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of DVN or any of its Subsidiaries, except for those the formation of which would not have, individually or in the aggregate, a DVN Material Adverse Effect.

  Section 6.13 Environmental Matters. Except as would not have, individually or in the aggregate, a DVN Material Adverse Effect:

  (a) there are not any present or, to the knowledge of DVN, past conditions or circumstances that interfere with the conduct of the business of DVN and each of its Subsidiaries in the manner now conducted or which interfere with compliance with any order of any court, governmental authority or arbitration board or tribunal, or any Environmental Law;

  (b) there are not any present or, to the knowledge of DVN, past conditions or circumstances at, or arising out of, any current or, to the knowledge of DVN, former businesses, assets or properties of DVN or any Subsidiary of DVN, including but not limited to on-site or off-site disposal or release of any chemical substance, product or waste, which constitute a violation under any Environmental Law or could reasonably be expected to give rise to: (i) liabilities or obligations for any cleanup, remediation, disposal or corrective action under any Environmental Law or (ii) claims arising for personal injury, property damage, or damage to natural resources;

  (c) neither DVN nor any of its Subsidiaries has (i) received any written notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law, (ii) received any written notice regarding any existing, pending or threatened investigation or inquiry related to alleged violations under any Environmental Laws or regarding any claims for remedial obligations or contribution under any Environmental Laws or (iii) entered into any consent decree or order or is subject to any order of any court or governmental authority or tribunal under any Environmental Law or relating to the cleanup of any hazardous materials contamination;

  (d) DVN and its Subsidiaries have in full force and effect all material environmental permits, licenses, approvals and other authorizations required to conduct their operations and are operating in material compliance thereunder; and

  (e) DVN does not know of any reason that would preclude it from renewing or obtaining a reissuance of the material permits, licenses or other authorizations required pursuant to any applicable Environmental Laws to operate and use any of DVN's or its Subsidiaries' assets for their current purposes and uses.

  Section 6.14 Intellectual Property. DVN and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights and proprietary information used or held for use in connection with their respective businesses as currently being conducted, free and clear of material Liens, except where the failure to own or possess such licenses and other rights would not have, individually or in the aggregate, a DVN Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing which are likely to have, individually or in the aggregate, a DVN Material Adverse Effect. Except in the ordinary course of business, neither DVN nor any of its Subsidiaries has granted to any other person any license to use any of the foregoing. The conduct of DVN's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any way likely to have, individually or in the aggregate, a DVN Material Adverse Effect. There is no material infringement of any proprietary right owned by or licensed by or to DVN or any of its Subsidiaries which is likely to have, individually or in the aggregate, a DVN Material Adverse Effect. DVN has initiated a review of the implications of the Year 2000 on its business and processes, including an evaluation of key operating and information systems, field operations and third parties and confirms the public disclosure provided by it in respect thereof.

  Section 6.15 Title to Properties. Except for goods and other property sold, used or otherwise disposed of since December 31, 1998 in the ordinary course of business for fair value, DVN has defensible title for oil and gas purposes to all its properties, interests in properties and assets, real and personal, reflected in its December 31, 1998 financial statements, free and clear of any Lien, except: (a) Liens reflected in the balance sheet of DVN as of December 31, 1998; (b) Liens for current taxes not yet due and payable and (c) such imperfections of title, easements and Liens as would not have, individually or in the aggregate, a DVN Material Adverse Effect. All leases and other agreements pursuant to which DVN or any of its Subsidiaries leases or otherwise acquires or obtains operating rights affecting any real or personal property are in good standing, valid, and effective; and there is not, under any such leases, any existing or prospective default or event of default or event which with notice or lapse of time, or both, would constitute a default by DVN or any of its Subsidiaries which, individually or in the aggregate, would have a DVN Material Adverse Effect and in respect to which DVN or any of its Subsidiaries has not taken adequate steps to prevent a default from occurring. All major items of operating equipment of DVN and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted. Without limiting the generality of the foregoing, DVN's interest in production of hydrocarbons from each well, unit or property described in the reports of (i) LaRoche Petroleum Consultants, Ltd. dated January 25, 1999, (ii) Paddock Lindstrom & Associates, Ltd. dated January 13, 1999, (iii) AMH Group Ltd. dated January 18, 1999 and (iv) DVN dated February 8, 1999 and delivered to PZE (after deducting all applicable royalties, overriding royalties and other payments out of production) is not materially less than the interest shown under the heading "Net Revenue Interest" for such well, unit on property, and DVN's share of exploration, development and operation costs for each such well, unit or property is not materially greater than the percentage shown under the heading "Working Interest" for such well, unit or property. DVN has not received any material advance, take-or-pay or other similar payments that entitle purchasers of production to receive deliveries of hydrocarbons without paying therefor, and has not taken or received any hydrocarbons under any gas balancing or similar arrangements that permit any person to receive any portion of DVN's interest in such hydrocarbons.

  Section 6.16 Insurance. DVN and its Subsidiaries maintain insurance coverage reasonably adequate for the operation of their respective businesses (taking into account the cost and availability of such insurance).

  Section 6.17 No Brokers. DVN has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Newco, PZE or DVN to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that DVN has retained PaineWebber Incorporated as its financial advisor, the arrangements with which have been disclosed in writing to PZE prior to the date hereof.

  Section 6.18 Opinion of Financial Advisor. The Board of Directors of DVN has received the opinion of PaineWebber Incorporated to the effect that, as of the date of this Agreement, the DVN Exchange Ratio is fair, from a financial point of view, to the holders of DVN Common Stock; it being understood and acknowledged by PZE that such opinion has been rendered for the benefit of the Board of Directors of DVN, and is not intended to, and may not, be relied upon by PZE, its affiliates or their respective Subsidiaries.

  Section 6.19 PZE Stock Ownership. Neither DVN nor any of its Subsidiaries owns any shares of capital stock of PZE or any other securities convertible into or otherwise exercisable to acquire capital stock of PZE.

  Section 6.20 Reorganization. Neither DVN nor any of its Subsidiaries has taken or failed to take any action, as a result of which the Merger would not qualify as a reorganization within the meaning of Section 368(a) of the Code.

  Section 6.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of DVN Common Stock and the outstanding Northstar Exchangeable Shares, voting as a single class with the DVN Special Voting Share voting for the Northstar Exchangeable Shares as provided in DVN's charter, is the only vote of the holders of any class or series of DVN capital stock necessary to approve this Agreement and the transactions contemplated hereby.

  Section 6.22 DVN Rights Agreement. DVN has taken all required action under the DVN Rights Agreement so that none of the execution and delivery of this Agreement or the Stock Option Agreements, the conversion of shares of DVN Common Stock into Newco Common Stock in accordance with Article 4 of this Agreement, the issuance of shares of DVN Common Stock upon exercise of the option granted to PZE pursuant to the applicable Stock Option Agreement, and the consummation of the Merger or any other transaction contemplated hereby or by the Stock Option Agreement, will cause (i) the DVN Rights to become exercisable under the DVN Rights Agreement, (ii) Newco or PZE or any of their Subsidiaries to be deemed an "Acquiring Person" (as defined in the DVN Rights Agreement), (iii) any such event to be an event described in Section 11(a)(ii) or 13 of the DVN Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the DVN Rights Agreement) to occur upon any such event, and so that the DVN Rights will expire immediately prior to the Effective Time. DVN has delivered to PZE a true and complete copy of the DVN Rights Agreement, as amended to date.

  Section 6.23 Certain Approvals. Section 1090.3 of the OGCA is inapplicable to the Merger and the transactions contemplated by this Agreement and the Stock Option Agreements.

  Section 6.24 Certain Contracts. Neither DVN nor any of its Subsidiaries is a party to or bound by (i) any non-competition agreement or any other agreement or obligation which purports to limit the manner in which, or the localities in which, the current business of DVN and its Subsidiaries, taken as a whole, or PZE and its Subsidiaries, taken as a whole, is conducted or (ii) any executory agreement or obligation which pertains to the acquisition or disposition of any asset, or which provides any third party any lien, claim or preferential right with regard thereto, except in each case for any such agreements or obligations which would not have, individually or in the aggregate, a DVN Material Adverse Effect.

                                   ARTICLE 7

                                   Covenants

  Section 7.1 Conduct of Businesses. Prior to the Effective Time, except as set forth in the DVN Disclosure Letter or PZE Disclosure Letter or as expressly contemplated by any other provision of this Agreement or the Stock Option Agreements, unless DVN or PZE, respectively, has consented in writing thereto, each of PZE and DVN:

  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

  (b) shall use its commercially reasonable best efforts, and shall cause each of its Subsidiaries to use its commercially reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

  (c) shall not amend its certificate of incorporation or bylaws;

  (d) shall promptly notify the other of any material change in its condition (financial or otherwise) or business or any material litigation or material governmental complaints, investigations or hearings (or communications in writing indicating that such litigation, complaints, investigations or hearings may be contemplated), or the breach in any material respect of any representation or warranty contained herein;

  (e) shall promptly deliver to the other true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement;

  (f) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, or referred to in clause (ii) below and disclosed pursuant to this Agreement or in connection with transactions permitted by Section 7.1(i), issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it existed on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock except (x) the grant of options to new employees consistent with past practice in an amount not to exceed 100,000 shares of PZE Common Stock, in the case of PZE, and 100,000 shares of DVN Common Stock, in the case of DVN or pursuant to contractual commitments existing on the date of this Agreement; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice, or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

  (g) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action, except for, and provided that PZE may continue to pay, dividends upon the shares of PZE Common Stock and PZE Preferred Stock at a rate not greater than $0.0625 per share and $1.6225 per share, respectively, in any quarter, and that DVN may continue to pay or cause to be paid, dividends upon the shares of DVN Common Stock and the Northstar Exchangeable Shares at a rate not greater than $.05 per share in any quarter;

  (h) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are material to PZE or DVN, as the case may be, individually or in the aggregate, except in the ordinary course of business;

  (i) shall not, and shall not permit any of its Subsidiaries to, except pursuant to contractual commitments in effect on the date hereof and disclosed in the DVN Disclosure Letter or PZE Disclosure Letter, as the case may be, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets or securities in each case (i) for an aggregate consideration for all such acquisitions in excess of $3 million (excluding acquisitions approved in writing by DVN and PZE) and (ii) where a filing under the HSR Act is required, except where DVN and PZE have agreed in writing that such action is not likely to (x) have a material adverse effect on the ability of the parties to consummate the transactions contemplated by this Agreement or
(y) delay materially the Effective Time;

  (j) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

  (k) shall, and shall cause any of its Subsidiaries to, use reasonable efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such party;

  (l) shall not, and shall not permit any of its Subsidiaries to, (i) make or rescind any material express or deemed election relating to taxes unless it is reasonably expected that such action will not, individually or in the aggregate, materially and adversely affect DVN or PZE, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (ii) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except where such settlement or compromise will not, individually or in the aggregate, materially and adversely affect DVN or PZE or (iii) change in any material respect any of its methods of reporting any item for federal income tax purposes from those employed in the preparation of its federal income tax return for the most recent taxable year for which a return has been filed, except as may be required by applicable law or except for such changes that are reasonably expected not to, individually or in the aggregate, materially and adversely affect DVN or PZE;

  (m) shall not, nor shall it permit any of its Subsidiaries to, (i) incur any indebtedness for borrowed money (except (x) under existing credit lines, (y) refinancings of existing debt and (z) other immaterial borrowings that, in the case of (x), (y) or (z), permit prepayment of such debt without penalty (other than LIBOR breakage costs)) or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of such party or any of its Subsidiaries or guarantee any debt securities of others, (ii) except in the ordinary course of business, enter into any material lease (whether such lease is an operating or capital lease) or create any material mortgages, liens, security interests or other encumbrances on the property of DVN or PZE or any of their Subsidiaries in connection with any indebtedness thereof, or (iii) make or commit to make aggregate capital expenditures in excess of $3 million over the fiscal 1999 capital expenditures budget disclosed in reasonable detail on the DVN Disclosure Letter or PZE Disclosure Letter, as the case may be;

  (n) shall not purchase any shares of DVN Common Stock or PZE Common Stock;

  (o) shall not, nor shall it permit any of its Subsidiaries to, agree in writing or otherwise to take any of the foregoing actions;

  (p) subject to Section 7.5, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or the expiration of any applicable waiting period required to consummate the Merger;

  (q) shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement to which it or any of its respective Subsidiaries is a party; and during such period shall enforce, to the fullest extent permitted under applicable law, the provisions of such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or any state having jurisdiction;

  (r) shall not enter into or amend any agreement with any holder of shares of DVN Common Stock or PZE Common Stock with respect to holding, voting or disposing of shares; and

  (s) shall not by resolution of its Board of Directors cause the acceleration of rights, benefits or payments under any PZE Plans or DVN Plans.

  Section 7.2 No Solicitation by PZE.

  (a) PZE agrees that (i) neither it nor any of its Subsidiaries shall, and shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving, any assets or class of capital stock of PZE (any such proposal, offer or transaction being hereinafter referred to as a "PZE Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a PZE Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; provided that, subject to Section 7.4(b), nothing contained in this Agreement shall prevent PZE or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a PZE Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide PZE Acquisition Proposal with respect to all the outstanding PZE Common Stock or all or substantially all the assets of PZE that, in the good faith judgment of PZE's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "PZE Superior Proposal"), if the Board of Directors of PZE, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

  (b) PZE will immediately notify DVN of any such requests for such information or the receipt of any PZE Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such PZE Acquisition Proposal, and the material terms and conditions of any PZE Acquisition Proposal, and shall keep the DVN informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in Section 7.2(a), if PZE intends to participate in any such discussions or negotiations or provide any such information to any such third party, PZE shall give prompt prior notice to DVN of each such action.

  (c) Nothing in this Section 7.2 shall permit PZE to enter into any agreement with respect to a PZE Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, PZE shall not enter into any agreement with any person that provides for, or in any way facilitates, a PZE Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

  (d) For purposes hereof, the "Cutoff Date" means the date the conditions set forth in Section 8.1(a) are satisfied.

  Section 7.3 No Solicitation by DVN.

  (a) DVN agrees that (i) neither it nor any of its Subsidiaries shall, and shall not knowingly permit any of its officers, directors, employees, agents or representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) to, solicit, initiate or knowingly encourage (including by way of furnishing material non-public information) any inquiry, proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to a third party tender offer, merger, consolidation, business combination or similar transaction involving any assets or class of capital stock of DVN (any such proposal, offer or transaction being hereinafter referred to as a "DVN Acquisition Proposal") or participate or engage in any discussions or negotiations concerning a DVN Acquisition Proposal; and (ii) it will immediately cease and cause to be terminated any existing negotiations with any third parties conducted heretofore with respect to any of the foregoing; provided that, subject to
Section 7.4(b), nothing contained in this Agreement shall prevent DVN or its Board of Directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a DVN Acquisition Proposal or (B) prior to the Cutoff Date, providing information (pursuant to a confidentiality agreement in reasonably customary form) to or engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide DVN Acquisition Proposal with respect to all the outstanding DVN Common Stock or all or substantially all the assets of DVN that, in the good faith judgment of DVN's Board of Directors, taking into account the likelihood of consummation, after consultation with its financial advisors, is superior to the Merger (a "DVN Superior Proposal"), if the Board of Directors of DVN, after consultation with its outside legal counsel, determines that the failure to do so would be inconsistent with its fiduciary obligations.

  (b) DVN will immediately notify PZE of any such requests for such information or the receipt of any DVN Acquisition Proposal, including the identity of the person or group engaging in such discussions or negotiations, requesting such information or making such DVN Acquisition Proposal, and the material terms and conditions of any DVN Acquisition Proposal, and shall keep PZE informed on a timely basis of any material changes with respect thereto. Prior to taking any action referred to in Section 7.3(a), if DVN intends to participate in any such discussions or negotiations or provide any such information to any such third party, DVN shall give prompt prior notice to PZE of each such action.

  (c) Nothing in this Section 7.3 shall permit DVN to enter into any agreement with respect to a DVN Acquisition Proposal during the term of this Agreement, it being agreed that during the term of this Agreement, DVN shall not enter into any agreement with any person that provides for, or in any way facilitates, a DVN Acquisition Proposal, other than a confidentiality agreement in reasonably customary form.

  Section 7.4 Meetings of Stockholders.

  (a) Each of DVN and PZE will take all action necessary in accordance with applicable law and its certificate of incorporation and bylaws to convene a meeting of its stockholders as promptly as practicable to consider and vote upon the approval of this Agreement and the Merger. PZE and DVN shall coordinate and cooperate with respect to the timing of such meetings and shall use their reasonable best efforts to hold such meetings on the same day.

  (b) PZE and DVN, through their respective Boards of Directors, shall recommend approval of such matters; provided that the Board of Directors of PZE or the Board of Directors of DVN may at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger, or recommend and declare advisable any other offer or proposal, if and only if, after receipt of a PZE Superior Proposal or a DVN Superior Proposal, as the case may be, in the opinion of such Board of Directors after consultation with its counsel the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

  Section 7.5 Filings; Reasonable Best Efforts.

  (a) Subject to the terms and conditions herein provided, PZE and DVN shall:

    (i) promptly (but in not more than 35 business days from the date hereof) make their respective filings under the HSR Act with respect to the Merger and thereafter shall promptly make any other required submissions under the HSR Act;

    (ii) use their reasonable best efforts to cooperate with one another in
  (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from governmental or regulatory authorities of the United States, the several states, and foreign jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

    (iii) promptly notify each other of any communication concerning this Agreement or the Merger to that party from any governmental authority and permit the other party to review in advance any proposed communication concerning this Agreement or the Merger to any governmental entity;

    (iv) not agree to participate in any meeting or discussion with any governmental authority in respect of any filings, investigation or other inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend and participate thereat;

    (v) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives on the one hand, and any government or regulatory authority or members or their respective staffs on the other hand, with respect to this Agreement and the Merger; and

    (vi) furnish the other party with such necessary information and reasonable assistance as such other parties and their respective affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any governmental or regulatory authorities, including without limitation, any filings necessary or appropriate under the provisions of the HSR Act.

  (b) Without limiting Section 7.5(a), DVN and PZE shall:

    (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order or judgment that would restrain, prevent or delay the Closing, including without limitation defending through litigation on the merits any claim asserted in any court by any party; and

    (ii) each use reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than 60 days following the termination of all applicable waiting periods under the HSR Act, unless the parties are in litigation with the government in which case at the conclusion of such litigation).

  Section 7.6 Inspection. From the date hereof to the Effective Time, each of PZE and DVN shall allow all designated officers, attorneys, accountants and other representatives of DVN or PZE, as the case may be, access at all reasonable times upon reasonable notice to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business and affairs of DVN and PZE and their respective Subsidiaries, including inspection of such properties; provided that no investigation pursuant to this Section 7.6 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement. Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of applicable law, rules or regulations, which constitutes information protected by attorney/client privilege, or which it is required to keep confidential by reason of contract or agreement with third parties. The parties hereto will make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Each of DVN and PZE agrees that it will not, and will cause its respective representatives not to, use any information obtained pursuant to this Section 7.6 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.

  Section 7.7 Publicity. The parties will consult with each other and will mutually agree upon any press releases or public announcements pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press releases or make any such public announcements prior to such consultation and agreement, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements.

  Section 7.8 Registration Statement.

  (a) Each of DVN and PZE shall cooperate and promptly prepare and Newco shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act and a registration statement on Form 10 under the Exchange Act (or such other appropriate form) (the Form S-4 and such appropriate form under the Exchange Act are collectively referred to as the "Registration Statements"), with respect to the Newco Common Stock issuable in the Merger. A portion of the Form S-4 shall also serve as the joint proxy statement with respect to the meetings of the stockholders of DVN and of PZE in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Registration Statements to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder. Each of DVN and Newco shall use its reasonable best efforts, and PZE will cooperate with DVN and Newco, to have the Registration Statements declared effective by the SEC as promptly as practicable. Each of DVN and Newco shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. DVN will advise PZE, promptly after it receives notice thereof, of the time when either or both of the Registration Statements have become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Newco Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information.

  (b) Each of DVN and PZE will use its reasonable best efforts to cause the Proxy Statement/Prospectus to be mailed to its stockholders as promptly as practicable after the date hereof.

  (c) Each of DVN and PZE agrees that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of stockholders of DVN and of PZE, or, in the case of information provided by it for inclusion in the Registration Statements or any amendment or supplement thereto, at the time it is filed or becomes effective, (i) will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) will comply as to form in all material respects with the provisions of the Exchange Act.

  Section 7.9 Listing Application. PZE and DVN shall each use their reasonable best efforts to cause the Newco Common Stock to be issued in the Merger to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. DVN shall promptly prepare and submit to the NYSE a listing application covering the shares of Newco Common Stock issuable in the Merger. If, for any reason, Newco Common Stock is not approved for listing on the NYSE, PZE and DVN shall each use their reasonable best efforts to cause Newco Common Stock to be issued in the Merger to be approved for listing on AMEX prior to the Effective Time, subject to official notice of issuance.

  Section 7.10 Letters of Accountants.

  (a) If requested to do so by DVN, PZE shall use its reasonable best efforts to cause to be delivered to DVN "comfort" letters of Arthur Andersen LLP, PZE's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to DVN with regard to certain financial information regarding PZE included in the Form S-4, in form reasonably satisfactory to DVN and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  (b) If requested to do so by PZE, DVN shall use its reasonable best efforts to cause to be delivered to PZE "comfort" letters of KPMG LLP, DVN's independent public accountants, dated the effective date of the Form S-4 and the Closing Date, respectively, and addressed to PZE, with regard to certain financial information regarding DVN included in the Form S-4, in form reasonably satisfactory to PZE and customary in scope and substance for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

  Section 7.11 Agreements of Rule 145 Affiliates. Prior to the Effective Time, DVN and PZE shall cause to be prepared and delivered to Newco a list identifying all persons who, at the time of the meeting or the meeting of DVN's and PZE's stockholders pursuant to Section 7.4, DVN or PZE believes may be deemed to be "affiliates" of DVN or PZE, as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act (the "Rule 145 Affiliates"). Newco shall be entitled to place restrictive legends on any shares of Newco Common Stock received by such Rule 145 Affiliates. DVN and PZE shall use its reasonable best efforts to cause each person who is identified as a Rule 145 Affiliate in such list to deliver to Newco, at or prior to the Effective Time, a written agreement, in the form to be approved by the parties hereto, that such Rule 145 Affiliate will not sell, pledge, transfer or otherwise dispose of any shares of Newco Common Stock issued to such Rule 145 Affiliate pursuant to the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or an exemption from the registration requirements of the Securities Act.

  Section 7.12 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except as expressly provided in Section 9.5.

  Section 7.13 Indemnification and Insurance.

  (a) From and after the Effective Time, Newco shall indemnify, defend and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the Effective Time, an officer or director of PZE or DVN (or any Subsidiary or division thereof) and each person who served at the request of PZE or DVN as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time. In the event of any such claim, action, suit, proceeding or investigation (an "Action"), (i) Newco shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Newco, in advance of the final disposition of any such Action to the fullest extent permitted by applicable law, and, if required, upon receipt of any undertaking required by applicable law, and (ii) Newco will cooperate in the defense of any such matter; provided, however, Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Newco shall not be obligated pursuant to this Section 7.13 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

  (b) The parties agree that the rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, in the certificate of incorporation, bylaws and any indemnification agreement of DVN and PZE and their Subsidiaries with respect to matters occurring through the Effective Time, shall survive the Merger and shall continue in full force and effect for a period of seven years from the Effective Time; provided, however, that all rights to indemnification in respect of any Action pending or asserted or claim made within such period shall continue until the disposition of such Action or resolution of such claim.

  (c) For a period of seven years after the Effective Time, Newco shall cause to be maintained officers' and directors' liability insurance covering the Indemnified Parties who are or at any time prior to the Effective Time were covered by DVN's and PZE's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to the Indemnified Parties than such existing insurance with respect to acts or omissions, or alleged acts or omissions, prior to the Effective Time (whether claims, actions or other proceedings relating thereto are commenced, asserted or claimed before or after the Effective Time); provided, that after the Effective Time, Newco shall not be required to pay annual premiums in excess of 250% of the last annual premium paid by DVN or in excess of 250% of the last annual premium paid by PZE, as the case may be, prior to the date hereof (the amount of which premiums are set forth in the DVN Disclosure Letter and PZE Disclosure Letter), but in such case shall purchase as much coverage as reasonably practicable for such amount.

  (d) The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the certificate of incorporation or bylaws of DVN and PZE or any of their Subsidiaries, under the DGCL, OGCA or otherwise. The provisions of this Section 7.13 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

  (e) In the event Newco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Newco, as the case may be, shall assume the obligations set forth in this Section 7.13.

  Section 7.14 Certain Benefits. Schedule 7.14 sets forth certain agreements of Newco, DVN and PZE with respect to employee benefit matters.

  Section 7.15 Reorganization. From and after the date hereof and until the Effective Time, none of DVN, PZE or any of their respective Subsidiaries shall knowingly (i) take any action, or fail to take any reasonable action, as a result of which the Merger would fail to qualify as a reorganization within the meaning of section 368(a) of the Code or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action. Each of the parties shall use its reasonable best efforts to obtain the opinions of counsel referred to in Sections 8.2(b) and 8.3(b).

  Following the Effective Time, Newco shall not knowingly take any action or knowingly cause any action to be taken which would cause the Merger to fail to qualify as a reorganization within the meaning of section 368(a) of the Code (and any comparable provisions of applicable state or local law).

  Section 7.16 Rights Agreement. (a) Prior to the Delaware Effective Time, the Board of Directors of PZE shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Delaware Effective Time) the PZE Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the Stock Option Agreements, the conversion of shares of PZE Common Stock into Newco Common Stock in accordance with Article 4 of this Agreement, the issuance of PZE Common Stock upon exercise of the option granted to DVN pursuant to the applicable Stock Option Agreement, the consummation of the Merger, or any other transaction contemplated hereby or by the Stock Option Agreements will cause
(i) PZE Rights to become exercisable under PZE Rights Agreement, (ii) Newco or DVN or any of their Subsidiaries to be deemed an "Acquiring Person" (as defined in PZE Rights Agreement), (iii) any such event to be an event described in
Section 11(a)(ii) or 13 of PZE Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in PZE Rights Agreement) to occur upon any such event, and so that PZE Rights will expire immediately prior to the Effective Time. Neither the Board of Directors of PZE nor PZE shall take any other action to terminate PZE Rights Agreement, redeem PZE Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend PZE Rights Agreement in a manner adverse to DVN, unless otherwise ordered by a court of competent jurisdiction.

  (b) Prior to the Oklahoma Effective Time, the Board of Directors of DVN shall take any action (including, if necessary, amending or terminating (but with respect to termination, only as of immediately prior to the Oklahoma Effective
Time) the DVN Rights Agreement) necessary so that none of the execution and delivery of this Agreement, the Stock Option Agreements, the conversion of shares of DVN Common Stock into Newco Common Stock in accordance with Article 4 of this Agreement, the issuance of DVN Common Stock upon exercise of the option granted to PZE pursuant to the applicable Stock Option Agreement, the consummation of the Merger, or any other transaction contemplated hereby or by the Stock Option Agreements will cause (i) the DVN Rights to become exercisable under the DVN Rights Agreement, (ii) Newco or PZE or any of their Subsidiaries to be deemed an "Acquiring Person" (as defined in the DVN Rights Agreement),
(iii) any such event to be an event described in Section 11(a)(ii) or 13 of the DVN Rights Agreement or (iv) the "Stock Acquisition Date" or the "Distribution Date" (each as defined in the DVN Rights Agreement) to occur upon any such event, and so that the DVN Rights will expire immediately prior to the Effective Time. Neither the Board of Directors of DVN nor DVN shall take any other action to terminate the DVN Rights Agreement, redeem the DVN Rights, cause any person not to be or become an "Acquiring Person" or otherwise amend the DVN Rights Agreement in a manner adverse to PZE, unless otherwise ordered by a court of competent jurisdiction.

  (c) Any Rights Agreement approved or adopted by the Board of Directors of Newco prior to or as of the Effective Time shall be subject to the approval of DVN and PZE.

  Section 7.17 Transition Agreement Termination. PZE will use its reasonable best efforts to obtain the termination as of the Effective Time of (i) the Transition Services Agreement dated as of December 2, 1998 between PZE and Pennzoil-Quaker State Company and (ii) any similar agreements or arrangements involving sharing of costs under which PZE receives and/or pays for any services, facilities or property from or to any affiliated or formerly affiliated entity.

                                   ARTICLE 8

                                   CONDITIONS

  Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) This Agreement and the Merger shall have been adopted and approved by the affirmative vote of holders of (i) a majority of the outstanding shares of PZE Common Stock; and (ii) a majority of the outstanding shares of DVN Common Stock and the Northstar Exchangeable Shares voting as a single class with the DVN Special Voting Stock voting for the Northstar Exchangeable Shares as provided in DVN's charter.

    (b) The waiting period applicable to the consummation of the Merger shall have expired or been terminated under (i) the HSR Act and (ii) any mandatory waiting period under any applicable foreign competition or antitrust law or regulation where the failure to observe such waiting period referred to in this clause (ii) would have, individually or in the aggregate, a DVN Material Adverse Effect or a PZE Material Adverse Effect.

    (c) None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or foreign, which prohibits the consummation of the Merger; provided, however, that prior to invoking this condition each party agrees to comply with Section 7.5, and with respect to other matters not covered by Section 7.5, to use its commercially reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any governmental authority which prohibits or makes unlawful the consummation of the Merger.

    (d) The Form S-4 shall have become effective and no stop order with respect thereto shall be in effect.

    (e) The shares of Newco Common Stock to be issued pursuant to the Merger shall have been authorized for listing on the NYSE or the AMEX, subject to official notice of issuance.

  Section 8.2 Conditions to Obligation of PZE to Effect the Merger. The obligation of PZE to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

  (a) DVN shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of DVN and Newco contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by DVN Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by DVN Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a DVN Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and PZE shall have received a certificate of the DVN, executed on its behalf by its President or a Vice President of DVN, dated the Closing Date, certifying to such effect.

  (b) PZE shall have received the opinion of Baker & Botts, L.L.P., counsel to PZE, in form and substance reasonably satisfactory to PZE, dated the Closing Date, a copy of which shall be furnished to DVN, to the effect that (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by PZE or the stockholders of PZE who exchange all of their PZE Common Stock solely for Newco Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Newco Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of PZE and DVN as to such matters as such counsel may reasonably request.

  (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or in the aggregate with all such events or occurrences, that have had or is likely to have a DVN Material Adverse Effect.

  Section 8.3 Conditions to Obligation of DVN and Newco to Effect the Merger. The obligations of DVN and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

    (a) PZE shall have performed in all material respects its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date and the representations and warranties of PZE contained in this Agreement and in any document delivered in connection herewith (i) to the extent qualified by PZE Material Adverse Effect or any other materiality qualification shall be true and correct and (ii) to the extent not qualified by PZE Material Adverse Effect or any other materiality qualification shall be true and correct so long as any failures of such representations and warranties to be true and correct, individually or in the aggregate, do not have a PZE Material Adverse Effect, as of the date of this Agreement and as of the Closing Date (except for representations and warranties made as of a specified date, which need be true and correct only as of the specified date), and DVN shall have received a certificate of PZE, executed on its behalf by its President or a Vice President of PZE, dated the Closing Date, certifying to such effect.

    (b) DVN shall have received the opinion of McAfee & Taft A Professional Corporation, counsel to DVN, in form and substance reasonably satisfactory to DVN, dated the Closing Date, a copy of which will be furnished to PZE, to the effect that the (i) Merger will be treated for federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code and (ii) no gain or loss will be recognized by DVN or the stockholders of DVN who exchange all of their DVN Common Stock solely for Newco Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in Newco Common Stock). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of PZE and DVN as to such matters as such counsel may reasonably request.

    (c) At any time after the date of this Agreement, there shall not have been any event or occurrence, individually or the in aggregate, with all such events or occurrences that have had or is likely to have a PZE Material Adverse Effect.

                                   ARTICLE 9

                                  TERMINATION

  Section 9.1 Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time by the mutual written consent of PZE and DVN.

  Section 9.2 Termination by DVN or PZE. This Agreement may be terminated by action of the Board of Directors of DVN or of PZE if:

    (a) the Merger shall not have been consummated by December 31, 1999; provided, however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

    (b) a meeting (including adjournments and postponements) of PZE's stockholders for the purpose of obtaining the approval required by Section 8.1(a)(i) shall have been held and such stockholder approval shall not have been obtained; or

    (c) a meeting (including adjournments and postponements) of the DVN's stockholders for the purpose of obtaining the approval required by Section 8.1(a)(ii) shall have been held and such stockholder approval shall not have been obtained; or

    (d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have complied with Section 7.5 and with respect to other matters not covered by
  Section 7.5 shall have used its commercially reasonable best efforts to remove such injunction, order or decree.

  Section 9.3 Termination by PZE. This Agreement may be terminated prior to the Effective Time, by action of the Board of Directors of PZE after consultation with its legal advisors, if

  (a) the Board of Directors of PZE determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a PZE Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; provided that PZE may not effect such termination pursuant to this
Section 9.3(a) unless and until (i) DVN receives at least one week's prior written notice from PZE of its intention to effect such termination pursuant to this Section 9.3(a); (ii) during such week, PZE shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that DVN may propose; and provided, further, that any termination of this Agreement pursuant to this Section 9.3(a) shall not be effective until PZE has made the $22,000,000 payment required by
Section 9.5(a)(i); or

  (b) (i) there has been a breach by DVN or Newco of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of DVN or Newco shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given to DVN by PZE; provided, however, that the right to terminate this Agreement pursuant to
Section 9.3(b) shall not be available to PZE if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the condition set forth in Section 8.3(a) shall not be satisfied; or

  (c) the Board of Directors of DVN shall have withdrawn or materially modified, in a manner adverse to PZE, its approval or recommendation of the Merger or recommended a DVN Acquisition Proposal, or resolved to do so.

  Section 9.4 Termination by DVN. This Agreement may be terminated at any time prior to the Effective Time, by action of the Board of Directors of DVN after consultation with its legal advisors, if:

    (a) the Board of Directors of DVN determines that proceeding with the Merger would be inconsistent with its fiduciary obligations by reason of a DVN Superior Proposal and elects to terminate this Agreement effective prior to the Cutoff Date; provided that DVN may not effect such termination pursuant to this Section 9.4(a) unless and until (i) PZE receives at least one week's prior written notice from DVN of its intention to effect such termination pursuant to this Section 9.4(a); (ii) during such week, DVN shall, and shall cause its respective financial and legal advisors to, consider any adjustment in the terms and conditions of this Agreement that PZE may propose; and provided, further, that any termination of this Agreement pursuant to this Section 9.4(a) shall not be effective until DVN has made the $22,000,000 payment required by Section 9.5(b)(i); or

    (b) (i) there has been a breach by PZE of any representation, warranty covenant or agreement set forth in this Agreement or if any representation or warranty of PZE shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) would not be satisfied and (ii) such breach is not curable, or, if curable, is not cured within 30 days after written notice of such breach is given by DVN to PZE; provided, however, that the right to terminate this Agreement pursuant to Section 9.4(b) shall not be available to DVN if it, at such time, is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 8.2(a) shall not be satisfied; or

    (c) the Board of Directors of PZE shall have withdrawn or materially modified, in a manner adverse to DVN, its approval or recommendation of the Merger or recommended a PZE Acquisition Proposal, or resolved to do so.

  Section 9.5 Effect of Termination.

  (a) If this Agreement is terminated

    (i) by PZE pursuant to Section 9.3(a); or

    (ii) after the public announcement of a PZE Acquisition Proposal, by PZE or DVN pursuant to Section 9.2(b); or

    (iii) after the public announcement or receipt by PZE's Board of Directors of a PZE Acquisition Proposal, by DVN pursuant to Section 9.4(c);

then PZE shall pay DVN the PZE Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by DVN. The term "PZE Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $22,000,000 or, in the case of termination pursuant to clause (ii) of the preceding sentence, "PZE Termination Amount" shall mean $10,000,000 plus, if (x) PZE executes and delivers an agreement with respect to any PZE Acquisition or (y) a PZE Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $12,000,000 (which additional amount shall be paid promptly by wire transfer to an account designated by DVN). In the event that the board of directors of PZE recommends the acceptance by the stockholders of PZE of a third-party tender or exchange offer for PZE Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a PZE Acquisition had been executed and delivered. For purposes hereof, "PZE Acquisition" means (i) a consolidation, exchange of shares or merger of PZE with any person, other than DVN or one of its Subsidiaries, and, in the case of a merger, in which PZE shall not be the continuing or surviving corporation, (ii) a merger of PZE with a person, other than DVN or one of its Subsidiaries, in which PZE shall be the continuing or surviving corporation but the then outstanding shares of PZE Common Stock shall be changed into or exchanged for stock or other securities of PZE or any other person or cash or any other property or the shares of PZE Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of PZE outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of PZE by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of PZE to any person, other than DVN or one of its Subsidiaries. PZE acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, DVN would not enter into this Agreement; accordingly, if PZE fails promptly to pay any amount due pursuant to this
Section 9.5(a), and, in order to obtain such payment, DVN commences a suit which results in a judgment against PZE for the payment set forth in this
Section 9.5(a), PZE shall pay to DVN its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on PZE Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus 2 percent.

  (b) If this Agreement is terminated

    (i) by DVN pursuant to Section 9.4(a); or

    (ii) after the public announcement of a DVN Acquisition Proposal, by PZE or DVN pursuant to Section 9.2(c); or

    (iii) after the public announcement or receipt by DVN's Board of Directors of a DVN Acquisition Proposal, by PZE pursuant to Section 9.3(c);

then DVN shall pay PZE the DVN Termination Amount (subject to reduction pursuant to Section 6 of the applicable Stock Option Agreement) at the time of such termination in cash by wire transfer to an account designated by PZE. The term "DVN Termination Amount" shall mean, in the case of termination pursuant to clause (i) or clause (iii) of the preceding sentence, $22,000,000 or, in the case of termination pursuant to clause

(ii) of the preceding sentence, "DVN Termination Amount" shall mean $10,000,000 plus, if (x) DVN executes and delivers an agreement with respect to any DVN Acquisition or (y) a DVN Acquisition is consummated, in any such case, within 12 months from the date of termination pursuant to clause (ii), an additional $12,000,000 (which additional amount shall be paid promptly by wire transfer to an account designated by PZE). In the event that the board of directors of DVN recommends the acceptance by the stockholders of DVN of a third-party tender or exchange offer for the DVN Common Stock, such recommendation shall be treated for purposes of this paragraph as though an agreement with respect to a DVN Acquisition had been executed and delivered. For purposes hereof, "DVN Acquisition" means (i) a consolidation, exchange of shares or merger of DVN with any person, other than PZE or one of its Subsidiaries, and, in the case of a merger, in which DVN shall not be the continuing or surviving corporation,
(ii) a merger of DVN with a person, other than PZE or one of its Subsidiaries, in which DVN shall be the continuing or surviving corporation but the then outstanding shares of DVN Common Stock shall be changed into or exchanged for stock or other securities of DVN or any other person or cash or any other property or the shares of DVN Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the voting stock of DVN outstanding immediately after the merger, (iii) the acquisition of beneficial ownership of 50% or more of the voting stock of DVN by any person (as such term is used under Section 13(d) of the Exchange Act), or (iv) a sale, lease or other transfer of 50% or more of the assets of DVN to any person, other than PZE or one of its Subsidiaries. DVN acknowledges that the agreements contained in this Section 9.5(a) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, PZE would not enter into this Agreement; accordingly, if DVN fails promptly to pay any amount due pursuant to this Section 9.5(a), and, in order to obtain such payment, PZE commences a suit which results in a judgment against DVN for the payment set forth in this Section 9.5(a), DVN shall pay to PZE its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the DVN Termination Amount from each date for payment until the date of such payment at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made plus 2 percent.

  (c) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 9.5 and Section 7.12 and except for the provisions of Sections 10.3, 10.4, 10.6, 10.8, 10.9, 10.12, 10.13 and 10.14, provided that nothing herein shall relieve any party from any liability for any willful and material breach by such party of any of its covenants or agreements set forth in this Agreement and all rights and remedies of such nonbreaching party under this Agreement in the case of such a willful and material breach, at law or in equity, shall be preserved.

  Section 9.6 Extension; Waiver. At any time prior to the Effective Time, each party may by action taken by its Board of Directors, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 10

                               GENERAL PROVISIONS

  Section 10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger; provided, however, that the agreements contained in Article 3, Article 4 and in Sections 7.11, 7.12, 7.13, 7.14, 7.15 and this Article 10 and the agreements delivered pursuant to this Agreement shall survive the Merger.

  Section 10.2 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

  (a) if to DVN, Newco or Devon Oklahoma:

            Devon Energy Corporation
            20 North Broadway, Suite 1500
            Oklahoma City, Oklahoma 73102-8260
            Facsimile: (405) 552-8171
            Attn: J. Larry Nichols

     with a copy to:

            McAfee & Taft
            10th Floor
            Two Leadership Square
            211 North Robinson
            Oklahoma City, Oklahoma 73102
            Facsimile: (405) 235-0439
            Attn: Gary F. Fuller

  (b) if to PZE:

            PennzEnergy Company
            Pennzoil Place
            P.O. Box 4616
            Houston, Texas 77210-4616
            Facsimile: (713) 546-6050
            Attn: James L. Pate

     with a copy to:

            Baker & Botts, L.L.P.
            One Shell Plaza
            910 Louisiana
            Houston, Texas 77002-4995
            Facsimile: (713) 229-1522
            Attn: Moulton Goodrum, Jr.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

  Section 10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Article 4 and Section 7.13, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

  Section 10.4 Entire Agreement. This Agreement, the exhibits to this Agreement, PZE Disclosure Letter, the DVN Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

  Section 10.5 Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of PZE or DVN, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

  Section 10.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflict of laws. Each of PZE and DVN hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

  Section 10.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

  Section 10.8 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever. All references in this Agreement to "the date hereof" shall be deemed to mean May 19, 1999.

  Section 10.9 Interpretation. In this Agreement:

    (a) Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

    (b) The phrase "to the knowledge of" and similar phrases relating to knowledge of PZE or DVN, as the case may be, shall mean the actual knowledge of its executive officers.

    (c) "Material Adverse Effect" with respect to PZE or DVN shall mean a material adverse effect or change on (a) the business or financial condition of a party and its Subsidiaries on a consolidated basis, except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the oil and gas industry or (b) the ability of the party to consummate the transactions contemplated by this Agreement or fulfill the conditions to closing. "PZE Material Adverse Effect" and "DVN Material Adverse Effect" mean a Material Adverse Effect with respect to PZE and DVN, respectively.

  Section 10.10 Waivers. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

  Section 10.11 Incorporation of Exhibits. PZE Disclosure Letter, the DVN Disclosure Letter and all exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

  Section 10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broadly as is enforceable.

  Section 10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

  Section 10.14 Obligation of Newco and Devon Oklahoma. Whenever this Agreement requires Newco or Devon Oklahoma (or their successors) to take any action prior to Effective Time, such requirement shall be deemed to include an undertaking on the part of DVN to cause Newco or Devon Oklahoma to take such action and a guarantee of the performance thereof.

  Section 10.15 Subsidiaries. As used in this Agreement, the word "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such party is a general partner.

                           [SIGNATURE PAGE TO FOLLOW]

  IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          DEVON ENERGY CORPORATION

                                          By: /s/ H. Allen Turner
                                              ---------------------------------
                                              Name: H. Allen Turner
                                              Title:  Vice President

                                          DEVON DELAWARE CORPORATION

                                          By: /s/ H. Allen Turner
                                              ---------------------------------
                                              Name: H. Allen Turner
                                              Title:  Vice President

                                          DEVON OKLAHOMA CORPORATION

                                          By: /s/ H. Allen Turner
                                              ---------------------------------
                                              Name: H. Allen Turner
                                              Title:  Vice President

                                          PENNZENERGY COMPANY

                                          By: /s/ James L. Pate
                                              ---------------------------------
                                              Name: James L. Pate
                                              Title:  Chairman of the Board

                    [SIGNATURE PAGE TO AMENDED AND RESTATED
                         AGREEMENT AND PLAN OF MERGER]

                                                                       EXHIBIT A

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            DEVON ENERGY CORPORATION

                    (Originally incorporated under the name
                 "Devon Delaware Corporation" on May 18, 1999)

                                   ARTICLE I

                                      Name

  The name of this corporation (the "Corporation") is Devon Energy Corporation.

                                   ARTICLE II

                               Registered Office

  The address of the registered office of the Corporation in the State of Delaware is at 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                  ARTICLE III

                                    Business

  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "General Corporation Law").

                                   ARTICLE IV

                            Authorized Capital Stock

  A. The Corporation shall be authorized to issue a total of 404,500,001 shares of capital stock divided into classes as follows:

    (1) 400,000,000 shares of Common Stock, par value $0.10 per share ("Common Stock"),

    (2) 4,500,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), and

    (3) one share of Special Voting Stock, par value $.10 per share.

  B. Shares of Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation (the "Board"), each of said series to be distinctly designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series may differ from those of any and all other series of Preferred Stock at any time outstanding, and the Board is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series, including, but without limiting the generality of the foregoing, the following:

    (1) The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, such series, which number (except where otherwise provided by the Board in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by action of the Board;

    (2) The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether or in what circumstances such dividends shall be cumulative;

    (3) The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock or other securities of the Corporation or any other person, and the terms and conditions of such conversion or exchange;

    (4) Whether or not shares of such series of Preferred Stock shall be subject to redemption, and, if so, the terms and conditions of such redemption (including whether such redemption shall be optional or mandatory), including the date or dates or event or events upon or after which they shall be redeemable, and the amount and type of consideration payable upon redemption, which may vary under different conditions and at different redemption dates;

    (5) The rights, if any, of the holders of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

    (6) The terms of any sinking fund or redemption or purchase account, if any, to be provided for shares of such series of the Preferred Stock;

    (7) The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board adopted pursuant hereto, including, without limitation, in the event there shall have been a default in the payment of dividends on or redemption of any one or more series of Preferred Stock; and

    (8) Any other powers, preferences and relative, participating, optional or other rights, and qualifications, limitations or restrictions of shares of such series of Preferred Stock.

    C. (1) After the provisions with respect to preferential dividends on any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), if any, shall have been satisfied and after the Corporation shall have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any series of Preferred Stock (fixed in accordance with the provisions of Paragraph B of this Article IV), and subject further to any other conditions that may be fixed in accordance with the provisions of Paragraph B of this Article IV, then and not otherwise the holders of Common Stock shall be entitled to receive such dividends as may be declared from time to time by the Board.

    (2) In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after distribution in full of the preferential amounts, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), to be distributed to the holders of Preferred Stock by reason thereof, the holders of Common Stock shall, subject to the additional rights, if any (fixed in accordance with the provisions of Paragraph B of this Article IV), of the holders of any outstanding shares of Preferred Stock, be entitled to receive all of the remaining assets of the Corporation, tangible and intangible, of whatever kind available for distribution to stockholders ratably in proportion to the number of shares of Common Stock held by them respectively.

    (3) Except as may otherwise be required by law, and subject to the provisions of such resolution or resolutions as may be adopted by the Board pursuant to Paragraph B of this Article IV granting the holders of one or more series of Preferred Stock exclusive voting powers with respect to any matter, each holder of Common Stock shall have one vote in respect of each share of Common Stock held on all matters voted upon by the stockholders.

    (4) The authorized amount of shares of Common Stock and of Preferred Stock may, without a class or series vote, be increased or decreased from time to time by the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

  1,500,000 shares of Preferred Stock are designated 6.49% Cumulative Preferred Stock, Series A, and have the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof set forth in Exhibit 1.

  D. Each outstanding share of Special Voting Stock shall be entitled, on all matters presented to the stockholders of the Corporation, to that number of votes equal to the number of Exchangeable Shares of Northstar Energy Corporation, an Alberta corporation, outstanding from time to time not owned by the Corporation or any of its wholly owned subsidiaries. No dividend or distribution of assets shall be paid to the holders of Special Voting Stock. The Special Voting Stock is not convertible into any other class or series of the capital stock of the Corporation or into cash, property or other rights, and may not be redeemed. Any shares of Special Voting Stock purchased or otherwise acquired by the Corporation shall be deemed retired and shall be canceled and may not thereafter be reissued or otherwise disposed of by the Corporation. At such time as the Special Voting Stock has no votes attached to it because there are no Exchangeable Shares outstanding, the Special Voting Stock shall be canceled. In respect of all matters concerning the voting of shares, the Common Stock and the Special Voting Stock shall vote as a single class and such voting rights shall be identical in all respects.

  E. No stockholder of the Corporation shall by reason of his holding shares of any class or series of stock of the Corporation have any preemptive or preferential right to purchase, acquire, subscribe for or otherwise receive any additional, unissued or treasury shares (whether now or hereafter acquired) of any class or series of stock of the Corporation now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying any right, option or warrant to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividends or voting or other rights of such stockholder, and the Board may issue or authorize the issuance of shares of any class or series of stock of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying rights, options or warrants to purchase, acquire, subscribe for or otherwise receive shares of any class or series of stock of the Corporation, without offering any such shares of any such class, either in whole or in part, to the existing stockholders of any class.

  F. Cumulative voting of shares of any class or series of capital stock of the Corporation having voting rights is not permitted.

  G. The holders of Convertible Debentures (as hereinafter defined) shall have the right to convert such Convertible Debentures into Common Stock, subject to the terms of the Indenture (as hereinafter defined) and the Supplemental Indenture (as hereinafter defined). "Indenture" means the Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New York, and "Supplemental Indenture" means, collectively, the First Supplemental Indenture, dated as of July 3, 1996, between Devon Energy Corporation and The Bank of New
York, and the Second Supplemental Indenture, dated as of              , 1999,
by and among the Corporation, Devon Energy Corporation and the Bank of New York. "Convertible Debentures" has the meaning assigned to such term in the Supplemental Indenture.

  The Corporation shall make any further conversion adjustments as may be required from time to time by the Indenture and the Supplemental Indenture.

                                   ARTICLE V

                             Election of Directors

  A. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board. The number of directors which shall constitute the entire Board shall not be less than three nor more than twenty, and, except as provided in Paragraph D of this Article V, shall be determined by resolution adopted by a majority of the entire Board. No reduction in number shall have the effect of removing any director prior to the expiration of his or her term.

  B. The Board, other than those directors elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of
Article IV, shall be divided into three classes, Class I, Class II and Class III, and the Board shall designate the directors who shall first serve in Class I, Class II and Class III. Such classes shall be as nearly equal in number as possible. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected; provided, however, that the directors first designated to Class I shall serve for a term expiring at the annual meeting next following the date of their designation as Class I Directors, the directors first designated to Class II shall serve for a term expiring at the second annual meeting next following the date of their designation as Class II Directors, and the directors first designated to Class III shall serve for a term expiring at the third annual meeting next following the date of their designation as Class III Directors. At each annual election of directors, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors of the Corporation they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose term then expires as directorships of another class in order more nearly to achieve equality of number of directors among the classes. In the event of any change in the authorized number of Directors of the Corporation, each Director of the Corporation then continuing to serve as such shall nevertheless continue as a Director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal.

  C. Except as otherwise provided for or fixed pursuant to the provisions of
Article IV relating to the rights of the holders of any series of Preferred Stock to elect additional directors, except as provided in Paragraph D of this
Article V, and subject to the provisions hereof, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board. Any director elected in accordance with the preceding sentence or Paragraph D of this Article V shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or in which the vacancy occurred, and until such director's successor shall have been duly elected and qualified, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided pursuant to Article IV of this Certificate of Incorporation relating to additional directors elected by the holders of one or more series of Preferred Stock, no decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

  D. There shall be a "Balance Period" during which the number of directors constituting the whole Board shall at all times be an even number and vacancies and newly created directorships resulting from any increase in the authorized number of directors shall be filled, and nominations by the Board shall be made, as follows:

    (a) Any vacancy on the Board resulting from the death, resignation, disqualification or removal of a Continuing Director (hereinafter defined) shall be filled only by the affirmative vote of a majority of the remaining Continuing Directors then in office. Nominations of the Board to fill the positions of Continuing Directors whose terms are about to expire shall likewise be made by the affirmative vote of a majority of the Continuing Directors then in office.

    (b) Any vacancy on the Board resulting from the death, resignation, disqualification or removal of a New Director (hereinafter defined) shall be filled only by the affirmative vote of a majority of the remaining New Directors then in office. Nominations of the Board to fill the positions of New Directors whose terms are about to expire shall likewise be made by the affirmative vote of a majority of the New Directors then in office. Notwithstanding the foregoing provisions of this paragraph (b), throughout the Balance Period at least one New Director shall be a person who shall have been mutually approved (prior to his or her initial election to the Board) by the Chairman and the President of the Corporation.

    (c) Any newly created directorship or directorships resulting from an increase in the authorized number of directors shall be allocated so that the aggregate number of board positions to be filled by Continuing Directors shall be equal to the number of Board positions to be filled by New Directors. Such newly created directorships to be filled by Continuing Directors shall be filled, or nominations therefor made, in the same manner as is provided in paragraph (a) above and such newly created directorships to be filled, or nominations therefor made, by New Directors shall be filled in the same manner as is provided in paragraph (b) above.

The number of directors which shall constitute the entire Board shall be expanded if necessary to comply with the foregoing provision of this Section D.

  The Balance Period shall begin on the date this Amended and Restated Certificate of Incorporation becomes effective and shall end on the date of the annual meeting of stockholders in the year 2000.

  "Continuing Director" shall mean a director who was a director of Devon Energy Corporation, an Oklahoma corporation, immediately prior to the Closing under the Amended and Restated Agreement and Plan of Merger by and among the Corporation, Devon Energy Corporation, Devon Oklahoma Corporation and PennzEnergy Company dated as of May 19, 1999, or who subsequently became a director as a result of the filing of a newly created directorship or vacancy by the Continuing Directors as aforesaid or as a result of his or her election as a director having been nominated by the Continuing Directors as herein provided. "New Director" shall mean any director other than a Continuing Director.

  E. During any period when the holders of any series of Preferred Stock have the right to elect additional directors as provided for or fixed pursuant to the provisions of Article IV, then upon commencement and for the duration of the period during which such right continues (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director's successor shall have been duly elected and qualified, or until such director's right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his earlier death, disqualification, resignation or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

                                   ARTICLE VI

                            Meetings of Stockholders

  A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the By-laws of the Corporation may provide. Except as otherwise provided for or fixed pursuant to the provisions of Article IV relating to the rights of the holders of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only (i) pursuant to a resolution adopted by a majority of the then-authorized number of directors of the Corporation and (ii) if permitted by the By-laws of the Corporation, by the Chairman of the Board or the President of the Corporation as and in the manner provided in the By-laws of the Corporation. Special meetings of stockholders may not be called by any other person or persons or in any other manner. The ability of the stockholders of the Corporation to call a special meeting of stockholders is hereby specifically denied. Elections of directors need not be by written ballot unless the By-laws of the Corporation shall so provide.

  B. In addition to the powers conferred on the Board by this Certificate of Incorporation and by the General Corporation Law, and without limiting the generality thereof, the Board is specifically authorized from time to time, by resolution of the Board without additional authorization by the stockholders of the Corporation, to adopt, amend or repeal the By-laws of the Corporation, in such form and with such terms as the Board may determine, including, without limiting the generality of the foregoing, By-laws relating to (i) regulation of the procedure for submission by stockholders of nominations of persons to be elected to the Board, (ii) regulation of the attendance at annual or special meetings of the stockholders of persons other than holders of record or their proxies, and (iii) regulation of the business that may properly be brought by a stockholder of the Corporation before an annual or special meeting of stockholders of the Corporation.

                                  ARTICLE VII

                              Stockholder Consent

  Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation, and the ability of the stockholders of the Corporation to consent in writing to the taking of any action is hereby specifically denied.

                                  ARTICLE VIII

                            Limitation of Liability

  A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                   ARTICLE IX

                              Executive Committee

  The Board, pursuant to the By-laws of the Corporation or by resolution passed by a majority of the then-authorized number of directors, may designate any of their number to constitute an Executive Committee, which Executive Committee, to the fullest extent permitted by law and provided for in said resolution or in the By-laws of the Corporation, shall have and may exercise all of the powers of the Board in the management of the business and affairs of the Corporation, and shall have power to authorize the seal of the Corporation to be affixed to all papers that may require it.

                                   ARTICLE X

                                Indemnification

  A. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding had reasonable cause to believe that his conduct was unlawful.

  B. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the court in which such action or suit was brought shall determine, upon application, that despite the adjudication of liability, but in the view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

  C. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized herein.

  D. The Corporation may purchase (upon resolution duly adopted by the board of directors) and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability.

  E. To the extent that a director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to herein or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

  F. Every such person shall be entitled, without demand by him upon the Corporation or any action by the Corporation, to enforce his right to such indemnity in an action at law against the Corporation. The right of indemnification and advancement of expenses hereinabove provided shall not be deemed exclusive of any rights to which any such person may now or hereafter be otherwise entitled and specifically, without limiting the generality of the foregoing, shall not be deemed exclusive of any rights pursuant to statute or otherwise, of any such person in any such action, suit or proceeding to have assessed or allowed in his favor against the Corporation or otherwise, his costs and expenses incurred therein or in connection therewith or any part thereof.

                                   ARTICLE XI

                        Amendment Of Corporate Documents

 A. Certificate of Incorporation

  In addition to any affirmative vote required by applicable law and in addition to any vote of the holders of any series of Preferred Stock provided for or fixed pursuant to the provisions of Article IV, any alteration, amendment, repeal or rescission (a "Change") of any provision of this Certificate of Incorporation must be approved by at least a majority of the then-authorized number of directors and by the affirmative vote of the holders of at least a majority of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class; provided, however, that if any such Change relates to Article V, VI, VII, VIII, X or XII hereof or to this Article XI, such Change must also be approved by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class. Subject to the provisions hereof, the Corporation reserves the right at any time, and from time to time, to amend, alter, repeal or rescind any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this article.

 B. By-Laws

  In addition to any affirmative vote required by law, any Change of the By-laws of the Corporation may be adopted either (i) by the Board by the affirmative vote of at least a majority of the then-authorized number of directors or (ii) by the stockholders by the affirmative vote of the holders of at least 66 2/3% of the combined voting power of the then-outstanding shares of Voting Stock, voting together as a single class.

                                  ARTICLE XII

                                  Definitions

  For the purposes of this Certificate of Incorporation:

  A. A "person" shall mean any individual, firm, corporation, partnership, limited liability company, trust, unincorporated organization or other entity.

  B. "Voting Stock" means all outstanding shares of capital stock of the Corporation that pursuant to or in accordance with this Certificate of Incorporation are entitled to vote generally in the election of directors of the Corporation, and each reference herein, where appropriate, to a percentage or portion of shares of Voting Stock shall refer to such percentage or portion of the voting power of such shares entitled to vote.

  IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does further amend the provisions of the Certificate of Incorporation of the Corporation, and which has been duly adopted in accordance with the provisions of Sections 242 and 245 of the Delaware General Corporation Law, has been executed by an authorized officer of
the Corporation on this       day of                , 1999.

                                          DEVON ENERGY CORPORATION

                                          By:
                                              ---------------------------------

                                                                       EXHIBIT 1

                          CERTIFICATE OF DESIGNATIONS

                                     of the

                   6.49% CUMULATIVE PREFERRED STOCK, SERIES A

                                       of

                            DEVON ENERGY CORPORATION

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

  DEVON ENERGY CORPORATION, a Delaware corporation (the "Corporation"), HEREBY CERTIFIES that resolutions were duly adopted by the Board of Directors of the Corporation in accordance with Section 151(g) of the General Corporation Law of the State of Delaware pursuant to the authority conferred upon the Board of Directors of the Corporation by the provisions of the Restated Certificate of Incorporation of the Corporation as follows:

  RESOLVED, that a series of the Corporation's Preferred Stock, par value $1.00 per share ("Preferred Stock"), designated as 6.49% Cumulative Preferred Stock, Series A be and hereby is created and that the designation and number of shares thereof and the powers, preferences and rights thereof are as follows:

                   6.49% Cumulative Preferred Stock, Series A

  1. Designation and Amount; No Fractional Shares. There shall be a series of Preferred Stock designated as "6.49% Cumulative Preferred Stock, Series A" (the "Series A Preferred Stock") and the authorized number of shares constituting such series shall be 1,500,000. The Series A Preferred Stock is issuable in whole shares only.

  2. Dividends. Holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee thereof out of funds of the Corporation legally available for payment of dividends, cumulative cash dividends at the rate of 6.49% per annum per share on the initial liquidation preference of $100.00 per share (equivalent to $6.49 per annum per share of Series A Preferred Stock). Dividends on the Series A Preferred Stock shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year, commencing [September 30, 1999] (each a "Dividend Payment Date"). If any date on which dividends would otherwise be payable is a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close, then the dividends otherwise payable on such date shall instead be payable on the next succeeding business day. Dividends on shares of the Series A Preferred Stock shall be fully cumulative and shall accumulate (whether or not earned or declared and whether or not the Corporation has funds legally available for the payment of dividends), on a daily basis, without interest, from the previous Dividend Payment Date, except that the first dividend shall accrue, without interest, from the date of initial issuance of the Series A Preferred Stock. Accumulated and unpaid dividends shall not bear interest. Dividends shall be payable, in arrears, to holders of record as they appear in the records of the Corporation at the close of business on the applicable record date, which shall be the 15th day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date. Any dividend payable on the Series A Preferred Stock for any dividend period that is shorter or longer than a full quarterly period shall be computed on the basis of a 360-day year consisting of twelve 30-day months.

  If, prior to 18 months after the date of the original issuance of the Series A Preferred Stock, one or more amendments to the Internal Revenue Code of 1986, as amended (the "Code"), are enacted that change the percentage of the dividends received deduction (currently 70%) as specified in section 243(a)(1) of the Code or any successor provision (the "Dividends Received Percentage"), the amount of each dividend payable (if declared) per share of Series A Preferred Stock for dividend payments made on or after the effective date of such change in the Code will be adjusted by multiplying the amount of the dividend payable described above (before adjustment) by the factor determined by the following formula (the "DRD Formula"), and rounding the result to the nearest cent (with one-half cent rounded up):

                                 1- .35(1-.70)
                                  ----------
                                 1- .35(1-DRP)

For the purposes of the DRD Formula, "DRP" means the Dividends Received Percentage (expressed as a decimal) applicable to the dividend in question; provided, however, that if the Dividends Received Percentage applicable to the dividend in question shall be less than 50%, then the DRP shall equal .50. No amendment to the Code, other than a change in the percentage of the dividends received deduction set forth in section 243(a)(1) of the Code or any successor provision thereto, will give rise to such an adjustment. Notwithstanding the foregoing provisions, if, with respect to any such amendment, the Corporation receives either an unqualified opinion of nationally recognized independent tax counsel selected by the Corporation or a private letter ruling or similar form of authorization from the Internal Revenue Service ("IRS") to the effect that such amendment does not apply to a dividend payable on the Series A Preferred Stock, then such amendment will not result in the adjustment provided for pursuant to the DRD Formula with respect to such dividend (including, if applicable, any adjustment that would otherwise result in the payment of Post-Declaration Date Dividends or Additional Dividends as defined below). Any such opinion shall be based upon the legislation amending or establishing the Dividends Received Percentage or upon a published pronouncement of the IRS addressing such legislation. Unless the context otherwise requires, references to dividends in this Certificate of Designations will mean dividends as adjusted by the DRD Formula. The Corporation's calculation of the dividends payable, as so adjusted and as certified accurate as to calculation and reasonable as to method by the independent certified public accountants then regularly engaged by the Corporation, shall be final and not subject to review absent manifest error.

  Notwithstanding anything contained in the preceding paragraph, if any such amendment to the Code which reduces the Dividends Received Percentage is enacted after the dividend payable on a Dividend Payment Date has been declared but before such Dividend Payment Date, the amount of the dividend payable on such Dividend Payment Date will not be increased; instead, an additional dividend (a "Post-Declaration Date Dividend") equal to the excess, if any, of
(x) the product of the dividend paid by the Corporation on such Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividend Received Percentage applicable to the dividend in question and .50) over (y) the dividend paid by the Corporation on such Dividend Payment Date, will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date to holders of Series A Preferred Stock on the record date applicable to the next succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in addition to any other amounts payable on such date.

  If any such amendment to the Code is enacted that reduces the Dividends Received Percentage and the reduction in the Dividends Received Percentage retroactively applies to a Dividend Payment Date as to which the Corporation previously paid dividends on the Series A Preferred Stock (each, an "Affected Dividend Payment Date"), additional dividends (the "Additional Dividends") will accrue and will be payable (if declared) on the next succeeding Dividend Payment Date (or, if such amendment is enacted after the dividend payable on such Dividend Payment Date has been declared, on the second succeeding Dividend Payment Date following the date of enactment) to holders of record on the record date applicable to such succeeding Dividend Payment Date or, if the Series A Preferred Stock is called for redemption prior to such record date, to holders of Series A Preferred Stock on the applicable redemption date, as the case may be, in an amount equal to the sum, for all Affected Dividend Payment Dates, of the excess of (x) the product of the dividend paid by the Corporation on such Affected Dividend Payment Date and the factor determined in accordance with the DRD Formula (with the DRP used in the DRD Formula equal to the greater of the Dividends Received Percentage and .50 applied to such Affected Dividend Payment
Date) over (y) the dividend paid by the Corporation on such Affected Dividend Payment Date. The Corporation will only make one payment of Additional Dividends for any such amendment.

  Notwithstanding the foregoing, no adjustment in the dividends payable by the Corporation shall be made, and no Post-Declaration Date Dividends or Additional Dividends shall be payable by the Corporation, in respect of the enactment of any amendment to the Code 18 months or more after the date of original issuance of the Series A Preferred Stock.

  In the event that the amount of dividends payable per share of the Series A Preferred Stock is adjusted pursuant to the DRD Formula and/or Post-Declaration Date Dividends or Additional Dividends are to be paid, the Corporation shall give notice of each such adjustment and, if applicable, any Post-Declaration Date Dividends and Additional Dividends to the holders of Series A Preferred Stock.

  No dividends may be declared or paid or set apart for payment on any stock of the Company ranking on a parity with the Series A Preferred Stock with respect to the payment of dividends unless there shall also be or have been declared and paid or set apart for payment on the Series A Preferred Stock dividends for all dividend payment periods of the Series A Preferred Stock ending on or before the dividend payment date of such parity stock, ratably in proportion to the respective amounts of dividends (x) accumulated and unpaid or payable on such parity stock, on the one hand, and (y) accumulated and unpaid through the dividend payment period or periods of the Series A Preferred Stock next preceding such dividend payment date, on the other hand.

  Except as set forth in the preceding paragraph, unless full cumulative dividends on the Series A Preferred Stock have been paid through the most recently completed quarterly dividend period for the Series A Preferred Stock, no dividends (other than in Common Stock of the Corporation) may be paid or declared and set apart for payment or other distribution made upon the Common Stock or on any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends, nor may any Common Stock or any other stock of the Corporation ranking junior to or on a parity with the Series A Preferred Stock as to dividends be redeemed, purchased or otherwise acquired for any consideration (or any payment be made to or available for a sinking fund for the redemption of any shares of such stock; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any such stock in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such stock in accordance with the terms of such sinking fund, regardless of whether at the time of such application full cumulative dividends upon shares of the Series A Preferred Stock outstanding to the most recent Dividend Payment Date shall have been paid or declared and set apart for payment) by the Corporation; provided that any such junior or parity stock or Common Stock may be converted into or exchanged for stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends.

  3. Liquidation Preference. The shares of Series A Preferred Stock shall rank, as to rights to distributions on liquidation, dissolution or winding up of the Corporation, prior to the shares of Common Stock and any other stock of the Corporation ranking junior to the Series A Preferred Stock as to rights upon liquidation, dissolution or winding up of the Corporation, so that in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation legally available for distribution to its stockholders, an amount equal to $100 per share, plus an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid on the shares of Series A Preferred Stock to the date of payment (including any Post-Declaration Date Dividends and Additional Dividends), before any distribution of assets is made to holders of shares of Common Stock or any other class or series of stock of the Corporation that ranks junior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up.

The holders of the Series A Preferred Stock shall not be entitled to receive the preferential amounts as aforesaid until the liquidation preference of any other stock of the Corporation ranking senior to the Series A Preferred Stock as to rights to distributions upon liquidation, dissolution or winding up shall have been paid (or a sum set aside therefor sufficient to provide for payment) in full. After payment of the full amount of the preferential amounts as aforesaid, the holders of shares of Series A Preferred Stock will not be entitled to any further participation in any distribution of assets by the Corporation. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or proceeds thereof, distributable among the holders of shares of Series A Preferred Stock and any stock ranking on a parity with the Series A Preferred Stock as to rights to distributions on liquidation, dissolution or winding up of the Corporation shall be insufficient to pay in full the preferential amounts to which such stock would be entitled, then such assets, or the proceeds thereof, shall be distributable among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purposes hereof, neither a consolidation or merger of the Corporation with or into any other corporation, nor a merger of any one or more other corporations with or into the Corporation, nor a sale, lease, exchange or transfer of all or substantially all of the Corporation's assets shall be considered a liquidation, dissolution or winding up of the Corporation.

  4. Conversion. The Series A Preferred Stock is not convertible into, or exchangeable for, other securities or property.

  5. Voting Rights. The Series A Preferred Stock, except as provided herein or as otherwise from time to time required by law, shall have no voting rights. Whenever, at any time or times, the equivalent of six quarterly dividends, whether or not consecutive, on the outstanding shares of Series A Preferred Stock or on any stock ranking on a parity with the Series A Preferred Stock with respect to the payments of dividends shall be in arrears, the number of directors of the Corporation shall be increased by two (without duplication of any increase made pursuant to the terms of any other series of Preferred Stock) and the holders of the Series A Preferred Stock shall have the right, with holders of shares of any one or more other series of Preferred Stock outstanding at the time upon which like voting rights have been conferred and are exercisable ("Voting Parity Stock"), voting together as a class, to vote for the election of two directors (hereinafter the "Preferred Directors" and each a "Preferred Director") to fill such newly created directorships at a special meeting called at the request of holders of Series A Preferred Stock and/or Voting Parity Stock entitled to cast not less than 25% of the votes entitled to be cast by all such Series A Preferred Stock and Voting Parity Stock outstanding (provided that no such special meeting shall be called during the period within 60 days immediately prior to the date fixed for the next annual meeting of stockholders) or at the Corporation's next annual meeting of stockholders, and at each subsequent annual meeting of stockholders until such right shall terminate as hereinafter provided. Such voting right shall continue until all dividends accumulated on such shares of Preferred Stock on which voting rights have been conferred, including the Series A Preferred Stock, for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment, whereupon such right shall terminate, subject to revesting in the event of each and every subsequent default of the character above mentioned. Upon any termination of the right of the holders of shares of Series A Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any vacancy created by the removal of any Preferred Director may be filled only by the affirmative vote of the holders of shares of Series A Preferred Stock voting separately as a class (together with the holders of shares of Voting Parity Stock). If the office of any Preferred Director becomes vacant for any reason other than removal from office, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. At elections for such directors, each holder of shares of Series A Preferred Stock shall be entitled to one vote for each share held (the holders of shares of any other class or series of Voting Parity Stock being entitled to such number of votes, if any, for each share of such stock held as may be granted to them).

  So long as any shares of any Series A Preferred Stock remain outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66 2/3% of the shares of such Series A Preferred Stock:

    (i) authorize, create or issue any capital stock of the Corporation ranking, as to dividends or upon liquidation, dissolution or winding up, prior to such Series A Preferred Stock, or reclassify any authorized capital stock of the Corporation into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock, or

    (ii) amend, alter or repeal the certificate of designations for such Series A Preferred Stock, or the Restated Certificate of Incorporation of the Corporation, whether by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of such Series A Preferred Stock (provided that no such adverse effect shall be deemed to result if the Series A Preferred Stock is converted or exchanged in a merger or consolidation into preferred stock of the corporation surviving such merger or consolidation or of the corporation issuing any securities into which Common Stock is converted or exchanged in such transaction if the powers, preferences and rights of such preferred stock are not different in an adverse respect from those of the Series A Preferred Stock).

Any increase in the amount of authorized Common Stock, Preference Common Stock or Preferred Stock, or any increase or decrease in the number of shares of any series of Preference Common Stock or Preferred Stock or the authorization, creation and issuance of other classes or series of Common Stock or other stock, in each case ranking on a parity with or junior to the shares of Series A Preferred Stock with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up, shall not be deemed to adversely affect such powers, preferences or special rights.

  The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required or upon which the holders of Series A Preferred Stock shall be entitled to vote shall be effected, all outstanding shares of Series A Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  6. Redemption. The shares of Series A Preferred Stock shall not be redeemable prior to June 2, 2008. On and after such date, the Corporation, at its option, may redeem shares of the Series A Preferred Stock, as a whole or in part, at any time or from time to time, at a redemption price equal to $100 per share, plus, in each case, an amount equal to all dividends (whether or not earned or declared) accrued and accumulated and unpaid (including any Post-Declaration Date Dividends and Additional Dividends) to the date fixed for redemption, without interest.

  If full cumulative dividends on the Series A Preferred Stock have not been paid or set apart for payment with respect of all prior dividend periods, the Series A Preferred Stock may not be redeemed in part and the Corporation may not purchase or acquire any shares of the Series A Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of the Series A Preferred Stock. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be selected by lot or pro rata or by any other means determined by the Board of Directors in its sole discretion to be equitable.

  In the event the Corporation shall redeem shares of Series A Preferred Stock, written notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 days nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed at such holder's address as the same appears on the stock books of the Corporation and notice shall also be given by publication during the aforesaid period prior to the redemption date in a newspaper of general circulation in the Borough of Manhattan, the City of New York; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the proceedings for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder to whom the Corporation has failed to mail said notice or except as to the holder whose notice was defective. Each such notice shall state: (a) the redemption date; (b) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed from such holder, the number of shares to be redeemed from such holder; (c) the redemption price and any accumulated and unpaid dividends to the redemption date; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price; and (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date (unless the Corporation shall default in providing funds for the payment of the redemption price of the shares called for redemption at the time and place specified in such notice).

  If a notice of redemption has been given pursuant to this Paragraph 6 and if, on or before the date fixed for redemption, the funds necessary for such redemption shall have been set aside by the Corporation, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares of Series A Preferred Stock so called for redemption, then, notwithstanding that any certificates for such shares have not been surrendered for cancellation, on the redemption date dividends shall cease to accrue on the shares to be redeemed, and at the close of business on the redemption date the holders of such shares shall cease to be stockholders with respect to such shares and shall have no interest in or claims against the Corporation by virtue thereof and shall have no voting or other rights with respect to such shares, except the right to receive the moneys payable upon surrender (and endorsement, if required by the Corporation) of their certificates, and the shares evidenced thereby shall no longer be outstanding. The Corporation's obligation to provide funds for the payment of the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption shall be deemed fulfilled if, on or before a redemption date, the Corporation shall deposit, with a bank or trust company, or an affiliate of a bank or trust company, having an office or agency in New York City and having a capital and surplus of at least $50,000,000, such funds sufficient to pay the redemption price (and any accumulated and unpaid dividends to the redemption date) of the shares called for redemption, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such bank or trust company that such funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption.

  Subject to applicable escheat laws, any moneys so set aside by the Corporation and unclaimed at the end of two years from the redemption date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the amounts payable upon such redemption. Any interest accrued on funds so deposited shall be paid to the Corporation from time to time.

  Shares of Series A Preferred Stock that have been issued and reacquired in any manner, including shares purchased or redeemed, shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of the class of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of the preferred stock.

  7. Amendment of Resolution. The Board reserves the right from time to time to increase or decrease the number of shares that constitute the Series A Preferred Stock (but not below the number of shares thereof then outstanding) and in other respects to amend this Certificate of Designations within the limitations provided by law, this resolution and the Restated Certificate of Incorporation.

  8. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

    (a) prior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of shares of the Series A Preferred Stock;

    (b) on a parity with shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof are different from those of the Series A Preferred Stock, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the holders of shares of Series A Preferred Stock; and

    (c) junior to shares of the Series A Preferred Stock, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be Common Stock or if the holders of the Series A Preferred Stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series.

  The Series A Preferred Stock shall rank, as to dividends and upon liquidation, dissolution or winding up, senior to the Corporation's Series A Junior Participating Preferred Stock.

                                   EXHIBIT B

                               Director Designees

                                    Expiration of
          Name of Director          Initial Term                                 Remarks
          ----------------          -------------                                -------
 John W. Nichols..................                 To resign and become Chairman Emeritus honorary, non-voting director
           DVN Designees
           -------------
  1. J. Larry Nichols.............     May-00      President and Chief Executive Officer
  2. Thomas E. Ferguson...........     May-01
  3. John A. Hagg.................     May-00
  4. David M. Gavrin..............     May-01
  5. Michael M. Kanovsky..........     May-02
  6. H.R. Sanders, Jr.............     May-02
  7. Michael E. Gellert...........     May-02
           PZE Designees
           -------------
  1. Henry R. Hamman..............     May-00
  2. Robert B. Weaver.............     May-00
  3. Brent Scowcroft..............     May-01
  4. Terry L. Savage..............     May-01
  5. James L. Pate................     May-02      Chairman of the Board
  6. Robert Mosbacher, Jr.........     May-02
  7. New director.................     May-02      Mutually approved by Chairman and President

                                  Schedule 3.1

Principal Officers of Newco

Chairman--James L. Pate
President and Chief Executive Officer--J. Larry Nichols
The remaining officers will be designated by DVN.

                                 Schedule 7.14

Employee Benefit Matters

    1. With respect to an award consisting of a conditional or restricted share unit award of PZE Common Stock outstanding as of the Effective Time, such award shall be converted as of the Effective Time into the same conditional or restricted share unit awards of Newco Common Stock with the number of shares of Newco Common Stock covered by such award being equal to the number of shares of PZE Common Stock covered by the award prior to the Effective Time multiplied by the PZE Exchange Ratio. All vesting conditions and time periods shall remain the same and apply to the converted awards of Newco Common Stock.

    2. Subsequent to the Effective Time, James L. Pate will receive an annual salary from Newco of $200,000 payable monthly, plus normal business expenses, and Newco will make available to Mr. Pate office space in Newco's corporate headquarters with access to secretarial and administrative services. Mr. Pate will be issued either (i) 15,000 shares of Newco Common Stock immediately after the Effective Time or (ii) 33,520 shares of PZE Common Stock immediately prior the Effective Time. These shares will be restricted, with restrictions ending for 1/3 of the shares on each of the first, second and third anniversaries of the Effective Time. Restrictions end on all shares in the event of death, disability or removal of Mr. Pate as Chairman of the Board of Newco.

                                                                         ANNEX B

                                                                    May 19, 1999

Confidential

Board of Directors
Devon Energy Corporation
20 North Broadway, Suite 1500
Oklahoma City, OK 73102

Gentlemen:

  Devon Energy Corporation ("Devon") and PennzEnergy Company ("PennzEnergy") propose to enter into an Agreement and Plan of Merger, dated as of May 19, 1999 (the "Agreement") pursuant to which Devon will become a wholly-owned subsidiary of a newly formed Delaware corporation ("New Devon") and PennzEnergy will merge into New Devon in a transaction (the "Merger") in which each share of PennzEnergy's common stock (the "PennzEnergy Common Stock") will be converted into 0.4475 shares of New Devon's common stock (the "New Devon Common Stock") and each share of Devon's common stock (the "Devon Common Stock") will be converted into one share of New Devon Common Stock (collectively, the PennzEnergy exchange ratio and the Devon exchange ratio are referred to herein as the "Effective Exchange Ratio").

  You have requested our opinion as to whether the Effective Exchange Ratio is fair, from a financial point of view, to the holders of Devon Common Stock.

  In arriving at the opinion set forth below, we have, among other things:

    (1) Reviewed, among other public information, PennzEnergy's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998 and PennzEnergy's Form 10-Q and the related unaudited financial information for the three months ended March 31, 1999;

    (2) Reviewed, among other public information, Devon's Annual Reports, Forms 10-K and related financial information for the five fiscal years ended December 31, 1998 and Devon's Form 10-Q and the related unaudited financial information for the three months ended March 31, 1999;

    (3) Reviewed certain reserve reports as of December 31, 1998 prepared by PennzEnergy and PennzEnergy's independent petroleum engineers;

    (4) Reviewed certain reserve reports as of December 31, 1998 prepared by Devon and Devon's independent petroleum engineers;

    (5) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of PennzEnergy and Devon, as well as the amount and timing of the cost savings and the related expenses and synergies expected to result from the Merger, furnished to us by or on behalf of PennzEnergy and Devon;

    (6) Conducted discussions with members of senior management of PennzEnergy and Devon concerning their respective businesses and prospects;

    (7) Reviewed the historical market prices and trading activity for the PennzEnergy Common Stock and the Devon Common Stock and compared them with that of certain publicly traded companies which we deemed to be relevant;

    (8) Compared the financial position and results of operations of PennzEnergy and Devon with that of certain companies which we deemed to be relevant;

    (9) Compared the proposed financial terms of the transactions contemplated by the Agreement with the financial terms of certain other business combinations which we deemed to be relevant;

    (10) Considered the pro forma financial impact of the Merger on Devon;

    (11) Reviewed a draft of the Agreement dated May 17, 1999; and

    (12) Reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

  In preparing our opinion, we have relied on the accuracy and completeness of all information that was publicly available, supplied or otherwise communicated to us by PennzEnergy and Devon, and we have not assumed any responsibility to independently verify such information. With respect to the financial forecasts furnished by Devon and examined by us, we have assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Devon as to the future performance of Devon and New Devon. We have also relied upon assurances of the management of Devon and PennzEnergy, respectively, that they are unaware of any facts that would make the information or financial forecasts provided to us incomplete or misleading. We have not made any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Devon or PennzEnergy nor have we been furnished with any such evaluations or appraisals. We have also assumed, with your consent, that (i) the Merger will be accounted for under the purchase method of accounting, (ii) the Merger will be a tax-free reorganization and (iii) any material liabilities (contingent or otherwise, known or unknown) of Devon and PennzEnergy are as set forth in the consolidated financial statements of Devon and PennzEnergy, respectively. Our opinion is based on economic, monetary and market conditions existing on the date hereof.

  This opinion is directed to the Board of Directors of Devon and does not constitute a recommendation to any shareholder of Devon as to how any such shareholder should vote on the Merger. This opinion does not address the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of Devon as alternatives to the Merger or the decision of the Board of Directors of Devon to proceed with the Merger. We were not requested to, and did not, solicit third party indications of interest in a business combination transaction with Devon. No opinion is expressed herein as to the price at which the securities to be issued in the Merger may trade at any time.

  In the ordinary course of business, PaineWebber Incorporated may trade in the securities of Devon and PennzEnergy for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

  PaineWebber Incorporated is currently acting as financial advisor to Devon in connection with the Merger and will be receiving a fee in connection with the rendering of this opinion. In the past, PaineWebber Incorporated and its affiliates have provided investment banking and other financial services to Devon and to PennzEnergy and have received fees for rendering these services.

  On the basis of, and subject to the foregoing, we are of the opinion that the Effective Exchange Ratio is fair, from a financial point of view, to the holders of Devon Common Stock.

  This opinion has been prepared for the information of the Board of Directors of Devon in connection with the Merger and shall not be reproduced, summarized, described or referred to, provided to any person or otherwise made public or used for any other purpose without the prior written consent of PaineWebber Incorporated, provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus to be filed with the Securities and Exchange Commission in connection with the Merger.

                                          Very truly yours,

                                          /s/ PaineWebber Incorporated
                                          -------------------------------------
                                                PAINEWEBBER INCORPORATED

                                                                         ANNEX C

                                                                    May 19, 1999

The Board of Directors
PennzEnergy Company
Pennzoil Place
P.O. Box 4616
Houston, TX 77210-4616

Attention: James L. Pate
           Chairman of the Board

Ladies and Gentlemen:

  You have requested our opinion as to the fairness, from a financial point of view, to the stockholders of PennzEnergy Company (the "Company") of the consideration to be received by them in connection with the proposed merger (the "Merger") of the Company with Devon Delaware Corporation ("Newco"), a wholly owned subsidiary of Devon Energy Corporation ("Devon"). Pursuant to the Amended and Restated Agreement and Plan of Merger, dated as of May 19, 1999 (the "Agreement"), among the Company, Devon, Newco and Devon Oklahoma Corporation, a wholly owned subsidiary of Newco ("Devon Oklahoma"), Devon Oklahoma will merge with and into Devon, the Company will merge with and into Newco, and the separate corporate existences of Devon Oklahoma and the Company will cease. In addition, each share of common stock, par value $0.83 1/3 per share (the "Company Common Stock"), of the Company issued and outstanding immediately prior to the effective time of the Merger (other than such shares held in the Company's treasury or owned by Devon, Newco, Devon Oklahoma, or any wholly owned subsidiary of the Company or Devon) will be converted into 0.4475 shares of common stock, par value $.01 per share (the "Newco Common Stock"), of Newco, subject to adjustment as provided in the Agreement, and each share of common stock, par value $.10 per share (the "Devon Common Stock"), of Devon issued and outstanding immediately prior to the effective time of the Merger (other than such shares held in Devon's treasury or owned by the Company, Newco, Devon Oklahoma, or any wholly owned subsidiary of Devon or the Company) will be converted into one share of Newco Common Stock.

  In arriving at our opinion, we have reviewed (i) the Agreement; (ii) certain publicly available information concerning the business of the Company and Devon and of certain other companies engaged in businesses comparable to those of the Company and Devon, and the reported market prices for certain other companies' securities deemed comparable; (iii) publicly available terms of certain transactions involving companies comparable to the Company and Devon and the consideration received for such companies; (iv) current and historical market prices of the Company Common Stock and the Devon Common Stock; (v) the audited financial statements of the Company and Devon for the fiscal year ended December 31, 1998, and the unaudited financial statements of the Company and Devon for the period ended March 31, 1999; (vi) certain internal tax information provided by representatives of the Company and Devon and information provided by the Company's and Devon's independent reserve engineers and Devon's management (including certain estimates of proved oil and natural gas reserves and projected annual production volumes of such reserves in certain domestic and international areas); and (vii) the terms of other business combinations that we deemed relevant.

  In addition, we have held discussions with representatives of the Company and Devon with respect to certain aspects of the Merger, the past and current business operations of the Company and Devon, the financial condition and future prospects and operations of the Company and Devon, the effects of the Merger on the financial condition and future prospects of the Company and Devon, and certain other matters we believed necessary or appropriate to our inquiry. We have conducted summary level due diligence with the management of the Company and considered such other information as we deemed appropriate for the purposes of this opinion.

  In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Devon or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on information provided to us, we have assumed that it has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management of the Company and Devon. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, and that the other transactions contemplated by the Agreement will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

  Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. We are expressing no opinion herein as to the price at which the Newco Common Stock will trade at any future time. Our opinion relates only to the fairness, from a financial point of view, to the stockholders of the Company of the consideration to be received by them in the proposed Merger, and we do not express any opinion as to any other alternative transactions that may have been considered or available to the management or board of directors of the Company.

  We have acted as financial advisor to the Company with respect to the proposed Merger and have received a fee from the Company for our services. We will also receive an additional fee if the proposed Merger is consummated. In the past, we and our affiliates have performed various investment and commercial banking services for the Company, for which we and our affiliates have received customary compensation. In the ordinary course of their businesses, J.P. Morgan Securities Inc. and its affiliates may actively trade the debt and equity securities of the Company or Devon for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

  On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Company's stockholders in the proposed Merger is fair, from a financial point of view, to such stockholders.

  This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger.

                                          Very truly yours,

                                          J.P. MORGAN SECURITIES INC.

                                                 /s/ Ferrell P. McClean
                                            Name: Ferrell P. McClean
                                            Title: Managing Director

                                                                         ANNEX D

                  AMENDED AND RESTATED STOCK OPTION AGREEMENT

  This AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of May 19, 1999 is by and between Devon Energy Corporation, an Oklahoma corporation (the "Company"), and PennzEnergy Company, a Delaware corporation (the "Grantee").

                                    RECITALS

  The Grantee, the Company and Devon Delaware Corporation, a Delaware corporation and a wholly owned subsidiary of the Company ("Newco"), entered into an Agreement and Plan of Merger, as amended, dated as of May 19, 1999 (the "Original Merger Agreement").

  As a condition and inducement to the Grantee's willingness to enter into the Original Merger Agreement, the Grantee requested that the Company agree, and the Company agreed, to grant the Grantee an option to purchase shares of DVN Common Stock (as defined in the Merger Agreement) pursuant to a Stock Option Agreement, dated as of May 19, 1999 (the "Original Option Agreement").

  The Company, the Grantee, Newco and Devon Oklahoma Corporation, an Oklahoma corporation ("Devon Oklahoma"), are entering into the Merger Agreement and thereby amending and restating the Original Merger Agreement in its entirety.

  In connection with such amendment and restatement of the Original Merger Agreement, the Company and the Grantee wish to enter into this Agreement and thereby amend and restate the Original Option Agreement in its entirety.

  The Board of Directors of the Company has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of DVN Common Stock.

  The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of PZE Common Stock (as defined in the Merger Agreement).

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

  1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  2. The Option.

    (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued DVN Common Stock, 6,429,066 shares of DVN Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) Exercise Price. The exercise price (the "Exercise Price") of the Option shall be $32.375 per Option Share.

    (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time,
  (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of the later of (x) an Exercise Event and (y) the event giving rise to the payment of the $12 million fee under Section 9.5 of the Merger Agreement (the "Option Term"). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term.

    (d) Exercise of Option.

      (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

      (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

      (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

    (e) Payment and Delivery of Certificates.

      (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

      (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

  A new certificate or certificates evidencing the same number of shares of the DVN Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any DVN Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of DVN Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of DVN Common Stock.

  3. Adjustment Upon Changes in Capitalization, Etc.

    (a) In the event of any change in the outstanding shares of DVN Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of DVN Common Stock subject to the Option exceed 14.9% of the number of shares of DVN Common Stock issued and outstanding at the time of exercise.

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this
  Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than the Grantee or one of its subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than the Grantee or one of its subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of the DVN Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

  4. Repurchase at the Option of Grantee.

    (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the shares of DVN Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the Put Date. Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

      (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

      (ii) the excess, if any, of the Applicable Price over the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

      (iii) the excess, if any, of (x) the Applicable Price per share of DVN Common Stock over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the shares of DVN Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

    (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; provided, however, that nothing in this sentence shall limit the Grantees ability to exercise the Option in accordance with its terms.

  5. Registration Rights.

    (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of DVN Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The Registration Expenses shall be for the account of the Company; provided, however, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of DVN Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of DVN Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

    (d) In connection with any offering, sale and delivery of DVN Common Stock pursuant to a registration statement effected pursuant to this
  Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

  6. Profit Limitation.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either
  (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company,
  (iii) reduce the amount of the fee payable to Grantee under Section 9.5 of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantees Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

  7. Listing. If the DVN Common Stock or any other securities then subject to the Option are then listed on the American Stock Exchange ("AMEX") or any other national securities exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the AMEX or such other securities exchange the shares of the DVN Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  8. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  9. Miscellaneous.

    (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

  If to the Company to:

    Devon Energy Corporation
    20 North Broadway, Suite 1500
    Oklahoma City, Oklahoma 73102-8260
    Facsimile: (405) 552-8171
    Attn: J. Larry Nichols

  with a copy to:

    McAfee & Taft
    10th Floor
    Two Leadership Square
    211 North Robinson
    Oklahoma City, Oklahoma 73102
    Facsimile: (405) 235-0439
    Attn: Gary F. Fuller

  If to Grantee to:

    PennzEnergy Company
    Pennzoil Place
    P.O. Box 4616
    Houston, Texas 77210-4616
    Facsimile: (713) 546-6050
    Attn: James L. Pate

  with a copy to:

    Baker & Botts, L.L.P.
    One Shell Plaza
    910 Louisiana
    Houston, Texas 77002-4995
    Facsimile: (713) 229-1522
    Attn: Moulton Goodrum, Jr.

    (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.

                                          DEVON ENERGY CORPORATION

                                              /s/ H. Allen Turner
                                          By:__________________________________
                                          Name: H. Allen Turner
                                          Title: Vice President

                                          PENNZENERGY COMPANY

                                              /s/ James L. Pate
                                          By:__________________________________
                                          Name: James L. Pate
                                          Title: Chairman

                                                                         ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Agreement" shall mean this Stock Option Agreement.

  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of DVN Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of DVN Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

  "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

  "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of DVN Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of DVN Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

  "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

  "Closing" shall have the meaning ascribed to such term in Section 2 herein.

  "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the DVN Common Stock as reported on the American Stock Exchange during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of DVN Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of DVN Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

  "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $22 million fee under Section 9.5 of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $12 million fee under Section 9.5 of the Merger Agreement after an event giving rise to the obligation to pay the $10 million fee under Section 9.5 of the Merger Agreement has already occurred.

  "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d) herein.

  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

  "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

  "Merger Agreement" shall mean that certain Amended and Restated Agreement and Plan of Merger dated as of the date hereof by and among the Company, Newco, Devon Oklahoma and Grantee.

  "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the DVN Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.

  "Option" shall mean the option granted by the Company to Grantee pursuant to
Section 2 herein.

  "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

  "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

  "Profit Cap" shall mean $23 million.

  "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

  "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the AMEX.

  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such Option Shares and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 9.5 of the Merger Agreement less (iv) any payments made pursuant to Section 6(a)(ii).

  "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.

                                                                         ANNEX E

                  AMENDED AND RESTATED STOCK OPTION AGREEMENT

  This AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of May 19, 1999 is by and between PennzEnergy Company, a Delaware corporation (the "Company"), and Devon Energy Corporation, an Oklahoma corporation (the "Grantee").

                                    RECITALS

  The Grantee, the Company and Devon Delaware Corporation, a Delaware corporation and a wholly owned subsidiary of the Grantee ("Newco"), entered into an Agreement and Plan of Merger, as amended, dated as of May 19, 1999 (the "Original Merger Agreement").

  As a condition and inducement to the Grantee's willingness to enter into the Original Merger Agreement, the Grantee requested that the Company agree, and the Company agreed, to grant the Grantee an option to purchase shares of PZE Common Stock (as defined in the Merger Agreement) pursuant to a Stock Option Agreement, dated as of May 19, 1999 (the "Original Option Agreement").

  The Company, the Grantee, Newco and Devon Oklahoma Corporation, an Oklahoma corporation ("Devon Oklahoma"), are entering into the Merger Agreement and thereby amending and restating the Original Merger Agreement in its entirety.

  In connection with such amendment and restatement of the Original Merger Agreement, the Company and the Grantee wish to enter into this Agreement and thereby amend and restate the Original Option Agreement in its entirety.

  The Board of Directors of the Grantee has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of DVN Common Stock.

  The Board of Directors of the Company has approved the Merger Agreement, the Merger and this Agreement and has recommended approval of the Merger Agreement by the holders of PZE Common Stock (as defined in the Merger Agreement).

  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein and in the Merger Agreement, the Company and the Grantee agree as follows:

  1. Capitalized Terms. Those capitalized terms used but not defined herein that are defined in the Merger Agreement are used herein with the same meanings as ascribed to them therein; provided, however, that, as used in this Agreement, "Person" shall have the meaning specified in Sections 3(a)(9) and 13(d)(3) of the Exchange Act. Those capitalized terms used in this Agreement that are not defined in the Merger Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

  2. The Option.

    (a) Grant of Option. Subject to the terms and conditions set forth herein, the Company hereby grants to the Grantee an irrevocable option to purchase, out of the authorized but unissued PZE Common Stock, 7,145,912 shares of PZE Common Stock (as adjusted as set forth herein) (the "Option Shares"), at the Exercise Price.

    (b) Exercise Price. The exercise price (the "Exercise Price") of the Option shall be $14.488 per Option Share.

    (c) Term. The Option shall be exercisable at any time and from time to time following the occurrence of an Exercise Event and shall remain in full force and effect until the earliest to occur of (i) the Effective Time,
  (ii) the first anniversary of the receipt by Grantee of written notice from the Company of the occurrence of an Exercise Event and (iii) termination of the Merger Agreement in accordance with its terms prior to the occurrence of the later of (x) an Exercise Event and (y) the event giving rise to the payment of the $12 million fee under Section 9.5 of the Merger Agreement (the "Option Term"). If the Option is not theretofore exercised, the rights and obligations set forth in this Agreement shall terminate at the expiration of the Option Term.

    (d) Exercise of Option.

      (i) The Grantee may exercise the Option, in whole or in part, at any time and from time to time during the Option Term. Notwithstanding the expiration of the Option Term, the Grantee shall be entitled to purchase those Option Shares with respect to which it has exercised the Option in accordance with the terms hereof prior to the expiration of the Option Term.

      (ii) If the Grantee wishes to exercise the Option, it shall send a written notice (an "Exercise Notice") (the date of which being herein referred to as the "Notice Date") to the Company specifying (i) the total number of Option Shares it intends to purchase pursuant to such exercise and (ii) a place and a date (the "Closing Date") not earlier than three Business Days nor later than 15 Business Days from the Notice Date for the closing of the purchase and sale pursuant to the Option (the "Closing").

      (iii) If the Closing cannot be effected by reason of the application of any Law, Regulation or Order, the Closing Date shall be extended to the tenth Business Day following the expiration or termination of the restriction imposed by such Law, Regulation or Order. Without limiting the foregoing, if prior notification to, or Authorization of, any Governmental Authority is required in connection with the purchase of such Option Shares by virtue of the application of such Law, Regulation or Order, the Grantee and, if applicable, the Company shall promptly file the required notice or application for Authorization and the Grantee, with the cooperation of the Company, shall expeditiously process the same.

    (e) Payment and Delivery of Certificates.

      (i) At each Closing, the Grantee shall pay to the Company in immediately available funds by wire transfer to a bank account designated by the Company an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased on such Closing Date.

      (ii) At each Closing, simultaneously with the delivery of immediately available funds as provided above, the Company shall deliver to the Grantee a certificate or certificates representing the Option Shares to be purchased at such Closing, which Option Shares shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Liens, and the Grantee shall deliver to the Company its written agreement that the Grantee will not offer to sell or otherwise dispose of such Option Shares in violation of applicable Law or the provisions of this Agreement.

    (f) Certificates. Certificates for the Option Shares delivered at each Closing shall be endorsed with a restrictive legend that shall read substantially as follows:

    THE TRANSFER OF THE STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO RESTRICTIONS ARISING UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

  A new certificate or certificates evidencing the same number of shares of the PZE Common Stock will be issued to the Grantee in lieu of the certificate bearing the above legend, and such new certificate shall not bear such legend if the Grantee shall have delivered to the Company a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to the Company and its counsel, to the effect that such legend is not required for purposes of the Securities Act.

    (g) If at the time of issuance of any PZE Common Stock pursuant to any exercise of the Option, the Company shall have issued any share purchase rights or similar securities to holders of PZE Common Stock, then each Option Share purchased pursuant to the Option shall also include rights with terms substantially the same as and at least as favorable to the Grantee as those issued to other holders of PZE Common Stock.

  3. Adjustment Upon Changes in Capitalization, Etc.

    (a) In the event of any change in the outstanding shares of PZE Common Stock by reason of a stock dividend, stock split, split-up, merger, consolidation, recapitalization, combination, conversion, exchange of shares, extraordinary or liquidating dividend or similar transaction which would have the effect of diluting the Grantee's rights hereunder, the type and number of shares or securities purchasable upon the exercise of the Option and the Exercise Price shall be adjusted appropriately, and proper provision will be made in the agreements governing such transaction, so that the Grantee will receive upon exercise of the Option the number and class of shares or other securities or property that Grantee would have received in respect of the Option Shares had the Option been exercised immediately prior to such event or the record date therefor, as applicable. In no event shall the number of shares of PZE Common Stock subject to the Option exceed 14.9% of the number of shares of PZE Common Stock issued and outstanding at the time of exercise.

    (b) Without limiting the foregoing, whenever the number of Option Shares purchasable upon exercise of the Option is adjusted as provided in this
  Section 3, the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction, the numerator of which is equal to the number of Option Shares purchasable prior to the adjustment and the denominator of which is equal to the number of Option Shares purchasable after the adjustment.

    (c) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than the Grantee or one of its subsidiaries, and the Company will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than the Grantee or one of its subsidiaries, to merge into the Company and the Company will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of the Company or any other person or cash or any other property, or the shares of the PZE Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than the Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect of Option Shares had the Option been exercised immediately prior to such consolidation, merger, sale or transfer or the record date therefor, as applicable, and will make any other necessary adjustments and the Company shall take such steps in connection with such consolidation, merger, liquidation or other such transaction as may be reasonably necessary to assure that the provisions hereof shall thereafter apply as nearly as possible to any securities or property thereafter deliverable upon exercise of the Option.

  4. Repurchase at the Option of Grantee.

    (a) At the request of the Grantee made at any time and from time to time after the occurrence of an Exercise Event and prior to 120 days after the expiration of the Option Term (the "Put Period"), the Company (or any successor thereto) shall, at the election of the Grantee (the "Put Right"), repurchase from the Grantee (i) that portion of the Option relating to all or any part of the Unexercised Option Shares (or as to which the Option has been exercised but the Closing has not occurred) and (ii) all or any portion of the shares of PZE Common Stock purchased by the Grantee pursuant hereto and with respect to which the Grantee then has ownership. The date on which the Grantee exercises its rights under this Section 4 is referred to as the "Put Date." Such repurchase shall be at an aggregate price (the "Put Consideration") equal to the sum of:

      (i) the aggregate Exercise Price paid by the Grantee for any Option Shares which the Grantee owns and as to which the Grantee is exercising the Put Right;

      (ii) the excess, if any, of the Applicable Price over the Exercise Price paid by the Grantee for each Option Share as to which the Grantee is exercising the Put Right multiplied by the number of such shares; and

      (iii) the excess, if any, of (x) the Applicable Price per share of PZE Common Stock over (y) the Exercise Price multiplied by the number of Unexercised Option Shares as to which the Grantee is exercising the Put Right.

    (b) If the Grantee exercises its rights under this Section 4, the Company shall, within five Business Days after the Put Date, pay the Put Consideration to the Grantee in immediately available funds, and the Grantee shall surrender to the Company the Option or portion of the Option and the certificates evidencing the shares of PZE Common Stock purchased thereunder. The Grantee shall warrant to the Company that, immediately prior to the repurchase thereof pursuant to this Section 4, the Grantee had sole record and Beneficial Ownership of the Option or such shares, or both, as the case may be, and that the Option or such shares, or both, as the case may be, were then held free and clear of all Liens.

    (c) If the Option has been exercised, in whole or in part, as to any Option Shares subject to the Put Right but the Closing thereunder has not occurred, the payment of the Put Consideration shall, to that extent, render such exercise null and void.

    (d) Notwithstanding any provision to the contrary in this Agreement, the Grantee may not exercise its rights pursuant to this Section 4 in a manner that would result in Total Profit of more than the Profit Cap; provided, however, that nothing in this sentence shall limit the Grantee's ability to exercise the Option in accordance with its terms.

  5. Registration Rights.

    (a) The Company shall, if requested by the Grantee at any time and from time to time during the Registration Period, as expeditiously as practicable, prepare, file and cause to be made effective up to two registration statements under the Securities Act if such registration is required in order to permit the offering, sale and delivery of any or all shares of PZE Common Stock or other securities that have been acquired by or are issuable to the Grantee upon exercise of the Option in accordance with the intended method of sale or other disposition stated by the Grantee, including, at the sole discretion of the Company, a "shelf" registration statement under Rule 415 under the Securities Act or any successor provision, and the Company shall use all reasonable efforts to qualify such shares or other securities under any applicable state securities laws. The Company shall use all reasonable efforts to cause each such registration statement to become effective, to obtain all consents or waivers of other parties that are required therefor and to keep such registration statement effective for such period not in excess of 180 days from the day such registration statement first becomes effective as may be reasonably necessary to effect such sale or other disposition. The obligations of the Company hereunder to file a registration statement and to maintain its effectiveness may be suspended for one or more periods of time not exceeding 60 days in the aggregate if the Board of Directors of the Company shall have determined in good faith that the filing of such registration or the maintenance of its effectiveness would require disclosure of nonpublic information that would materially and adversely affect the Company. For purposes of determining whether two requests have been made under this Section 5, only requests relating to a registration statement that has become effective under the Securities Act and pursuant to which the Grantee has disposed of all shares covered thereby in the manner contemplated therein shall be counted.

    (b) The Registration Expenses shall be for the account of the Company; provided, however, that the Company shall not be required to pay any Registration Expenses with respect to such registration if the registration request is subsequently withdrawn at the request of the Grantee unless the Grantee agrees to forfeit its right to request one registration.

    (c) The Grantee shall provide all information reasonably requested by the Company for inclusion in any registration statement to be filed hereunder. If during the Registration Period the Company shall propose to register under the Securities Act the offering, sale and delivery of PZE Common Stock for cash for its own account or for any other stockholder of the Company pursuant to a firm underwriting, it shall, in addition to the Company's other obligations under this Section 5, allow the Grantee the right to participate in such registration provided that the Grantee participates in the underwriting; provided, however, that, if the managing underwriter of such offering advises the Company in writing that in its opinion the number of shares of PZE Common Stock requested to be included in such registration exceeds the number that can be sold in such offering, the Company shall, after fully including therein all securities to be sold by the Company, include the shares requested to be included therein by Grantee pro rata (based on the number of shares intended to be included therein) with the shares intended to be included therein by Persons other than the Company.

    (d) In connection with any offering, sale and delivery of PZE Common Stock pursuant to a registration statement effected pursuant to this
  Section 5, the Company and the Grantee shall provide each other and each underwriter of the offering with customary representations, warranties and covenants, including covenants of indemnification and contribution.

  6. Profit Limitation.

    (a) Notwithstanding any other provision of this Agreement, in no event shall the Grantee's Total Profit exceed the Profit Cap and, if it otherwise would exceed such amount, the Grantee, at its sole election, shall either
  (i) deliver to the Company for cancellation Option Shares previously purchased by Grantee, (ii) pay cash or other consideration to the Company,
  (iii) reduce the amount of the fee payable to Grantee under Section 9.5 of the Merger Agreement or (iv) undertake any combination thereof, so that the Grantee's Total Profit shall not exceed the Profit Cap after taking into account the foregoing actions.

    (b) Notwithstanding any other provision of this Agreement, this Stock Option may not be exercised for a number of Option Shares that would, as of the Notice Date, result in a Notional Total Profit of more than the Profit Cap, and, if exercise of the Option otherwise would exceed the Profit Cap, the Grantee, at its sole option, may increase the Exercise Price for that number of Option Shares set forth in the Exercise Notice so that the Notional Total Profit shall not exceed the Profit Cap; provided, however, that nothing in this sentence shall restrict any exercise of the Option otherwise permitted by this Section 6(b) on any subsequent date at the Exercise Price set forth in Section 2(b) if such exercise would not then be restricted under this Section 6(b).

  7. Listing. If the PZE Common Stock or any other securities then subject to the Option are then listed on the New York Stock Exchange ("NYSE") or any other national securities exchange, the Company, upon the occurrence of an Exercise Event, will promptly file an application to list on the NYSE or such other securities exchange the shares of the PZE Common Stock or other securities then subject to the Option and will use all reasonable efforts to cause such listing application to be approved as promptly as practicable.

  8. Replacement of Agreement. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new Agreement of like tenor and date. Any such new Agreement shall constitute an additional contractual obligation of the Company, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

  9. Miscellaneous.

    (a) Expenses. Except as otherwise provided in the Merger Agreement or as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

    (b) Waiver and Amendment. Any provision of this Agreement may be waived at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

    (c) Entire Agreement; No Third Party Beneficiary; Severability. Except as otherwise set forth in the Merger Agreement, this Agreement (including the Merger Agreement and the other documents and instruments referred to herein and therein) (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (ii) is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

    (d) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

    (e) Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law.

    (f) Descriptive Headings. The descriptive headings contained herein are for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement.

    (g) Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses or sent by electronic transmission to the telecopier number specified below:

  If to the Company to:

    PennzEnergy Company
    Pennzoil Place
    P.O. Box 4616
    Houston, Texas 77210-4616
    Facsimile: (713) 546-6050
    Attn: James L. Pate

  with a copy to:

    Baker & Botts, L.L.P.
    One Shell Plaza
    910 Louisiana
    Houston, Texas 77002-4995
    Facsimile: (713) 229-1522
    Attn: Moulton Goodrum, Jr.

  If to Grantee to:

    Devon Energy Corporation
    20 North Broadway, Suite 1500
    Oklahoma City, Oklahoma 73102-8260
    Facsimile: (405) 552-8171
    Attn: J. Larry Nichols

  with a copy to:

    McAfee & Taft
    10th Floor
    Two Leadership Square
    211 North Robinson
    Oklahoma City, Oklahoma 73102
    Facsimile: (405) 235-0439
    Attn: Gary F. Fuller

    (h) Counterparts. This Agreement and any amendments hereto may be executed in counterparts, each of which shall be deemed an original and all of which taken together shall constitute but a single document.

    (i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder or under the Option shall be sold, assigned or otherwise disposed of or transferred by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, except that the Grantee may assign this Agreement to a wholly owned Subsidiary of the Grantee; provided, however, that no such assignment shall have the effect of releasing the Grantee from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

    (j) Further Assurances. In the event of any exercise of the Option by the Grantee, the Company and the Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise.

    (k) Specific Performance. The parties hereto hereby acknowledge and agree that the failure of any party to this Agreement to perform its agreements and covenants hereunder will cause irreparable injury to the other party to this Agreement for which damages, even if available, will not be an adequate remedy. Accordingly, each of the parties hereto hereby consents to the granting of equitable relief (including specific performance and injunctive relief) by any court of competent jurisdiction to enforce any party's obligations hereunder. The parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such equitable relief and that this provision is without prejudice to any other rights that the parties hereto may have for any failure to perform this Agreement.

  IN WITNESS WHEREOF, the Company and the Grantee have caused this Stock Option Agreement to be signed by their respective officers thereunto duly authorized, all as of the day and year first written above.


                                          PENNZENERGY COMPANY

                                              /s/ James L. Pate
                                          By:__________________________________
                                          Name: James L. Pate
                                          Title:Chairman of the Board

                                          DEVON ENERGY CORPORATION

                                              /s/ H. Allen Turner
                                          By:__________________________________
                                          Name: H. Allen Turner
                                          Title: Vice President

                                                                         ANNEX A

                           SCHEDULE OF DEFINED TERMS

  The following terms when used in the Stock Option Agreement shall have the meanings set forth below unless the context shall otherwise require:

  "Agreement" shall mean this Stock Option Agreement.

  "Applicable Price" means the highest of (i) the highest purchase price per share paid pursuant to a third party's tender or exchange offer made for shares of PZE Common Stock after the date hereof and on or prior to the Put Date, (ii) the price per share to be paid by any third Person for shares of PZE Common Stock pursuant to an agreement for a Business Combination Transaction entered into on or prior to the Put Date, and (iii) the Current Market Price. If the consideration to be offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm jointly selected by the Grantee and the Company, which determination shall be conclusive for all purposes of this Agreement.

  "Authorization" shall mean any and all permits, licenses, authorizations, orders certificates, registrations or other approvals granted by any Governmental Authority.

  "Beneficial Ownership," "Beneficial Owner" and "Beneficially Own" shall have the meanings ascribed to them in Rule 13d-3 under the Exchange Act.

  "Business Combination Transaction" shall mean (i) a consolidation, exchange of shares or merger of the Company with any Person, other than the Grantee or one of its subsidiaries, and, in the case of a merger, in which the Company shall not be the continuing or surviving corporation, (ii) a merger of the Company with a Person, other than the Grantee or one of its Subsidiaries, in which the Company shall be the continuing or surviving corporation but the then outstanding shares of PZE Common Stock shall be changed into or exchanged for stock or other securities of the Company or any other Person or cash or any other property or the shares of PZE Common Stock outstanding immediately before such merger shall after such merger represent less than 50% of the common shares and common share equivalents of the Company outstanding immediately after the merger or (iii) a sale, lease or other transfer of all or substantially all the assets of the Company to any Person, other than the Grantee or one of its Subsidiaries.

  "Business Day" shall mean a day other than Saturday, Sunday or a federal holiday.

  "Closing" shall have the meaning ascribed to such term in Section 2 herein.

  "Closing Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Court" shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof, and shall include the European Court of Justice.

  "Current Market Price" shall mean, as of any date, the average of the closing prices (or, if such securities should not trade on any trading day, the average of the bid and asked prices therefor on such day) of the PZE Common Stock as reported on the New York Stock Exchange Composite Tape during the ten consecutive trading days ending on (and including) the trading day immediately prior to such date or, if the shares of PZE Common Stock are not quoted thereon, on The Nasdaq Stock Market or, if the shares of PZE Common Stock are not quoted thereon, on the principal trading market (as defined in Regulation M under the Exchange Act) on which such shares are traded as reported by a recognized source during such ten Business Day period.

  "Exercise Event" shall mean (i) any of the events giving rise to the obligation of the Company to pay the $22 million fee under Section 9.5 of the Merger Agreement or (ii) the event giving rise to the obligation to pay the $12 million fee under Section 9.5 of the Merger Agreement after an event giving rise to the obligation to pay the $10 million fee under Section 9.5 of the Merger Agreement has already occurred.

  "Exercise Notice" shall have the meaning ascribed to such term in Section 2(d) herein.

  "Exercise Price" shall have the meaning ascribed to such term in Section 2 herein.

  "Governmental Authority" shall mean any governmental agency or authority (other than a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

  "Law" shall mean all laws, statutes and ordinances of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

  "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

  "Merger Agreement" shall mean that certain Amended and Restated Agreement and Plan of Merger dated as of the date hereof by and among the Company, Newco, Devon Oklahoma and Grantee.

  "Notice Date" shall have the meaning ascribed to such term in Section 2 herein.

  "Notional Total Profit" shall mean, with respect to any number of Option Shares as to which the Grantee may propose to exercise the Option, the Total Profit determined as of the date of the Exercise Notice assuming that the Option were exercised on such date for such number of Option Shares and assuming such Option Shares, together with all other Option Shares held by the Grantee and its Affiliates as of such date, were sold for cash at the closing market price for the PZE Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions) and including all amounts theretofore received or concurrently being paid to the Grantee pursuant to clauses (i), (ii) and (iii) of the definition of Total Profit.

  "Option" shall mean the option granted by the Company to Grantee pursuant to
Section 2 herein.

  "Option Shares" shall have the meaning ascribed to such term in Section 2 herein.

  "Option Term" shall have the meaning ascribed to such term in Section 2 herein.

  "Order" shall mean any judgment, order or decree of any Court or Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

  "Profit Cap" shall mean $23 million.

  "Put Consideration" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Date" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Period" shall have the meaning ascribed to such term in Section 4 herein.

  "Put Right" shall have the meaning ascribed to such term in Section 4 herein.

  "Registration Expenses" shall mean the expenses associated with the preparation and filing of any registration statement pursuant to Section 5 herein and any sale covered thereby (including any fees related to blue sky qualifications and filing fees in respect of the National Association of Securities Dealers, Inc.), but excluding underwriting discounts or commissions or brokers' fees in respect to shares to be sold by the Grantee and the fees and disbursements of the Grantee's counsel.

  "Registration Period" shall mean the period of two years following the first exercise of the Option by the Grantee.

  "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the NYSE.

  "Total Profit" shall mean the aggregate (before income taxes) of the following: (i) all amounts received by the Grantee or concurrently being paid to the Grantee pursuant to Section 4 for the repurchase of all or part of the unexercised portion of the Option, (ii) (A) the amounts received by the Grantee or concurrently being paid to the Grantee pursuant to the sale of Option Shares (or any other securities into which such Option Shares are converted or exchanged), including sales made to the Company or pursuant to a registration statement under the Securities Act or any exemption therefrom, less (B) the Grantee's purchase price for such Option Shares and (iii) all amounts received by the Grantee from the Company or concurrently being paid to the Grantee pursuant to Section 9.5 of the Merger Agreement less (iv) any payments made pursuant to Section 6(a)(ii).

  "Unexercised Option Shares" shall mean, from and after the Exercise Date until the expiration of the Option Term, those Option Shares as to which the Option remains unexercised from time to time.

                        [Devon Energy Corporation Logo]



                                                                      3090-PS-99

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Except to the extent indicated below, there is no charter provision, by-law, contract, arrangement or statute under which any director or officer of Registrant is insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such.

  Article VIII of the Restated Certificate of Incorporation of Registrant contains a provision, permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), limiting the personal monetary liability of directors for breach of fiduciary duty as a director. The DGCL and the Restated Certificate of Incorporation of the Registrant provide that such provision does not eliminate or limit liability,

  (1) for any breach of the director's duty of loyalty to Registrant or its stockholders,

  (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  (3) for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided in Section 174 of the DGCL, or

  (4) for any transaction from which the director derived an improper benefit.

  Section 145 of the DGCL permits indemnification against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with actions, suits or proceedings in which a director, officer, employee or agent is a party by reason of the fact that he or she is or was such a director, officer, employee or agent, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. However, in connection with actions by or in the right of the corporation, such indemnification is not permitted if such person has been adjudged liable to the corporation unless the court determines that, under all of the circumstances, such person is nonetheless fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Article X of the Registrant's Restated Certificate of Incorporation provides for such indemnification.

  Section 145 also permits a corporation to purchase and maintain insurance on behalf of its directors and officers against any liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the corporation whether or not Registrant would have the power to indemnify such persons against such liabilities under the provisions of such sections. Registrant intends to purchase such insurance.

  Section 145 further provides that the statutory provision is not exclusive of any other right to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or independent directors, or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

  Article XIII of the by-laws of Registrant contains provisions regarding indemnification which parallel those described above.

  The merger agreement provides that for seven years after the effective time, Registrant will indemnify and hold harmless each person who was a director or officer of Devon or PennzEnergy prior to the effective time from their acts or omissions in those capacities occurring prior to the effective time to the fullest extent permitted by applicable law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following Exhibits are filed herewith unless otherwise indicated:

 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Amended and Restated Agreement and Plan of Merger, dated as of May 19,
         1999, by and among Registrant, Devon Energy Corporation, Devon
         Oklahoma Corporation and PennzEnergy Company (attached as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).
   3.1   Certificate of Incorporation of Registrant.
   3.2   Form of Restated Certificate of Incorporation of Registrant (attached as Exhibit A to Annex A to the Joint Proxy Statement/Prospectus
         contained in this Registration Statement).
   3.3   Form of By-Laws of Registrant.
   4.1   Form of Common Stock Certificate.
   4.2   Form of Rights Agreement between Registrant and The First National
         Bank of Boston.
   4.3   Form of Certificate of Designations of Series A Junior Participating
         Preferred Stock of Registrant (attached as Exhibit A to Exhibit 4.2).
   4.4   Form of Certificate of Designations of the 6.49% Cumulative Preferred
         Stock, Series A of Registrant (attached as Exhibit 1 of Exhibit A to
         Annex A to the Joint Proxy Statement/Prospectus contained in this
         Registration Statement).
   5.1   Opinion of McAfee & Taft A Professional Corporation regarding the legality of the shares of Registrant common stock to be registered under this Registration Statement.
   8.1   Opinion of McAfee & Taft A Professional Corporation regarding United
         States federal income tax consequences of the merger.
   8.2   Opinion of Baker & Botts, L.L.P. regarding United States federal income tax consequences of the merger.
  10.1   Supplemental Agreement to Amended and Restated Agreement and Plan of
         Merger, dated as of July 8, 1999, by and among Registrant, Devon
         Energy Corporation, Devon Oklahoma Corporation and PennzEnergy
         Company.
  10.2   Amended and Restated Stock Option Agreement, dated as of May 19, 1999, by and between Devon Energy Corporation, as issuer, and PennzEnergy
         Company, as grantee, (attached as Annex D to Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
  10.3   Amended and Restated Stock Option Agreement, dated as of May 19, 1999, by and between PennzEnergy Company, as issuer, and Devon Energy
         Corporation, as grantee, (attached as Annex E to Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
  21.1   List of Subsidiaries of the Registrant.
  23.1   Consent of KPMG LLP.
  23.2   Consent of Deloitte & Touche LLP.
  23.3   Consent of PricewaterhouseCoopers LLP.
  23.4   Consent of Arthur Andersen LLP.
  23.5   Consent of McAfee & Taft A Professional Corporation (contained in the
         Exhibits 5.1 and 8.1).
  23.6   Consent of Baker & Botts, L.L.P. (contained in Exhibit 8.2).
  23.7   Consent of LaRoche Petroleum Consultants, Ltd.
  23.8   Consent of AMH Group Ltd.
  23.9   Consent of Paddock Lindstrom & Associates Ltd.
  23.10  Consent of John P. Hunter & Associates, Ltd.
  23.11  Consent of Ryder Scott Company, L.P.
  24.1   Powers of Attorney of Registrant's Directors.

 Exhibit
   No.                                 Description
 -------                               -----------
  99.1   Form of Proxy Card for holders of Devon Energy Corporation common stock.
  99.2   Form of Proxy Card for holders of PennzEnergy Company common stock.
  99.3   Consent of PaineWebber Incorporated.
  99.4   Consent of J. P. Morgan Securities Inc.
  99.5   Letter of President and Chief Executive Officer and Notice for the
         Special Meeting of Stockholders of Devon Energy Corporation to be held on August 17, 1999.
  99.6   Letter of Chairman of the Board and Notice for the Special Meeting of
         Stockholders of PennzEnergy Company to be held on August 17, 1999.

  99.7   Consents of Persons to Become Directors.


  (b) Financial Data Schedule.

  Schedules are omitted because they either are not required or are not applicable or because equivalent information has been included in the financial statements, the notes thereto or elsewhere herein.

ITEM 22. UNDERTAKINGS.

The undersigned registrant hereby undertakes:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

      (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (4) that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by this form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of this form;

    (6) that every prospectus (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (7) insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue;

    (8) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.

    This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request; and

    (9) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

  Pursuant to the requirements of the Securities Act of 1933, as amended, Devon Delaware Corporation has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oklahoma City, Oklahoma, on the 15th day of July, 1999.

                                          DEVON DELAWARE CORPORATION

                                          By: /s/ J. Larry Nichols
                                             ----------------------------------
                                          Name: J. Larry Nichols
                                          Title: Chairman of the Board and
                                                 Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                     Title                    Date


       /s/ J. Larry Nichols            President, Chief         July 15, 1999
___________________________________   Executive Officer
                                         and Director

         J. Larry Nichols

        /s/ H. Allen Turner            Vice President,          July 15, 1999
___________________________________     Treasurer and
                                           Director

          H. Allen Turner

       /s/ William T. Vaughn                                    July 15, 1999
___________________________________    Vice President,
                                         Finance and
                                           Director

         William T. Vaughn

       /s/ Darryl G. Smette            Vice President,          July 15, 1999
___________________________________     Marketing and
                                        Administration
                                       Development and
                                           Director

         Darryl G. Smette

        /s/ Danny J. Heatly               Controller            July 15, 1999
___________________________________

          Danny J. Heatly

                               INDEX TO EXHIBITS


 Exhibit
   No.                                 Description
 -------                               -----------
   2.1   Amended and Restated Agreement and Plan of Merger, dated as of May 19,
         1999, by and among Registrant, Devon Energy Corporation, Devon
         Oklahoma Corporation and PennzEnergy Company (attached as Annex A to the Joint Proxy Statement/Prospectus contained in this Registration
         Statement).
   3.1   Certificate of Incorporation of Registrant.
   3.2   Form of Restated Certificate of Incorporation of Registrant (attached as Exhibit A to Annex A to the Joint Proxy Statement/Prospectus
         contained in this Registration Statement).
   3.3   Form of By-Laws of Registrant.
   4.1   Form of Common Stock Certificate.
   4.2   Form of Rights Agreement between Registrant and The First National
         Bank of Boston.
   4.3   Form of Certificate of Designations of Series A Junior Participating
         Preferred Stock of Registrant (attached as Exhibit A to Exhibit 4.2).
   4.4   Form of Certificate of Designations of the 6.49% Cumulative Preferred
         Stock, Series A of Registrant (attached as Exhibit 1 of Exhibit A to
         Annex A to the Joint Proxy Statement/Prospectus contained in this
         Registration Statement).
   5.1   Opinion of McAfee & Taft A Professional Corporation regarding the legality of the shares of Registrant common stock to be registered under this Registration Statement.
   8.1   Opinion of McAfee & Taft A Professional Corporation regarding United
         States federal income tax consequences of the merger.
   8.2   Opinion of Baker & Botts, L.L.P. regarding United States federal income tax consequences of the merger.
  10.1   Supplemental Agreement to Amended and Restated Agreement and Plan of
         Merger, dated as of July 8, 1999, by and among Registrant, Devon
         Energy Corporation, Devon Oklahoma Corporation and PennzEnergy
         Company.
  10.2   Amended and Restated Stock Option Agreement, dated as of May 19, 1999, by and between Devon Energy Corporation, as issuer, and PennzEnergy
         Company, as grantee, (attached as Annex D to Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
  10.3   Amended and Restated Stock Option Agreement, dated as of May 19, 1999, by and between PennzEnergy Company, as issuer, and Devon Energy
         Corporation, as grantee, (attached as Annex E to Joint Proxy
         Statement/Prospectus contained in this Registration Statement).
  21.1   List of Subsidiaries of the Registrant.
  23.1   Consent of KPMG LLP.
  23.2   Consent of Deloitte & Touche LLP.
  23.3   Consent of PricewaterhouseCoopers LLP.
  23.4   Consent of Arthur Andersen LLP.
  23.5   Consent of McAfee & Taft A Professional Corporation (contained in the
         Exhibits 5.1 and 8.1).
  23.6   Consent of Baker & Botts, L.L.P. (contained in Exhibit 8.2).
  23.7   Consent of LaRoche Petroleum Consultants, Ltd.
  23.8   Consent of AMH Group Ltd.
  23.9   Consent of Paddock Lindstrom & Associates Ltd.
  23.10  Consent of John P. Hunter & Associates, Ltd.
  23.11  Consent of Ryder Scott Company, L.P.
  24.1   Powers of Attorney of Registrant's Directors.

 Exhibit
   No.                                 Description
 -------                               -----------
  99.1   Form of Proxy Card for holders of Devon Energy Corporation common stock.
  99.2   Form of Proxy Card for holders of PennzEnergy Company common stock.
  99.3   Consent of PaineWebber Incorporated.
  99.4   Consent of J. P. Morgan Securities Inc.
  99.5   Letter of President and Chief Executive Officer and Notice for the
         Special Meeting of Stockholders of Devon Energy Corporation to be held on August 17, 1999.
  99.6   Letter of Chairman of Board and Notice for the Special Meeting of
         Stockholders of PennzEnergy Company to be held on August 17, 1999.

  99.7   Consents of Persons to Become Directors.